As filed with the Securities and Exchange Commission on February 12, 2013

Registration No. 333-186007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	27-2198168
Delaware	2911	45-2685067
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael D. Gayda

President

PBF Holding Company LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Todd E. Lenson, Esq.	Jeffrey Dill, Esq.
Jordan M. Rosenbaum, Esq.	PBF Energy Inc.
Stroock & Stroock & Lavan LLP	Senior Vice President, General Counsel
180 Maiden Lane	One Sylvan Way, Second Floor
New York, New York 10038	Parsippany, New Jersey 07054
Telephone: (212) 806-5400	Telephone: (973) 455-7500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
8.25% Senior Secured Notes due 2020	$650,000,000	100%	$650,000,000	$88,660(2)
Guarantees of the 8.25% Senior Secured Notes due 2020(3)	$650,000,000	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.
(3)	The entities listed on the Table of Additional Registrant Subsidiary Guarantors on the following page have guaranteed the notes being registered hereby.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT SUBSIDIARY GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number
PBF Services Company LLC	Delaware	30-0644379
PBF Power Marketing LLC	Delaware	27-2198489
Paulsboro Natural Gas Pipeline Company LLC	Delaware	75-2670443
Paulsboro Refining Company LLC	Delaware	74-2881064
Toledo Refining Company LLC	Delaware	27-4158209
Delaware City Refining Company LLC	Delaware	27-2198373
Delaware Pipeline Company LLC	Delaware	27-2198577
PBF Investments LLC	Delaware	26-2050373

(1)	The address for each Registrant Guarantor is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and the telephone number for each registrant is (973) 455-7500.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2013

PRELIMINARY PROSPECTUS

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

Offer to Exchange (the “exchange offer”)

Up To $650,000,000 of

8.25% Senior Secured Notes due 2020

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $650,000,000 of

8.25% Senior Secured Notes due 2020

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 8.25% Senior Secured Notes due 2020 Offered in the exchange offer:

The terms of the new notes are substantially identical to the terms of the old notes that were issued on February 9, 2012, except that the new notes will be registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

Terms of the Exchange Offer:

We are offering to exchange up to $650,000,000 of our old notes for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2013, unless extended. We do not currently intend to extend the expiration date.

Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the Risk Factors beginning on page 20 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes,” and we refer to the $650 million aggregate principal amount of our 8.25% senior secured notes due 2020 issued on February 9, 2012, as the “old notes.” This prospectus does not cover the $25.5 million aggregate principal amount of 8.25% senior secured notes due 2020 which were issued and sold concurrently with the old notes to Thomas D. O’Malley and certain of his affiliates and family members, and certain of our other executives, which we refer to as “the private placement notes.” The private placement notes are identical to the old notes (but are not expected to trade, and are not fungible, with the old notes) and were sold without registration under the securities laws. We refer to the new notes, the private placement notes and the old notes collectively as the “notes.” In this prospectus, references to “PBF Holding” or the “issuer” refer to PBF Holding Company LLC, a Delaware limited liability company, formed on March 24, 2010. In this prospectus, references to “PBF Finance” or the “co-issuer” refer to PBF Finance Corporation, a Delaware corporation, incorporated on June 14, 2011, and a wholly owned subsidiary of PBF Holding. PBF Finance Corporation was formed to be the co-issuer of the notes in the offering and does not have any operations. References to the “issuers” refer to the issuer and the co-issuer together.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to PBF Holding Company LLC, One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, Attention: General Counsel (Telephone (973) 455-7500). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not independently verified such third party information. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

This prospectus contains certain information regarding refinery complexity as measured by the Nelson Complexity Index, which is calculated on an annual basis by data from the Oil and Gas Journal. Certain data presented in this prospectus is from the Oil and Gas Journal Report dated December 5, 2011.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	supply, demand, prices and other market conditions for our services;

•	the effects of competition in our markets;

•	changes in currency exchange rates, interest rates and capital costs;

•	adverse developments in our relationship with both our key employees and unionized employees;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow;

•	our substantial indebtedness described in this prospectus;

•	restrictive covenants in our indebtedness that may adversely affect our operational flexibility;

•	our assumptions regarding payments arising under the tax receivable agreement and other arrangements relating to PBF Energy Inc.’s initial public offering;

•	our expectations with respect to our acquisition activity; and

•	our ability to retain key employees.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, readers should not place undue reliance on those statements.

Our forward-looking statements also include estimates of the total amount of payments, including annual payments, under the tax receivable agreement. These estimates are based on assumptions that are subject to change due to various factors, including, among other factors, the timing when the pre-IPO owners of PBF LLC exchange their PBF LLC Series A Units for shares of PBF Energy Inc.’s Class A common stock as contemplated by the tax receivable agreement, the price of PBF Energy Inc.’s Class A common stock at the time of such exchanges, the extent to which such exchanges are taxable, and the amount and timing of PBF Energy Inc.’s income. See “Risk Factors — Risks Relating to Our Business and Industry — Under a tax receivable agreement, PBF Energy Inc. is required to pay the holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits it may claim arising in connection with its initial public offering and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy Inc. to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial,” and “Certain Relationships and Related Transactions—Tax Receivable Agreement.”

Our forward-looking statements speak only as of the date of this prospectus or as of the date as of which they are made. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.

GLOSSARY OF SELECTED TERMS

Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:

“API gravity” refers to American Petroleum Institute gravity.

“ASCI” refers to the Argus Sour Crude Index, a pricing index used to approximate market prices for sour, heavy crude oil.

“Bakken” refers to both a crude oil production region generally covering North Dakota, Montana and Western Canada, and the crude oil that is produced in that region.

“barrel” refers to a common unit of measure in the oil industry, which equates to 42 gallons.

“blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, FCC unit gasoline, ethanol, reformate or butane, among others.

“bpd” refers to an abbreviation for barrels per day.

“CAPP” refers to the Canadian Association of Petroleum Producers.

“catalyst” refers to a substance that alters, accelerates, or instigates chemical changes, but is not produced as a product of the refining process.

“CBOB” refers to conventional blendstock for oxygenate blending.

“coke” refers to a coal-like substance that is produced from heavier crude oil fractions during the refining process.

“complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson Complexity Index, which is often used as a measure of a refinery’s ability to process lower quality crude in an economic manner.

“crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil. For example, we reference (a) the 2-1-1 crack spread, which is a general industry standard that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of heating oil or ULSD, and (b) the 4-3-1 crack spread, which is a benchmark utilized by our Toledo refinery that approximates the per barrel refining margin resulting from processing four barrels of crude oil to produce three barrels of gasoline and one-half barrel of jet fuel and one-half barrel of ULSD.

“Dated Brent” refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by an API gravity of 38° and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

“distillates” refers primarily to diesel, heating oil, kerosene and jet fuel.

“downstream” refers to the downstream sector of the energy industry generally describing oil refineries, marketing and distribution companies that refine crude oil and sell and distribute refined products. The opposite of the downstream sector is the upstream sector, which refers to exploration and production companies that search for and/or produce crude oil and natural gas underground or through drilling or exploratory wells.

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“EPA” refers to the United States Environmental Protection Agency.

“ethanol” refers to a clear, colorless, flammable oxygenated liquid. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.

“feedstocks” refers to crude oil and partially refined petroleum products that are processed and blended into refined products.

“FCC” refers to fluid catalytic cracking.

“FCU” refers to fluid coking unit.

“FOB” refers to free on board, a transportation term that pertains to the port of loading. The buyer assumes responsibility for the goods at the port of loading and is responsible for freight transport, insurance, and any other costs associated with moving goods to their final destination port.

“GHG” refers to greenhouse gas.

“Group I base oils or lubricants” refers to conventionally refined products characterized by a sulfur content less than 0.03% with a viscosity index between 80 and 120. Typically, these products are used in a variety of automotive and industrial applications.

“heavy crude oil” refers to a relatively inexpensive crude oil with a low API gravity characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel.

“KV” refers to Kilovolts.

“light crude oil” refers to a relatively expensive crude oil with a high API gravity characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel.

“light products” refers to the group of refined products with lower boiling temperatures, including gasoline and distillates.

“light-heavy differential” refers to the price difference between light crude oil and heavy crude oil.

“LPG” refers to liquefied petroleum gas.

“Maya” refers to Maya crude oil, a heavy, sour crude oil characterized by an API gravity of approximately 22° and a sulfur content of approximately 3.3 weight percent that is used as a benchmark for other heavy crude oils.

“MLP” refers to master limited partnership.

“MMbbls” refers to an abbreviation for million barrels.

“MMBTU” refers to million British thermal units.

“MMSCFD” refers to million standard cubic feet per day.

“MSCG” refers to Morgan Stanley Capital Group Inc.

“MW” refers to Megawatt.

“Nelson Complexity Index” refers to the complexity of an oil refinery as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude distillation for the same amount of throughput.

“NYH” refers to the New York Harbor market value of petroleum products.

“PADD 1” refers to the Petroleum Administration for Defense District 1 region of the United States, which covers the following states: Connecticut, Delaware, District of Columbia, Florida, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia and West Virginia.

“PADD 2” refers to the Petroleum Administration for Defense District 2 region of the United States, which covers the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee and Wisconsin.

“Platts” refers to Platts, a division of The McGraw-Hill Companies.

“PPM” refers to parts per million.

“RBOB” refers to reformulated blendstock for oxygenate blending.

“refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

“sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

“Sunoco” refers to Sunoco, Inc. (R&M).

“sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur than sour crude oil. Sweet crude oil is typically more expensive than sour crude oil.

“Syncrude” refers to a blend of Canadian synthetic oil, a light, sweet crude oil, typically characterized by an API gravity between 30° and 32° and a sulfur content of approximately 0.1-0.2 weight percent.

“throughput” refers to the volume processed through a unit or refinery.

“turnaround” refers to a periodically required shutdown and comprehensive maintenance event to refurbish and maintain a refinery unit or units that involves the inspection of such units and occurs generally on a periodic cycle.

“ULSD” refers to ultra-low-sulfur diesel.

“WCS” refers to Western Canadian Select, a heavy, sour crude oil blend typically characterized by an API gravity between 20° and 22° and a sulfur content of approximately 3.5 weight percent that is used as a benchmark for heavy Western Canadian crude oil.

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, typically characterized by an API gravity between 38° and 40° and a sulfur content of approximately 0.3 weight percent that is used as a benchmark for other crude oils.

“WTS” refers to West Texas Sour crude oil, a sour crude oil characterized by an API gravity between 30° and 33° and a sulfur content of approximately 1.28 weight percent that is used as a benchmark for other sour crude oils.

“yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, references to “Company,” “we,” “us,” “our” or “PBF Holding” refer to PBF Holding Company LLC and, in each case, unless the context otherwise requires, its consolidated subsidiaries. References to “subsidiary guarantors” refer to PBF Services Company LLC, PBF Power Marketing LLC, Paulsboro Natural Gas Pipeline Company LLC, Paulsboro Refining Company LLC, or Paulsboro Refining, Toledo Refining Company LLC, or Toledo Refining, Delaware City Refining Company LLC, or Delaware City Refining, Delaware Pipeline Company LLC and PBF Investments LLC, or PBF Investments, which are the subsidiaries of PBF Holding that guarantee the notes on a joint and several basis. References to “PBF LLC” refer to our direct parent, PBF Energy Company LLC, and to “PBF Energy Inc.” refer to our indirect parent, PBF Energy Inc., a Delaware corporation and the Managing Member of PBF LLC.

Our Company

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted average Nelson Complexity Index of 11.3.

Our three refineries are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Our Midcontinent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high conversion refineries process primarily medium and heavy, sour crudes and have historically received the bulk of their feedstock via ships and barges on the Delaware River. Importantly, in May 2012 we commenced crude shipments via rail into a newly developed crude rail unloading facility at our Delaware City refinery. Currently, crude delivered to this facility is consumed at our Delaware City refinery. In the future we plan to transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery. The Delaware City rail unloading facility allows our East Coast refineries to source WTI based crudes from Western Canada and the Midcontinent, which provides significant cost advantages versus traditional Brent based international crudes. We are in the process of expanding the rail crude unloading capacity at Delaware City from 40,000 bpd to more than 110,000 bpd by early 2013 and have entered into agreements to lease approximately 2,400 crude railcars (comprised of approximately 1,600 coiled and insulated railcars that are capable of transporting Western Canadian bitumen without diluent and approximately 800 general purpose railcars) that are currently scheduled to be delivered through the second quarter of 2014 and which will be utilized to transport crude by rail to Delaware City. In addition, in January 2013 we entered into an agreement to lease or purchase an additional 2,500 crude railcars (comprised of approximately 2,000 coiled and insulated railcars and 500 general purpose railcars) that will also be utilized to transport crude by rail to our Delaware City refinery. We will take delivery of these additional railcars following the original 2,400.

Our Business

We produce a variety of products at each of our refineries, including gasoline, ULSD, heating oil, jet fuel, lubricants, petrochemicals and asphalt. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. The majority of our finished products are sold through long-term offtake and supply agreements, including with Sunoco.

The following table provides summary operating information concerning each of our three refineries:

Refinery	Approximate Throughput Capacity (bpd)	Nelson Complexity Index	Estimated Replacement Cost	Benchmark Crack Spread
Toledo	170,000	9.2	$2.4 billion	WTI
				(Chicago) 4-3-1
Delaware City	190,000	11.3	$3.1 billion	Dated Brent
				(NYH) 2-1-1
Paulsboro	180,000	13.2	$2.7 billion	Dated Brent
				(NYH) 2-1-1

Total	540,000	11.3	$8.2 billion
		(weighted average)

Our History and Acquisitions

March 2008	PBF LLC was formed.

June 2010	The idle Delaware City refinery and its related assets were acquired from Valero Energy Corporation, or Valero, for approximately $220.0 million.

December 2010	The Paulsboro refinery was acquired from Valero for approximately $357.7 million, excluding working capital.

March 2011	The Toledo refinery was acquired from Sunoco for approximately $400.0 million, excluding working capital.

October 2011	Delaware City became operational.

February 2012	We issued $675.5 million aggregate principal amount of 8.25% senior secured notes due 2020.

December 2012	PBF Energy Inc. completed its initial public offering.

Delaware City Acquisition and Re-Start. We acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash. In the fourth quarter of 2009, due to, among other reasons, financial losses caused by one of the worst recessions in recent history, the prior owner shut down the refinery. We were therefore able to acquire the refinery at an attractive price. In addition, at the time of acquisition, we reached an agreement with the State of Delaware that provided for a five-year operating permit and up to approximately $45.0 million of economic support to re-start the facility, and negotiated a new long-term contract with the relevant union at the refinery. We believe that the refinery’s ability to process lower quality crudes will allow us to capture a higher margin as these lower quality crudes are typically priced at discounts to benchmark crudes, and to compete effectively in a region where product demand significantly exceeds refining capacity.

Since our acquisition, we have invested more than $500.0 million in turnaround and re-start projects at Delaware City, as well as in the recent strategic development of a crude rail unloading facility. The re-start process included the decommissioning of the gasifier unit located on the property which allowed us to decrease emissions and improve the reliability of the refinery. We made significant operating improvements in the first year of operations by modifying the crude slate and product yield, changing operations of the conversion units and re-starting certain units. Through these capital investments and by restructuring certain operations, we have lowered the annual operating expenses of the Delaware City refinery relative to its pre-acquisition operating expense levels by more than 40%. During the first years of the refinery’s operations we anticipate saving in excess of $100.0 million in capital expenditures we otherwise would have expected to make if not for our reconfiguration of the refinery and the terms of our environmental operating agreement issued by the State of Delaware. In 2012, we spent approximately $57.0 million, $20.0 million of which had been spent as of September 30, 2012, to expand and upgrade the existing on-site rail infrastructure, including the expansion of the crude rail unloading facilities that will be capable of discharging approximately 110,000 bpd.

Paulsboro Acquisition. We acquired the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010 from Valero for approximately $357.7 million, excluding working capital. The purchase price excludes inventory purchased on our behalf by MSCG and Statoil Marketing & Trading (US) Inc., or Statoil.

Toledo Acquisition. We acquired the Toledo refinery on March 1, 2011 from Sunoco for approximately $400.0 million, excluding working capital. We also purchased refined and certain intermediate products in inventory for approximately $299.6 million, and MSCG purchased the refinery’s crude oil inventory on our behalf. Additionally, included in the terms of the sale is a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, of which $103.6 million was paid in 2012. We currently anticipate paying the balance of the participation payment in April 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Contractual Obligations and Commitments” for additional information regarding the terms of the participation payment to Sunoco.

Industry Overview and Market Outlook

The United States has historically been the largest consumer of petroleum-based products in the world. According to the U.S. Energy Information Administration’s, or EIA’s, 2012 Refinery Capacity Report, there were 134 operating oil refineries in the United States in January 2012, with a total refining capacity of approximately 16.7 million bpd and a weighted average Nelson Complexity Index of approximately 10.9. Of the total operating refining capacity in the United States, approximately 55.2%, or 9.2 million bpd, is currently owned and operated by independent refining companies compared to 2002 when approximately 31.6%, or 5.1 million bpd, was owned by independent refining companies. The remaining capacity is controlled by integrated oil companies. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability.

We believe our three refineries currently benefit from secular growth in North American crude production because of our ability to access lower cost WTI price based crudes. According to a recent EIA publication, average United States crude oil production in 2013 is expected to grow by approximately 1.5 million bpd, to 6.9 million bpd from 5.4 million bpd in 2009, an increase of approximately 28%. This level of United States crude oil production would represent the highest level since 1993. In addition, CAPP projects that Canadian crude oil production will increase by 800,000 bpd, from 3.0 million bpd in 2011 to 3.8 million bpd in 2015. As a result of the recent and projected growth in North American crude production, the United States has reduced its reliance on imported crude. The EIA estimates that crude imported from foreign sources (crude from outside North America) since 2008 has declined by approximately 1.3 million bpd or 13.3%, to 8.5 million bpd as of September 30, 2012 and is forecasted to decline by an additional 500,000 bpd by 2013. With the addition of our crude rail unloading facilities at Delaware City and our investment in a crude railcar fleet, we expect our East Coast refineries to capitalize on the growth in both Canadian and United States crude oil production, while maintaining the flexibility to source waterborne crude.

Supply and demand dynamics can vary by region, creating differentiated margin opportunities at any given time for refiners depending on the location of their facilities. Our Toledo refinery is located in the Midcontinent (PADD 2) and our Delaware City and Paulsboro refineries are both located on the East Coast (PADD 1). In both of these regions, product demand exceeds refinery capacity. We expect that this demand/capacity imbalance may continue. For example, since 2009 16 refineries representing approximately 2.6 million bpd of refining capacity have been closed or idled in the Atlantic Basin (which includes PADD 1). This Atlantic Basin reduction has occurred across the United States, Europe and the Caribbean and directly affects our East Coast refineries because we compete with operating refineries in these markets. In addition, the supply reduction provides opportunities to export products to markets formerly served by refineries that are now closed or idled outside of the United States.

Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and refined petroleum products are commodities with fluctuating prices. Refiners create value by selling refined petroleum products at prices higher than the costs of acquiring crude oil and other feedstocks, and by managing operating costs. Refining is an industry that historically has seasonal influences as a result of differentiated consumer demand for key refined products during certain months of the year. Most importantly, demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline prices. Consequently, refining margins and profitability have historically generally been stronger in the second and third calendar quarters of each year relative to the first and fourth calendar quarters.

Our Competitive Strengths

We believe that we have the following competitive strengths:

Strategically located refineries with cost and supply advantages. Our Midcontinent Toledo refinery advantageously sources a substantial portion of its WTI based crude slate from sources in Canada and throughout the Midcontinent. The balance of the crude oil is delivered by truck from local sources and by rail to a nearby terminal. Recent increases in production volumes of crudes from Western Canada and the Midcontinent combined with limitations on takeaway capacity in the Midcontinent, including at Cushing, Oklahoma where WTI is priced, have resulted in a price discount for WTI based crudes compared to Brent based crudes. We believe that our access to WTI based crudes at Toledo provides us with a cost advantage versus facilities that do not have similar access to such crudes and must process Brent based feedstocks.

Our Delaware City and Paulsboro refineries have similar supply advantages given that they have the flexibility to source crudes from around the world via the Delaware River, and can source currently price advantaged WTI based crudes from Western Canada and the Midcontinent through our Delaware City crude rail unloading facility and through third party rail unloading terminals on the East Coast. The 2,400 crude railcars that we have entered into agreements to lease, and the additional 2,500 crude railcars we recently entered into agreements for, will enable us to transport this crude to each of our refineries. This transportation flexibility allows our East Coast refineries to process the most cost advantaged crude available.

Our three refineries currently have access to inexpensive natural gas, a primary component of a refinery’s operating costs. This access provides us with a competitive advantage versus other refineries, such as those located in Europe and the Caribbean, that are forced to purchase more expensive natural gas or run fuel oil in the refining process.

Future crude supply may emerge from the development of other crude oil producing basins, including the Utica Shale play (located in portions of the Appalachian Basin and Canada), which could potentially bring significant oil production online in regional proximity to all three of our refineries, providing an attractive feedstock source with low associated transportation cost.

Complex assets with a valuable product slate located in high-demand regions. Our refinery assets are located in regions where product demand exceeds refining capacity. Our refineries have a weighted average Nelson Complexity Index of 11.3, which allows us the flexibility to process a variety of crudes. Our East Coast refineries have the highest Nelson Complexity Indices on the East Coast, allowing them to process lower cost, heavier, more sour crude oils and giving us a cost advantage over other refineries in the same region. The complexity of our refining assets allows us to produce a higher percentage of more valuable light products. For example, our East Coast refineries produce a greater percentage of distillates versus gasoline than other East Coast refineries and have 100% of the East Coast’s heavy coking capacity. In addition, our Paulsboro refinery produces Group I base oils which are typically priced at a premium to both gasoline and distillates. Similarly, our Toledo refinery is a high conversion refinery with high gasoline and distillate yields and also produces high-value petrochemical products.

Significant scale and diversification. We currently operate three refineries with a combined crude throughput of 540,000 bpd making us the fifth largest independent refiner in the United States. Our refineries provide us diversification through crude slates, end products, customers and geographic locations. Our scale provides us buying power advantages, and we benefit from the cost efficiencies that result from operating three large refineries.

Recent capital investments and restructuring initiatives to improve financial returns. Since 2006, over $2.8 billion of capital has been invested in our three refineries to improve their operating performance, to meet environmental and regulatory standards, and to minimize the need for near-term capital expenditures. For example, since our acquisition of Delaware City, we have invested more than $500.0 million in turnaround and re-start projects that will improve the cost structure and profitability of the refinery, as well as in the recent strategic development of a new crude rail unloading facility. In addition, we are spending approximately $57.0 million to expand and upgrade the existing and construct new rail unloading infrastructure that will allow us to discharge more than 110,000 bpd of cost advantaged, WTI based crudes for both our Delaware City and Paulsboro refineries in the first quarter of 2013. In conjunction with the re-start of Delaware City in 2011, we undertook a significant restructuring of the operations to improve its operating cost position, including reductions in labor costs compared to operations before shutdown by Valero, reductions in energy costs and reductions in other ongoing operating and maintenance expenses. Management estimates that the Delaware City restructuring has reduced the refinery’s annual operating expenses by over $200.0 million relative to pre-acquisition operating expense level (without including the rail upgrades). We made significant operating improvements in the first year of operations by modifying the crude slate and product yield, changing operations of the conversion units and re-starting certain units.

Experienced management team with a demonstrated track record of acquiring, integrating and operating refining assets. Our management team is led by Thomas D. O’Malley, who has more than 30 years experience in the refining industry and has led the acquisition of more than 20 refineries during his career. In addition, our executive management team, including our Chief Executive Officer, Thomas J. Nimbley, our President, Michael D. Gayda, and our head of Commercial Operations, Donald F. Lucey, has a proven track record of successfully operating refining assets. Our core management team has significant experience working together, including while at Tosco Corporation and Premcor Inc. These executives have a long history of acquiring refineries at attractive prices and integrating these operations into a single, consolidated platform. For example, we believe we acquired the Paulsboro, Delaware City and Toledo refineries at or near the bottom of the refining cycle at a small fraction of replacement cost. These acquisitions were made at lower prices on a per barrel basis and significantly lower prices on a complexity barrel basis than other comparable acquisitions over the past five years.

Support from strong financial sponsors and management with a substantial investment. Our financial sponsors, funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve, have a long history of successful investments across the energy industry. Together, our financial sponsors and management have invested substantial equity in PBF LLC to date, with management investing over $23.5 million. In addition, Thomas D. O’Malley and certain of his affiliates and family members, and certain of our other executives, purchased $25.5 million aggregate principal amount of private placement notes, as described under “Certain Relationships and Related Transactions—Private Placement Notes.”

Our Business Strategy

Our primary goal is to create stockholder value by improving our market position as one of the largest independent refiners and suppliers of petroleum products in the United States. We intend to execute the following strategies to achieve our goal:

Maintain efficient refinery operations. We intend to operate our refineries as reliably and efficiently as possible and further improve our operations by maintaining our costs at competitive levels, seeking to optimize utilization of our refinery asset base, and making focused high-return capital improvements designed to generate incremental profits.

We are continuously looking for ways to improve our overall operating efficiencies. For example, our refineries in Paulsboro and Delaware City are located approximately 30 miles apart from one another on the Delaware River. Both refineries have the capability to process heavy, sour crudes and have complementary operating units, and we exchange certain feedstocks and intermediates between the refineries in an effort to optimize profitability. We are able to recognize cost savings associated with the sharing of crude oil shipments for these refineries. In addition to allowing us to share crude cargoes transported to our East Coast refineries via water, the construction of our new crude rail unloading facility at Delaware City will also help us realize better crude economics, because we will be able to deliver crude via rail through our own facilities and process WTI based crudes at both Paulsboro and Delaware City. We employ a small, centralized corporate staff that provides capital control and oversight and have experienced managers making operational decisions at our refineries.

Continue to grow through acquisitions and internal projects. We believe that we will encounter attractive acquisition opportunities as a result of the continuing strategic divestitures by major integrated oil companies and the rationalization of specific refinery assets. In selecting future acquisitions and internal projects, we intend to consider, among other things, the following criteria: performance through the cycle, access to advantageous crude supplies, attractive refined product end market fundamentals, access to storage, distribution and logistics infrastructure, acquisition price and our ability to maintain a conservative capital structure, and synergies with existing assets. In addition, we own a number of energy-related logistical assets that qualify for the favorable tax treatment that is permitted through an MLP structure. We continue to evaluate our strategic alternatives for these assets.

Promote operational excellence in reliability and safety. We will continue to devote significant time and resources toward improving the reliability and safety of our operations. We will seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. We believe that a superior reliability record, which can be measured and managed like all other aspects of our business, is inherently tied to safety and profitability.

Create an organization highly motivated to maintain earnings and improve return on capital. We have created an organization in which employees are highly motivated to maintain earnings and improve return on capital. PBF Energy Inc.’s cash incentive compensation plan, which covers all of our non-unionized employees, is solely based on achieving earnings above designated levels, and its equity incentive plan provides participating employees with an equity stake in PBF Energy Inc. and aligns their interests with its investors’ interests.

PBF Energy Inc.’s Initial Public Offering

On December 18, 2012 PBF Energy Inc., our indirect parent, completed its initial public offering by issuing 23,567,686 shares of its Class A common stock at a price to the public of $26.00 per share. In connection with the offering, PBF Energy Inc.’s shares of Class A common stock began trading on the New York Stock Exchange under the symbol “PBF”. The proceeds to PBF Energy Inc. from the offering, before deducting underwriting discounts, were approximately $612.8 million of which PBF Energy Inc. used approximately $571.2 million to purchase 21,967,686 PBF LLC Series A Units from Blackstone and First Reserve, as described in PBF Energy Inc.’s Prospectus, dated December 12, 2012, filed pursuant to Rule 424(b) of the Securities Act.

In connection with PBF Energy Inc.’s initial public offering, PBF Energy Inc. became the sole managing member of PBF LLC and operates and controls all of its business and affairs and consolidates the financial results of PBF LLC and its subsidiaries, including the issuer and the co-issuer. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. As of December 31, 2012, Blackstone and First Reserve and Mr. O’Malley, our other executive officers and directors and certain employees beneficially owned 75.6% of the total economic interest of PBF LLC through their ownership of 72,972,131 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “the pre-IPO owners of PBF LLC”) and PBF Energy Inc. owned 24.4% of the total economic interest of PBF LLC through its ownership of 23,571,221 PBF LLC Series C Units.

The PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees). The PBF LLC Series C Units rank on a parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, winding up or dissolution. Profits and losses of PBF LLC are allocated, and all distributions generally will be made, pro rata to the holders of PBF LLC Series A Units and PBF LLC Series C Units. In addition, certain of our officers hold interests in PBF LLC, which are profits interests (which we refer to as the “PBF LLC Series B Units”) and certain of the pre-IPO owners of PBF LLC and other employees hold options and warrants to purchase PBF LLC Series A Units. The PBF LLC Series B Units had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our financial sponsors achieve certain levels of return on their investment in PBF LLC Series A Units.

PBF Energy Inc.’s issued and outstanding shares of Class A common stock represents 24.4% of the voting power in PBF Energy Inc. The pre-IPO owners of PBF LLC through their holdings of Class B common stock of PBF Energy Inc., have 75.6% of the voting power in PBF Energy Inc. The shares of Class B common stock of PBF Energy Inc. have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PBF Energy Inc. that is equal to the aggregate number of PBF LLC Series A Units held by such holder. As a result of the current ownership of the Class B common stock and the PBF LLC Series A Units, Blackstone and First Reserve continue at the present time to control PBF Energy Inc., which in turn, as the sole managing member of PBF LLC, controls PBF LLC and its subsidiaries, including the issuer and co-issuer. See “Certain Relationships and Related Transactions.”

Recent Developments

On December 28, 2012, we increased the maximum availability under our ABL Revolving Credit Facility from $1.375 billion to $1.575 billion, in accordance with an accordion feature which allows for commitments of up to $1.8 billion. In conjunction with the upsizing, we gave notice to MSCG that we are terminating our offtake agreements with them at our Delaware City and Paulsboro refineries effective as of June 30, 2013. We also terminated our letter of credit facility with BNP Paribas and other lenders, and will use the upsized ABL Revolving Credit Facility for letters of credit going forward.

We recently announced the completion of the crude oil unloading facility at the Delaware City refinery. The construction of the 70,000 bpd rail facility was completed on schedule and on budget. With the completion of this project, the Delaware City rail facilities are now capable of discharging approximately 110,000 bpd of crude oil directly at the refinery—40,000 bpd of heavy crude oil and 70,000 bpd of light crude oil.

In addition, we recently announced that the Toledo refinery experienced a drop in steam pressure on January 30, 2013, which was followed by a brief fire within the FCC complex. Emergency response personnel extinguished the fire and there were no injuries or known offsite impacts. Appropriate government agencies were contacted and a full investigation into the cause of the incident is underway. The FCC was the only unit involved and it has been temporarily shut down. The Toledo refinery’s other processing units are currently running at reduced rates or on standby. The impact of this incident is temporary and we expect normal operations to resume prior to the end of February, however, the exact timing is still uncertain and subject to timely completion of repairs and startup procedures.

Corporate Structure and Financial Sponsors

The diagram below depicts the organizational structure of PBF Energy Inc. and its subsidiaries at December 31, 2012:

This description and the other information in this prospectus regarding PBF Energy Inc. is included in this prospectus solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, the Class A common stock of PBF Energy Inc.

* * *

We are a Delaware limited liability company. Our principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, NJ 07054 and our telephone number is (973) 455-7500. Our website address is http://www.pbfenergy.com. The information on our website is not part of this prospectus.

The Exchange Offer

On February 9, 2012, we completed a private offering of $650 million aggregate principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with the offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 180 days after we or any direct or indirect parent of PBF Holding issues its common capital stock in an underwritten public offering that results in its common capital stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market and involves gross cash proceeds of at least $100 million. On December 18, 2012 PBF Energy Inc., our indirect parent, completed its initial public offering by issuing 23,567,686 shares of its Class A common stock at a price to the public of $26.00 per share.

Exchange Offer	We are offering to exchange new notes for old notes. The terms of the new notes are substantially identical to the terms of the old notes that were issued on February 9, 2012, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

You may only exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it. We do not currently intend to extend the expiration date.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the new notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate;

•	does not acquire new notes in the ordinary course of its business; or

•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes,

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Procedures for Tendering Old Notes	If you hold old notes that were issued in book-entry form and are represented by global certificates held for the account of The Depository Trust Company (“DTC”), in order to participate in the exchange offer, you must follow the procedures established by DTC for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal for holders of global notes.

If you hold old notes that were issued in definitive, certificated form, in order to participate in the exchange offer, you must deliver the certificates representing your notes, together with a properly completed and duly executed letter of transmittal for holders of definitive notes to the exchange agent.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under ATOP for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw tenders of notes held in global form, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration or termination of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent as follows:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

For telephone assistance, please call (800) 735-7777 (option 1).

Terms of the New Notes

The new notes will be substantially identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, including definitions of certain terms used below, please refer to the section entitled “Description of Notes” in this prospectus.

Issuers	PBF Holding Company LLC (“PBF Holding” or “issuer”), a Delaware limited liability company, and PBF Finance Corporation (“PBF Finance” or “co-issuer”), a Delaware corporation. Co-issuer was formed for the sole purpose of co-issuing the notes and was capitalized with an amount of cash required to satisfy minimum statutory requirements. Except with respect to such amount of cash, co-issuer does not have any assets, operations or revenues.

Notes Offered	$650.0 million aggregate principal of 8.25% senior secured notes due 2020 (the “new notes”). The exchange offer does not cover the private placement notes.

Maturity Date	February 15, 2020.

Interest Payment Dates	Interest is payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2012. Interest on each new note accrues from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from February 9, 2012.

Guarantees	All of our current and certain of our future domestic operating subsidiaries will jointly, severally and unconditionally guarantee the new notes on a senior secured basis.

Security	The new notes and guarantees are secured by first-priority liens, subject to permitted liens, on certain of our assets and the assets of the subsidiary guarantors including:

•

subject to certain exceptions, substantially all the capital stock of any of our wholly owned first-tier subsidiaries or of any subsidiary guarantor of the notes (but limited in the case of a foreign subsidiary to 65% of the voting stock of any first-tier subsidiary); and

•

substantially all of our, and each subsidiary guarantor’s, tangible and intangible assets (including, without limitation, equipment, intellectual property and owned real property) other than (1) assets securing our ABL Revolving Credit Facility, (2) assets securing our letter of credit facilities, (3) deposit accounts, other bank or securities accounts and cash (in each case, except to the extent constituting proceeds of capital stock, intellectual property, equipment, owned real property and other assets securing the notes) and (4) leaseholds, excluded stock and stock equivalents, motor vehicles and other customary exceptions. The collateral securing the notes and guarantees also constitutes collateral securing certain hedging obligations and any existing or future Indebtedness which is permitted to be secured on a pari passu basis with the notes to the extent of the value of the collateral. See “Description of Notes—Security.”

There are various circumstances other than repayment or discharge of the notes under which collateral securing the notes and the guarantees will be released automatically. See “Risk Factors—Risks Related to the Notes—There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.”

At all times after an investment grade rating event (as defined under “Description of Notes”), the new notes and guarantees will become unsecured.

Ranking	The new notes and the guarantees will rank:

•	pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•

effectively senior to all of our existing and future indebtedness that is not secured by the collateral (including the ABL Revolving Credit Facility), to the extent of the value of the collateral owned by us (subject to permitted liens on such collateral and certain other exceptions);

•	senior in right of payment to all of our and the guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

effectively subordinated to any of our and the guarantors’ existing or future indebtedness that is secured by liens on assets owned by us that do not constitute a part of the collateral (including assets securing our ABL Revolving Credit Facility) to the extent of the value of such assets (including the ABL Revolving Credit Facility to the extent of the assets securing such facility);

•

effectively equal to certain hedging obligations and any existing or future Indebtedness which is permitted to be secured on a pari passu basis with the new notes to the extent of the value of the collateral; and

•	structurally subordinated to any future obligations of our non-guarantor subsidiaries.

As of September 30, 2012, we have total long-term debt, including current maturities and the Delaware Economic Development Authority Loan, of $733.0 million, all of which is secured, and we could have incurred an additional $495.1 million of senior secured indebtedness under our existing debt agreements.

Optional Redemption	Prior to February 15, 2016, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make whole premium described under “Description of Notes—Optional Redemption.”

We may also redeem any of the notes at any time on or after February 15, 2016, in whole or in part, at the redemption prices described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to February 15, 2015, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.250% thereof plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes originally issued remains outstanding immediately after such redemption. See “Description of Notes—Optional Redemption.”

Change of Control	Upon a change of control that results in a rating decline (as defined under “Description of Notes”) with respect to the notes, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes on the date of purchase plus accrued interest. We may not have sufficient funds available at that time to make any required debt repayment (including purchases of the notes), and certain provisions of our other debt agreements (including our ABL Revolving Credit Facility) may further limit our ability to make these purchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control.”

Asset Sale Offer	Prior to an investment grade rating event (as defined under “Description of Notes”), certain asset dispositions (including as a result of destruction or condemnation) will be triggering events that may require us to use the proceeds therefrom to offer to repurchase the notes at a purchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants Before an Investment Grade Rating Event	The terms of the notes restrict our ability and the ability of certain of our subsidiaries (as described under “Description of Notes”) to:

•	incur additional indebtedness or issue certain preferred stock;

•	make equity distributions, pay dividends on or repurchase capital stock or make other restricted payments;

•	enter into transactions with affiliates;

•	create liens;

•	engage in mergers and consolidations or otherwise sell all or substantially all of our assets;

•	designate our subsidiaries as unrestricted subsidiaries;

•	make certain investments; and

•	limit the ability of restricted subsidiaries to make payments to us.

However, these limitations are subject to a number of important qualifications and exceptions.

Certain Covenants After an Investment Grade Rating Event	After an investment grade rating event, certain of the covenants described in the preceding paragraph will cease to exist or will be modified. The terms of the notes will then only restrict our ability and the ability of certain of our subsidiaries to:

•	create liens with respect to certain assets; and

•	engage in certain mergers and consolidations.

Transfers; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	You should carefully consider all the information in the prospectus prior to exchanging your old notes. See “Risk Factors” for a description of some of the risks you should consider in evaluating whether or not to tender your old notes.

Summary Historical and Pro Forma Financial and Other Data

The following table sets forth our summary historical and pro forma consolidated financial data at the dates and for the periods indicated.

The summary historical consolidated financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 have been derived from audited financial statements of PBF Holding included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2009 has been derived from audited financial statements of PBF Holding not included in this prospectus. As a result of the Paulsboro and Toledo acquisitions, the historical consolidated financial results of PBF Holding only include the results of operations for Paulsboro and Toledo from December 17, 2010 and March 1, 2011, respectively. The information as of and for the nine months ended September 30, 2011 and 2012 was derived from the unaudited condensed consolidated financial statements of PBF Holding (included elsewhere in this prospectus) which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The historical financial and other data presented below are not necessarily indicative of the results to be expected for any future period.

The summary unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to the historical financial statements of PBF Holding included elsewhere in this prospectus. The summary unaudited pro forma consolidated statements of operations data for the year ended December 31, 2011 and for the nine months ended September 30, 2012 give effect to the acquisition of Toledo and the senior secured notes offering (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Senior Secures Notes Offering”). The summary unaudited pro forma consolidated balance sheet data as of September 30, 2012 gives effect to cash distributions to PBF LLC and IPO bonuses paid to certain of our employees prior to the completion of PBF Energy Inc.’s initial public offering.

You should read this information in conjunction with the consolidated financial statements of PBF Holding and the related notes thereto, and the statements of assets acquired and liabilities assumed and the related statements of revenues and direct expenses of Toledo and the related notes thereto, included elsewhere in this prospectus, and the sections entitled “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data.”

	Year Ended December 31, 2009(3)	Year Ended December 31, 2010		Pro Forma	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Pro Forma
			Year Ended December 31, 2011	Year Ended December 31, 2011			Nine Months Ended September 30, 2012
	(in thousands)
Statement of operations data:
Revenues(1)	$228	$210,671	$14,960,338	$15,961,529	$10,183,897	$15,188,327	$15,188,327

Cost and expenses
Cost of sales, excluding depreciation	—	203,971	13,855,163	14,719,566	9,147,063	13,871,884	13,871,884
Operating expenses, excluding depreciation	—	25,140	658,831	699,557	457,722	537,880	537,880
General and administrative expenses	6,294	15,859	86,183	89,857	71,533	78,042	78,042
Acquisition related expenses(2)	—	6,051	728	172	684	—	—
(Gain) on sale of asset				—	—	(2,430)	(2,430)
Depreciation and amortization expense	44	1,402	53,743	57,952	35,636	67,419	67,419

	6,338	252,423	14,654,648	15,567,104	9,712,638	14,552,795	14,552,795

(Loss) income from operations	(6,110)	(41,752)	305,690	394,425	471,259	635,532	635,532

Other (expense) income
Change in fair value of catalyst lease obligation	—	(1,217)	7,316	7,316	4,848	(6,929)	(6,929)
Change in fair value of contingent consideration	—	—	(5,215)	(5,215)	(4,829)	(2,076)	(2,076)
Interest income (expense), net	10	(1,388)	(65,120)	(95,603)	(44,127)	(86,753)	(86,892)

Net (loss) income	$(6,100)	$(44,357)	$242,671	$300,923	$427,151	$539,774	$539,635

Balance sheet data (at end of period):
Total assets	$19,150	$1,274,393	$3,621,109	$3,469,209	$3,872,150	$3,932,507	$3,780,607
Total long-term debt(4)	—	325,064	804,865	824,260	713,255	732,961	732,961
Total equity	18,694	456,739	1,110,918	959,018	1,296,131	1,637,587	1,485,687

Selected financial data:
Adjusted EBITDA(5)	$(6,066)	$(28,699)	$388,219	$480,607	$507,070	$732,603	$732,603
Capital expenditures(6)	$70	$72,118	$551,544	$551,544	$504,034	$129,505	$129,505

(1)	Consulting services income provided to a related party was $10 and $221 for the years ended December 31, 2010 and 2009, respectively. No consulting services income was earned subsequent to 2010.
(2)	Acquisition related expenses consist of consulting and legal expenses related to the Paulsboro and Toledo acquisitions as well as non-consummated acquisitions.
(3)	December 31, 2009 balance sheet data is that of PBF Investment LLC. See footnote 1, Description of Business and Basis of Presentation, in the PBF Holding consolidated financial statements.
(4)	Total long-term debt includes current maturities and our Delaware Economic Development Authority loan of $20.0 million.
(5)	We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and eliminates items that have less bearing on our operating performance.

Adjusted EBITDA, as presented herein, is a supplemental measure of performance that is not required by, or presented in accordance with, GAAP. We use this non-GAAP financial measure as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net income as determined in accordance with GAAP.

Also, because Adjusted EBITDA is not calculated in the same manner by all companies, it is not necessarily comparable to other similarly titled measures used by other companies. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•

Although depreciation and amortization are non-cash charges, the asset being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to make payments of interest or principal on our indebtedness.

The following table reconciles net income (loss) to Adjusted EBITDA:

				Pro Forma			Pro Forma
	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2012
	(in thousands)
Net income (loss)	$(6,100)	$(44,357)	$242,671	$300,923	$427,151	$539,774	$539,635
Interest (income) expense, net	(10)	1,388	65,120	95,662	44,127	86,753	86,892
Depreciation and amortization	44	1,402	53,743	57,952	35,636	67,419	67,419
Stock-based compensation	—	2,300	2,516	2,516	1,911	1,707	1,707
Acquisition related expense(a)	—	6,051	728	172	684	—	—
Non-cash change in market value of inventory repurchase obligation(b)	—	2,043	18,771	18,771	(4,932)	9,716	9,716
Non-cash deferral of gross profit on finished product sales(c)	—	1,257	6,771	6,771	2,512	18,229	18,229
Change in fair value of catalyst lease obligations(d)	—	1,217	(7,316)	(7,316)	(4,848)	6,929	6,929
Change in fair value of contingent consideration(e)	—	—	5,215	5,215	4,829	2,076	2,076

Adjusted EBITDA	$(6,066)	$(28,699)	$388,219	$480,666	$507,070	$732,603	$732,603

(a)	See footnote (2) above.
(b)	Certain of our crude and feedstock supply agreements require that we repurchase inventory held by our counterparties at a future date at the then fair market value. We are required to record these repurchase obligations at their fair market value at the end of each reporting period. The change in fair market value based on changes in commodity prices is a non-cash charge or benefit included in cost of sales. We add back the impact of the change in market value of these future inventory repurchase obligations in arriving at Adjusted EBITDA to better reflect Adjusted EBITDA on a cash-basis.
(c)	We sell our production of light finished products at our Paulsboro and Delaware City refineries to a single counterparty. On a daily basis, the counterparty purchases and pays for the products as they are produced, delivered to the refineries’ storage tanks, and legal title passes to the counterparty. Revenue and gross profit on these product sales are deferred until the products are shipped out of our storage facility, which typically occurs within an average of six days. We add back the non-cash deferral of the gross profit on these product sales in arriving at Adjusted EBITDA to better reflect Adjusted EBITDA on a cash-basis.
(d)	We entered into agreements pursuant to which certain precious metals catalyst located at our Delaware City and Toledo refineries were sold and leased back for three one-year periods. We have recorded these transactions as capital leases as we are required to repurchase the precious metals catalyst at its market value at lease termination. We elected the fair value option for accounting for the catalyst repurchase obligations and the change in fair value of the underlying precious metals is recorded in the income statement as a non-cash charge or benefit each reporting period. We add back the impact of the change in fair value of these future precious metal catalyst repurchase obligations in arriving at Adjusted EBITDA to better reflect Adjusted EBITDA on a cash-basis.
(e)	In connection with the Toledo acquisition, the seller will be paid an amount equal to 25% of the amount by which the purchased assets’ EBITDA exceeds $125.0 million in a given calendar year through 2016 (pro-rated for 2011 and 2016). The aggregate amount of such payments cannot exceed $125.0 million. The purchased assets’ EBITDA is calculated using calendar year earnings we have earned solely from the purchase of Toledo including reasonable direct and allocated overhead expenses, less any significant extraordinary or non-recurring expenses, and any fees or expenses incurred by us in connection with the Toledo acquisition. A charge or benefit is recorded each reporting period reflecting the change in the estimated fair value of the contingent consideration we expect to pay in connection with our acquisition of the Toledo refinery. We add back the impact of the change in fair value of the contingent consideration in arriving at Adjusted EBITDA to better reflect Adjusted EBITDA on a cash-basis.

(6)	Includes expenditures for construction in progress, property, plant and equipment and deferred turnaround costs.

RISK FACTORS

Investing in the notes involves a number of risks. You should carefully consider, in addition to the other information contained in this prospectus (including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes), the following risks before participating in the exchange offer. These risks could materially affect our business, financial condition and results of operations. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering circular distributed in connection with the private offering of the old notes, or the offering circular. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

If you do not exchange your old notes for new notes in the exchange offer and other holders of old notes tender their old notes in the exchange offer, the total principal amount of the old notes remaining after the exchange offer will be less than it was prior to the exchange offer, which may have an adverse effect upon and increase the volatility of, the market price of the old notes due to reduction in liquidity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The new notes are a new issue of securities for which there is no established trading market. We do not intend to have the new notes listed on a national securities exchange or to arrange for quotation on any automated quotation system. The initial purchasers have advised us that they intend to make a market in the new notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the new notes. The liquidity of any market for the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may face similar disruptions that may adversely affect the prices at which you may sell your new notes. Therefore, you may not be able to sell your new notes at a particular time and the price that you receive when you sell may not be favorable.

You may not receive the new notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the new notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Relating to Our Business and Industry

We have incurred losses in the past and may incur losses in the future. If we incur losses over an extended period of time, our business and operating results will be adversely affected.

We experienced losses during our time as a development company and certain periods thereafter. We may not be profitable in future periods. A lack of profitability could adversely affect our results of operations and financial condition. We may not continue to remain profitable, which could impair our ability to complete future financings and have a material adverse effect on our business.

Our limited operating history makes it difficult to evaluate our current business and future prospects. If we are unsuccessful in executing our business model, our business and operating results will be adversely affected.

We were formed in March 2008, we acquired our first oil refinery in June 2010 in an idle state and we acquired our first operating asset in December 2010. Therefore, we have a limited operating history and track record in executing our business model. Our future success depends on our ability to execute our business strategy effectively. Our limited operating history may make it difficult to evaluate our current business and future prospects. We may not be successful in operating any of our refineries or any other properties we may acquire in the future. In addition, we have encountered and will continue to encounter risks and difficulties frequently experienced by new companies, and specifically companies in the oil refining industry. If we do not manage these risks successfully, our business, results of operations and financial condition will be adversely affected.

The price volatility of crude oil, other feedstocks, blendstocks, refined products and fuel and utility services may have a material adverse effect on our revenues, profitability, cash flows and liquidity.

Our revenues, profitability, cash flows and liquidity from operations depend primarily on the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil, intermediate partially refined petroleum products, and natural gas liquids that are processed and blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase profitability, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs contracts, our earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. An increase or decrease in the price of crude oil will likely result in a similar increase or decrease in prices for refined products; however, there may be a time lag in the realization, or no such realization, of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business requires us to maintain substantial crude oil, feedstock and refined product inventories. Because crude oil, feedstock and refined products are commodities, we have no control over the changing market value of these inventories. Our crude oil, feedstock and refined product inventories are valued at the lower of cost or market value under the last-in-first-out (“LIFO”), inventory valuation methodology. If the market value of our crude oil, feedstock and refined product inventories were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales.

Prices of crude oil, other feedstocks, blendstocks, and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, ethanol, asphalt and other refined products. Such supply and demand are affected by a variety of economic, market, environmental and political conditions.

Our direct operating expense structure also impacts our profitability. Our major direct operating expenses include employee and contract labor, maintenance and energy. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our revenues, profitability and cash flows.

Our historical financial statements may not be helpful in predicting our future performance.

We have grown rapidly since our inception and have not owned or operated our refineries for a substantial period of time. Accordingly, our historical financial information may not be useful either as a means of understanding our current financial situation or as an indicator of our future results. For the period from March 1, 2008 to December 16, 2010, we were considered to be in the development stage. Our historical financial information for that period reflects our activities principally in connection with identifying acquisition opportunities; acquiring the Delaware City refinery assets and commencing a reconfiguration of the refinery; and acquiring the Paulsboro refinery. As a result of the Paulsboro and Toledo acquisitions, our historical consolidated financial results include the results of operations for Paulsboro and Toledo from December 17, 2010 and March 1, 2011 forward, respectively. Certain information in our financial statements and certain other financial data included in this prospectus are based in part on financial data related to, and the operations of, those companies that previously owned and operated our refineries. For example, at the time of its acquisition, Paulsboro represented the major portion of our business and assets. As a result, we separately present the financial statements of Paulsboro for periods prior to the acquisition date of December 17, 2010 as our “Predecessor” entity. Such information is not necessarily indicative of our future results of operations and financial performance. In addition, the financial statements presented in this prospectus for our Toledo refinery reflect a more limited “Statement of Revenues and Direct Expenses” and a “Statement of Net Assets Acquired and Liabilities Assumed” as opposed to full audited carve-out financial statements, which may not be indicative of the operating results and financial condition of the refinery had we been operating the refinery during the periods presented. As has been the case in our acquisitions to date, it is likely that, when we acquire refineries, we will not have access to the type of historical financial information that we will report regarding the prior operation of the refineries. As a result, it may be difficult for investors to evaluate the probable impact of major acquisitions on our financial performance until we have operated the acquired refineries for a substantial period of time.

Our profitability is affected by crude oil differentials, which fluctuate substantially.

A significant portion of our profitability is derived from the ability to purchase and process crude oil feedstocks that historically have been cheaper than benchmark crude oils, such as the heavy, sour crude oils processed at our Delaware City and Paulsboro refineries and the WTI based crude oils processed at our Toledo refinery. These crude oil differentials vary significantly from quarter to quarter depending on overall economic conditions and trends and conditions within the markets for crude oil and refined products. Any change in these crude oil differentials may have an impact on our earnings. Our rail investment and strategy to acquire cost advantaged Midcontinent and Canadian crude, which are priced based on WTI, could be adversely affected if the WTI-Brent differential narrows. For example, the WTI/WCS differential, a proxy for the difference between light U.S. and heavy Canadian crudes, has increased from $15.63 per barrel in 2011 to $20.40 for the nine month period ended September 30, 2012, however, this increase may not be indicative of the differential going forward. Conversely, a narrowing of the light-heavy differential may reduce our refining margins and adversely affect our recent profitability and earnings. In addition, while our Toledo refinery benefits from a widening of the Dated Brent/WTI differential, a narrowing of this differential may result in our Toledo refinery losing a portion of its crude price advantage over certain of our competitors, which negatively impacts our profitability. Divergent views have been expressed as to the expected magnitude of changes to these crude differentials in future periods, including some analysts that currently expect these crude differentials to contract significantly in upcoming periods. Any narrowing of these differentials could have a material adverse effect on our business and profitability.

A significant interruption or casualty loss at any of our refineries and related assets could reduce our production, particularly if not fully covered by our insurance. Failure by one or more insurers to honor its coverage commitments for an insured event could materially and adversely affect our future cash flows, operating results and financial condition.

Our business currently consists of owning and operating three refineries and related assets. As a result, our operations could be subject to significant interruption if any of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down or curtail production due to unforeseen events, such as acts of God, nature, power outages, acts of terrorism, fires, toxic emissions and maritime hazards. Any such shutdown would reduce the production from that refinery. There is also risk of mechanical failure and equipment shutdowns both general and following unforeseen events. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refineries is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

As protection against these hazards, we maintain insurance coverage against some, but not all, such potential losses and liabilities. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Our insurance program includes a number of insurance carriers. Significant disruptions in financial markets could lead to a deterioration in the financial condition of many financial institutions, including insurance companies and, therefore, we may not be able to obtain the full amount of our insurance coverage for insured events.

Our Toledo refinery is subject to interruptions of supply and distribution as a result of our reliance on pipelines for transportation of crude oil and refined products.

Our Toledo refinery receives a substantial portion of its crude oil and delivers a portion of its refined products through pipelines. The Enbridge system is our primary supply route for crude oil from Canada, the Bakken region and Michigan, and supplies approximately 55% to 60% of the crude oil used at our Toledo refinery. In addition, we source domestic crude oil through our connections to the Capline and Mid-Valley pipelines. We also distribute a portion of our transportation fuels through pipelines owned and operated by Sunoco Logistics Partners L.P. and Buckeye Partners L.P. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or any of the types of events described in the preceding risk factor.

In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity is prorated among shippers in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for transportation of crude oil and refined products could have a further material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to obtain funding on acceptable terms or at all because of volatility and uncertainty in the credit and capital markets. This may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including uncertainty in the financial services sector, low consumer confidence, continued high unemployment, geopolitical issues and the current weak economic conditions. In addition, the fixed income markets have experienced periods of extreme volatility that have negatively impacted market liquidity conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially at times while the availability of funds from those markets diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets may increase as many lenders and institutional investors increase interest rates, enact tighter lending standards, refuse to refinance existing debt on similar terms or at all and reduce or, in some cases, cease to provide funding to borrowers. Due to these factors, we cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

Competition from companies who produce their own supply feedstocks, have extensive retail outlets, make alternative fuels or have greater financial and other resources than we do could materially and adversely affect our business and results of operations.

Our refining operations compete with domestic refiners and marketers in regions of the United States in which we operate, as well as with domestic refiners in other regions and foreign refiners that import products into the United States. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. Certain of our competitors have larger and more complex refineries, and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do and access to proprietary sources of controlled crude oil production. Unlike these competitors, we obtain substantially all of our feedstocks from unaffiliated sources. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

Newer or upgraded refineries will often be more efficient than our refineries, which may put us at a competitive disadvantage. We have taken significant measures to maintain our refineries including the installation of new equipment and redesigning older equipment to improve our operations. However, these actions involve significant uncertainties, since upgraded equipment may not perform at expected throughput levels, the yield and product quality of new equipment may differ from design specifications and modifications may be needed to correct equipment that does not perform as expected. Any of these risks associated with new equipment, redesigned older equipment or repaired equipment could lead to lower revenues or higher costs or otherwise have an adverse effect on future results of operations and financial condition. Over time, our refineries may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy could have a material adverse effect on our business, results of operations and financial condition.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy in areas or regions of the world where we acquire crude oil and other raw materials or sell our refined petroleum products may affect our business in unpredictable ways, including forcing us to increase security measures and causing disruptions of supplies and distribution markets. We may also be subject to United States trade and economic sanctions laws, which change frequently as a result of foreign policy developments, and which may necessitate changes to our crude oil acquisition activities. Further, like other industrial companies, our facilities may be the target of terrorist activities. Any act of war or terrorism that resulted in damage to any of our refineries or third-party facilities upon which we are dependent for our business operations could have a material adverse effect on our business, results of operations and financial condition.

Continued economic turmoil in the global financial system has had and may continue to have an adverse impact on the refining industry.

Our business and profitability are affected by the overall level of demand for our products, which in turn is affected by factors such as overall levels of economic activity and business and consumer confidence and spending. Declines in global economic activity and consumer and business confidence and spending during the recent global downturn have significantly reduced the level of demand for our products. Reduced demand for our products has had and may continue to have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, continued downturns in the economy impact the demand for refined fuels and, in turn, result in excess refining capacity. Refining margins are impacted by changes in domestic and global refining capacity, as increases in refining capacity can adversely impact refining margins, earnings and cash flows.

Our business is indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by the continued economic turmoil in the global financial system have included or could include interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. Any of these events may have an adverse impact on our business, financial condition, results of operations and cash flows.

The geographic concentration of our East Coast refineries creates a significant exposure to the risks of the local economy and other local adverse conditions.

Our East Coast refineries are both located in the mid-Atlantic region on the East Coast and therefore are vulnerable to economic downturns in that region. These refineries are located within a relatively limited geographic area and we primarily market our refined products in that area. As a result, we are more susceptible to regional conditions than the operations of more geographically diversified competitors and any unforeseen events or circumstances that affect the area could also materially adversely affect our revenues and profitability. These factors include, among other things, changes in the economy, damages to infrastructure, weather conditions, demographics and population.

We must make substantial capital expenditures on our operating facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows could be materially and adversely affected.

Delays or cost increases related to capital spending programs involving engineering, procurement and construction of new facilities (or improvements and repairs to our existing facilities and equipment) could adversely affect our ability to achieve targeted internal rates of return and operating results. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in issuing regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	non-performance or force majeure by, or disputes with, vendors, suppliers, contractors or sub-contractors involved with a project.

Our refineries contain many processing units, a number of which have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnarounds for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating.

Our forecasted internal rates of return are also based upon our projections of future market fundamentals, which are not within our control, including changes in general economic conditions, available alternative supply and customer demand. Any one or more of these factors could have a significant impact on our business. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows.

Our operating results have generally been seasonal and generally lower in the first and fourth quarters of the year for our refining business.

Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline prices. As a result, our operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year.

We may not be able to successfully execute our strategy of growth within the refining industry through acquisitions.

A component of our growth strategy is to selectively consider strategic acquisitions within the refining sector based on performance through the cycle, advantageous access to crude oil supplies, attractive refined products market fundamentals and access to distribution and logistics infrastructure. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on acceptable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to the diversion of management time and attention from our existing business, liability for known or unknown environmental conditions or other contingent liabilities and greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results, and the incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets. We may also enter into transition services agreements in the future with sellers of any additional refineries we acquire. Such services may not be performed timely and effectively, and any significant disruption in such transition services or unanticipated costs related to such services could adversely affect our business and results of operations.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.

Our business may suffer if any of our key senior executives or other key employees discontinues employment with us. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of our key senior executives and other key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including engineering, accounting, business operations, finance and other key back-office and mid-office personnel. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations could be materially adversely affected.

A portion of our workforce is unionized, and we may face labor disruptions that would interfere with our operations.

As of September 30, 2012, approximately 289 of our 446 employees at Paulsboro are covered by a collective bargaining agreement that expires in March of 2015. In addition, 639 of our 986 employees at Delaware City and Toledo are covered by a collective bargaining agreement that is currently anticipated to expire in February of 2015. We may not be able to renegotiate our collective bargaining agreements on satisfactory terms or at all when such agreements expire. A failure to do so may increase our costs. Other employees of ours who are not presently represented by a union may become so represented in the future as well. In addition, our existing labor agreements may not prevent a strike or work stoppage at any of our facilities in the future, and any work stoppage could negatively affect our results of operations and financial condition.

Our hedging activities may limit our potential gains, exacerbate potential losses and involve other risks.

We may enter into commodity derivatives contracts to hedge our crack spread risk with respect to a portion of our expected gasoline and diesel production on a rolling basis. Consistent with that policy we, or MSCG at our request, may hedge some percentage of future gasoline and diesel production. We may enter into hedging arrangements with the intent to secure a minimum fixed cash flow stream on the volume of products hedged during the hedge term and to protect against volatility in commodity prices. Our hedging arrangements may fail to fully achieve these objectives for a variety of reasons, including our failure to have adequate hedging arrangements, if any, in effect at any particular time and the failure of our hedging arrangements to produce the anticipated results. We may not be able to procure adequate hedging arrangements due to a variety of factors. Moreover, such transactions may limit our ability to benefit from favorable changes in crude oil and refined product prices. In addition, our hedging activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the volumes of our actual use of crude oil or production of the applicable refined products is less than the volumes subject to the hedging arrangement;

•

accidents, interruptions in feedstock transportation, inclement weather or other events cause unscheduled shutdowns or otherwise adversely affect our refineries, or those of our suppliers or customers;

•	changes in commodity prices have a material impact on collateral and margin requirements under our hedging arrangements, including resulting in our being subject to margin calls;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts the commodity or crack spread subject to the hedging arrangement.

As a result, the effectiveness of our hedging strategy could have material impact on our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

In addition, these hedging activities involve basis risk. Basis risk in a hedging arrangement occurs when the price of the commodity we hedge is more or less variable than the index upon which the hedged commodity is based, thereby making the hedge less effective. For example, a NYMEX index used for hedging certain volumes of crude oil or refined products may have more or less variability than the cost or price for such crude oil or refined products. We generally do not expect to hedge the basis risk inherent in our derivatives contracts.

Our commodity derivative activities could result in period-to-period earnings volatility.

We do not apply hedge accounting to all of our commodity derivative contracts and, as a result, unrealized gains and losses will be charged to our earnings based on the increase or decrease in the market value of the unsettled position. These gains and losses may be reflected in our income statement in periods that differ from when the underlying hedged items (i.e., gross margins) are reflected in our income statement. Such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

The adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivatives contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The United States Congress in 2010 adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, established federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. In connection with the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, adopted regulations to set position limits for certain futures and option contracts in the major energy markets. Although these regulations were recently vacated by the U.S. District Court for the District of Columbia, the court remanded the matter to the CFTC and the CFTC voted on November 15, 2012 to appeal the District Court’s decision. The legislation may also require us to comply with margin requirements, and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The legislation may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The legislation and any new regulations could significantly increase the cost of derivatives contracts (including through requirements to post collateral), materially alter the terms of derivatives contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivatives contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Any of these consequences could have a material adverse effect on us, our financial condition and our results of operations.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. We have a formal disaster recovery plan in place, but this plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur.

We may have difficulty implementing our enterprise-wide information systems.

We are making a substantial investment in new enterprise-wide information systems. The systems may not function as we expect when subjected to the demands of our operations and our employees may have problems adapting to the new processes and procedures necessary to operate the new systems. If these systems do not function as expected during the implementation period or our employees are not able to comply with the process and procedural demands of the new systems, we could have difficulty, for example, procuring products, scheduling deliveries to our customers, invoicing our customers, paying our suppliers, managing our inventories, analyzing our performance and preparing financial statements. In addition, we could incur substantial additional expense if the implementation takes longer than currently planned. If we experience difficulty implementing our new enterprise-wide information systems, it could have a material adverse impact on our financial condition and results of operations.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries and property damage caused by the use of or exposure to various products. Failure of our products to meet required specifications or claims that a product is inherently defective could result in product liability claims from our shippers and customers, and also arise from contaminated or off-specification product in commingled pipelines and storage tanks and/or defective fuels. Product liability claims against us could have a material adverse effect on our business or results of operations.

We may incur significant liability under or costs and capital expenditures to comply with environmental, product specification, health and safety regulations, which are complex and change frequently.

Our refinery and pipeline operations are subject to federal, state and local laws regulating, among other things, the generation, storage, handling, use and transportation of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, remediation of contaminated sites, characteristics and composition of gasoline and diesel and other matters otherwise relating to the protection of the environment. Our operations are also subject to various laws and regulations relating to occupational health and safety.

Compliance with the complex array of federal, state and local laws relating to the protection of the environment, product specification, health and safety is difficult. We may not be able to operate in compliance with all environmental, product specification, health and safety requirements at all times. Violations of applicable requirements could result in substantial fines and penalties, criminal sanctions, permit revocations, injunctions and/or facility shutdowns, or claims for alleged personal injury, property damage or damage to natural resources. Moreover, our business is subject to accidental spills, discharges or other releases of petroleum or other regulated materials into the environment including at neighboring areas or third party storage, treatment or disposal facilities. Certain environmental laws impose strict, and in certain circumstances, joint and several, liability for costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at, contaminated sites. Under these laws, we may be required to pay more than our fair share of any required investigation or cleanup of such sites.

We cannot predict what additional environmental, product specification, health and safety legislation or regulations will be adopted in the future, or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. For example, in 2010 New York State adopted a Low-Sulfur Heating Oil mandate that beginning July 1, 2012 requires all heating oil sold in New York State to contain no more than 15 PPM sulfur. Not all of the heating oil we produce meets this specification. In addition, on June 1, 2012, the EPA issued final amendments to the New Source Performance Standards (“NSPS”) for petroleum refineries, including standards for emissions of nitrogen oxides from process heaters and work practice standards and monitoring requirements for flares. We are evaluating the regulation and amended standards, as may be applicable to the flare, process heaters and operations at our refineries. We cannot currently predict the costs that we may have to incur, if any, to comply by July 1, 2015 with the amended NSPS, but these costs could be material. Furthermore, the EPA has announced that it plans to propose new “Tier 3” motor vehicle emission and fuel standards. It has been reported that these new Tier 3 regulations may, among other things, lower the maximum average sulfur content of gasoline from 30 PPM to 10 PPM. If the Tier 3 regulations are eventually implemented and lower the maximum allowable content of sulfur or other constituents in fuels that we produce, we may at some point in the future be required to make significant capital expenditures and/or incur materially increased operating costs to comply with the new standards. Expenditures or costs for environmental, product specification, health and safety compliance could have a material adverse effect on our results of operations, financial condition and profitability.

We may also incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we operate in environmentally sensitive coastal waters where tanker, pipeline and refined product transportation operations are closely regulated by federal, state and local agencies and monitored by environmental interest groups.

Finally, transportation of crude oil and refined products over water involves inherent risk and subjects us to the provisions of the Federal Oil Pollution Act of 1990 and the laws of various states. Among other things, these laws require us to demonstrate in some situations our capacity to respond to a “worst case discharge” to the maximum extent possible. There may be accidents involving tankers transporting crude oil or refined products, and response service companies that we have contracted with, in the areas in which we transport crude oil and refined products, may not respond to a “worst case discharge” in a manner that will adequately contain that discharge, and we may be subject to liability in connection with a discharge.

Environmental clean-up and remediation costs of our sites and environmental litigation could decrease our net cash flow, reduce our results of operations and impair our financial condition.

We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the treatment or disposal of regulated materials. We may become involved in future litigation or other proceedings. If we were to be held responsible for damages in any litigation or proceedings, such costs may not be covered by insurance and may be material. Historical soil and groundwater contamination has been identified at each of our refineries. Currently remediation projects are underway in accordance with regulatory requirements at the Paulsboro and Delaware City refineries. In connection with the acquisitions of our refineries, the prior owners have retained certain liabilities or indemnified us for certain liabilities, including those relating to pre-acquisition soil and groundwater conditions, and in some instances we have assumed certain liabilities and environmental obligations, including certain remediation obligations at the Paulsboro refinery. If the prior owners fail to satisfy their obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for remediation expenses and other environmental liabilities, which could have a material adverse effect on our financial condition. As a result, in addition to making capital expenditures or incurring other costs to comply with environmental laws, we also may be liable for significant environmental litigation or for investigation and remediation costs and other liabilities arising from the ownership or operation of these assets by prior owners, which could materially adversely affect our financial condition, results of operations and cash flow. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Contractual Obligations and Commitments” and “Business—Environmental, Health and Safety Matters.”

We may also face liability arising from current or future claims alleging personal injury or property damage due to exposure to chemicals or other regulated materials, such as asbestos, benzene, MTBE and petroleum hydrocarbons, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or clean-up costs for the alleged migration of contamination from our properties. A significant increase in the number or success of these claims could materially adversely affect our financial condition, results of operations and cash flow.

Regulation of emissions of greenhouse gases could force us to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

Both houses of Congress have actively considered legislation to reduce emissions of GHGs, such as carbon dioxide and methane, including proposals to: (i) establish a cap and trade system, (ii) create a federal renewable energy or “clean” energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased efficiency in energy supply and use. In addition, the EPA is taking steps to regulate GHGs under the existing federal Clean Air Act, or CAA. The EPA has already adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including refineries. These and similar regulations could require us to incur costs to monitor and report GHG emissions or reduce emissions of GHGs associated with our operations. In addition, various states, individually as well as in some cases on a regional basis, have taken steps to control GHG emissions, including adoption of GHG reporting requirements, cap and trade systems and renewable portfolio standards. Efforts have also been undertaken to delay, limit or prohibit EPA and possibly state action to regulate GHG emissions, and it is not possible at this time to predict the ultimate form, timing or extent of federal or state regulation. In the event we do incur increased costs as a result of increased efforts to control GHG emissions, we may not be able to pass on any of these costs to our customers. Such requirements also could adversely affect demand for the refined petroleum products that we produce. Any increased costs or reduced demand could materially and adversely affect our business and results of operation.

Renewable fuels mandates may reduce demand for the refined fuels we produce, which could have a material adverse effect on our results of operations and financial condition.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has issued Renewable Fuel Standards, or RFS, implementing mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States. Under RFS, the volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels increases annually over time until 2022. In addition, certain states have passed legislation that requires minimum biodiesel blending in finished distillates. On October 13, 2010, the EPA raised the maximum amount of ethanol allowed under federal law from 10% to 15% for cars and light trucks manufactured since 2007. The maximum amount allowed under federal law currently remains at 10% ethanol for all other vehicles. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products displaces an increasing volume of our refinery’s product pool, potentially resulting in lower earnings and profitability. In addition, in order to meet certain of these and future EPA requirements, we must purchase credits, known as “RINS,” which have fluctuating costs.

Our pipelines are subject to federal and/or state regulations, which could reduce the amount of cash we generate.

Our transportation activities are subject to regulation by multiple governmental agencies. The regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission, the United States Department of Transportation, and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have. Projected operating costs related to our pipelines reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, or discovery of existing but unknown compliance issues.

We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and profitability.

We are subject to the requirements of the Occupational Safety & Health Administration, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and the cash flows of the business if we are subjected to significant fines or compliance costs.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state, local and foreign taxes such as income, excise, sales/use, payroll, franchise, property, gross receipts, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. These liabilities are subject to periodic audits by the respective taxing authorities, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties. There can be no certainty that our federal, state, local or foreign taxes could be passed on to our customers.

Our rapid growth may strain our resources and divert management’s attention.

We were a development stage enterprise prior to our acquisition of Paulsboro on December 17, 2010. With the further acquisition of Toledo and the re-start of Delaware City, we have experienced rapid growth in a short period of time. Continued expansion may strain our resources and force management to focus attention from other business concerns to the development of incremental internal controls and procedures, which could harm our business and operating results. We may also need to hire more employees, which will increase our costs and expenses.

We rely on Statoil and MSCG, over whom we may have limited control, to provide us with certain volumetric and pricing data used in our inventory valuations.

We rely on Statoil and MSCG to provide us with certain volumetric and pricing data used in our inventory valuations. Our limited control over the accuracy and the timing of the receipt of this data could materially and adversely affect our ability to produce financial statements in a timely manner.

Changes in our credit profile could adversely affect our business.

Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security or letters of credit prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate one or more of our refineries at full capacity.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

Our operations require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes, which may involve significant costs, to limit impacts or potential impacts on the environment and/or health and safety. A violation of these authorizations or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns. In addition, major modifications of our operations could require changes to our existing permits or expensive upgrades to our existing pollution control equipment, which could have a material adverse effect on our business, financial condition or results of operations.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to meet our payment obligations in connection with the acquisitions of our refineries (including any earn-outs), or our future debt obligations, comply with certain deadlines related to environmental regulations and standards, or pursue our business strategies, in which case our operations may not perform as we currently expect. We have substantial short-term capital needs and may have substantial long term capital needs. Our short-term working capital needs are primarily related to financing certain of our refined products inventory not covered by our various clean products offtake agreements. The financing needs associated with our refined products inventory will increase substantially beginning June 30, 2013 based on our recent termination of our offtake agreements with MSCG effective on June 30, 2013. We have also recently terminated our agreement with Statoil for our Paulsboro refinery effective March 31, 2013. If we cannot adequately handle our crude oil and feedstock requirements without the benefit of the Statoil arrangement at Paulsboro, or if we are required to obtain our crude oil supply at our other refineries without the benefit of the existing supply arrangements or the applicable counterparty defaults in its obligations, our crude oil pricing costs may increase as the number of days between when we pay for the crude oil and when the crude oil is delivered to us increases. Such increased exposure could negatively impact our liquidity due to our increased working capital needs as a result of the increase in the amount of crude oil inventory we would have to carry on our balance sheet. Our long-term needs for cash include those to support ongoing capital expenditures for equipment maintenance and upgrades during turnarounds at our refineries and to complete our routine and normally scheduled maintenance, regulatory and security expenditures. In addition, from time to time, we are required to spend significant amounts for repairs when one or more processing units experiences temporary shutdowns. We continue to utilize significant capital to upgrade equipment, improve facilities, and reduce operational, safety and environmental risks. In connection with the Paulsboro acquisition, we assumed certain environmental obligations, and may similarly do so in future acquisitions. We may incur substantial compliance costs in connection with new or changing environmental, health and safety regulations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Contractual Obligations and Commitments.” Our liquidity will affect our ability to satisfy any of these needs or obligations.

We are a holding company that depends upon cash from our subsidiaries to meet our obligations.

We are a holding company and all of our operations are conducted through our subsidiaries. We have no independent means of generating revenue and no material assets other than our ownership interests in our subsidiaries. Therefore, we depend on the earnings and cash flow of our subsidiaries to meet our obligations, including our indebtedness. If we do not receive such cash distributions, dividends or other payments from our subsidiaries, we may be unable to meet our obligations, which may also effect PBF Energy Inc.’s ability to pay dividends on its Class A common stock. To the extent we need funds and any of our subsidiaries is restricted from making such distributions under applicable law or regulation or under the terms of our financing or other contractual arrangements, or is otherwise unable to provide such funds, such restrictions could materially adversely affect our liquidity and financial condition. Our ABL Revolving Credit Facility, the notes and certain of our other outstanding debt arrangements include a restricted payment covenant, which restricts our ability to make distributions, and we anticipate our future debt will contain a similar restriction. In addition, there may be restrictions on payments by our subsidiaries under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. We are generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the limited liability company (with certain exceptions) exceed the fair value of its assets.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.

Following the exchange offer, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended. Beginning with the year ending December 31, 2013, pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting. The report by our management must contain, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

As an organization that recently exited the development stage and has grown rapidly through the acquisition of significant operations, we are currently in the process of developing our internal controls over financial reporting and establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet.

In connection with the preparation of our financial statements during 2011, we identified a material weakness relating to controls over critical business and accounting functions performed by third party service providers and significant deficiencies regarding spreadsheet controls and the timely completion and review of account reconciliations and other analyses as part of our financial closing process. Management has taken the following steps to remediate these issues:

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In August 2011, we retained a nationally recognized certified public accounting firm to assist us with assessing, designing and documenting our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act;

•	We hired additional resources (and expect to continue to hire additional resources) to assist with completing the financial statement closing process on a more timely basis;

•	We are in the process of documenting our financial statement closing process, including establishing more comprehensive account reconciliation and review procedures and spreadsheet controls;

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We developed and implemented information technology systems, accounting processes and procedures, and hired commercial, accounting and information technology personnel in order to bring in-house the business and accounting processes that were performed by third parties. We expect to continue to develop and improve these new systems and processes.

We may not be able to successfully remediate these matters on or before December 31, 2013, the date by which we must comply with Section 404 of the Sarbanes-Oxley Act, and we may have additional deficiencies or material weaknesses in the future. We have not yet determined the costs directly associated with these remediation activities, but they could be substantial.

If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, management may not be able to certify as to the adequacy of our internal controls over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under our debt agreements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could materially adversely affect us.

We are controlled by Blackstone and First Reserve, whose interests may differ from yours.

We are controlled by Blackstone and First Reserve. Blackstone and First Reserve collectively beneficially own in the aggregate approximately 70.2% of the combined voting power of the common stock of our indirect parent, PBF Energy, Inc. As a result, Blackstone and First Reserve have the ability to elect all of our directors and thereby control our policies and operations, including the appointment of management, future issuances of securities, the incurrence of debt by us, amendments to our organizational documents and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. For example, the pre-IPO owners of PBF LLC may have different tax positions which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement described below. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to you or us. See “Certain Relationships and Related Transactions.”

Blackstone and First Reserve may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you. For example, they could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. So long as they continue to beneficially own a majority of the combined voting power of PBF Energy Inc. and PBF LLC, they will have the ability to control the vote in any election of directors. In addition, pursuant to a stockholders agreement entered into between PBF Energy Inc. and Blackstone and First Reserve, Blackstone and First Reserve have the ability to nominate a number of PBF Energy Inc.’s directors, including a majority of its directors, so long as certain ownership thresholds are maintained. See “Management” and “Certain Relationships and Related Transactions.” This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company. Lastly, Blackstone and First Reserve are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Under a tax receivable agreement, PBF Energy Inc. is required to pay the holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits it may claim arising in connection with its initial public offering and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy Inc. to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial.

In connection with its recent initial public offering, PBF Energy Inc. entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units. The tax receivable agreement provides for the payment from time to time (“On-Going Payments”) by PBF Energy Inc. to such persons of 85%

of the benefits, if any, that PBF Energy Inc. is deemed to realize as a result of (i) the increases in tax basis resulting from its acquisitions of PBF LLC Series A Units in connection with its initial public offering or in the future and (ii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The tax receivable agreement also provides for acceleration of PBF Energy Inc.’s obligations under the tax receivable agreement in certain circumstances, including certain changes of control. For example, upon such a change of control, PBF Energy Inc. (or its successor) would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits described above (such payment, the “Change of Control Payment”). The Change of Control Payment would be calculated based on certain assumptions, including (i) that PBF Energy Inc. would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. See “Certain Relationships and Related Transactions—Tax Receivable Agreement.”

PBF Energy Inc.’s payment obligations under the tax receivable agreement are PBF Energy Inc.’s obligations and not obligations of PBF Holding, co-issuer, or any of PBF Holding’s other subsidiaries. However, because PBF Energy Inc. is primarily a holding company with limited operations of its own, its ability to make payments under the income tax receivable agreement is dependent on our ability to make future distributions. The indenture governing the notes allows us to make tax distributions (as defined in the indenture), and it is expected that PBF Energy Inc.’s share of these tax distributions will be in amounts sufficient to allow PBF Energy Inc. to make On-Going Payments. The indenture governing the notes also allows us to make a distribution sufficient to allow PBF Energy Inc. to make the Change of Control Payment in the event one is required, so long as we offer to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon. If PBF Energy Inc.’s share of the distributions it receives under these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, PBF Energy Inc. may cause us to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. In any case, based on our estimates of PBF Energy Inc.’s On-Going Payments and the Change of Control Payment, the amount of our distributions on account of PBF Energy Inc.’s obligations under the tax receivable agreement are expected to be substantial. For example, with respect to On-Going Payments, assuming no material changes in the relevant tax law, and that PBF Energy Inc. earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that PBF Energy Inc’s On-Going Payments under the tax receivable agreement relating to the purchase by PBF Energy Inc. of PBF LLC Series A Units from Blackstone and First Reserve as part of the initial public offering to aggregate $143.6 million and to range over the next 15 years from approximately $5.7 million to $23.7 million per year and decline thereafter. Further On-Going Payments by PBF Energy Inc. in respect of subsequent exchanges of PBF LLC Series A Units by the pre-IPO owners of PBF LLC would be in addition to these amounts and are expected to be substantial as well. With respect to the Change of Control Payment, assuming that the market value of a share of Class A common stock of PBF Energy Inc. equals the initial public offering price of $26.00 per share of Class A common stock and that LIBOR were to be 1.85%, we estimated at the time of the initial public offering of PBF Energy Inc. that the aggregate amount of the Change of Control Payment would have been approximately $603.3 million if triggered immediately after the initial public offering of PBF Energy Inc.

The foregoing numbers are merely estimates—the actual On-Going Payments or a Change of Control Payment could differ materially. For example, it is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding On-Going Payments. Moreover, payments under the tax receivable agreement will be based on the tax reporting positions that PBF Energy Inc. determines in accordance with the tax receivable agreement. Neither PBF Energy Inc. nor any of its subsidiaries (including PBF Holding or co-issuer) will be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

Our substantial indebtedness may significantly affect our financial flexibility in the future. As of September 30, 2012, we have total long-term debt, including current maturities and the Delaware Economic Development Authority Loan, of $733.0 million, all of which is secured, and we could have incurred an additional $495.1 million of senior secured indebtedness under our existing debt agreements. We may incur additional indebtedness in the future. Our strategy includes executing future refinery acquisitions. Any significant acquisition would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements limit our ability to borrow additional funds, dispose of assets and make certain investments;

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these covenants also require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited; and

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and we may be more vulnerable to adverse economic and industry conditions.

Our substantial indebtedness increases the risk that we may default on our debt obligations, certain of which contain cross-default and/or cross-acceleration provisions. We have significant principal payments due under our debt instruments. Our subsidiaries’ ability to meet their principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Despite our level of indebtedness, we and our subsidiaries may be able to incur substantially more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future including additional secured debt. Although the indenture governing the notes and our debt instruments and financing arrangements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness.

Restrictive Covenants in our debt instruments may limit our ability to undertake certain types of transactions.

Various covenants in our debt instruments and other financing arrangements may restrict our and our subsidiaries’ financial flexibility in a number of ways. Our indebtedness subjects us to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, conduct businesses other than our current businesses, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Some of these debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests in certain circumstances. Our subsidiaries’ ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a change of control that results in a rating decline, you may require us to purchase all or a portion of your notes at 101% of their principal amount, plus accrued and unpaid interest. If such a change of control were to occur, we may not have enough funds at that time to pay the purchase price for all tendered notes. Our ABL Revolving Credit Facility provides that a change of control constitutes an event of default which could result in the acceleration of maturity of all debt under that agreement. Future credit agreements or other agreements relating to our indebtedness may contain similar provisions and may prohibit the purchase of the notes and any other notes we may issue in the future upon a change of control. If a change of control that results in a rating decline occurs at a time when we are prohibited from purchasing the notes and any other notes we may issue in the future, we could seek the consent of our lenders to purchase the notes and our other notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes and any other notes we may issue in the future. Our obligation to offer to purchase the notes upon a change of control that results in a ratings decline would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us to the extent such a transaction does not constitute a change in control.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our other indebtedness, including a default under our ABL Revolving Credit Facility, that is not cured or waived in accordance with the terms thereof, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our ABL Revolving Credit Facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could, in certain circumstances, elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our ABL Revolving Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our debt covenants, we may not be able to obtain a waiver from the required parties. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Co-issuer has limited assets and no operations.

Co-issuer is our wholly owned subsidiary and was incorporated to accommodate the issuance of the notes. Co-issuer is capitalized with an amount of cash required to satisfy minimum statutory capitalization requirements. Except with respect to such amount of cash, co-issuer will not have any assets, operations or revenues. As a result, you should not expect that the co-issuer will participate in servicing any principal or interest obligations under the notes.

Claims of noteholders are structurally subordinate to claims of creditors of all of our future non-U.S. subsidiaries and some of our U.S. subsidiaries because they do not guarantee the notes.

The notes will not be guaranteed by any of our future non-U.S. subsidiaries, our less than wholly owned U.S. subsidiaries, our receivables subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. As of September 30, 2012, we did not have any non-guarantor subsidiaries. However, we may have non-guarantor subsidiaries in the future, and such non-guarantor subsidiaries could generate significant revenue and EBITDA and hold significant assets.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

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we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. Although overturned on other grounds, a recent Florida bankruptcy case held this kind of provision to be ineffective to protect the guarantees. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	original issue discount (“OID”), that portion of OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing may be held to constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

The notes will be effectively subordinated to any of our existing and future indebtedness that is secured by liens on assets owned by us that do not constitute part of the collateral securing the notes, to the extent of the value of such assets (including the ABL Revolving Credit Facility to the extent of the assets securing such indebtedness).

The notes are not secured by any of our assets or those of our subsidiaries that constitute collateral under our ABL Revolving Credit Facility or our letter of credit facilities. Our obligations under our ABL Revolving Credit Facility are secured by a security interest in substantially all our cash and cash equivalents, deposit accounts, accounts receivables, hydrocarbon inventory and related general intangibles. If we become insolvent or are liquidated, or if payment under our ABL Revolving Credit Facility or any other indebtedness secured by assets that do not constitute a part of the collateral securing the notes is accelerated, the lenders under the ABL Revolving Credit Facility or holders of any other such indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the ABL Revolving Credit Facility or any other such indebtedness). See “Capitalization” and “Description of Other Material Indebtedness.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes also secures certain of our hedging obligations. The collateral may also secure additional senior indebtedness, including additional secured notes, that we incur in the future, subject to restrictions on our ability to incur indebtedness and liens under the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral on a pari passu basis.

State law may limit the ability of the notes collateral agent for the holders of the notes to foreclose on the real property and improvements and leasehold interests included in the collateral located in New Jersey, Delaware and Ohio.

The notes are secured by, among other things, liens on owned real property and improvements located in the states of New Jersey, Delaware and Ohio. The laws of New Jersey, Delaware and Ohio may limit the ability of the trustee and the holders of the notes to foreclose on the improved real property collateral located in such states. Laws of New Jersey, Delaware and Ohio govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain subordinate liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect liens on the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected if we or the notes collateral agent were not able to take the actions necessary to perfect any of these liens on or prior to the date of the issuance of the notes or thereafter. We have limited obligations to perfect the security interest of the holders of the notes in specified collateral. Applicable law requires that certain property and rights acquired after the grant of a general security interest or other lien, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the notes collateral agent may not monitor, or we may not inform the trustee or the notes collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The notes collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third-parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. See “Description of the Notes—Security—Certain Limitations on the Collateral.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries are excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Security.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to certain exceptions, defects, encumbrances, liens and other imperfections permitted by the indenture governing the notes, whether on or after the date the notes were issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the notes collateral agent to realize or foreclose on such collateral.

Even if the notes collateral agent assumes the right to operate the refinery, there may be practical problems associated with the notes collateral agent’s ability to identify a qualified operator to operate and maintain the refinery. In addition, future regulatory developments or other inabilities to obtain or comply with the required permits, licenses or approvals, may adversely affect the value of the collateral.

In addition, our business requires compliance with numerous federal, state and local permits, licenses or other approvals. Continued operation of our properties that are the collateral for the notes will depend on our continued acquisition of, and compliance with, such requirements, and our business may be adversely affected if we fail to comply with these requirements or any changes in these requirements. In the event of foreclosure, the transfer of such permits, licenses or other approvals may be prohibited, may not be possible or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of any such permits, licenses or approvals. If the regulatory authorizations required for such transfers are not obtained or are delayed, the foreclosure may be delayed or a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.

The security interest of the notes collateral agent is subject to practical challenges generally associated with the realization of security interests in collateral. For example, additional filings and/or the consent of a third party may be required in connection with obtaining or enforcing a security interest in an asset. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the benefits of the security interests in the collateral or any recovery with respect to the sale of such collateral. We cannot assure you that these filings will be made or any such consent of any third parties will be given when required to create a lien or facilitate a foreclosure on such assets. As a result, the notes collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired as a result, or the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect thereto.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the notes collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the notes collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes or holders of other obligations secured by that collateral on a first-priority basis. See “Description of Notes.”

The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral was made in connection with the offering of the notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under the ABL Revolving Credit Facility, pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the notes collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral.

The notes and the related guarantees are secured, subject to permitted liens and certain other exceptions, by a first-priority lien in the collateral. The indenture governing the notes permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

There may not be sufficient collateral to pay off the notes and additional notes that we may offer that would be secured on the same basis as the notes. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the collateral was prepared in connection with the initial offering of the notes and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released under the ABL Revolving Credit Facility or in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees to the extent the agreements governing such debt prohibit any other liens on such assets. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described herein under “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include assets securing our ABL Revolving Credit Facility, assets securing our letter of credit facilities, the assets of our non-guarantor subsidiaries and equity investees, certain capital stock and other securities of our subsidiaries and equity investees, certain properties, deposit accounts, other bank or securities accounts and cash, leaseholds, excluded stock and stock equivalents, motor vehicles and other customary exceptions, and the proceeds from any of the foregoing. If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We did not complete all the actions necessary to perfect the mortgages by the completion of the offering of the old notes. If we or any of the subsidiary guarantors become subject to a bankruptcy proceeding, any mortgages recorded or perfected after the closing date of the offering of the old notes face a greater risk of being invalidated than if they had been recorded or perfected on the closing date for the offering of the old notes. In addition, the trustee or the notes collateral agent may not monitor, or we may fail to inform the trustee or the notes collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The notes collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The collateral is subject to casualty risks.

We maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including obligations under the notes and the guarantees.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes; and

•

use commercially reasonable efforts to consummate the exchange no later than 180 days after we or any direct or indirect parent of PBF Holding issues its common capital stock in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), that results in its common capital stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market and involves gross cash proceeds of at least $100 million.

On December 18, 2012 PBF Energy Inc., our indirect parent, completed its initial public offering by issuing 23,567,686 shares of its Class A common stock at a price to the public of $26.00 per share. In connection with the offering, PBF Energy Inc.’s Class A common stock began trading on the New York Stock Exchange under the symbol “PBF”.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to keep the exchange offer open for a period of not less than 30 days after the date notice thereof is mailed to the holders of the old notes.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from February 9, 2012. The registration rights agreement also provides that we shall use commercially reasonable efforts to keep the registration statement effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the new notes; provided, however, that (i) in the case where this prospectus and any amendment or supplement thereto must be delivered by a broker-dealer who holds notes that were acquired for its own account as a result of market making activities or other trading activities or an initial purchaser, such period shall be the lesser of 180 days and the date on which all broker-dealers and the initial purchasers have sold all new notes held by them (unless such period is extended), and (ii) upon request we shall make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of new notes for a period of note less than 90 days after the consummation of the exchange offer.

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

If you are an affiliate of ours or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for more details regarding the transfer of new notes.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective (unless it becomes effective automatically) a shelf registration statement with respect to the resale of the notes within the time periods specified in the registration rights agreement and keep the statement effective for one year (unless such period is extended) from the initial public offering of PBF Energy Inc. or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities as defined in Rule 144 under the Securities Act. These circumstances include:

•	if any changes in law or applicable interpretations thereof by the SEC do not permit us to effect an exchange offer as contemplated by the registration rights agreement;

•	if an exchange offer is not consummated within 180 days of the initial public offering of PBF Energy Inc.;

•	if any initial purchaser so requests with respect to the old notes not eligible to be exchanged for the new notes and held by it following the consummation of the exchange offer; or

•

if any holder, other than a broker-dealer, is not eligible to participate in the exchange offer, or if any holder, other than a broker-dealer, that participates in the exchange offer does not receive freely tradeable new notes in exchange for tendered old notes, other than due solely to the status of such holder as an “affiliate” of the Company within the meaning of the Securities Act.

Under the registration rights agreement, subject to certain exceptions, if (i) the exchange offer has not been consummated or a shelf registration statement has not been declared effective by the SEC, in each case, on or prior to the 180th day after the initial public offering of PBF Energy Inc., or (ii) if applicable, a shelf registration statement has been declared effective but thereafter ceases to be effective at any time (other than because of the sale of all of the notes registered thereunder), then additional interest will accrue on the principal amount of the old notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue), up to a maximum of 1.00% per annum of additional interest, beginning on the 181st day after the initial public offering of PBF Energy Inc. in the case of clause (i) above, or the day such shelf registration statement ceases to be effective in the case of clause (ii) above, until the exchange offer is completed or the shelf registration statement, if required, becomes effective.

Holders of the old notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their old notes included in the shelf registration statement. See “—Your Representations to Us.”

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights and are not entitled to additional interest under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letters of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $650,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2013, unless, in our sole discretion, we extend it. If we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if, in our reasonable judgement, (i) the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or (ii) any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering,” “Your Representations to Us” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right at any time or from time to time to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of the extension to the holders. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m, New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them or waive them in our sole discretion, in whole or in part, at any time at or before the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf. If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

Procedures for Tendering Notes Represented by Global Notes Held in Book-Entry Form

All of the old notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes issued in book-entry form and represented by global certificates held for the account of DTC may be tendered using the ATOP procedures. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant agrees to be bound by the notice of guaranteed delivery.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal for holders of global notes to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Guaranteed delivery procedures are set forth below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Procedures for Tendering Notes Held in Definitive Form

If you hold your notes in definitive certificated form, you are required to physically deliver your notes to the exchange agent, together with a properly completed and duly executed copy of the letter of transmittal for holders of definitive notes, prior to 5:00 p.m., New York time, on the expiration date of the exchange offer or follow the guaranteed delivery procedures set forth below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•

in the case of old notes issued in book-entry form and represented by global certificates held for the account of DTC, (1) a book-entry confirmation of such old notes into the exchange agent’s account at DTC and (2) a properly transmitted agent’s message; or

•	in the case of old notes held in definitive form, (1) the certificates representing such notes and (2) a properly completed and duly executed letter of transmittal relating to such definitive notes.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the applicable letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate” (as defined in Rule 405 of the Securities Act) or an “affiliate” of any guarantor; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s ATOP system in the case of old notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective with respect to notes held in book-entry form and represented by global certificates you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes in global form that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered,

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. No holder who was eligible to exchange such holder’s old notes at the time the exchange offer was pending and consummated and failed to validly tender such old notes for exchange pursuant to the exchange offer shall be entitled to receive any additional interest that would otherwise accrue subsequent to the date the exchange offer is consummated. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2012:

•	on a historical basis for PBF Holding; and

•

on an as adjusted basis to reflect the payment of cash distributions to PBF LLC of $143.7 million and IPO cash bonuses to certain of our employees of $8.2 million prior to the completion of the initial public offering of PBF Energy Inc., as if they had occurred on September 30, 2012.

This information should be read in conjunction with sections entitled “Organizational Structure,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes thereto included in this prospectus.

	September 30, 2012
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$170,048	$18,148

Debt:
Long-term debt (including current portion)(1)	$732,961	$732,961

Total equity	1,637,587	1,485,687

Total capitalization	$2,370,548	$2,218,648

(1)	Actual long-term debt includes our Delaware Economic Development Authority Loan of $20.0 million and unamortized original issue discount of $9.2 million related to the senior secured notes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense (including interest capitalized during the period), amortization of debt discount and deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

	Nine Months ended September 30,	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	6.1x	3.3x	—	—	—

The earnings for the years ended December 31, 2010, 2009 and 2008 were inadequate to cover fixed charges. The coverage deficiency was $42.6 million for the year ended December 31, 2010, $6.0 million for the year ended December 31, 2009 and $6.0 million for the year ended December 31, 2008.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements are presented to show how we might have looked if the Toledo acquisition, the senior secured notes offering, and the use of the estimated net proceeds from the initial public offering of PBF Energy Inc. and the payment of cash distributions to PBF LLC and the payment of IPO bonuses to certain employees prior to the completion of the IPO, as described in the footnotes to the unaudited consolidated pro forma balance sheet (“the PBF Energy Inc. IPO-related transactions”), had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma consolidated financial statements by applying pro forma adjustments to the historical consolidated financial statements of PBF Holding and the statements of revenues and direct expenses of Toledo, each included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2011 have been derived by starting with PBF Holding’s financial data and giving pro forma effect to the consummation of the Toledo acquisition, the senior secured notes offering, and the PBF Energy Inc. IPO-related transactions, as if they had occurred on January 1, 2011. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 have been derived by starting with PBF Holding’s unaudited financial data and giving pro forma effect to consummation of the senior secured notes offering, and the PBF Energy Inc. IPO-related transactions, as if they had occurred on January 1, 2011. The unaudited pro forma consolidated balance sheet as of September 30, 2012 gives effect to the PBF Energy Inc. IPO-related transactions as if they had occurred on September 30, 2012. As a result of the Toledo acquisition, our historical financial results include the results of operations for Toledo from March 1, 2011 forward.

Sunoco did not manage Toledo as a stand-alone business as either a subsidiary or division, and therefore complete historical financial statements are not available. The statements of revenue and expenses reflect items specifically identified to the refinery and therefore exclude certain other items such as interest income, interest expenses and income taxes not directly related to the refinery. They also reflect certain allocations Sunoco made for shared resources utilized prior to the acquisition which were considered reasonable.

The unaudited pro forma consolidated financial information is presented for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date. Further, the unaudited pro forma consolidated financial statements do not reflect the impact of restructuring activities, cost savings, non-recurring charges, employee termination costs and other exit costs that may result from or in connection with the Toledo acquisition.

The pro forma adjustments for the year ended December 31, 2011 and for the nine months ended September 30, 2012 principally give effect to:

•	the impact on interest expense as a result of the senior secured notes offering and the refinancing of our existing senior debt; and

•	the consummation of the PBF Energy Inc. IPO-related transactions.

The pro forma adjustments for the year ended December 31, 2011 also give effect to the acquisition of Toledo.

The unaudited pro forma consolidated balance sheet and statements of operations and supplemental unaudited consolidated balance sheet and statements of operations should be read in conjunction with the sections entitled “Organizational Structure,” “Use of Proceeds,” “Capitalization,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—PBF LLC,” our historical consolidated financial statements and related notes thereto, and the historical financial information and related notes thereto of Toledo, included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2012

	Actual	Pro Forma Adjustments(a)	Pro Forma
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$170,048	$(151,900)	$18,148
Accounts receivable, net	496,241		496,241
Inventories	1,479,728		1,479,728
Other current assets	26,388		26,388

Total Current Assets	2,172,405	(151,900)	2,020,505
Property, plant and equipment, net	1,574,712		1,574,712
Deferred charges and other assets, net	185,390		185,390

Total Assets	$3,932,507	$(151,900)	$3,780,607

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$246,914		$246,914
Accrued expenses	1,082,143		1,082,143
Deferred revenue	202,953		202,953

Total Current Liabilities	1,532,010		1,532,010
Economic Development Authority Loan	20,000		20,000
Long-term debt	712,961		712,961
Payable to related parties pursuant to tax receivable agreement	—		—
Deferred tax liabilities	—	—	—
Other long-term liabilities	29,949		29,949

Total Liabilities	2,294,920		2,294,920
Commitments and Contingencies
Equity
Member’s equity	929,101		929,101
Accumulated other comprehensive loss	(2,357)		(2,357)
Retained earnings	710,843	(151,900)	558,943

Total equity	1,637,587	(151,900)	1,485,687

Total Liabilities and Equity	$3,932,507	$(151,900)	$3,780,607

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a)	Reflects the net effect on cash and cash equivalents and total equity of cash distributions to PBF LLC of $143.7 million and IPO cash bonuses to certain of our employees of $8.2 million made prior to the completion of the initial public offering of PBF Energy Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2012

	Actual	Pro Forma Adjustments		Pro Forma
	(in thousands)
Revenues	$15,188,327			$15,188,327

Cost and expenses
Cost of sales, excluding depreciation	13,871,884			13,871,884
Operating expenses, excluding depreciation	537,880			537,880
General and administrative expenses	78,042			78,042
Gain on sale of asset	(2,430)			(2,430)
Depreciation and amortization expense	67,419			67,419

	14,552,795			14,552,795

Operating income (loss)	635,532			635,532

Other income (expense)
Change in fair value of catalyst lease obligation	(6,929)	—		(6,929)
Change in fair value of contingent consideration	(2,076)	—		(2,076)
Interest expense, net	(86,753)	(139	) (b)	(86,892)

Net income (loss)	$539,774	$(139)		$539,635

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2011

	Actual	Toledo Period from January 1, 2011 through February 28, 2011(b)	Pro Forma Adjustments		Pro Forma
	(in thousands)
Revenues	$14,960,338	$1,053,206	$(52,015)	(c)	$15,961,529

Cost and expenses
Cost of sales, excluding depreciation	13,855,163	916,418	(52,015)	(c)	14,719,566
Operating expenses, excluding depreciation	658,831	40,726	—		699,557
General and administrative expenses(d)	86,183	3,674	—		89,857
Acquisition related expenses	728	—	(556)	(e)	172
Depreciation and amortization expense	53,743	—	4,209	(f)	57,952

	14,654,648	960,818	(48,362)		15,567,104

Income (loss) from operations	305,690	92,388	(3,653)		394,425

Other income (expense)
Change in fair value of catalyst lease obligation	7,316	—	—		7,316
Change in fair value of contingent consideration	(5,215)	—	—		(5,215)
Interest expense, net	(65,120)	—	(30,542)	(g)	(95,662)
Other income	—	59	—		59

Net income (loss)	$242,671	$92,447	$(34,195)		$300,923

NOTES TO THE UNAUDITED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS

(b)	Reflects the historical revenues and direct expenses of Toledo. The statements of revenue and expenses reflect items specifically identified to the refinery and therefore exclude certain other items such as interest income, interest expenses and income taxes not directly related to the refinery. They also reflect certain allocations Sunoco made for shared resources utilized prior to the acquisition which were considered reasonable.

(c)	To adjust consumer excise taxes reported gross within the historical Toledo statement of operations to net which conforms to PBF LLC accounting policy and statement of operations presentation.

(d)	General and administrative expenses represent historical costs from PBF LLC and Toledo. Toledo’s historical financial information includes certain general and administrative costs incurred by Sunoco that were subsequently allocated to Toledo as direct and indirect costs attributable to the refinery. These costs are not necessarily indicative of what would have been incurred had the refinery been a standalone entity or operated as a subsidiary of PBF LLC nor are these costs necessarily indicative of what general and administrative costs will be in the future. In addition, under various transition service agreements with Sunoco, we have incurred a total of $13.7 million of expense for the ten month period ended December 31, 2011.

(e)	To eliminate the acquisition related expenses that relate to the Toledo acquisition.

(f)	To reflect the change in depreciation and amortization arising from the Toledo acquisition as a result of the pro forma depreciation and amortization expense for the two months prior to our acquisition of Toledo on March 1, 2011.

(g)	Estimates the impact of the senior secured notes offering and the refinancing of existing senior debt as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Estimated interest expense for the notes issued in connection with the senior secured notes offering(1)	$(6,217)	$(57,393)
Estimated amortization of deferred financing fees related to the notes issued in connection with the senior secured notes offering(2)	(244)	(2,250)
Eliminate historical interest expense and amortization of deferred financing fees for refinanced debt(3)	6,322	29,101

Pro forma adjustment	$(139)	$(30,542)

(1)	Reflects pro forma cash interest expense related to the notes issued in connection with the senior secured notes offering.
(2)	Amortization expense related to the estimated deferred financing fees capitalized in connection with the indebtedness to be incurred in connection with the senior secured notes offering, which are being amortized over 8 years.
(3)	Reflects the elimination of historical interest expense and amortization of deferred financing fees, net of the unused commitment fee, arising from debt instruments paid off in connection with the notes issued in connection with the senior secured notes offering.

SELECTED FINANCIAL DATA

Selected Historical Consolidated Financial Data of PBF Holding

The following table presents the selected historical consolidated financial data of PBF Holding. The selected historical consolidated financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 have been derived from audited financial statements of PBF Holding, included elsewhere in this prospectus. The selected historical consolidated financial data for the period from March 1, 2008 (date of inception) through December 31, 2008 and as of December 31, 2008 and 2009 have been derived from the audited financial statements of PBF Holding not included in this prospectus. As a result of the Paulsboro and Toledo acquisitions, the historical consolidated financial results of PBF Holding only include the results of operations for Paulsboro and Toledo from December 17, 2010 and March 1, 2011 forward, respectively. The information as of September 30, 2011 and 2012, and for the nine months ended September 30, 2011 and 2012 was derived from the unaudited condensed consolidated financial statements of PBF Holding (included elsewhere in this prospectus) which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year.

The historical consolidated financial data and other statistical data presented below should be read in conjunction with the consolidated financial statements of PBF Holding and the related notes thereto, included elsewhere in this prospectus, and the sections entitled “Unaudited Pro Forma Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated financial information may not be indicative of our future performance.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

	Period From March 1, 2008 (Date of Inception) through December 31, 2008(3)	Year Ended December 31, 2009(3)	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
	(in thousands)
Statement of operations data:
Revenues(1)	$134	$228	$210,671	$14,960,338	$10,183,897	$15,188,327

Cost and expenses
Cost of sales, excluding depreciation	—	—	203,971	13,855,163	9,147,063	13,871,884
Operating expenses, excluding depreciation	—	—	25,140	658,831	457,722	537,880
General and administrative expenses	6,378	6,294	15,859	86,183	71,533	78,042
Acquisition related expenses(2)	—	—	6,051	728	684	—
Gain on sale of asset					—	(2,430)
Depreciation and amortization expense	18	44	1,402	53,743	35,636	67,419

	6,396	6,338	252,423	14,654,648	9,712,638	14,552,795

(Loss) income from operations	(6,262)	(6,110)	(41,752)	305,690	471,259	635,532

Other (expense) income
Change in fair value of catalyst lease obligation	—	—	(1,217)	7,316	4,848	(6,929)
Change in fair value of contingent consideration	—	—	—	(5,215)	(4,829)	(2,076)
Interest income (expense), net	198	10	(1,388)	(65,120)	(44,127)	(86,753)

Net (loss) income	(6,064)	(6,100)	(44,357)	242,671	427,151	539,774
Less—Net loss attributable to the noncontrolling interest	(165)	—	—	—	—	—

Net (loss) income attributable to PBF Holding	$(6,229)	$(6,100)	$(44,357)	$242,671	$427,151	$539,774

Balance sheet data (at end of period):
Total assets	$25,040	$19,150	$1,274,393	$3,621,109	$3,872,150	$3,932,507
Total long-term debt(4)	—	—	325,064	804,865	713,255	732,961
Total equity	24,810	18,694	458,661	1,107,615	1,296,131	1,637,587

Other financial data:
Capital expenditures(5)	$118	$70	$72,118	$551,544	$504,034	$129,505

(1)	Consulting services income provided to a related party was $10, $221, and $98 for the years ended December 31, 2010, 2009 and the period from March 1, 2008 (date of inception) to December 31, 2008, respectively. No consulting services income was earned subsequent to 2010.
(2)	Acquisition related expenses consist of consulting and legal expenses related to the Paulsboro and Toledo acquisitions as well as non-consummated acquisitions.
(3)	December 31, 2008 and 2009 balance sheet data is that of PBF Investments LLC. See footnote 1, Description of Business and Basis of Presentation, in the PBF Holding consolidated financial statements.
(4)	Total long-term debt includes current maturities and our Delaware Economic Development Authority Loan of $20.0 million.
(5)	Includes expenditures for construction in progress, property, plant and equipment and deferred turnaround costs.

Selected Historical Financial Data of Paulsboro, PBF Holding’s Predecessor

The following table presents Paulsboro’s selected historical financial data. We refer to Paulsboro as PBF Holding’s “Predecessor” or “Predecessor Paulsboro,” as prior to its acquisition PBF Holding generated substantially no revenues and prior to the acquisition of Paulsboro and the Delaware City assets, was a new company formed to pursue acquisitions of crude oil refineries and downstream assets in North America. At the time of its acquisition, Paulsboro represented the major portion of PBF Holding’s business and assets.

The financial statements and supplementary data of Predecessor Paulsboro, are presented as of, and for the years ended, December 31, 2008 and 2009 and for the period from January 1, 2010 through December 16, 2010 and as of December 16, 2010, periods prior to PBF Holding’s acquisition. These financial statements were prepared by the former management of Predecessor Paulsboro and audited by Predecessor Paulsboro’s independent registered public accounting firm. The financial statements and supplementary data of Predecessor Paulsboro presented herein may not be representative of the operations of PBF Holding going forward for the following reasons, among others:

•

Both PBF Holding’s financial statements and Paulsboro’s financial statements contain items which require management to make considerable judgments and estimates. There can be no assurance that the judgments and estimates made by PBF Holding’s management will be identical or even similar to the historical judgments and estimates made by Paulsboro’s former management.

•	The financial statements of Paulsboro contain allocations of certain general and administrative expenses and income taxes specific to Valero.

•

The financial statements of Paulsboro reflect depreciation and amortization expense and asset impairment losses based on Valero’s historical cost basis for the applicable assets. PBF Holding’s cost basis in such assets is different.

The historical financial data and other statistical data presented below should be read in conjunction with Paulsboro’s financial statements and the related notes thereto for the year ended December 31, 2009 and for the period from January 1, 2010 through December 16, 2010 and as of December 16, 2010, included elsewhere in this prospectus, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Predecessor Paulsboro.” The historical financial data for Paulsboro for the year ended December 31, 2008 and as of December 31, 2008 and 2009 has been derived from audited financial statements not included in this prospectus.

PAULSBORO REFINING BUSINESS—PBF HOLDING’S PREDECESSOR

	Year Ended December 31,		Period from January 1, 2010 through December 16, 2010
	2008	2009
		(in thousands)
Statement of operations data:
Operating revenues(1)	$6,448,379	$3,549,517	$4,708,989

Cost and expenses:
Cost of sales(2)	5,718,685	3,419,460	4,487,825
Operating expenses	317,093	266,319	259,768
General and administrative expenses(3)	15,619	15,594	14,606
Asset impairment loss	705	8,478	895,642
Depreciation and amortization expense	56,634	65,103	66,361

Total costs and expenses	6,108,736	3,774,954	5,724,202

Operating income (loss)	339,643	(225,437)	(1,015,213)
Interest and other income and expense, net	551	1,249	500

Income (loss) before income tax expense (benefit)	340,194	(224,188)	(1,014,713)
Income tax expense (benefit)(4)	131,445	(86,586)	(322,962)

Net income (loss)	$208,749	$(137,602)	$(691,751)

Balance sheet data (at end of period):
Total assets	$1,434,980	$1,440,557	$510,205
Total liabilities	392,099	357,289	42,582
Net parent investment	1,042,881	1,083,268	467,623

Selected financial data:
Capital expenditures	$198,647	$96,754	$20,122

(1)	Operating revenues consist of refined products sold from Paulsboro to Valero that were recorded at intercompany transfer prices, which were market prices adjusted by quality, location, and other differentials on the date of the sale.
(2)	Cost of sales consist of the cost of feedstock acquired for processing, including transportation costs to deliver the feedstock to Paulsboro. Purchases of feedstock by Paulsboro from Valero were recorded at the cost paid to independent third parties by Valero.
(3)	General and administrative expenses include allocations and estimates of general and administrative costs of Valero that were attributable to the operations of Paulsboro.
(4)	The income tax provision represented the current and deferred income taxes that would have resulted if Paulsboro were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of current and deferred income tax provision require certain assumptions, allocations, and estimates that Paulsboro management believed were reasonable to reflect the tax reporting for Paulsboro as a stand-alone taxpayer.

The selected financial data as of December 31, 2007 and for the year ended December 31, 2007 has been omitted because it is not available without the expenditure of unreasonable effort and expense. We believe the omission of this financial data does not have a material impact on the understanding of our results of operations, financial performance and related trends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data included in the following discussion. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations is divided into sections entitled “Executive Summary,” “Factors Affecting Comparability,” “Factors Affecting Operating Results,” “Results of Operations—PBF Holding” “Results of Operations—Paulsboro Refining Business—PBF Holding’s Predecessor,” “Liquidity and Capital Resources,” “Cash Flows Analysis of Paulsboro Refining Business—PBF Holding’s Predecessor,” “Senior Secured Notes Offering,” “Credit Facilities,” “Cash Balances,” “Liquidity,” “Working Capital,” “Pro Forma Contractual Obligations and Commitments,” “Off-Balance Sheet Arrangements,” “Quantitative and Qualitative Disclosures about Market Risk,” “Critical Accounting Policies” and “Recent Accounting Pronouncements.” Information therein should help provide a better understanding of the major factors and trends that affect our earnings performance and financial condition, and how our performance during the first three quarters of 2012 and the years ended December 31, 2011 and 2010 compare to the applicable prior periods. The historical results of operations for PBF Holding’s Predecessor is presented and discussed separately to allow the readers of our prospectus to better evaluate the historical operating performance of our current business.

Executive Summary

We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets located in Toledo, Ohio, Delaware City, Delaware, and Paulsboro, New Jersey, which we acquired in 2011 and 2010. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted average Nelson Complexity Index of 11.3.

The following table summarizes our history and acquisitions:

March 2008	PBF LLC was formed.

June 2010	The idle Delaware City refinery and its related assets were acquired from Valero for approximately $220.0 million.

December 2010	The Paulsboro refinery was acquired from Valero for approximately $357.7 million, excluding working capital.

March 2011	The Toledo refinery was acquired from Sunoco for approximately $400.0 million, excluding working capital.

October 2011	Delaware City became operational.

February 2012	We issued $675.5 million aggregate principal amount of 8.25% senior secured notes due 2020.

December 2012	PBF Energy Inc. completed its initial public offering.

Throughout this prospectus we include financial statements and other financial and operating data for the Paulsboro Refining Business for periods prior to its acquisition date of December 17, 2010. We refer to

Paulsboro as PBF Holding’s “Predecessor” or “Predecessor Paulsboro,” because we generated substantially no revenues and prior to our acquisition of Paulsboro and the Delaware City assets, we were a new company formed to pursue acquisitions of crude oil refineries and downstream assets in North America. At the time of its acquisition, Paulsboro represented the major portion of our business and assets.

Factors Affecting Comparability

Our results over the past three years have been affected by the following events, which must be understood in order to assess the comparability of our period to period financial performance and condition.

Acquisition of Delaware City Refinery

Through our subsidiaries, Delaware City Refining and Delaware Pipeline Company LLC, we acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash. We also incurred approximately $4.3 million in acquisition costs. The acquisition of the Delaware City refinery and its related assets was accounted for as an acquisition of assets. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The results of operations have been included in our consolidated financial statements since June 1, 2010. For the period from June 1, 2010 until June 2011, when we began re-starting refinery operations, our results of operations included only certain minor terminal operations and substantial capital improvement activities to prepare the refinery and power plant for re-start. The refinery became fully operational in October 2011 and the results of operations prior to re-start and during the re-start period may not be indicative of our future performance.

The prior owner shut down the Delaware City refinery in the fourth quarter of 2009 due to, among other reasons, financial losses caused by one of the worst recessions in recent history. We were therefore able to acquire the refinery at an attractive price, obtain economic support from the State of Delaware to re-start the refinery, and enter into a new contract with the relevant union at the refinery.

On June 1, 2010, we hired 63 employees of the prior owner to assist us with implementing our refinery turnaround/reconfiguration plan and to conduct terminal operations at the refinery. These employees primarily held positions as engineers, refinery operators, terminal operators, dockworkers, maintenance workers and administrative staff prior to our acquisition of the refinery assets. In connection with our acquisition, we were able to negotiate a new contract with the union including: (1) reopening of the refinery with approximately 470 employees, compared to approximately 700 prior to shutdown by Valero; (2) flexibility with respect to which workers are hired (i.e., no seniority clause); (3) different benefits packages; and (4) more flexible work rules.

Since our acquisition, we have invested more than $500.0 million in turnaround and re-start projects at Delaware City, as well as in the recent strategic development of a crude rail unloading facility. The re-start process included the decommissioning of the gasifier unit located on the property which allowed us to decrease emissions and improve the reliability of the refinery. In addition, we have completed a cogeneration project to convert the electric generation units at the refinery to use natural gas as a fuel and a hydrocracker corrosion control project aimed at increasing throughput. We made significant operating improvements in the first year of operations by modifying the crude slate and product yield, changing operations of the conversion units and re-starting certain units. Through these capital investments and by restructuring certain operations, we have lowered the annual operating expenses of the Delaware City refinery relative to its pre-acquisition operating expense levels by more than 40%. In 2012, we spent approximately $57.0 million, $20.0 million of which had been spent as of September 30, 2012, to expand and upgrade the existing on-site rail infrastructure, including the expansion of the crude rail unloading facilities that will be capable of discharging approximately 110,000 bpd.

In connection with our re-start of the refinery, we received a $20.0 million loan from the State of Delaware which converts to a grant contingent upon our continued operation of the refinery and certain other conditions.

The State of Delaware also agreed to reimburse us $12.0 million in the aggregate for the dredging of the Delaware River near the refinery over the next six years, granted us $1.5 million to fund employee training programs, and granted us $10.0 million towards the conversion of the gas turbines at the refinery to run on natural gas and reduce emissions.

We also obtained a new operating agreement for the Delaware City refinery that defers the construction of previously scheduled cooling water towers that the prior owner planned to spend in excess of $100.0 million to install. The deferral allows us to evaluate the cost effectiveness of closed loop cooling water systems and propose alternatives to be implemented in the next permitting cycle, which is at least five years away. The permits issued pursuant to the new operating agreement provide a plant-wide limit for certain emissions rather than source specific limits. Based on our shutdown of the gasifier unit and the resulting reduction of certain emissions by converting the combustion turbines to natural gas, we avoided additional controls on specific sources that the prior owner anticipated spending approximately $200.0 million to install. As a result of these negotiations, we now have the operational flexibility to manage our emissions in a cost effective manner.

The Delaware City refinery has a throughput capacity of 190,000 bpd and a Nelson Complexity Index of 11.3. It is located on a 5,000-acre site, with access to waterborne cargoes and an extensive distribution network of pipelines, barges and tankers, truck and rail. Delaware City is a fully integrated operation that receives crude via ship or barge at its docks located on the Delaware River. The crude and other feedstocks are transported, via pipes, to an extensive tank farm where they are stored until processing. In addition, there is a 17-bay, 50,000 bpd capacity truck loading rack located adjacent to the refinery, and a 23-mile interstate pipeline that is used to distribute clean products.

Acquisition of Paulsboro Refinery

We acquired the entities that owned the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010, from Valero for approximately $357.7 million, excluding working capital. We paid the purchase price with the $160.0 million Paulsboro Promissory Note and cash funded with equity. The purchase price excludes inventory purchased on our behalf by MSCG and Statoil. The acquisition was accounted for using the acquisition method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The results of operations of the Paulsboro refinery have been included in our combined and consolidated financial statements as of December 17, 2010. We invested approximately $60.0 million in capital in early 2011 to complete a scheduled turnaround at the refinery.

Paulsboro has a throughput capacity of 180,000 bpd and a Nelson Complexity Index of 13.2. The Paulsboro refinery is located on approximately 950 acres on the Delaware River in Paulsboro, New Jersey, just south of Philadelphia, and approximately 30 miles away from Delaware City. The refinery processes a variety of medium and heavy, sour crude oils.

Acquisition of Toledo Refinery

Through our subsidiary, Toledo Refining, we acquired the Toledo refinery on March 1, 2011, from Sunoco for approximately $400.0 million, excluding working capital. We paid the purchase price with the $200.0 million Toledo Promissory Note and cash funded with equity. We also purchased refined and certain intermediate products in inventory for approximately $299.6 million with the proceeds from a note provided by Sunoco that we subsequently repaid on May 31, 2011 with proceeds from our ABL Revolving Credit Facility, and MSCG purchased the refinery’s crude oil inventory on our behalf. Additionally, included in the terms of the sale is a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, of which $103.6 million was paid in 2012. We currently anticipate paying the balance of the participation payment in April 2013. See “—Pro Forma Contractual Obligations and Commitments.”

The acquisition was accounted for using the acquisition method of accounting with the preliminary purchase price allocated to the assets acquired and liabilities assumed based on their estimated fair values. The results of operations of the Toledo refinery have been included in our consolidated financial statements as of March 1, 2011.

Toledo has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. Toledo processes a slate of light, sweet crudes from Canada, the Midcontinent, the Bakken region and the U.S. Gulf Coast. The Toledo refinery is located on a 282-acre site near Toledo, Ohio, approximately 60 miles from Detroit.

Amended and Restated ABL Revolving Credit Facility

On May 31, 2011, we amended the terms of our ABL Revolving Credit Facility to increase its size to $500.0 million and included certain inventory and accounts receivable of the Toledo refinery in the borrowing base. In addition, the interest rate was changed to the Adjusted LIBOR Rate plus 2.00% to 2.50%, depending on the excess availability, as defined, and the maturity date was extended to May 31, 2016. On an ongoing basis, the ABL Revolving Credit Facility is available to be used for working capital and other general corporate purposes. In March, August, and September 2012, we amended the ABL Revolving Credit Facility again to increase the aggregate size from $500.0 million to $750.0 million, $950 million, and $965 million, respectively. The ABL Revolving Credit Facility was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017, and amend the borrowing base to include non-U.S. inventory, and was further amended on December 28, 2012 to increase the maximum availability to $1.575 billion. The amended and restated ABL Revolving Credit Facility includes an accordion feature which allows for commitments of up to $1.8 billion.

Letter of Credit Facility

On January 25, 2011, we entered into a short-term letter of credit facility, which was subsequently amended on April 26, 2011 and April 24, 2012, under which we were able to obtain letters of credit up to $750.0 million composed of a committed maximum amount of $500.0 million and an uncommitted maximum amount of $250.0 million to support certain of our crude oil purchases. As a result of the increased size of the amended and restated ABL Revolving Credit Facility, we terminated the letter of credit facility in December 2012.

Senior Secured Notes Offering

On February 9, 2012, we completed an offering of $675.5 million aggregate principal amount of 8.25% Senior Secured Notes, due 2020 (which we refer to as the “senior secured notes offering”). The net proceeds from the offering of approximately $665.8 million were used to repay our Paulsboro Promissory Note in the amount of $150.6 million, our Term Loan Facility in the amount of $123.8 million, our Toledo Promissory Note in the amount of $181.7 million, and to reduce indebtedness under the ABL Revolving Credit Facility. As a result of the senior secured notes offering, and the repayment of our Delaware City construction financing on August 31, 2012, with the exception of our catalyst lease, we have no long-term debt maturing before 2020.

Factors Affecting Operating Results

Overview

Our earnings and cash flows from operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of refined petroleum products ultimately sold depend on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline, diesel and other refined petroleum products, which, in turn, depend on, among other factors, changes in global and regional economies, weather conditions, global and regional political affairs, production levels, the availability of imports, the marketing of competitive fuels, pipeline capacity, prevailing exchange rates and the extent of government regulation. Our revenue and operating income fluctuate significantly with movements in industry refined petroleum product prices, our materials cost fluctuate significantly with movements in crude oil prices and our other operating expenses fluctuate with movements in the price of energy to meet the power needs of our refineries. In addition, the effect of changes in crude oil prices on our operating results is influenced by how the prices of refined products adjust to reflect such changes.

Crude oil and other feedstock costs and the prices of refined petroleum products have historically been subject to wide fluctuation. Expansion and upgrading of existing facilities and installation of additional refinery distillation or conversion capacity, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a reduction or increase in product margins. Moreover, the industry typically experiences seasonal fluctuations in demand for refined petroleum products, such as for gasoline and diesel, during the summer driving season and for home heating oil during the winter.

Benchmark Refining Margins

In assessing our operating performance, we compare the refining margins (revenue less materials cost) of each of our refineries against a specific benchmark industry refining margin based on a crack spread. Benchmark refining margins take into account both crude and refined petroleum product prices. When these prices are combined in a formula they provide a single value—a gross margin per barrel—that, when multiplied by a throughput number, provides an approximation of the gross margin generated by refining activities.

The performance of our East Coast refineries follows the currently published Dated Brent (NYH) 2-1-1 benchmark refining margins. For our Toledo refinery, we utilize a composite benchmark refining margin, the WTI (Chicago) 4-3-1, that is based on publicly available pricing information for products trading in the Chicago and United States Gulf Coast markets.

While the benchmark refinery margins presented below under “Results of Operations—PBF Holding —Market Indicators” and “—Results of Operations—Paulsboro Refining Business—PBF Holding’s Predecessor—Market Indicators,” are representative of the results of our refineries, each refinery’s realized gross margin on a per barrel basis will differ from the benchmark due to a variety of factors affecting the performance of the relevant refinery to its corresponding benchmark. These factors include the refinery’s actual type of crude oil throughput, product yield differentials and any other factors not reflected in the benchmark refining margins, such as transportation costs, storage costs, credit fees, fuel consumed during production and any product premiums or discounts, as well as inventory fluctuations, timing of crude oil and other feedstock purchases, a rising or declining crude and product pricing environment and commodity price management activities. As discussed in more detail below, each of our refineries, depending on market conditions, has certain feedstock-cost and product-value advantages and disadvantages as compared to the refinery’s relevant benchmark.

Credit Risk Management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to us. Our exposure to credit risk is reflected in the carrying amount of the receivables that are presented in our balance sheet. To minimize credit risk, all customers are subject to extensive credit verification procedures and extensions of credit above defined thresholds are to be approved by the senior management. Our intention is to trade only with recognized creditworthy third parties. In addition, receivable balances are monitored on an ongoing basis. We also limit the risk of bad debts by obtaining security such as guarantees or letters of credit.

Other Factors

We currently source our crude oil for Paulsboro and Delaware City on a global basis through a combination of market purchases and short-term purchase contracts through our crude supply contracts primarily with Statoil. Our agreement with Statoil for Paulsboro will terminate effective March 31, 2013, at which time we plan to source Paulsboro’s crude oil and feedstocks internally. Our agreement with Statoil for Delaware City has been extended by Statoil through December 31, 2015 and we have recently entered into certain amendments to that agreement that are effective through the extended term. In addition, we have a long-term contract with the Saudi

Arabian Oil Company (“Saudi Aramco”). We have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro pursuant to this agreement and on a spot basis. Our Toledo refinery sources domestic and Canadian crude oil through similar market purchases through our crude supply contract with MSCG. We believe purchases based on market pricing has given us flexibility in obtaining crude oil at lower prices and on a more accurate “as needed” basis. Since our Paulsboro and Delaware City refineries access their crude slates from the Delaware River via ship or barge and through our rail facilities at Delaware City, these refineries have the flexibility to purchase crude oils from the Midcontinent and Western Canada, as well as a number of different countries.

Our operating cost structure is also important to our profitability. Major operating costs include costs relating to employees and contract labor, energy, maintenance and environmental compliance. The predominant variable cost is energy, in particular, the price of utilities, natural gas and chemicals.

Our operating results are also affected by the reliability of our refinery operations. Unplanned downtime of our refinery assets generally results in lost margin opportunity and increased maintenance expense. The financial impact of planned downtime, such as major turnaround maintenance, is managed through a planning process that considers such things as the margin environment, the availability of resources to perform the needed maintenance and feedstock logistics, whereas unplanned downtime does not afford us this opportunity.

Refinery-Specific Information

The following section includes refinery-specific information related to crude differentials, ancillary costs, and local premiums and discounts.

Delaware City Refinery. The benchmark refining margin for the Delaware City refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of heating oil. We calculate this refining margin using the New York Harbor market value of gasoline and heating oil against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Delaware City refinery has a product slate of approximately 52.5% gasoline, 35% distillate (split evenly between ULSD and heating oil), 1.5% high-value petrochemicals, with the remaining 11% of the product slate comprised of lower-value products (5% petroleum coke, 5% LPGs and 1% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The Dated Brent (NYH) 2-1-1 benchmark crack has averaged $14.55 per barrel over the period from January 1, 2012 to September 30, 2012. The majority of Delaware City revenues are generated off NYH-based market prices.

The Delaware City refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•

the Delaware City refinery processes a slate of primarily medium and heavy, and sour crude oil, which has constituted approximately 70% to 80% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks. Our total throughput costs have historically priced at a discount to Dated Brent; and

•

as a result of the heavy, sour crude slate processed at Delaware City, we produce low value products including sulfur and petroleum coke. These products are priced at a significant discount to gasoline, ULSD and heating oil and represent approximately 5% of our total production volume.

Paulsboro Refinery. The benchmark refining margin for the Paulsboro refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of heating oil. We calculate this refining margin using the New York Harbor market value of gasoline and heating oil against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Paulsboro refinery has a product slate of approximately 37.5%

gasoline, 40.5% distillate (comprised of approximately one-third jet fuel and two-thirds heating oil), 5.5% high-value Group I lubricants, with the remaining 16.5% of the product slate comprised of lower-value products (4% petroleum coke, 3% LPGs, 3% fuel oil, 5% asphalt, and 1.5% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The Dated Brent (NYH) 2-1-1 benchmark crack has averaged $14.55 per barrel over the period from January 1, 2012 to September 30, 2012. The majority of Paulsboro revenues are generated off NYH-based market prices.

The Paulsboro refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•

the Paulsboro refinery processes a slate of primarily medium and heavy, and sour crude oil, which has historically constituted approximately 70% to 80% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks. Historically, Paulsboro’s delivered crude costs have priced at a discount to Dated Brent;

•

as a result of the heavy, sour crude slate processed at Paulsboro, we produce low value products including sulfur, petroleum coke and fuel oil. These products are priced at a significant discount to gasoline and heating oil and represent approximately 8% to 9.5% of our total production volume; and

•	the Paulsboro refinery produces Group I lubricants which, through an extensive production process, has a low volume yield which limits the volume expansion on crude inputs.

Toledo Refinery. The benchmark refining margin for the Toledo refinery is calculated by assuming that four barrels of benchmark WTI crude oil are converted into three barrels of gasoline, one-half barrel of ULSD and one-half barrel of jet fuel. We calculate this refining margin using the Chicago market values of gasoline and ULSD and the United States Gulf Coast value of jet fuel against the market value of WTI crude oil and refer to this benchmark as the WTI (Chicago) 4-3-1 benchmark refining margin. Our Toledo refinery has a product slate of approximately 51% gasoline, 35% distillate (comprised of approximately 45% jet fuel and 55% ULSD), 5% high-value petrochemicals (including nonene, tetramer, benzene, xylene and toluene) with the remaining 9% of the product slate comprised of lower-value products (6% LPGs, 2.5% fuel oil and 0.5% other). For this reason, we believe the WTI (Chicago) 4-3-1 is an appropriate benchmark industry refining margin. The majority of Toledo revenues are generated off Chicago-based market prices. The WTI (Chicago) 4-3-1 benchmark crack has averaged $28.05 per barrel over the period from January 1, 2012 to September 30, 2012.

The Toledo refinery’s realized gross margin on a per barrel basis has historically differed from the WTI (Chicago) 4-3-1 benchmark refining margin due to the following factors:

•

the Toledo refinery processes a slate of domestic sweet crude oil (60% of total crude throughput) and Syncrude (40% of total crude throughput). Historically, Toledo’s delivered crude costs have been higher than the market value of WTI crude oil;

•

the Toledo refinery is connected to its distribution network through a variety of third party product pipelines. While lower in cost when compared to barge or rail transportation, the inclusion of transportation costs increases our overall cost relative to the 4-3-1 benchmark refining margin; and

•	the Toledo refinery generates a pricing benefit on some of its products, primarily its petrochemicals.

Results of Operations—PBF Holding

The tables below summarize certain information relating to our operating results derived from our unaudited condensed consolidated financial data for the nine months ended September 30, 2012 and 2011 and our audited consolidated financial data for the years ended December 31, 2009, 2010 and 2011. This data should be read in conjunction with our audited and unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

PBF Holding and Subsidiaries

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
	(in thousands)
Revenues	$228	$210,671	$14,960,338	$10,183,897	$15,188,327
Cost of sales, excluding depreciation	—	203,971	13,855,163	9,147,063	13,871,884

Non-GAAP gross margin(1)	228	6,700	1,105,175	1,036,834	1,316,443
Operating expenses, excluding depreciation	—	25,140	658,831	457,722	537,880
General and administrative expenses	6,294	15,859	86,183	71,533	78,042
Acquisition related expenses	—	6,051	728	684	—
Gain on sale of asset	—	—	—	—	(2,430)
Depreciation and amortization expense	44	1,402	53,743	35,636	67,419

	6,338	48,452	799,485	565,575	680,911

(Loss) income from operations	(6,110)	(41,752)	305,690	471,259	635,532
Change in fair value of catalyst leases	—	(1,217)	7,316	4,848	(6,929)
Change in fair value of contingent consideration	—	—	(5,215)	(4,829)	(2,076)
Interest income (expense), net	10	(1,388)	(65,120)	(44,127)	(86,753)

Net (loss) income	$(6,100)	$(44,357)	$242,671	$427,151	$539,774

Gross margin	$228	$(4,895)	$417,962	$567,995	$716,267

(1)	Non-GAAP gross margin is defined as gross margin excluding direct operating expenses and depreciation expense related to the refineries. We believe non-GAAP gross margin is an important measure of operating performance and provides useful information to investors because it is a better metric comparison for the industry refining margin benchmarks, as the refining margin benchmarks do not include a charge for operating expenses and depreciation expense. In order to assess our operating performance, we compare our non-GAAP gross margin (revenue less cost of sales) to industry refining margin benchmarks and crude oil prices as defined in the table below. Information is shown only for the periods during which we had refining operations.

Non-GAAP gross margin should not be considered an alternative to gross margin, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP gross margin presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of Non-GAAP gross margin to the most directly comparable GAAP financial measure, gross margin, on a historical basis, as applicable, for each of the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(in thousands)
Reconciliation of gross margin to Non-GAAP gross margin:
Gross margin	$228	$(4,895)	$417,962	$567,995	$716,267
Add:
Refinery operating expenses	—	11,052	635,517	434,408	537,880
Refinery depreciation expense	—	543	51,696	34,431	62,296

Non-GAAP gross margin	$228	$6,700	$1,105,175	$1,036,834	$1,316,443

	Year Ended December 31, 2010(b)	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Market Indicators(a) (dollars per barrel, except as noted)
Dated Brent crude oil	$92.77	$111.26	$111.89	$112.21
West Texas Intermediate (WTI) crude oil	$90.03	$95.04	$95.37	$96.13
Crack Spreads
Dated Brent (NYH)2-1-1	$10.41	$9.93	$10.38	$14.55
WTI (Chicago) 4-3-1	$10.30	$24.14	$26.18	$28.05
Crude Oil Differentials
Dated Brent (foreign) less WTI	$2.74	$16.22	$16.52	$16.08
Dated Brent less Maya (heavy, sour)	$13.19	$12.63	$14.86	$10.51
Dated Brent less WTS (sour)	$5.22	$18.28	$18.98	$20.18
Dated Brent less ASCI (sour)	$2.55	$3.82	$4.26	$4.46
WTI less WCS (heavy, sour)	$18.25	$15.63	$16.71	$20.40
WTI less Bakken (light, sweet)	$2.96	$(3.31)	$(4.73)	$6.36
WTI less Syncrude (light, sweet)	$1.43	$(9.79)	$(11.06)	$1.37
Natural gas (dollars per MMBTU)	$4.17	$4.00	$4.21	$2.58

Key Operating Information
Production (barrels per day in thousands)	146.5	427.9	318.7	463.0
Crude oil and feedstocks throughput (barrels per day in thousands)	143.8	429.4	316.0	464.0
Total crude oil and feedstocks throughput (millions of barrels)	2.2	128.7	86.3	127.1

(a)	As reported by Platts.
(b)	Data is for the period from December 17, 2010 to December 31, 2010.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Overview—Net income was $539.8 million for the nine months ended September 30, 2012 compared to $427.2 for the nine months ended September 30, 2011. During the 2011 period, our results reflect nine months of operations of our Paulsboro refinery, seven months of operations of our Toledo refinery, which was acquired on

March 1, 2011, and activities to turnaround, reconfigure and re-start our Delaware City refinery. We began restarting our Delaware City refinery in June 2011 and it was fully operational in October 2011. During the nine months ended September 30, 2012, all three of our refineries were operating, although the Toledo refinery was impacted by a thirty day turnaround of its hydrocracker, reformer and UDEX units which commenced on March 9, 2012. Our results for the nine months ended September 30, 2012 were favorably impacted by improved crack spreads despite the narrowing of the light/heavy crude differential.

Revenues—Revenues totaled $15.2 billion for the nine months ended September 30, 2012 compared to $10.2 billion for the nine months ended September 30, 2011, an increase of $5.0 billion, or 49%. The revenue increase primarily relates to nine months of operations of the Toledo refinery in 2012 compared to seven months in 2011 as a result of its acquisition on March 1, 2011, and nine months of operations of our Delaware City refinery in 2012, which was being reconfigured and prepared for restart during the 2011 period. For the nine months ended September 30, 2012, the total throughput rates at our Paulsboro, Toledo, and Delaware City refineries averaged approximately 155,000 bpd, 147,400 bpd, and 161,500 bpd, respectively. For the nine months ended September 30, 2011, the total throughput rates at our Paulsboro, Toledo and Delaware City refineries averaged approximately 150,100 bpd, 151,300 bpd, and 105,700 bpd, respectively. For the nine months ended September 30, 2012, the total barrels sold at our Paulsboro, Toledo, and Delaware City refineries averaged approximately 148,000 bpd, 154,200 bpd, and 154,100 bpd, respectively. For the nine months ended September 30, 2011, the total barrels sold at our Paulsboro, Toledo, and Delaware City refineries averaged approximately 150,800 bpd, 159,800 bpd, and 89,800 bpd, respectively.

The throughput rate and barrels sold for our Toledo and Delaware City refineries for the nine months ended September 30, 2011 reflect the period from March 1 to September 30 and June 1 to September 30, respectively. Total barrels sold during the nine months ended September 30, 2012 were approximately 128.5 million barrels at an average price of $118.19 per barrel, compared to 86.3 million barrels at an average price of $117.97 per barrel during the 2011 period.

Gross Margin—Non-GAAP gross margin totaled $1,316.4 million, or $10.36 per barrel of throughput, for the nine months ended September 30, 2012 compared to $1,036.8 million, or $12.02 per barrel of throughput during the nine months ended September 30, 2011, an increase of $279.6 million. Gross margin totaled $716.3 million, or $5.63 per barrel of throughput, for the nine months ended September 30, 2012 compared to $568.0 million, or $6.58 per barrel of throughput, for the nine months ended September 30, 2011, an increase of $148.3 million. The increase in non-GAAP gross margin and gross margin was primarily due to a full nine months of operations at the Toledo and Delaware City refineries in 2012.

Average industry refining margins in the Midcontinent were generally stronger during the nine month period ended September 30, 2012 as compared to the same period in 2011. The WTI (Chicago) 4-3-1 industry crack spread was approximately $1.87 per barrel or 7.1% higher in the nine month period ended September 30, 2012 as compared to the same period in 2011. During the nine month period ended September 30, 2012, we believe the strong industry refining margins and crude oil price differentials reflect limitations on takeaway capacity of WTI crude stored at Cushing, Oklahoma and the increase in domestically available supply which depressed the price of WTI versus Dated Brent and other crudes. The WTI-Syncrude differential improved by $12.43 per barrel during the nine month period ended September 30, 2012 compared to the same period in 2011. As the WTI-Syncrude premium increases, it has a positive impact on our Toledo refinery’s gross margin because Syncrude represents a significant portion of its crude slate.

While the Dated Brent (NYH) 2-1-1 industry crack spread was approximately $4.17 per barrel, or 40.2%, higher in the nine month period ended September 30, 2012 as compared to the same period in 2011, the Dated Brent/Maya differential was approximately $4.35 per barrel, or approximately 29.2%, lower in 2012 than in 2011. A reduction in the Dated Brent/Maya crude differential, our proxy for the light/heavy crude differential, has a negative impact on Paulsboro and Delaware City as both refineries process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil.

The decrease in our non-GAAP gross margin per barrel to $10.36 per barrel for the nine months ended September 30, 2012 from $12.02 per barrel during the same period in 2011 was primarily driven by an unfavorable increase in the landed cost of crude at our East Coast refineries due to the narrowing of the light/heavy crude differential, partially offset by improved crack spreads and lower cost of crude at our Toledo refinery. The impact of the narrowing of the light/heavy crude differential on the results of our Paulsboro and Delaware City refineries was compounded by their significant production of low value products such as sulfur, petroleum coke and fuel oils as these products price at a substantial discount to light products. As a result, we were not able to fully benefit from the increase in gasoline and distillates prices during the nine month period.

Operating Expenses—Operating expenses totaled $537.9 million, or $4.23 per barrel of throughput, for the nine months ended September 30, 2012 compared to $457.7 million, or $5.31 per barrel of throughput, for the nine months ended September 30, 2011, an increase of $80.2 million, or 17.5%. The increase in operating expenses primarily relates to having Toledo for a full nine months in the 2012 period versus seven months in 2011, and the restart of the Delaware City refinery. During the 2011 period, our Delaware City refinery was undergoing a turnaround and reconfiguration. It was fully operational during the nine months ended September 30, 2012. The decrease in operating expenses per barrel of throughput is mainly attributable to a reduction in energy and utilities costs, primarily driven by lower natural gas prices, and the increase in throughput barrels. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs.

General and Administrative Expenses—General and administrative expenses totaled $78.0 million for the nine months ended September 30, 2012 compared to $71.5 million for the nine months ended September 30, 2011, an increase of $6.5 million or 9%. The increase in general and administrative expenses primarily relates to higher information technology expenses for the implementation of accounting and commercial software recorded in 2012. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Acquisition-related Expenses—Acquisition-related expenses for the nine months ended September 30, 2011 were $0.7 million and related to our acquisition of Toledo.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $67.4 million for the nine months ended September 30, 2012 compared to $35.6 million for the nine months ended September 30, 2011, an increase of $31.8 million. The increase was principally due to the acquisition of Toledo in March 2011, commencement of depreciation in July 2011 related to the restart of Delaware City, and capital expenditure and turnaround activity.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a loss of $6.9 million for the nine months ended September 30, 2012 compared to a gain of $4.8 million for the nine months ended September 30, 2011. This gain or loss relates to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to repurchase at fair market value at the lease termination dates.

Change in Fair Value of Contingent Consideration—Change in the fair value of contingent consideration was an expense of $2.1 million for the nine months ended September 30, 2012, compared to $4.8 million for the 2011 period. This change represents the increase in the estimated fair value of the total contingent consideration we expect to pay in connection with our acquisition of the Toledo refinery.

Interest (Expense) Income—Interest expense totaled $86.7 million for the nine months ended September 30, 2012 compared to $44.1 million for the nine months ended September 30, 2011, an increase of $42.6 million. Interest expense includes interest on long-term debt, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreements with Statoil and MSCG, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing fees. The increase in interest expense primarily relates to an increase in overall debt associated with the issuance of senior secured notes in February 2012 and precious metals catalyst leases for the Toledo and Delaware City refineries, interest expense associated with the Statoil agreement related to the Delaware City restart and the write off of $4.4 million in deferred financing costs on debt that was repaid from the proceeds of our senior secured notes offering.

2011 Compared to 2010

Overview—Net income was $242.7 million for the year ended December 31, 2011 compared to a net loss of $44.4 million for the year ended December 31, 2010. During most of 2010, we were a development stage company focused on the acquisition of oil refineries and other downstream assets in North America and activities to turnaround, reconfigure and re-start our Delaware City refinery. Our net loss in 2010 was related to those activities, plus the results of operations of our Paulsboro refinery for the period from December 17, 2010 to December 31, 2010. Our 2011 net income primarily reflects a full year’s operation of our Paulsboro refinery, the results of our Toledo refinery, which we acquired on March 1, 2011, and the results of our Delaware City refinery, which we began re-starting in June 2011 and which was fully operational in October 2011.

Revenues—Revenues totaled $15.0 billion for the year ended December 31, 2011 compared to $210.7 million in the year ended December 31, 2010. The revenue increase was primarily due to the operations of our Paulsboro and Toledo refineries, and the commencement of refining operations at our Delaware City refinery, which became operational in October 2011. The total throughput rate and barrels sold rate at our Paulsboro refinery averaged 151,400 bpd and 151,700 bpd, respectively, during the year ended December 31, 2011. The total throughput rate and barrels sold rate at our Toledo refinery averaged 151,400 bpd and 160,800 bpd, respectively, during the period from March 1, 2011 to December 31, 2011. We began re-starting our Delaware City refinery during June 2011 and it became operational in October 2011. Its throughput rate and barrels sold rate averaged approximately 126,600 bpd and 116,200 bpd, respectively, for the period from June 2011 through December 31, 2011. Our 2010 revenues were primarily related to consulting services that we provided to third parties, minor terminaling operations at our Delaware City refinery beginning June 1, 2010, and revenue from our Paulsboro refinery from December 17, 2010 to December 31, 2010. During this period, the refinery had an average throughput rate of approximately 143,800 bpd.

Gross Margin—Non-GAAP gross margin totaled $1,105.2 million, or $8.59 per barrel of throughput, for the year ended December 31, 2011 compared to $6.7 million, or $3.05 per barrel of throughput for the year ended December 31, 2010, an increase of $1,098.5 million. Gross margin totaled $418.0 million, or $3.25 per barrel of throughput, for the year ended December 31, 2011 compared to a loss of $4.9 million, or $2.27 per barrel of throughput, for the year ended December 31, 2010, an increase of $422.9 million. The increase in non-GAAP gross margin and gross margin in 2011 was due to the acquisition of the Toledo refinery, a full year of operations at the Paulsboro refinery, and the re-start of the Delaware City refinery during the year. Additionally, the increase in non-GAAP gross margin and gross margin was also driven by strong margins for most of the products we produce and wider crude oil price differentials.

Average industry refining margins and crude oil price differentials were stronger in 2011 as compared to 2010. The WTI (Chicago) 4-3-1 industry crack spread was approximately 169.1% higher in 2011 compared to 2010. The Dated Brent/WTI differential and Dated Brent/Maya differentials were $16.17 per barrel and $3.36 per barrel higher, respectively, in 2011 than in 2010. In 2011, we believe these industry refining margins and crude oil price differentials were impacted by supply limitations of WTI crude stored at Cushing, Oklahoma which depressed the price of WTI. In addition, the demand for crude oil increased which, in turn, increased prices for non-WTI crude worldwide. As a result, the differential between light and heavy barrels widened. A strong Dated Brent/WTI crude differential has a significant positive impact on Toledo’s gross margin because its primary feedstock is mainly WTI and WTI based light, sweet crude oil. A wide Dated Brent/Maya crude differential, our proxy for the light/heavy differential, has a positive impact on Paulsboro and Delaware City as both refineries process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil.

Demand for transportation fuels has generally been higher in the spring and summer months than during the fall and winter months. As a result, we expect our operating results for the second and third quarters will generally be higher than for the first and fourth quarters.

Operating Expenses—Operating expenses totaled $658.8 million, or $5.12 per barrel of throughput, for the year ended December 31, 2011 compared to $25.1 million for the year ended December 31, 2010, an increase of $633.7 million. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals. Operating expenses for 2011 include our Paulsboro refinery for the entire year and our Toledo refinery from March 1, 2011 through December 31, 2011. During 2011, our Delaware City refinery was undergoing a turnaround and reconfiguration and we began re-starting the refinery in June 2011. It was fully operational in October 2011. During 2010, our operating expenses included expenses associated with the Delaware City turnaround and reconfiguration projects, minor terminaling operations, and the operating expenses of our Paulsboro refinery from December 17, 2010 to December 31, 2010. Our consolidated operating expense per barrel of $5.12 for the year ended December 31, 2011 may not be indicative of our future performance, primarily because it included the operating expenses of Delaware City prior to the period we began re-starting the refinery and during the re-start period which began in June 2011.

General and Administrative Expenses—General and administrative expenses totaled $86.2 million for the year ended December 31, 2011 compared to $15.9 million for the year ended December 31, 2010, an increase of $70.3 million or 443.4%. The increase is primarily attributable to increased personnel, facilities and other infrastructure costs necessary to support our three operating oil refineries in 2011. During 2010, we were primarily focused on completing the acquisitions of our three refineries and starting the process of building out our infrastructure to support our transition from a development stage company to an operating entity.

Acquisition-related Expenses—Acquisition-related expenses totaled $0.7 million for the year ended December 31, 2011 compared to $6.1 million for the year ended December 31, 2010, a decrease of $5.4 million or 88.0%. Acquisition related expense in 2010 represented consulting and legal expenses related to the Paulsboro and Toledo acquisitions and other pending or non-consummated acquisitions. In addition, we capitalized $4.3 million in acquisition related costs associated with our acquisition of the Delaware City assets. Our acquisition related expenses in 2011 were primarily related to Toledo.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $53.7 million for the year ended December 31, 2011 compared to $1.4 million for the year ended December 31, 2010, an increase of $52.3 million. The increase was principally due to a year of Paulsboro activity, the acquisition of Toledo in March 2011, commencement of depreciation in July 2011 related to the beginning of re-start activity for Delaware City, and capital expenditure activity. In the comparable period in 2010, depreciation expense related primarily to our Paulsboro refinery for the period from December 17, 2010 to December 31, 2010.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $7.3 million for the year ended December 31, 2011 compared to a loss of $1.2 million for the year ended December 31, 2010. This gain or loss relates to the change in value of the precious metals underlying the sale leaseback of the Delaware City refinery and Toledo refinery precious metals catalyst, which we are obligated to repurchase at fair market value at the lease termination date.

Change in Fair Value of Contingent Consideration—Change in the fair value of contingent consideration was $5.2 million for the year ended December 31, 2011, compared to zero in 2010. This change represents the increase in the estimated fair value of the contingent consideration we expect to pay in connection with our acquisition of the Toledo refinery.

Interest (Expense) Income—Interest expense totaled $65.1 million for the year ended December 31, 2011 compared to $1.4 million for the year ended December 31, 2010. We incurred long-term debt in connection with our acquisitions of Delaware City, Paulsboro and Toledo, giving rise to interest expense. We also incurred interest expense in connection with our crude and feedstock supply agreements with Statoil and MSCG and letter of credit fees associated with the purchase of certain crude oils.

2010 Compared to 2009

Overview—Our net loss was $44.4 million in 2010 compared to a net loss of $6.1 million in 2009, an increase of $38.3 million or 627.9%. During 2009 and throughout most of 2010, we were a development stage company focused on the acquisition of oil refineries and downstream assets in North America. Our net loss in 2009 related to costs associated with those activities. In 2010, our net loss results from acquisition activities, terminal operations and non-capitalizable maintenance activities at our Delaware City refinery, which we acquired on June 1, 2010, and the operating results of our Paulsboro refinery, which we acquired on December 17, 2010.

Revenues—Revenues totaled $210.7 million in 2010 compared to $0.2 million in 2009, an increase of $210.5 million. The increase was principally due to $4.8 million in terminal revenues at our Delaware City refinery for the period from June 1, 2010 to December 31, 2010 and $205.9 million in revenue at our Paulsboro refinery for the period from December 17, 2010 to December 31, 2010. Total throughput averaged 143,800 bpd at Paulsboro from December 17, 2010 to December 31, 2010. Our revenue in 2009 related primarily to consulting services that we provided to third parties.

Gross Margin—Non-GAAP gross margin totaled $6.7 million in 2010 and $0.2 million in 2009. Gross margin was a loss of $4.9 million in 2010 and $0.2 million in 2009. Our non-GAAP gross margin and gross margin in 2009 related to consulting activities. In 2010, we reported non-GAAP gross margin of $4.8 million related to our terminal operations at our Delaware City refinery for the period from June 1, 2010 to December 31, 2010 and $1.9 million in non-GAAP gross margin for our Paulsboro refinery for the period from December 17, 2010 to December 31, 2010. Non-GAAP gross margin and gross margin at our Paulsboro refinery for December 17, 2010 through December 31, 2010 totaled $0.88 and a loss of $4.49 per barrel of crude oil throughput, respectively.

Operating Expenses—Operating expenses totaled $25.1 million in 2010 compared to zero in 2009. We did not incur any operating expenses in 2009 as we were a development stage company without any operations. We began to incur operating expenses concurrent with our acquisition of Delaware City in June 2010, where we reported $14.1 million in operating expenses related to terminal operations and non-capitalizable maintenance expenses incurred while the refinery was undergoing a major turnaround and reconfiguration project. Operating expenses at our Paulsboro refinery for December 17, 2010 through December 31, 2010 totaled $11.0 million, or $5.01 per barrel of crude oil throughput.

General and Administrative Expenses—General and administrative expenses totaled $15.9 million in 2010 compared to $6.3 million in 2009, an increase of $9.6 million or 152.0%. The increase is principally attributable to increased personnel, facilities and other infrastructure costs as we began to build-out our back office administrative functions to support our acquisitions.

Acquisition-related Expenses—Acquisition-related expenses totaled $6.1 million in 2010 compared to zero in 2009. Acquisition-related expenses in 2010 represented consulting and legal expenses related to the Paulsboro and Toledo acquisitions and other pending or non-consummated acquisitions.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $1.4 million in 2010 compared to $44 thousand in 2009, an increase of $1.4 million. This increase was principally due to our commencing operations in 2010 following the acquisitions of Delaware City and Paulsboro. In 2009, we had de minimis depreciable assets.

Change in Fair Value of Catalyst Lease Obligation—Change in the fair value of catalyst lease totaled $1.2 million in 2010 compared to zero in 2009. This charge relates to the change in value of the precious metals underlying the sale leaseback of the Delaware City precious metals catalyst, which we are obligated to repurchase at fair market value at the lease termination date.

Interest Income (Expense)—Interest expense totaled $1.4 million in 2010 compared to $10 thousand of interest income in 2009. We incurred long-term debt in 2010 in connection with our acquisitions of Delaware City and Paulsboro, giving rise to interest expense. In 2009, we had no long-term debt.

Paulsboro Refining Business—PBF Holding’s Predecessor

	Year Ended December 31, 2009	Period from January 1, 2010 through December 16, 2010
	(in thousands)
Operating revenues	$3,549,517	$4,708,989
Cost of sales, excluding depreciation	3,419,460	4,487,825

Non-GAAP gross margin(1)	130,057	221,164
Operating expenses, excluding depreciation	266,319	259,768
General and administrative expenses	15,594	14,606
Asset impairment loss	8,478	895,642
Depreciation and amortization expense	65,103	66,361

Operating income (loss)	(225,437)	(1,015,213)
Interest and other income, net	1,249	500

Income (loss) before income tax expense (benefit)	(224,188)	(1,014,713)
Income tax expense (benefit)	(86,586)	(322,962)

Net income (loss)	$(137,602)	$(691,751)

Gross margin	$(188,362)	$(90,704)

(1)	Non-GAAP gross margin is defined as gross margin excluding direct operating expenses and depreciation expense related to the refineries. We believe non-GAAP gross margin is an important measure of operating performance and provides useful information to investors because it is a better metric comparison for the industry refining margin benchmarks, as the refining margin benchmark do not contemplate a charge for operating expenses and depreciation expense. In order to assess our operating performance, we compare our non-GAAP gross margin (revenue less cost of sales) to industry refining margin benchmarks and crude oil prices as defined in the table below.

Non-GAAP gross margin should not be considered an alternative to gross margin, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP gross margin presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of non-GAAP gross margin to the most directly comparable GAAP financial measure, gross margin, on a historical basis, as applicable, for each of the periods indicated:

	Year Ended December 31, 2009	Period from January 1, 2010 through December 16, 2010
	(in thousands)
Reconciliation of gross margin to Non-GAAP gross margin:
Gross margin	$(188,362)	$(90,704)
Add:
Refinery operating expenses	266,319	259,768
Refinery depreciation expense	52,100	52,100

Non-GAAP gross margin	$130,057	$221,164

	Year Ended December 31, 2009	Period from January 1, 2010 through December 16, 2010
Market Indicators(a)
(dollars per barrel, except as noted)
Dated Brent crude oil	$61.67	$79.01
West Texas Intermediate (WTI) crude oil	$61.92	$79.01
Crack Spreads
Dated Brent (NYH) 2-1-1	$8.24	$9.40
WTI (Chicago) 4-3-1	$8.62	$8.92
Crude Oil Differentials
Dated Brent (foreign) less WTI	$(0.25)	$0.00
Dated Brent less Maya (heavy, sour)	$5.00	$9.20
Dated Brent less WTS (sour)	$1.27	$2.13
Dated Brent less ASCI (sour)	$1.26	$1.59
WTI less WCS (heavy, sour)	$7.65	$13.61
WTI less Bakken (light, sweet)	N/A	$3.13
WTI less Syncrude (light, sweet)	$(1.61)	$(0.17)
Natural gas (dollars per MMBTU)	$4.16	$4.39

Key Operating Information
Production (barrels per day in thousands)	147.0	153.0
Crude oil and feedstocks throughput (barrels per day in thousands)	148.6	154.0
Total crude oil and feedstocks throughput (millions of barrels)	54.2	53.9

(a)	As reported by Platts.

Paulsboro Refining Business—PBF Holding’s Predecessor

Period from January 1, 2010 through December 16, 2010 Compared to 2009

Overview—Net loss was $691.8 million in the period from January 1, 2010 through December 16, 2010 compared to a net loss of $137.6 million in 2009, an increase of $554.2 million or 402.8%. The net loss in 2010 was driven primarily by the $895.6 million impairment charge discussed below. Excluding the charge, the pretax loss would have been $119.1 million as compared to a reported pretax loss of $1.0 billion in 2010. The operating losses in both periods resulted from narrow margins on refined products and high operating costs to maintain the refinery.

Operating Revenues—Operating revenues totaled $4.7 billion in the 2010 period compared to $3.5 billion in 2009, an increase of $1.2 billion or 34.3%. The increase was principally due to an increase in average finished product prices. The spot prices of conventional gasoline and diesel increased approximately 27% over the period, while throughput increased 3.6%. Total throughput averaged 154,000 bpd over the 2010 period compared to 148,600 bpd in 2009.

Cost of Sales—Cost of sales totaled $4.5 billion in the 2010 period compared to $3.4 billion in 2009, an increase of $1.1 billion or 32.4%. The increase was principally due to a rise in average crude prices. The Dated Brent crude average price increased 28% from period to period, while throughput increased 3.6%. Non-GAAP gross margin per barrel averaged $4.10 in 2010 versus $2.40 per barrel in 2009 and gross margin per barrel averaged a loss of $1.68 in 2010 versus a loss of $3.48 per barrel in 2009.

Expenses—Operating expenses totaled $259.8 million, or $4.82 per barrel of throughput, in the 2010 period compared to $266.3 million, or $4.91 per barrel of throughput, in 2009, a decrease of $6.5 million or 2.4%. General and administrative expenses totaled $14.6 million in the 2010 period compared to $15.6 million in 2009, a decrease of $1.0 million or 6.4%. The decreases were principally due to there being 14 fewer days in 2010 as compared to a full year of 2009.

Asset Impairment Loss—Asset impairment loss totaled $895.6 million in the 2010 period compared to $8.5 million in 2009, an increase of $887.1 million. The impairment loss in 2010 is due to the write-down of assets to their fair value in connection with the sale of the refinery to PBF Holding. The impairment loss in 2009 related to capital projects in progress that were permanently cancelled in light of deteriorating economic conditions.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $66.4 million in the 2010 period compared to $65.1 million in 2009, an increase of $1.3 million or 2.0%. This increase was principally due to a slight increase in capital expenditures in 2010 following the decline in spending in 2009.

Interest and Other Income and Expense—Interest and other income totaled $0.5 million in the 2010 period compared to $1.2 million in 2009, a decrease of $0.7 million or 58.3%. The decrease is mainly attributable to the reversal of tax related accruals that were reversed upon expiration of the statutory audit period in 2010.

Income Tax Expense (Benefit)—Income tax benefit totaled $323.0 million in the 2010 period compared to income tax benefit of $86.6 million in 2009, an increase of $236.4 million or 273.0%. The increase was primarily due to the larger pre-tax loss in 2010 as compared to 2009.

Liquidity and Capital Resources

Overview

Our primary source of liquidity is our cash flows from operations and borrowing availability under our credit facilities, as more fully described below. We believe that our cash flows from operations and available capital resources will be sufficient to meet our capital expenditure, working capital, including payment of the Toledo refinery contingent consideration, and debt service requirements for the next twelve months. However, our ability to generate sufficient cash flow from operations depends, in part, on oil market pricing and general economic, political and other factors beyond our control. We believe we could, during periods of economic downturn, access the capital markets and/or other available financial resources or reduce our capital and discretionary expenditure plans to strengthen our financial position.

Cash Flow Analysis—PBF Holding

Cash Flows from Operating Activities

Net cash provided by operating activities was $468.8 million for the nine months ended September 30, 2012 compared to net cash provided by operating activities of $467.6 million for the nine months ended September 30, 2011. During the 2011 period, our cash flows reflect only seven months of operations of our Toledo refinery, which was acquired on March 1, 2011, and limited operations at our Delaware City refinery, which was not fully operational until October 2011. Our operating cash flows for the nine months ended September 30, 2012 included our net income of $539.8 million, plus net non-cash charges relating to depreciation and amortization of $71.1 million, pension and other post retirement benefits of $9.5 million, changes in the fair value of our catalyst lease and Toledo contingent consideration obligations of $9.0 million, change in the fair value of our inventory repurchase obligations of $5.1 million, the write-off of unamortized deferred financing fees related to retired debt of $4.4 million and stock-based compensation of $1.7 million, partially offset by a gain on asset sales of $2.4 million. In addition, net changes in working capital used $169.4 million in cash driven by increases in hydrocarbon purchases and sales volumes and their associated impact on inventory, accounts receivable, and hydrocarbon-related liabilities. Our operating cash flows for the nine months ended September 30, 2011 included our net income of $427.2 million, plus net non-cash charges relating to depreciation and amortization of $37.8 million, pension and other post retirement benefits of $7.2 million, change in the fair value of the Toledo contingent consideration of $4.8 million and stock-based compensation of $1.9 million, partially offset by change in the fair value of our inventory repurchase obligations of $4.9 million, changes in the fair value of our catalyst lease obligations of $4.8 million, and net cash used in working capital of $1.6 million.

Net cash provided by operating activities was $249.3 million for the year ended December 31, 2011 compared to net cash used in operating activities of $1.2 million for the year ended December 31, 2010. During 2011, our operations were comprised primarily of a full year of operations of our Paulsboro refinery, ten months of operations of our Toledo refinery, which was acquired on March 1, 2011, and activities to turnaround, reconfigure and re-start our Delaware City refinery. We began re-starting our Delaware City refinery in June 2011 and it was fully operational in October 2011. During most of 2010, we were a development stage company focused on the acquisition of oil refineries and other downstream assets in North America and activities to turnaround, reconfigure and re-start our Delaware City refinery. Our cash flow in 2010 was related to those activities, plus the results of operations of our Paulsboro refinery for the period from December 17, 2010 to December 31, 2010. Our operating cash flows for the year ended December 31, 2011 included our net income of $242.7 million, plus net non-cash charges relating to depreciation and amortization of $56.9 million, stock-based compensation of $2.5 million, pension and other post retirement benefit costs of $9.8 million, an increase in the fair value of our inventory repurchase obligations of $25.3 million, an increase in the fair value of the contingent consideration liability for our Toledo refinery of $5.2 million, less a decrease in the fair value of our catalyst lease obligations of $7.3 million. In addition, net working capital changes used $85.8 million in cash, primarily related to the acquisition of our Toledo refinery. During 2010, our net loss of $44.4 million was partially offset by non-cash charges totaling $7.4 million and net cash from working capital of $35.8 million.

Net cash used in operating activities was $1.2 million for the year ended December 31, 2010 as compared to the net cash flows used in operating activities of $5.8 million for the year ended December 31, 2009. During 2010, our operating cash flows were comprised of our net loss of $44.4 million, which was partially offset by net cash provided by working capital of $35.8 million, as well as non-cash charges relating to depreciation and amortization of $1.5 million, stock based compensation expense of $2.3 million and the $1.2 million change in the fair value of our catalyst lease obligation, the $2.0 million change in the value of inventory repurchase obligations and other changes totaling $0.4 million. During 2009, our net loss of $6.1 million was primarily offset by the net impact of a non-cash charge relating to pension and other post retirement benefits and working capital changes of $0.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $133.9 million for the nine months ended September 30, 2012 compared to net cash used in investing activities of $690.7 million for the nine months ended September 30, 2011. The net cash flows used in investing activities in the 2012 period were comprised of capital expenditures totaling $102.0 million, expenditures for turnarounds of $27.5 million, primarily at our Toledo refinery, and expenditures for other assets of $7.7 million, partially offset by $3.3 million in proceeds from the sale of assets. Net cash used in investing activities for the nine months ended September 30, 2011 consisted primarily of the acquisition of the Toledo refinery of $168.2 million, capital expenditures totaling $447.0 million, primarily related to the reconfiguration and re-start of our Delaware City refinery, expenditures for a turnaround at our Paulsboro refinery of $57.0 million and expenditures for other assets of $23.2 million slightly offset by $4.7 million in proceeds from the sale of assets.

Net cash used in investing activities was $739.2 million for the year ended December 31, 2011 compared to net cash used in investing activities of $501.3 million for the year ended December 31, 2010. The net cash flows used in investing activities in 2011 were comprised of the acquisition of the Toledo refinery of $168.2 million, capital expenditures totaling $488.7 million related to the reconfiguration and re-start of our Delaware City refinery, expenditures for turnarounds, primarily at our Paulsboro refinery, of $62.8 million and expenditures for other assets of $23.3 million, partially offset by $4.7 million in proceeds from the sale of assets, and $0.8 million for other investing activities. Net cash used in investing activities for the year ended December 31, 2010 were comprised of cash paid for the acquisition of Delaware City for $224.3 million, cash paid for the acquisition of the Paulsboro refinery of $204.9 million, $69.1 million in expenditures primarily for the reconfiguration and re-start of the Delaware City refinery, and $3.0 million for other capital expenditures.

Net cash used in investing activities was $501.3 million for the year ended December 31, 2010 as compared to the net cash flows used in investing activities of $0.1 million for the year ended December 31, 2009. The cash flows used in investing activities in 2010 reflect the acquisition of the Paulsboro refinery and pipeline and Delaware City refinery and pipeline assets totaling $204.9 million and $224.3 million, respectively. In addition, $69.1 million was expended during 2010 relating to the reconfiguration of the Delaware City refinery in order to bring it back into working condition with improved reliability and efficiency. In 2010, $3.0 million was used for other capital expenditures while, in 2009, $0.1 million was used for other capital expenditures.

Cash Flows from Financing Activities

Net cash used in financing activities was $215.1 million for the nine months ended September 30, 2012 compared to net cash provided by financing activities of $292.3 million for the nine months ended September 30, 2011. For the 2012 period, net cash used in financing activities consisted primarily of repayments of $484.6 million of long-term debt, net repayments on the ABL credit facility of $270.0 million, a contingent consideration payment related to the Toledo acquisition of $103.6 million, cash distributions to members of PBF Holding of $15.1 million and $17.3 million in deferred financing costs, partially offset by net proceeds from the senior secured notes offering of $665.8 million, proceeds of $9.5 million from the Paulsboro catalyst lease and proceeds of $0.2 million from member contributions. For the nine months ended September 30, 2011, cash provided by financing activities consisted primarily of capital contributions from PBF LLC of $408.4 million, proceeds from the issuance of long-term debt of $343.7 million and proceeds from catalyst leases of $18.6 million, partially offset by principal repayments of $299.6 million on a seller note for inventory, repayments of long-term debt of $169.3 million and $9.5 million for deferred financing and other costs.

Net cash provided by financing activities was $384.6 million for the year ended December 31, 2011 compared to $639.2 million for the year ended December 31, 2010. For 2011, net financing cash flows were comprised of capital contributions from PBF LLC of $408.4 million; net borrowings on our ABL Revolving Credit Facility of $270.0 million, which was used primarily to repay our $299.6 million seller note for Toledo inventory; proceeds totaling $18.9 million for Delaware City construction financing which was used to fund a portion of that refinery’s turnaround and re-start activity; proceeds of $18.6 million for the sale and leaseback of Toledo’s precious metals catalyst which was used to partially repay $18.3 million of the Toledo Promissory Note; other principal repayments totaling $2.2 million; and payments of $11.2 million for deferred financing costs. Net cash provided by financing activities was $639.2 million for the year ended December 31, 2010. Cash provided by financing activities consisted of capital contributions of $483.1 million; proceeds from the Delaware Economic Development Authority Loan in connection with the Delaware City acquisition of $20.0 million; proceeds from the Delaware City catalyst sale and leaseback of $17.7 million; proceeds from a term loan of $125.0 million; less the payment of deferred financing fees totaling $6.6 million.

Net cash provided by financing activities was $639.2 million for the year ended December 31, 2010 as compared to $8 thousand used for the year ended December 31, 2009. In 2010, net cash provided by financing was comprised of contributions totaling $483.1 million from PBF LLC; proceeds from an interest free loan in connection with the Delaware City acquisition of $20.0 million; proceeds from the Delaware City catalyst sale and leaseback of $17.7 million; proceeds from the $125.0 million Term Loan Credit Agreement with UBS AG, Stamford Branch, as administrative and collateral agent and certain other lenders, or the Term Loan Facility; less the payment of deferred financing fees totaling $6.6 million.

Cash Flows Analysis of Paulsboro Refining Business—PBF Holding’s Predecessor

Cash Flows from Operating Activities

Net cash used in operating activities was $33.7 million for the period from January 1, 2010 to December 16, 2010 as compared to the net cash used in operating activities of $61.9 million for the year ended December 31, 2009. During the 2010 period, Paulsboro’s operating cash flows were comprised of its net loss of $691.8 million, adjusted for non-cash charges (benefits) related to depreciation and amortization expense of $66.4 million, an asset impairment loss of $895.6 million and a deferred tax benefit of ($283.5) million and cash used in working capital and other changes of $20.5 million. During 2009, net cash used in operating activities was comprised of

Paulsboro’s net loss of $137.6 million, adjusted for depreciation and amortization expense of $65.1 million, asset impairment loss of $8.5 million and deferred tax expense of $13.8 million and cash used in working capital and other changes of $11.7 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $42.4 million for the period from January 1, 2010 to December 16, 2010 as compared to the net cash flows used in investing activities of $116.0 million for the year ended December 31, 2009. The cash flows used in investing activities in the 2010 period reflect capital expenditures of $20.1 million, deferred turnaround and catalyst costs of $17.0 million and other investing activities, net of $5.2 million. For the year ended December 31, 2009, cash flows used in investing activities included capital expenditures of $96.8 million and deferred turnaround and catalyst costs of $19.3 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $76.1 million for the period from January 1, 2010 to December 16, 2010 as compared to the net cash flows provided by financing activities of $178.0 million for the year ended December 31, 2009. In both periods, cash provided by financing activities represented net cash advances from Paulsboro’s parent, Valero.

Senior Secured Notes Offering

On February 9, 2012, PBF Holding completed the senior secured notes offering. The net proceeds from the offering of approximately $665.8 million were used to repay our Paulsboro Promissory Note in the amount of $150.6 million, our Term Loan Facility in the amount of $123.8 million, our Toledo Promissory Note in the amount of $181.7 million, and to reduce indebtedness under the ABL Revolving Credit Facility. As a result of the senior secured notes offering, and the repayment of our Delaware City construction financing on August 31, 2012, with the exception of our catalyst leases, we have no long-term debt maturing before 2020. Thomas D. O’Malley and certain of his affiliates and family members and certain of our other executives purchased $25.5 million aggregate principal amount of the senior secured notes. The senior secured notes were offered pursuant to exemptions under the Securities Act, and have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Credit Facilities

ABL Revolving Credit Facility

On May 31, 2011, we amended our ABL Revolving Credit Facility with UBS AG, Stamford Branch, as administrative agent and co-collateral agent and certain other lenders to increase its size to $500.0 million by including certain inventory and accounts receivable of the Toledo refinery in the borrowing base. A portion of the proceeds of the ABL Revolving Credit Facility was used on the closing date thereof to repay in full all amounts then outstanding under and to terminate the Products and Intermediates Inventory Promissory Note, dated as of March 1, 2011, in an aggregate principal amount equal to $299.6 million, issued by Toledo Refining in favor of Sunoco. In March, August, and September 2012, we amended the ABL Revolving Credit Facility again to increase the aggregate size to $965.0 million. The ABL Revolving Credit Facility was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017, and amend the borrowing base to include non-U.S. inventory, and was further amended on December 28, 2012 to increase the maximum availability to $1.575 billion. The amended and restated ABL Revolving Credit facility includes an accordion feature which allows for commitments of up to $1.8 billion. On an ongoing basis, the ABL Revolving Credit Facility is available to PBF Holding and its subsidiaries for working capital and other general corporate purposes.

The ABL Revolving Credit Facility contains customary covenants and restrictions on the activities of PBF Holding and its subsidiaries, including, but not limited to, limitations on the incurrence of additional indebtedness;

liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the senior secured notes facility documents; and sale and leaseback transactions. As of September 30, 2012, we were in compliance with these covenants.

As of September 30, 2012, the ABL Revolving Credit Facility provided for revolving loans of up to an aggregate of $965.0 million, a portion of which was available in the form of letters of credit. The amount available for borrowings and letters of credit under the ABL Revolving Credit Facility is calculated according to a “borrowing base” formula based on (1) 90% of the book value of eligible accounts receivable with respect to investment grade obligors plus (2) 85% of the book value of eligible accounts receivable with respect to non-investment grade obligors plus (3) 80% of the cost of eligible hydrocarbon inventory plus (4) 100% of cash and cash equivalents in deposit accounts subject to a control agreement. The borrowing base is subject to customary reserves and eligibility criteria and in any event cannot exceed $965.0 million. As of September 30, 2012, there were no outstanding borrowings under the ABL Revolving Credit Facility. Additionally, we had $36.0 million in standby letters of credit issued and outstanding as of that date.

All obligations under the ABL Revolving Credit Facility are guaranteed (solely on a limited recourse basis) to the extent required to support the lien described in clause (y) below by PBF LLC, PBF Finance Corporation, or PBF Finance, and each of our domestic operating subsidiaries and secured by a lien on (y) PBF LLC’s equity interests in PBF Holding and (z) substantially all of the assets of the borrowers and the subsidiary guarantors (subject to certain exceptions). The lien of the ABL Revolving Credit Facility lenders ranks first in priority with respect to the following: all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral); all accounts receivables; all hydrocarbon inventory (other than the Saudi crude oil pledged under the letter of credit facility); to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing, collectively, the Revolving Loan Priority Collateral. As a result of the payment in full of the Term Loan Facility, the Paulsboro Promissory Note and the Toledo Promissory Note with the net cash proceeds of the senior secured notes offering in February 2012, the ABL Revolving Credit Facility is now secured solely by the Revolving Loan Priority Collateral and the lien on the other assets previously part of the ABL Revolving Credit Facility collateral was released.

Letter of Credit Facility

PBF Holding, Paulsboro Refining and Delaware City Refining were party to a letter of credit facility with BNP Paribas (Suisse) SA, or BNP. The letter of credit facility was terminated in December 2012.

Cash Balances

As of September 30, 2012, our cash and cash equivalents totaled $170.0 million. We also had $12.1 million in restricted cash, which was included within deferred charges and other assets, net on our balance sheet. The restricted cash represents a trust fund we acquired in connection with the Paulsboro refinery acquisition and represents the estimated cost of environmental remediation obligations assumed.

Liquidity

As of September 30, 2012, our total liquidity, which is the sum of our cash and cash equivalents plus the amount of availability under the ABL Revolving Credit Facility, totaled approximately $665.1 million.

Working Capital

Working capital at September 30, 2012 was $640.4 million, consisting of $2,172.4 million in total current assets and $1,532.0 million in total current liabilities. Working capital at December 31, 2011 was $286.4 million, consisting of $1,946.5 million in total current assets and $1,660.1 million in total current liabilities. Our working capital for financial reporting purposes is significantly impacted by the way we account for our crude and feedstock and product offtake agreements as more fully described below.

Crude and Feedstock Supply Agreements

We acquire crude oil for our Paulsboro and Delaware City refineries under supply agreements whereby Statoil generally purchases the crude oil requirements for each refinery on our behalf and under our direction. Our agreement with Statoil for Paulsboro will terminate effective March 31, 2013, at which time we plan to source Paulsboro’s crude oil and feedstocks internally. Our agreement with Statoil for Delaware City has been extended by Statoil through December 31, 2015 and we have recently entered into certain amendments to that agreement that are effective through the extended term. Statoil generally provides transportation and logistics services, risk management services and holds title to the crude oil until we purchase it as it enters the refinery process units. For our purchases of Saudi crude oil, we post letters of credit and arrange for shipment. We pay for the crude when we are invoiced and the letter of credit is lifted. Under the Statoil agreements, the amount of crude oil we own and the time we are exposed to market fluctuations is substantially reduced. Under generally accepted accounting principles we record the inventory owned by Statoil on our behalf as inventory with a corresponding accrued liability on our balance sheet because we have risk of loss while the Statoil inventory is in our storage tanks and because we have an obligation to repurchase Statoil’s inventory upon termination of the agreements at the then market value.

We have a similar agreement with MSCG to supply the crude oil requirements for our Toledo refinery. Under the Toledo agreement, for the period from March 1, 2011 through May 31, 2011, MSCG held title to the crude oil until we purchased it as it entered the refinery process units. Beginning June 1, 2011, under a new agreement we take title to MSCG’s crude oil at the out-of-state pipeline delivery locations. Payment for the crude oil under the Toledo agreement is due three days after it is processed by us or sold to third parties. We do not have to post letters of credit for these purchases and the Toledo agreement allows us to price and pay for our crude oil as it is processed, which reduces the time we are exposed to market fluctuations. We record an accrued liability at each period-end for the amount we owe MSCG for the crude oil that we own but have not processed. The accrued liability is based on the period-end market value, as it represents our best estimate of what we will pay for the crude oil. The MSCG agreement for Toledo expires June 30, 2013, subject to automatic renewal and termination rights.

In connection with the crude and feedstock supply agreements for our Paulsboro and Delaware City refineries, Statoil also purchases the refineries’ production of certain feedstocks or purchases feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks is held by Statoil and stored in the refineries’ storage tanks until they are needed for further use in the refining process. At that time, the feedstocks are drawn out of the storage tanks and purchased by the refineries. These purchases and sales are netted at cost and reported within cost of sales. The feedstock inventory owned by Statoil remains on our balance sheet with a corresponding accrued liability.

At September 30, 2012, the LIFO value of crude oil and feedstocks owned by Statoil included within inventory on our balance sheet was $363.7 million. The corresponding accrued liability for such crude oil and feedstocks was $393.5 million at that date.

Product Offtake Agreements

Our Paulsboro and Delaware City refineries sell their light finished products, certain intermediates and lube base oils to MSCG under a products offtake agreement. Legal title transfers to MSCG as the products leave the process units and enter the refinery storage facilities. On a daily basis MSCG, under a payment direction agreement, pays the purchase price of certain finished products directly to Statoil, the counterparty to our crude oil and feedstocks supply agreement, effectively netting our liability for crude and feedstock purchases. The payment direction agreement for Paulsboro will terminate effective March 31, 2013. Any shortfall or overage in the netting process is trued up between us and Statoil. Under generally accepted accounting principles, we defer the revenue on finished product sales and retain the inventory owned by MSCG on our balance sheet until MSCG ships the products out of our refinery storage facilities, which typically occurs within an average of six days.

In addition, MSCG purchases the daily production of certain intermediates and lube products. When needed for additional blending or sales to third parties, the Paulsboro and Delaware City refineries repurchase the intermediates or lubes from MSCG. These purchases and sales occur at the daily market price for the related products and are netted in cost of sales at cost. The inventory of intermediates and lubes owned by MSCG remain in inventory on our balance sheet and the net cash receipts result in a liability that is recorded at market price for the volumes held in storage with any change in the market price being recorded in cost of sales. In December 2012, we issued notices terminating the MSCG agreements for Paulsboro and Delaware City effective June 30, 2013.

At September 30, 2012, the LIFO value of light finished products, intermediates and lubes owned by MSCG included within inventory on our balance sheet was $397.4 million. The corresponding deferred revenue for light finished products and accrued liability for intermediates and lubes was $201.9 million and $291.5 million, respectively.

Pro Forma Contractual Obligations and Commitments

The following table summarizes our material contractual pro forma payment obligations as of December 31, 2011, after giving effect to the senior secured notes offering and the application of the net proceeds therefrom, as if they had occurred on that date.

	Payments due by period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Long-term debt(a)	$812,660	$2,765	$37,740	$96,655	$675,500
Interest payments on debt facilities(a)	490,674	40,242	132,585	122,797	195,050
Delaware Economic Development Authority Loan(b)	—	—	—	—	—
Operating leases(c)	54,640	17,341	18,617	11,621	7,061
Purchase obligations(d):
Crude Supply and Offtake Agreements	641,588	641,588	—	—	—
Other Supply and Capacity Agreements	515,255	39,483	88,026	88,452	299,294
Delaware City construction obligations	5,909	5,909	—	—	—
Refinery contingent consideration(e)	125,000	103,643	21,357	—	—
Environmental obligations(f)	18,202	2,915	3,530	1,920	9,837
Pension and post-retirement obligations(g)	53,020	338	4,154	7,320	41,208

Total contractual cash obligations	$2,716,948	$854,224	$306,009	$328,765	$1,227,950

(a)	Long-term Debt and Interest Payments on Debt Facilities

Long-term obligations represent (i) the repayment of any indebtedness incurred in connection with the senior secured notes offering; (ii) the repayment of our catalyst lease obligations on their maturity dates; (iii) repayment of our Delaware City construction loan; and (iv) repayment of the pro forma balance of our ABL Revolving Credit Facility in the amount of $87.7 million.

Interest payments on debt facilities include pro forma cash interest payments on the senior secured notes, catalyst lease obligations, the Delaware City construction loan, ABL Revolving Credit Facility, plus cash payments for the commitment fee on the unused ABL Revolving Credit Facility and letter of credit fees on the letters of credit outstanding at December 31, 2011.

(b)	Delaware Economic Development Authority Loan

The Delaware Economic Development Authority Loan converts to a grant in tranches of $4.0 million annually, starting at the one year anniversary of the Delaware City refinery’s “certified re-start date” provided we meet certain criteria, all as defined in the loan agreement. We expect that we will meet the requirements to convert the loan to a grant and that we will ultimately not be required to repay the $20.0 million loan. Our Delaware Economic Development Authority Loan is further explained at Note 8 to our financial statements for the years ended December 31, 2011, 2010 and 2009, included elsewhere in this prospectus.

(c)	Operating Leases

We enter into operating leases in the normal course of business, some of these leases provide us with the option to renew the lease or purchase the leased item. Future operating lease obligations would change if we chose to exercise renewal options and if we enter into additional operating lease agreements. Certain of our lease obligations contain a fixed and variable component. The table above reflects the fixed component of our lease obligations. The variable component could be significant. Our operating lease obligations are further explained at the Commitments and Contingencies footnote to our financial statements, included elsewhere in this prospectus. During 2012, we entered into agreements to lease approximately 2,400 crude railcars that will be utilized to transport crude by rail to our Delaware City refinery. The leases will commence as the railcars are delivered. Railcar deliveries are expected to begin in the first quarter of 2013. In addition, in January 2013 we entered into an agreement to lease or purchase an additional 2,000 crude railcars that will also be utilized to transport crude by rail to our Delaware City refinery. We will take delivery of these additional railcars following the original 2,400.

(d)	Purchase Obligations

We have obligations to repurchase crude oil, feedstocks, certain intermediates and lube oils under various crude supply and product offtake agreements with MSCG and Statoil as further explained at the Summary of Significant Accounting Policies, Inventories and Accrued Expenses footnotes to our financial statements, included elsewhere in this prospectus.

Payments under Other Supply and Capacity Agreements include contracts for the supply of hydrogen, steam, or natural gas to certain of our refineries, contracts for the treatment of wastewater, and contracts for pipeline capacity. We enter into these contracts to ensure an adequate supply of energy or essential services to support our refinery operations. Substantially all of these obligations are based on fixed prices. Certain agreements include fixed or minimum volume requirements, while others are based on our actual usage. The amounts included in this table are based on fixed or minimum quantities to be purchased and the fixed or estimated costs based on market conditions as of December 31, 2011.

(e)	Refinery Contingent Consideration

In connection with the Toledo acquisition, the seller will be paid an amount equal to 25% of the amount by which the purchased assets’ EBITDA exceeds $125.0 million in a given calendar year through 2016. The purchased assets’ EBITDA is calculated using calendar year earnings we have earned solely from the purchase of Toledo including reasonable direct and allocated overhead expenses, not to exceed a fixed amount in any calendar year, less interest expense, income tax expense and depreciation and amortization expense as well as any significant extraordinary or non-recurring expenses, such as an asset impairment loss and any fees or expenses incurred by us in connection with the Toledo acquisition. We paid $103.6 million in April 2012 to Sunoco related to the amount of contingent consideration earned in 2011. The aggregate amount of all payments to be made shall not exceed $125.0 million.

(f)	Environmental Obligations

In connection with the Paulsboro acquisition, we assumed certain environmental remediation obligations to address existing soil and groundwater contamination at the site and acquired a trust fund established to meet the state’s related financial assurance requirement, recorded as a liability in the amount of $12.1 million which reflects the present value of the current estimated cost of the remediation obligations assumed based on investigative work to-date. The undiscounted estimated costs related to these environmental remediation obligations were $18.2 million as of December 31, 2011.

In connection with the acquisition of the Delaware City assets, the prior owners remain responsible, subject to certain limitations, for certain pre-acquisition environmental obligations, including ongoing soil and groundwater remediation at the site.

In connection with the Delaware City assets and Paulsboro refinery acquisitions, we, along with the seller, purchased two individual ten year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each site.

In connection with the acquisition of Toledo, the seller initially retains, subject to certain limitations, remediation obligations which will transition to us over a 20-year period.

In connection with the acquisition of all three of our refineries, we assumed certain environmental obligations under regulatory orders unique to each site, including orders regulating air emissions from each facility.

(g)	Pension and Post-retirement Obligations

Pension and post-retirement obligations include only those amounts we expect to pay out in benefit payments and are further explained at the Employee Benefit Plans footnote to our financial statements, included elsewhere in this prospectus.

The table and information above does not include tax distributions or other distributions that we expect to make on account of PBF Energy Inc.’s obligations under the tax receivable agreement that PBF Energy Inc. entered into with the holders of PBF LLC Series A Units and PBF LLC Series B Units in connection with its recent initial public offering. The amount of such distributions is expected to be substantial. See “Risk Factors—Risks Relating to Our Business and Industry—Under a tax receivable agreement, PBF Energy Inc. is required to pay the holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits it may claim arising in connection with its initial public offering and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy Inc. to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial” and “Certain Relationships and Related Transactions—Tax Receivable Agreement.”

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of September 30, 2012, other than outstanding letters of credit in the amount of approximately $284.2 million.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks, including changes in commodity prices and interest rates. Our primary commodity price risk is associated with the difference between the prices we sell our refined products and the prices we pay for crude oil and other feedstocks. We may use derivative instruments to manage the risks from changes in the prices of crude oil and refined products, interest rates, or to capture market opportunities.

Commodity Price Risk

In order to realize value from our processing capacity, we must achieve a positive spread between the cost of raw materials and the value of finished products (i.e., refinery gross product margin or crack spread). The physical commodities that comprise our raw materials and finished goods are typically bought and sold at a spot or index price that can be highly variable.

The prices of crude oil, refined products and other commodities are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are beyond our control. The crude and feedstock supply agreements for our Paulsboro and Delaware City refineries allow us to take title to and price our crude oil at locations in close proximity to our refineries, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished refined products are sold. Our offtake agreements with MSCG for our Paulsboro and Delaware City refineries allow us to sell our light finished products and certain intermediates and lube base oils as they are produced.

We carry inventories of crude oil, intermediates and refined products (“hydrocarbon inventories”) on our balance sheet, the values of which are subject to fluctuations in market prices. Our hydrocarbon inventories totaled approximately 14.6 million barrels at December 31, 2011 and 14.4 million barrels at September 30, 2012. The average cost of our hydrocarbon inventories was approximately $101.93 and $100.75 per barrel on a LIFO basis at December 31, 2011 and September 30, 2012, respectively. If market prices decline to a level below the average cost, we may be required to write down the carrying value of our hydrocarbon inventories to market.

Our predominant variable operating cost is energy, which is comprised primarily of natural gas and electricity. We are therefore sensitive to movements in natural gas prices. Assuming normal operating conditions, we annually consume a total of approximately 37 million MMBTUs of natural gas amongst our three refineries. Accordingly, a $1.00 per MMBTU change in natural gas prices would increase or decrease our natural gas costs by approximately $37 million.

We periodically use non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of crude oil, finished products and natural gas to fuel our refinery operations. We may also use non-trading derivative instruments to manage price risks associated with inventories above or below a baseline we set for our target levels of hydrocarbon inventories. We may engage in the purchase and sale of physical commodities, derivatives, options, over-the-counter products and various exchange-traded instruments. We mark-to-market our derivative instruments and recognize the changes in their fair value in our statements of operations.

Interest Rate Risk

During 2012, we amended the terms of our ABL Revolving Credit Facility to increase the size of our asset-based revolving credit facility from $500.0 million to $1.575 billion. Borrowings under our ABL Revolving Credit Facility bear interest at the Adjusted LIBOR Rate plus 1.75% to 2.50%, depending on our debt rating. If this facility were fully drawn, a one percent change in the interest rate would increase or decrease our interest expense by $15.8 million annually.

We also have interest rate exposure in connection with our Statoil and MSCG crude oil and offtake agreements under which we pay a time value of money charge based on LIBOR.

Credit Risk

We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

Concentration Risk

MSCG and Sunoco accounted for 57% and 11%, respectively, of our total sales for the nine months ended September 30, 2012 and 52% and 12%, respectively, of our total sales for the year ended December 31, 2011. MSCG and Sunoco accounted for 19% and 18%, respectively, of total trade accounts receivable as of September 30, 2012. Sunoco and Statoil accounted for 19% and 11%, respectively, of total trade accounts receivable as of December 31, 2011.

Critical Accounting Policies

The following summary provides further information about our critical accounting policies that involve critical accounting estimates and should be read in conjunction with Note 2 to our financial statements, which summarizes our significant accounting policies.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could differ from those estimates.

Revenue and Deferred Revenue

We sell various refined products and recognize revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided.

Our Paulsboro and Delaware City refineries sell their light finished products, certain intermediates and lube base oils to MSCG under products offtake agreements. On a daily basis, MSCG purchases and pays for the refineries’ production of these products as they are produced, delivered to the refineries’ storage tanks and legal title passes to MSCG. The inventory associated with these sales remains on our balance sheet and the revenue is deferred until the products are shipped out of our storage facilities by MSCG, which typically occurs within an average of six days. As a result, gross margin on these product sales is deferred until shipment occurs.

Under the offtake agreements, our Paulsboro and Delaware City refineries also enter into purchase and sale transactions of certain of their intermediates and lube base oils whereby MSCG purchases and pays for the refineries’ production of certain intermediates and lube products as they are produced and legal title passes to MSCG. The intermediate products are held in the refineries’ storage tanks until they are needed for further use in the refining process. The refineries have the right to repurchase lube products and do so to supply other third parties with that product. When the refineries need intermediates or when they repurchase lube products, the products are drawn out of their storage tanks, title passes back to the refineries and MSCG is paid for those products. These transactions are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refineries to the counterparty. Inventory remains at cost, valued on a LIFO basis and the net cash receipts result in a liability that is recorded at market price for the volumes held in storage with any change in the market price being recorded in costs of sales. The liability represents the amount we expect to pay to repurchase the volumes in storage.

Our Paulsboro and Delaware City refineries sell and purchase feedstocks under supply agreements primarily with Statoil. Statoil purchases the refineries’ production of certain feedstocks or purchases feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks is held by Statoil and the feedstocks are held in the refineries’ storage tanks until they are needed for further use in the refining process. At that time the feedstocks are drawn out of the storage tanks and purchased by us. These purchases and sales are settled monthly at the daily market prices related to those feedstocks. These transactions are considered to be made in the contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refineries to the counterparty. Inventory remains at cost and the net cash receipts result in a liability.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products is determined under the LIFO method using the dollar value LIFO method with increments valued based on average cost during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

Our Paulsboro and Delaware City refineries acquire substantially all of their crude oil from Statoil under our crude supply agreements whereby we take title to the crude oil as it is delivered to our processing units. We have risk of loss while the Statoil inventory is in our storage tanks. We are obligated to purchase all the crude oil held by Statoil on our behalf upon termination of the agreements. In addition, we are obligated to purchase a fixed volume of the Paulsboro feedstocks from Statoil when the arrangement is terminated. As a result of the purchase obligations, we record the inventory of crude oil and feedstocks in the refineries’ storage facilities. The purchase obligations contain derivatives that change in value based on changes in commodity prices. Such changes are included in our cost of sales. Our agreement with Statoil for Paulsboro will terminate effective March 31, 2013, at which time we plan to source crude oil and feedstocks internally.

For the period from March 1, 2011 through May 31, 2011, our Toledo refinery acquired substantially all of its crude oil from MSCG under a crude oil supply agreement whereby we took title to the crude oil as it was delivered to the refinery processing units. We had custody and risk of loss for MSCG’s crude oil stored on the refinery premises. As a result, we recorded the crude oil in the Toledo refinery’s storage facilities as inventory with a corresponding accrued liability. Effective June 1, 2011 we entered into a new supply agreement with MSCG under which we take legal title to the crude oil at out-of-state pipeline delivery locations. We record an accrued liability at each period-end for the amount we owe MSCG for the crude oil that we own but have not processed. The accrued liability is based on the period-end market value, as it represents our best estimate of what we will pay for the crude oil.

Environmental Matters

Liabilities for future clean-up costs are recorded when environmental assessments and/or clean-up efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Long-Lived Assets and Definite-Lived Intangibles

We review our long and finite lived assets for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long and finite lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long and finite lived assets is not considered to be recoverable, the carrying value is reduced to the fair value. There have been no impairment indicators and therefore, no impairment reviews were performed in the nine months ended September 30, 2012 and in the year ended December 31, 2011.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Indefinite-lived Assets

We consider precious metals catalyst and linefill to be indefinite-lived assets as they are not expected to deteriorate in their prescribed functions. These assets are not depreciated, but are assessed for impairment.

Deferred Maintenance

Refinery turnaround costs, which are incurred in connection with planned major maintenance activities at our refineries are capitalized when incurred and amortized on a straight-line basis over the period of time estimated until the next turnaround occurs (generally three to five years).

Derivative Instruments

We are exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks we use in the refining process as well as the prices of the refined products we sell. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative. Non-derivative contracts are recorded at the time of delivery.

All derivative instruments that are not designated as normal purchase or sales are recorded in our balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized in income. Contracts qualifying for the normal purchase and sales exemption are accounted for upon settlement. Prior to June 30, 2011 we did not apply hedge accounting to any of our derivative instruments. Effective July 1, 2011, we elected fair value hedge accounting for certain derivatives associated with our inventory repurchase obligations.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives; determination of the fair value of derivatives; identification of hedge relationships; assessment and measurement of hedge ineffectiveness; and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on earnings.

Income Taxes

As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes, there is no benefit or provision for federal or state income tax in the accompanying financial statements.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements requiring adoption subsequent to September 30, 2012 that would have a significant impact on our results of operations or financial position.

INDUSTRY OVERVIEW

Introduction

Oil refining is the process of separating hydrocarbon molecules present in crude oil and converting them into marketable, finished petroleum products, such as diesel fuel, gasoline, home heating oil, lubricants and petrochemicals. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and refined petroleum products are commodities with fluctuating prices. Refiners create value by selling refined petroleum products at prices higher than the costs of acquiring crude oil and other feedstocks, and by managing operating costs. It is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

The United States has historically been the largest consumer of petroleum-based products in the world. According to the EIA’s 2012 Refinery Capacity Report, there were 134 operating oil refineries in the United States in January 2012, with a total refining capacity of approximately 16.7 million bpd and a weighted average Nelson Complexity Index of approximately 10.9. Of the total operating refining capacity in the United States, approximately 55.2%, or 9.2 million bpd, is currently owned and operated by independent refining companies, compared to 2002 when approximately 31.6%, or 5.1 million bpd, was owned by independent refining companies. The remaining capacity is controlled by integrated oil companies. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability.

We believe our three refineries currently benefit from secular growth in North American crude production because of our ability to access lower cost WTI priced based crudes. According to a recent EIA publication, average United States crude oil production in 2013 is expected to grow by approximately 1.5 million bpd, to 6.9 million bpd from 5.4 million bpd in 2009, an increase of approximately 28%. This level of United States crude oil production would represent the highest level since 1993. In addition, CAPP projects that Canadian crude oil production will increase by 800,000 bpd, from 3.0 million bpd in 2011 to 3.8 million bpd in 2015. As a result of the recent and projected growth in North American crude production, the United States has reduced its reliance on imported crude. The EIA estimates that crude imported from foreign sources (crude from outside North America) since 2008 has declined by approximately 1.3 million bpd or 13.3%, to 8.5 million bpd as of September 30, 2012 and is forecasted to decline by an additional 500,000 bpd by 2013. With the addition of our crude rail unloading facilities at Delaware City and our investment in a crude railcar fleet, we expect our East Coast refineries to capitalize on the growth in both Canadian and United States crude oil production, while maintaining the flexibility to source waterborne crude.

Refining is an industry that historically has seasonal influences as a result of differentiated consumer demand for key refined products during certain months of the year. Most importantly, demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline prices. Consequently, refining margins and profitability have historically generally been stronger in the second and third calendar quarters of each year relative to the first and fourth calendar quarters.

Refining Basics

Refineries are uniquely designed to process specific crude oils into selected products. In general, each of a refinery’s different process units performs one of three functions:

•	separate through distillation the many types of hydrocarbons present in crude oil into a number of different components, ranging from light to heavy;

•	catalytically or thermally convert the separated hydrocarbons into more desirable products; and

•	treat the products by removing unwanted elements and compounds.

Each function in the refining process is designed to maximize the value of the refined petroleum products produced. Below is a general description of refinery process units. Not all refineries possess each of these units.

Distillation. Typically crude oil is initially processed at a refinery in the atmospheric and vacuum distillation units. Crude oil is separated by boiling point in the distillation units under high heat and low pressure and recovered as hydrocarbon fractions. The lowest boiling fractions, including gasoline and LPG, vaporize and exit the top part of the atmospheric distillation unit. Medium boiling liquids, including jet fuel, kerosene and distillates such as gasoil, heating oil and diesel fuel, are drawn from the middle of the distillation unit. Higher boiling liquids, such as fuel oils and the highest boiling liquids, called residuum, are drawn together from the bottom of the atmospheric distillation unit and separated further in the vacuum distillation unit. Vacuum residues can be used for fuel oil or bitumen production. The various fractions are then pumped to the next appropriate unit in the refinery for further processing into higher value products or are sent to storage tanks for sale to customers.

Conversion. The next step in the refining process is to convert the hydrocarbon fractions into distinct products. One of the ways of accomplishing this is through “cracking,” a process that breaks or cracks higher boiling fractions into more valuable products, such as gasoline, distillates and gasoil. The most important conversion units are the crude unit, the hydrocracker, the FCC unit and the coker. Thermal cracking is generally accomplished in the coker. The coker upgrades residuum into naphtha, distillate and gasoil and produces coke as a residual. Catalytic cracking is accomplished in the hydrocracker and/or FCC unit. Hydrocrackers receive feedstocks from cokers, FCCs and crude distillation units and convert lower value intermediate products into gasoline, naphtha, kerosene and distillates under very high pressure in the presence of hydrogen and a catalyst. The FCC unit converts gasoil and some residual from the crude distillation units into LPG, gasoline and distillates by applying heat in the presence of a catalyst. An FCC unit produces a higher percentage of gasoline, whereas a hydrocracker produces a higher percentage of diesel.

Reforming. The reformer converts naphtha, or low-octane gasoline fractions, into higher octane gasoline blendstocks, which are used to increase the overall octane level of the gasoline pool. The alkylation unit reduces the vapor pressure and enhances the octane of gasoline blendstocks produced by the FCC and coker units through the conversion of light olefins to heavier, high-octane paraffins.

Removal of Impurities. Lastly, the intermediate products from the distillation and conversion processes are treated to remove impurities, such as sulfur, nitrogen and heavy metals and are processed to enhance octane, reduce vapor pressure and to meet other product specifications. Treatment for sulfur, nitrogen and metals is most commonly accomplished in hydrotreating units by heating the intermediates under high pressure in the presence of hydrogen and catalysts.

Crude Oil

The quality of crude oil dictates the level of processing and conversion necessary to achieve the optimal mix of finished products. Crude oils are classified by their density (light to heavy) and sulfur content (sweet to sour).

Density. The less dense the crude, the lighter and thinner it is. Conversely, the more dense the crude, the heavier and thicker it is. Density is technically classified by the American Petroleum Institute in terms of “API degrees.” The higher the API degree, the lighter the crude oil. Light crude oils generally exceed 35° API, while heavy crude oils feature densities of 28° API or less. Crude oil varieties within the range of 28° API and 35° API are commonly known as medium crude oils.

Sulfur content. Crude is considered sweet, or low-sulfur, if its sulfur content is less than 1.0% and sour, or high-sulfur, if its sulfur content is 1.0% or more. The terms light, medium and heavy when used in reference to crude oils refer to their API gravity and the terms sweet and sour refer to their sulfur content. These terms are often used in conjunction with each other to describe the qualities of crude oil. Light sweet crude oils typically are more expensive than heavy, sour crude oils because they require less treatment and, therefore, lower operating costs to produce a slate of products with a greater percentage of higher value, light refined products. Heavy and sour crude oils produce a greater percentage of lower value products with simple distillation and require additional processing and higher operating costs to produce the higher value, light refined products. In seeking to maximize their refining margins, refiners strive to process the optimal mix or slate of crude oils through their refineries, depending on their refinery’s conversion and treating equipment, the desired product output and the relative price of available crude oils.

Industry Terminology

Crack Spreads

Crack spreads are a proxy for refining margins and refer to the margin that would be derived from the simultaneous purchase of crude oil and the sale of refined petroleum products, in each case at the then-prevailing price. The 2-1-1 crack spread assumes two barrels of crude oil will be converted, or “cracked,” into one barrel of gasoline and one barrel of heating oil or diesel fuel. Average 2-1-1 crack spreads vary from region to region throughout the United States, depending on the supply and demand balances of crude oils and refined products.

Actual refinery margins vary from benchmark crack spreads due to the actual crude oils used and products produced, transportation costs, regional differences and the timing of the purchase of the feedstock and sale of light products.

Benchmark Crudes

Oil prices and quality are usually stated by reference to certain benchmarks, including:

•

WTI, the benchmark for North American crude oil, is lighter and sweeter than Brent. WTI typically has a gravity of approximately 38° to 40° API and sulfur content of approximately 0.3%. WTI is typically priced FOB Cushing, Oklahoma, which is a price settlement point for trades on the NYMEX.

•

Dated Brent is the price of all ready shipments of Brent blend, a light sweet North Sea crude oil. Brent blend has a gravity of approximately 38° API and sulfur content of approximately 0.4%. Most of the Brent blend is refined in northwest Europe, but significant volumes are also shipped to the United States and the Mediterranean region. Oil production from Europe, Africa and the Middle East flowing west tends to be priced off the Dated Brent benchmark. According to the Intercontinental Exchange, this benchmark is currently used for pricing two-thirds of the world’s internationally traded crude oil supplies. Brent blend has a rolling price assessment based on the physical Brent Forties Oseberg crude oil cargoes loading not less than ten days forward and loaded FOB at the named port of shipment.

Light-Heavy Crude Differential

The light-heavy crude differential is the price differential between heavy (high density), sour (high sulfur) and light (low density), sweet (low sulfur) crude oils. In general, the heavier, sour crude blends trade at a discount to lighter, sweet crudes that are easier for refiners to process.

Product Differentials

Because refineries produce many other products that are not reflected in crack spreads, product differentials relative to the products reflected in the crack spreads are calculated to analyze a given refinery’s product mix advantage. Refineries that have an economic advantage are those that produce relatively high volumes of premium products, such as premium and reformulated gasoline, low-sulfur diesel fuel and jet fuel and relatively low volumes of lesser valued products, such as LPG, residual fuel oil, petroleum coke and sulfur.

Operating Costs

Major operating costs for refineries include employee labor, maintenance and energy. Employee labor and maintenance are relatively fixed costs that generally increase proportional to inflation. By far, the predominant variable cost is energy such as natural gas, electricity and refinery fuel gas.

Refinery Products

The main refinery products, not all of which we produce, are as follows:

Petroleum Gases. Petroleum gases are the lightest products of the refining process, primarily consisting of methane, ethane, propane and butane. Their primary uses include heating and use as an intermediary in petrochemical manufacturing processes. Petroleum gases are often liquefied under pressure to create LPG, consisting primarily of propane and butane, for use as a fuel and an intermediate material in the petrochemical manufacturing process.

Petrochemicals. Many products derived from crude oil refining, such as ethylene, propylene, butylene, isobutylene, tetramer, nonene, toluene, xylene and benzene are primarily intended for use as petrochemical feedstocks in the production of plastics, synthetic fibers, synthetic rubbers and other products. A variety of petrochemicals are produced for use as solvents, including benzene, toluene and xylene.

Gasoline. One of the most significant refinery products is motor gasoline. Various gasoline blendstocks, including RBOB and CBOB, are blended to achieve specifications for regular and premium grades in both summer and winter gasoline formulations. Additives are often used to enhance performance and provide protection against oxidation and rust formation.

Naphtha. Naphtha is a low-octane gasoline product used as a feedstock by the chemicals industry and for catalytic reforming and the production of hydrogen.

Middle Distillates. Middle distillates are diesel fuels, heating oil and kerosene. Diesel fuels are used for on-road vehicles, construction equipment, locomotives and stationary and marine engines. Heating oil fuels are used for home heating, oil-fired heating plants and boilers. Kerosene is used for jet fuel, cooking, space heating, lighting and solvents and for blending into diesel fuel.

Fuel Oil. Fuel oils are petroleum products that are used as fuels for industrial and utility boilers.

Residual Fuels. Many marine vessels, power plants, commercial buildings and industrial facilities use residual fuels or combinations of residual and distillate fuels for heating and power generation. Bitumen, a low-value residual product, is used primarily for asphalt coating of roads and roofing materials.

Petroleum Coke. Petroleum coke, a co-product of the coking process, is almost pure carbon and has a variety of uses. Fuel-grade coke is used primarily by power plants as fuel for producing electricity. Premium grades of coke, low in sulfur and metal content, are used as anodes for the manufacture of aluminum.

Niche Refined Petroleum Products. Various refined petroleum products are produced in relatively small quantities such as lubricant base oils, biofuels and other refined petroleum products. These products are commonly used as blending components for transportation fuels or as lubricants.

Industry Characteristics

Refinery Complexity

Refinery complexity refers to an oil refinery’s ability to process feedstocks, such as heavier and higher sulfur content crude oils, into value-added products. Refinery complexity is commonly measured by the Nelson Complexity Index. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude distillation for the same amount of throughput. The average Nelson Complexity Index for refineries on the East Coast and in the Midcontinent is 9.3 and 10.1, respectively.

Refinery Locations

The location of an oil refinery has an important impact on its refining margin since the location influences its ability to access feedstocks and distribute its products efficiently. The location also dictates whether the feedstocks and products can be transported via sea tanker vessels, pipelines, rail or tank trucks. Refiners seek to maximize their profits by placing their products in the markets where they receive the highest margins. Due to their lower logistics costs, oil refineries located in coastal areas typically have a competitive advantage over oil refineries located inland in sourcing crude oil supplies. Nevertheless, certain inland refineries with niche market positions may also have significant competitive advantages. For example, refiners whose refineries and logistics systems are situated in areas of high petroleum consumption enjoy a competitive advantage over other suppliers in product distribution and in satisfying local demand. The map below shows the five regions in the U.S. (called Petroleum Administration for Defense Districts, or PADDs), which have historically experienced varying levels of refining profitability due to regional market conditions.

Our Delaware City and Paulsboro refineries are located within 30 miles of each other on the East Coast in PADD 1, and our Toledo refinery is located in the Northeastern portion of PADD 2.

Ownership of Refineries

Refineries typically are owned by either integrated oil companies or independent entities.

Integrated oil companies have upstream operations, which are concerned with the exploration and production of crude oil, combined with downstream activities, or refining, marketing and other operations; such as gas, petrochemicals, power and transportation operations.

An independent refiner has no source of proprietary crude oil production; it purchases its feedstocks on the open market under term or spot contracts.

Refiners primarily distribute their products through either wholesale or retail channels. Oil refining companies that operate as wholesalers principally sell their refined petroleum products under term and spot contracts to their customers. Many refiners, both integrated and independent, distribute part of their refined products through retail outlets.

In recent years, integrated oil companies have sought to lower their exposure to the refining sector through divestments and rationalization of their refining portfolio. Of the total refining capacity in the United States, approximately 55.2% or 9.2 bpd, is currently owned and operated by independent refining companies compared to 2002 when approximately 31.6%, or 5.1 million bpd, was owned by independent refining companies. The remaining capacity is controlled by integrated oil companies. Because of this trend, the refining industry increasingly must rely on its own operations for its profitability. We believe this trend will continue.

Market Trends

United States Supply and Demand Dynamics. Petroleum refining is an industry that historically has seasonal influences as a result of differentiated consumer demand for key refined products during certain months of the year. Most importantly, demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline prices. Consequently, refining margins and profitability have historically generally been stronger in the second and third calendar quarters of each year relative to the first and fourth calendar quarters.

Supply and demand dynamics can vary greatly by region, creating differentiated margin opportunities at any given time for refiners depending on the location of their facilities. The refined product volumes necessary to satisfy demand in excess of production in areas where we operate are sourced from refineries located outside of such areas, including the United States Gulf Coast.

Our Toledo refinery is located in the Midcontinent (PADD 2) and our Delaware City and Paulsboro refineries are both located on the East Coast (PADD 1) where product demand exceeds refinery capacity. We expect that this demand/capacity imbalance may continue in PADD 1. For example, since 2009 16 refineries representing approximately 2.6 million bpd of refining capacity have been closed or idled in the Atlantic Basin (which includes PADD 1). This Atlantic Basin reduction has occurred across the United States, Europe and the Caribbean and directly affects our East Coast refineries because we compete with operating refineries in these markets. According to the EIA, total demand for refined products in the Midcontinent has represented approximately 25% of refined products demand in the United States for the past decade. Within the Midcontinent, refined product production capacity currently is insufficient to meet demand, so significant volumes are imported from other areas. The recent demand and capacity dynamic by PADD is outlined in the following chart:

Increasing Demand for Products Meeting Tighter Specifications. We expect that products meeting new and evolving stricter fuel specifications could account for an increasing share of total fuel demand, which may benefit refiners that possess the capabilities to blend and process these fuels. Tightened petroleum product specifications and the increased role of renewable raw materials have resulted in increasing demand for new high-quality transportation fuels and other products, such as ULSD and biodiesel. Demand for low-sulfur products in the United States is expected to increase further as the mandatory maximum sulfur limit for certain distillates is lowered from the current limit of 50 PPM to 15 PPM.

Natural Gas. Since 2010, natural gas prices in the United States have been lower than natural gas prices in Europe, giving refineries in the United States a cost advantage versus European refineries on energy-related operating expenses. The following chart depicts the price differential between natural gas at Henry Hub, a United States natural gas benchmark and distribution center, and ICE natural gas, a benchmark for natural gas in Northwest Europe.

Refined Product Cracks. During the course of 2011, as the world-wide and domestic economic outlook and performance continued to recover from the credit crisis, the demand for refined products improved. This improvement, coupled with refining capacity rationalization, has led to a positive refining margin environment for the industry. The charts below show the Dated Brent (NYH) 2-1-1 spread, the benchmark crack spread for our Delaware City and Paulsboro refineries, and the WTI (Chicago) 4-3-1 spread, the benchmark crack spread for our Toledo refinery, over the last three-and-a-half-years.

Light-Heavy Differential Expansion. Recently the light-heavy differential has expanded. This differential expansion typically favors complex refiners, like our East Coast refineries, who are able to process the heavier crude varieties. As global economic demand for crude oil increases, the marginal barrel of crude oil produced is a heavier, more sour crude. The following two charts depict the price differentials between Dated Brent and Maya, and WTI and WCS over the last three-and-a-half-years.

Dated Brent—WTI Differential Expansion. Historically, Dated Brent has traded at a slight discount to WTI domestically, due to its higher sulfur content and higher transportation costs. Recently, Dated Brent has traded at a significant premium to WTI. The primary driver of this recent phenomenon is increasing oil production from Western Canada and the United States leading to large inventories of WTI based crude oil being subject to logistics constraints in the Midcontinent, with the primary bottleneck occurring in Cushing, Oklahoma. The over-supply of WTI at Cushing has driven the price of WTI lower, while the price of Dated Brent has increased. See “Risk Factors—Risks Relating to Our Business and Industry—Our profitability is affected by crude oil differentials, which fluctuate substantially.” The following chart shows the price differential between WTI and Dated Brent over the last three-and-a-half-years, a key determinant of margins at our Toledo refinery. We expect Dated Brent to continue to trade at a premium to WTI in the near term due to the growth in WTI based crude production and continued logistics constraints.

BUSINESS

Overview

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd.

March 1, 2008	PBF LLC was formed.

June 1, 2010	The idle Delaware City refinery and its related assets were acquired from Valero for approximately $220.0 million.

December 17, 2010	The Paulsboro refinery was acquired from Valero for approximately $357.7 million, excluding working capital.

March 1, 2011	The Toledo refinery was acquired from Sunoco for approximately $400.0 million, excluding working capital.

October 2011	Delaware City became operational.

February 2012	We issued $675.5 million aggregate principal amount of 8.25% senior secured notes due 2020.

December 2012	PBF Energy Inc. completed its initial public offering.

Our three refineries are located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. Our Midcontinent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high conversion refineries process primarily medium and heavy, sour crudes and have historically received the bulk of their feedstock via ships and barges on the Delaware River. Importantly, in May 2012 we commenced crude shipments via rail into a newly developed crude rail unloading facility at our Delaware City refinery. Currently, crude delivered to this facility is consumed at our Delaware City refinery. In the future we plan to transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery. The Delaware City rail unloading facility allows our East Coast refineries to source WTI based crudes from Western Canada and the Midcontinent, which provides significant cost advantages versus traditional Brent based international crudes. We are in the process of expanding the rail crude unloading capacity at Delaware City from 40,000 bpd to more than 110,000 bpd by early 2013 and have entered into agreements to lease approximately 2,400 crude railcars (comprised of approximately 1,600 coiled and insulated railcars that are capable of transporting Western Canadian bitumen without diluent and approximately 800 general purpose railcars) that are currently scheduled to be delivered through the second quarter of 2014 and which will be utilized to transport crude by rail to Delaware City. In addition, in January 2013 we entered into an agreement to lease or purchase an additional 2,500 crude railcars (comprised of approximately 2,000 coiled and insulated railcars and 500 general purpose railcars) that will also be utilized to transport crude by rail to our Delaware City refinery. We will take delivery of these additional railcars following the original 2,400.

Our Competitive Strengths

We believe that we have the following competitive strengths:

Strategically located refineries with cost and supply advantages. Our Midcontinent Toledo refinery advantageously sources a substantial portion of its WTI based crude slate from sources in Canada and throughout the Midcontinent. The balance of the crude oil is delivered by truck from local sources and by rail to a nearby terminal. Recent increases in production volumes of crudes from Western Canada and the Midcontinent combined with limitations on takeaway capacity in the Midcontinent, including at Cushing, Oklahoma where WTI is priced, have resulted in a price discount for WTI based crudes compared to Brent based crudes. We believe that our access to WTI based crudes at Toledo provides us with a cost advantage versus facilities that do not have similar access to such crudes and must process Brent based feedstocks.

Our Delaware City and Paulsboro refineries have similar supply advantages given that they have the flexibility to source crudes from around the world via the Delaware River, and can source currently price advantaged WTI based crudes from Western Canada and the Midcontinent through our Delaware City crude rail unloading facility and through third party rail unloading terminals on the East Coast. The 2,400 crude railcars that we have entered into agreements to lease, and the additional 2,500 crude railcars we recently entered into agreements for, will enable us to transport this crude to each of our refineries. This transportation flexibility allows our East Coast refineries to process the most cost advantaged crude available.

Our three refineries currently have access to inexpensive natural gas, a primary component of a refinery’s operating costs. This access provides us with a competitive advantage versus other refineries, such as those located in Europe and the Caribbean, that are forced to purchase more expensive natural gas or run fuel oil in the refining process.

Future crude supply may emerge from other crude oil producing basins, including the development of the Utica Shale play (located in portions of the Appalachian Basin and Canada), which could potentially bring significant oil production online in regional proximity to all three of our refineries, providing an attractive feedstock source with low associated transportation cost.

Complex assets with a valuable product slate located in high-demand regions. Our refinery assets are located in regions where product demand exceeds refining capacity. Our refineries have a weighted average Nelson Complexity Index of 11.3, which allows us the flexibility to process a variety of crudes. Our East Coast refineries have the highest Nelson Complexity Indices on the East Coast, which allows them to process lower cost, heavier, more sour crude oils and giving us a cost advantage over other refineries in the same region. The complexity of our refining assets allows us to produce a higher percentage of more valuable light products. For example, our East Coast refineries produce a greater percentage of distillates versus gasoline than other East Coast refineries and have 100% of the East Coast’s heavy coking capacity. In addition, our Paulsboro refinery produces Group I base oils which are typically priced at a premium to both gasoline and distillates. Similarly, our Toledo refinery is a high conversion refinery with high gasoline and distillate yields and also produces high-value petrochemical products.

Significant scale and diversification. We currently operate three refineries with a combined crude throughput of 540,000 bpd making us the fifth largest independent refiner in the United States. Our refineries provide us diversification through crude slates, end products, customers and geographic locations. Our scale provides us buying power advantages, and we benefit from the cost efficiencies that result from operating three large refineries.

Recent capital investments and restructuring initiatives to improve financial returns. Since 2006, over $2.8 billion of capital has been invested in our three refineries to improve their operating performance, to meet environmental and regulatory standards, and to minimize the need for near-term capital expenditures. For example, since our acquisition of Delaware City, we have invested more than $500.0 million in turnaround and re-start projects that will improve the cost structure and profitability of the refinery, as well as in the recent strategic development of a new crude rail unloading facility. In addition, we are spending approximately $57.0 million to expand and upgrade the existing and construct new rail unloading infrastructure that will allow us to discharge more than 110,000 bpd of cost advantaged, WTI based crudes for both our Delaware City and Paulsboro refineries in the first quarter of 2013. In conjunction with the re-start of Delaware City in 2011, we undertook a significant restructuring of the operations to improve its operating cost position, including reductions in labor costs compared to operations before shutdown by Valero, reductions in energy costs and reductions in other ongoing operating and maintenance expenses. Management estimates that the Delaware City restructuring has reduced the refinery’s annual operating expenses by over $200.0 million relative to pre-acquisition operating expense levels (without including the rail upgrades). We made significant operating improvements in the first year of operations by modifying the crude slate and product yield, changing operations of the conversion units and re-starting certain units.

Experienced management team with a demonstrated track record of acquiring, integrating and operating refining assets. Our management team is led by Thomas D. O’Malley, who has more than 30 years experience in the refining industry and has led the acquisition of more than 20 refineries during his career. In addition, our executive management team, including our Chief Executive Officer, Thomas J. Nimbley, our President, Michael D. Gayda, and our head of Commercial Operations, Donald F. Lucey, has a proven track record of successfully operating refining assets. Our core management team has significant experience working together, including while at Tosco Corporation and Premcor. These executives have a long history of acquiring refineries at attractive prices and integrating these operations into a single, consolidated platform. For example, we believe we acquired the Paulsboro, Delaware City and Toledo refineries at or near the bottom of the refining cycle at a small fraction of replacement cost. These acquisitions were made at lower prices on a per barrel basis and significantly lower prices on a complexity barrel basis than other comparable acquisitions over the past five years.

Support from strong financial sponsors and management with a substantial investment. Our financial sponsors, Blackstone and First Reserve, have a long history of successful investments across the energy industry. Together, our financial sponsors and management have invested substantial equity in PBF LLC to date, with management investing over $23.5 million. In addition, Thomas D. O’Malley and certain of his affiliates and family members and certain of our other executives purchased $25.5 million aggregate principal amount of senior secured notes in the notes offering.

Our Business Strategy

Our primary goal is to create stockholder value by improving our market position as one of the largest independent refiners and suppliers of petroleum products in the United States. We intend to execute the following strategies to achieve our goal:

Maintain efficient refinery operations. We intend to operate our refineries as reliably and efficiently as possible and further improve our operations by maintaining our costs at competitive levels, seeking to optimize utilization of our refinery asset base, and making focused high-return capital improvements designed to generate incremental profits.

We are continuously looking for ways to improve our overall operating efficiencies. For example, our refineries in Paulsboro and Delaware City are located approximately 30 miles apart from one another on the Delaware River. Both refineries have the capability to process heavy, sour crudes and have complementary operating units and we exchange certain feedstocks and intermediates between the refineries in an effort to optimize profitability. We are able to recognize cost savings associated with the sharing of crude oil shipments for these refineries. In addition to allowing us to share crude cargoes transported to our East Coast refineries via water, the construction of our new crude rail unloading facility at Delaware City will also help us realize better crude economics, because we will be able to deliver crude via rail through our own facilities and process WTI based crudes at both Paulsboro and Delaware City. We employ a small, centralized corporate staff that provides capital control and oversight and have experienced managers making operational decisions at our refineries.

Continue to grow through acquisitions and internal projects. We believe that we will encounter attractive acquisition opportunities as a result of the continuing strategic divestitures by major integrated oil companies and the rationalization of specific refinery assets. In selecting future acquisitions and internal projects, we intend to consider, among other things, the following criteria: performance through the cycle, access to advantageous crude supplies, attractive refined product end market fundamentals, access to storage, distribution and logistics infrastructure, acquisition price and our ability to maintain a conservative capital structure, and synergies with existing assets. In addition, we own a number of energy-related logistical assets that qualify for the favorable tax treatment that is permitted through an MLP structure. We continue to evaluate our strategic alternatives for these assets.

Promote operational excellence in reliability and safety. We will continue to devote significant time and resources toward improving the reliability and safety of our operations. We will seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations. We believe that a superior reliability record, which can be measured and managed like all other aspects of our business, is inherently tied to safety and profitability.

Create an organization highly motivated to maintain earnings and improve return on capital. We have created an organization in which employees are highly motivated to maintain earnings and improve return on capital. PBF Energy Inc.’s cash incentive compensation plan, which covers all of our non-unionized employees, is solely based on achieving earnings above designated levels, and its equity incentive plan provides participating employees with an equity stake in PBF Energy Inc. and aligns their interests with its investors’ interests.

Refining Operations

We currently own and operate three refineries, all located in regions with favorable market dynamics where finished product demand exceeds operating refining capacity. We produce a variety of products at each of our refineries, including gasoline, ULSD, heating oil, jet fuel, lubricants, petrochemicals and asphalt. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations.

Delaware City Refinery

Acquisition and Re-Start. Through our subsidiaries, Delaware City Refining and Delaware Pipeline Company LLC, we acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash; consisting of approximately $170.0 million for the refinery, terminal and pipeline assets and $50.0 million for the power plant complex located on the property. We also incurred approximately $4.3 million in acquisition costs.

The refinery was commissioned in 1956, and was most recently operated, and ultimately shut down in November 2009, by affiliates of Valero. The Delaware City refinery began production in 1957 as part of the Tidewater Oil Company. In 1967, the Tidewater Oil Company merged into Getty Oil Company. The refinery became an important part of Texaco’s domestic refining portfolio when Texaco acquired Getty in 1984. The Delaware City refinery was part of Star Enterprise, a joint venture between Texaco and Saudi Refining from 1989 until 1998, when it became one of Motiva Enterprises LLC’s refineries. A subsidiary of Premcor, which later merged with Valero in August 2005, purchased Delaware City from Motiva in 2004.

In the fourth quarter of 2009, due to, among other reasons, financial losses caused by one of the worst recessions in recent history, the prior owner shut down the Delaware City refinery. We were therefore able to acquire the refinery at an attractive price. In addition, at the time of acquisition, we reached an agreement with the State of Delaware that provided for a five-year operating permit and up to approximately $45.0 million of economic support to re-start the facility, and negotiated a new long-term contract with the relevant union at the refinery. We believe that the refinery’s ability to process lower quality crudes will allow us to capture a higher margin as these lower quality crudes are typically priced at discounts to benchmark crudes, and to compete effectively in a region where product demand significantly exceeds refining capacity.

Since our acquisition through December 31, 2011, we have invested more than $500.0 million in turnaround and re-start projects at Delaware City, as well as in the recent strategic development of a crude rail unloading facility. In the first year of operations we have also modified the crude slate and product yield, changed operations of the conversion units, and re-started certain units in order to optimize the refinery. The re-start process included the decommissioning of the gasifier unit located on the property which allowed us to decrease emissions and improve the reliability of the refinery. We have also completed a cogeneration project to convert the electric generation units at the refinery to use natural gas as a fuel and a hydrocracker corrosion control project aimed at increasing throughput. Through these capital investments and by restructuring certain operations, management estimates that we have lowered the annual operating expenses of the Delaware City refinery by approximately $200.0 million (without including rail upgrades). This estimate includes operating expense reductions (maintenance, labor, etc.) of approximately $100.0 million, reduced annual energy costs of approximately $55.0 million, approximately $15.0 million of savings from decommissioning the gasifier and approximately $30.0 million of additional savings from improved reliability of the refinery and decreased operating expenses. In 2012, we are spending approximately $57.0 million, $20.0 million of which has been spent as of September 30, 2012, to expand and upgrade the existing on-site railroad infrastructure, including the expansion of the crude rail unloading facilities that will be capable of discharging approximately 110,000 bpd. Additionally, we continue to evaluate the development of a construction project consisting of a mild hydrocracker and hydrogen plant at the refinery, which was conditionally approved by our board of directors at the end of 2011. We estimate that the construction of the project, if commenced, will take approximately three years from commencement and when completed would process streams from both Delaware City and Paulsboro.

In connection with our re-start of the refinery, we received a $20.0 million loan from the State of Delaware which converts to a grant contingent upon our continued operation of the refinery and certain other conditions. The State of Delaware has also agreed to reimburse us $12.0 million in the aggregate for the dredging of the Delaware River near the refinery over the next six years, granted us $1.5 million to fund employee training programs and granted us $10.0 million towards the conversion of the gas turbines at the refinery to run on natural gas. During the first years of the refinery’s operations we anticipate saving in excess of $100.0 million in capital expenditures we otherwise would have expected to make if not for our reconfiguration of the refinery and the terms of our environmental operating agreement issued by the State of Delaware.

Overview. The Delaware City refinery is located on a 5,000-acre site, with access to waterborne cargoes and an extensive distribution network of pipelines, barges and tankers, truck and rail. Delaware City is a fully integrated operation that receives crude via rail at the crude unloading facility, or ship or barge at its docks located on the Delaware River. The crude and other feedstocks are transported, via pipes, to an extensive tank farm where they are stored until processing. In addition, there is a 17-bay, 50,000 bpd capacity truck loading rack located adjacent to the refinery and a 23-mile interstate pipeline that is used to distribute clean products.

The Delaware City refinery has a throughput capacity of 190,000 bpd and a Nelson Complexity Index of 11.3. As a result of its configuration and process units, Delaware City has the capability of processing a heavy slate of crudes with a high concentration of high sulfur crudes and is one of the largest and most complex refineries on the East Coast. The Delaware City refinery is one of two heavy coking refineries, in addition to Paulsboro, on the East Coast of the United States with coking capacity equal to approximately 25% of crude capacity.

The Delaware City refinery processes a variety of medium to heavy, sour crude oils. The refinery has large conversion capacity with its 82,000 bpd FCC unit, 47,000 bpd FCU and 18,000 bpd hydrocracking unit with vacuum distillation. Hydrogen is provided via the refinery’s steam methane reformer and continuous catalytic reformer.

Delaware City Process Flow Diagram

The following table approximates the Delaware City refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	190,000
Vacuum Distillation Unit	102,000
Fluid Catalytic Cracking Unit (FCC)	82,000
Hydrotreating Units	160,000
Hydrocracking Unit	18,000
Catalytic Reforming Unit (CCR)	43,000
Benzene / Toluene Extraction Unit	15,000
Butane Isomerization Unit (ISOM)	6,000
Alkylation Unit (Alky)	11,000
Polymerization Unit (Poly)	16,000
Fluid Coking Unit (Fluid Coker)	47,000

Feedstocks and Supply Arrangements. In April 2011, we entered into a crude and feedstock supply agreement with Statoil that was extended by Statoil through December 31, 2015 and we have recently entered into certain amendments to that agreement that are effective through the extended term. Pursuant to the agreement, we direct Statoil to purchase crude and other feedstocks for Delaware City and Statoil purchases these products on the spot market or through term agreements. Accordingly, Statoil enters into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, for waterborne deliveries Statoil arranges transportation and insurance for the crude and feedstock supply and we pay Statoil a per barrel fee for their procurement and logistics services. Statoil generally holds title to the crude and feedstocks until we run the crude or feedstocks through our process units. We pay Statoil on a daily basis for the corresponding volume of crude or feedstocks that are consumed in conjunction with the refining process. This crude supply and feedstock arrangement helps us reduce the amount of investment we are required to maintain in crude inventories and, as a result, helps us manage our working capital.

Product Offtake. We sell the bulk of Delaware City’s clean products to MSCG through our offtake agreement. MSCG purchases 100% of our finished clean products at Delaware City, which includes gasoline, heating oil and jet fuel, as well as our intermediates. The remainder of our products are sold to a variety of customers on the spot market. The offtake agreement with MSCG will terminate June 30, 2013.

Tankage Capacity. The Delaware City refinery has total storage capacity of approximately 10.0 MMbbls. Of the total, 18 tanks with approximately 3.6 million barrels of storage capacity are dedicated to crude oil and other feedstock storage with the remaining approximately 6.4 million barrels allocated to finished products, intermediates and other products.

Energy and Other Utilities. Under normal operating conditions, the Delaware City refinery consumes approximately 55,000 MMBTU per day of natural gas. The Delaware City refinery has a 280 MW power plant located on-site that consists of two natural gas-fueled turbines with combined capacity of approximately 140 MW and four turbo-generators with combined nameplate capacity of approximately 140 MW. Collectively, this power plant produces electricity in excess of Delaware City’s refinery load of approximately 90 MW. Excess electricity is sold into the Pennsylvania-New Jersey-Maryland, or PJM, grid. Steam is primarily produced by a combination of three dedicated boilers and supplemented by secondary boilers at the FCC and coker.

Paulsboro Refinery

Acquisition. We acquired the entities that owned the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010, from Valero for approximately $357.7 million, excluding working capital. The purchase price excludes inventory purchased on our behalf by MSCG and Statoil. We invested approximately $60.0 million in capital in early 2011 to complete a scheduled turnaround at the refinery. The refinery was commissioned in 1917 and was purchased by Valero from Mobil Oil Corporation in 1998.

Overview. Paulsboro has a throughput capacity of 180,000 bpd and a Nelson Complexity Index of 13.2. The Paulsboro refinery is located on approximately 950 acres on the Delaware River in Paulsboro, New Jersey, just south of Philadelphia and approximately 30 miles away from Delaware City. Paulsboro receives crude and feedstocks via its marine terminal on the Delaware River. Paulsboro is one of two operating refineries on the East Coast with coking capacity, the other being Delaware City. Major units at the Paulsboro refinery include crude distillation units, vacuum distillation units, an FCC unit, a delayed coking unit, a lube oil processing unit and a propane deasphalting unit.

The Paulsboro refinery processes a variety of medium and heavy, sour crude oils. The Paulsboro refinery predominantly produces gasoline, heating oil and jet fuel and also manufactures Group I base oils or lubricants. In addition to its finished clean products slate, Paulsboro produces asphalt and petroleum coke.

Paulsboro Refinery Process Flow Diagram

The following table approximates the Paulsboro refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Units	168,000
Vacuum Distillation Units	83,000
Fluid Catalytic Cracking Unit (FCC)	55,000
Hydrotreating Units	141,000
Catalytic Reforming Unit (CCR)	32,000
Alkylation Unit (Alky)	11,000
Lube Oil Processing Unit	12,000
Delayed Coking Unit (Coker)	27,000
Propane Deasphalting Unit	11,000

Feedstocks and Supply Arrangements. In December 2010, we entered into a crude and feedstock supply agreement with Statoil that will terminate effective March 31, 2013. Pursuant to the agreement, we direct Statoil to purchase crude and other feedstocks for Paulsboro and Statoil purchases these products on the spot market. Accordingly, Statoil enters into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, Statoil generally arranges transportation and insurance for the crude and feedstock supply and we pay Statoil a per barrel fee for their procurement and logistics services. Statoil holds title to the crude and feedstocks until we run the crude or feedstocks through our process units. We pay Statoil on a daily basis for the corresponding volume of crude or feedstocks that are consumed in conjunction with the refining process.

In addition, we have a long-term contract with Saudi Aramco. We have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro pursuant to this agreement and on a spot basis. The crude purchased is priced off ASCI.

Product Offtake. We sell the bulk of Paulsboro’s clean products to MSCG through our offtake agreement. With the exception of certain jet fuel sales, MSCG purchases 100% of our finished clean products and intermediates. In addition to the finished products offtake agreement with MSCG, we sell the remaining products produced at Paulsboro to third parties under various long-term contracts and on the spot market. The offtake agreement with MSCG will terminate June 30, 2013.

Tankage Capacity. The Paulsboro refinery has total storage capacity of approximately 7.5 MMbbls. Of the total, approximately 2.1 million barrels are dedicated to crude oil storage with the remaining 5.4 million barrels allocated to finished products, intermediates and other products. Paulsboro has a remote gauging system to monitor tank levels and all storage tanks are diked through either individual or common dikes.

Energy and Other Utilities. Under normal operating conditions, the Paulsboro refinery consumes approximately 30,000 MMBTU per day of natural gas. The Paulsboro refinery is virtually self-sufficient for its electrical power requirements. The refinery supplies approximately 90% of its 63 MW load through a combination of four generators with a nameplate capacity of 78 MW, in addition to a 30 MW gas turbine generator and two 15 MW steam turbine generators located at the Paulsboro utility plant. In the event that Paulsboro requires additional electricity to operate the refinery, supplemental power is available through a local utility. Paulsboro is connected to the grid via three separate 69 KV aerial feeders and has the ability to run entirely on imported power. Steam is primarily produced by three boilers, each with continuous rated capacity of 300,000-lb/hr at 900-psi. In addition, Paulsboro has a heat recovery steam generator and a number of waste heat boilers throughout the refinery that supplement the steam generation capacity. Paulsboro’s current hydrogen needs are met by the hydrogen supply from the reformer. In addition, the refinery employs a standalone steam methane reformer that is capable of producing 10 MMSCFD of 99% pure hydrogen. This ancillary hydrogen plant is utilized as a back-up source of hydrogen for the refinery’s process units.

Toledo Refinery

Acquisition. Through our subsidiary, Toledo Refining, we acquired the Toledo refinery on March 1, 2011, from Sunoco for approximately $400.0 million, excluding working capital. We also purchased refined and certain intermediate products in inventory for approximately $299.6 million, and MSCG purchased the refinery’s crude oil inventory on our behalf. Additionally, included in the terms of the sale is a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, of which $103.6 million was paid in 2012. We currently anticipate paying the balance of the participation payment in April 2013.

Overview. Toledo has a throughput capacity of approximately 170,000 bpd and a Nelson Complexity Index of 9.2. Toledo processes a slate of light, sweet crudes from Canada, the Midcontinent, the Bakken region and the U.S. Gulf Coast. Toledo produces a high percentage of finished products including gasoline and ULSD, in addition to a variety of high-value petrochemicals including nonene, xylene, tetramer and toluene.

The Toledo refinery is located on a 282-acre site near Toledo, Ohio, approximately 60 miles from Detroit. Major units at the Toledo refinery include an FCC unit, a hydrocracker, an alkylation unit and a UDEX unit. Crude is delivered to the Toledo refinery through three primary pipelines: (1) Enbridge from the north, (2) Capline from the south and (3) Mid-Valley from the south. Crude is also delivered from local sources by truck.

Toledo Refinery Process Flow Diagram

The following table approximates the Toledo refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	170,000
Fluid Catalytic Cracking Unit (FCC)	79,000
Hydrotreating Units	95,000
Hydrocracking Unit (HCC)	45,000
Catalytic Reforming Units	45,000
Alkylation Unit (Alky)	10,000
Polymerization Unit (Poly)	7,000
UDEX Unit (BTX)	16,300

Feedstocks and Supply Arrangements. In May 2011, we entered into a crude oil acquisition agreement with MSCG that expires in June 2013, subject to certain termination rights and automatic renewals unless otherwise terminated by either party. Pursuant to the agreement, we direct MSCG to purchase crude and other feedstocks for Toledo and MSCG purchases these products on the spot market. Accordingly, MSCG enters into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, MSCG arranges transportation and insurance for the crude and feedstock supply and we pay MSCG a per barrel fee for their procurement and logistics services. We pay MSCG on a daily basis for the corresponding volume of crude or feedstocks two days after they are consumed in conjunction with the refining process. This arrangement helps us reduce the amount of investment we are required to maintain in crude inventories and, as a result, helps us manage our working capital.

Product Offtake. Toledo is connected, via pipelines, to an extensive distribution network throughout Ohio, Illinois, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia. The finished products are transported on pipelines owned by Sunoco Logistics Partners L.P. and Buckeye Partners. In addition, we have proprietary connections to a variety of smaller pipelines and spurs that help us optimize our clean products distribution. A significant portion of Toledo’s gasoline and ULSD are distributed through the approximately 28 terminals in this network.

In March 2011, we entered into an agreement with Sunoco whereby Sunoco purchases gasoline and distillates products representing approximately one-third of the Toledo refinery’s gasoline and diesel production. The agreement has a three year term, subject to certain early termination rights. We sell the bulk of the petrochemicals produced at the Toledo refinery through short-term contracts or on the spot market and the majority of the product distribution is done via rail.

Tankage Capacity. The Toledo refinery has total storage capacity of approximately 4.0 MMbbls. The Toledo refinery receives its crude through pipeline connections and a truck rack. Of the total, approximately 0.4 million barrels are dedicated to crude oil storage with the remaining 3.6 million barrels in the pipeline systems.

Energy and Other Utilities. Under normal operating conditions, the Toledo refinery consumes approximately 17,000 MMBTU per day of natural gas. The Toledo refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a local third party supplier. In addition to the third party steam supplier, Toledo consumes a portion of the steam that is generated by its various process units.

Competition

The refining business is very competitive. We compete directly with various other refining companies both on the East Coast and in the Midcontinent, with integrated oil companies, with foreign refiners that import products into the United States and with producers and marketers in other industries supplying alternative forms of energy and fuels to satisfy the requirements of industrial, commercial and individual consumers. Some of our competitors have expanded the capacity of their refineries and internationally new refineries are coming on line which could also affect our competitive position.

Profitability in the refining industry depends largely on refined product margins, which can fluctuate significantly, as well as operating efficiency and reliability, product mix and costs of product distribution and transportation. Certain of our competitors that have larger and more complex refineries may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of feedstocks or intense price fluctuations. Refining margins are frequently impacted by sharp changes in crude oil costs, which may not be immediately reflected in product prices.

The refining industry is highly competitive with respect to feedstock supply. Unlike certain of our competitors that have access to proprietary controlled sources of crude oil production available for use at their own refineries, we obtain substantially all of our crude oil and other feedstocks from unaffiliated sources. The availability and cost of crude oil is affected by global supply and demand. We have no crude oil reserves and are not engaged in the exploration or production of crude oil. We believe, however, that we will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

Employees

As of September 30, 2012, we had approximately 1,578 employees. At Paulsboro, 289 of our 446 employees are covered by a collective bargaining agreement that expires in March 2015. In addition, 639 of our 986 employees at Delaware City and Toledo are covered by a collective bargaining agreement that is currently anticipated to expire in February of 2015. None of our corporate employees are covered by a collective bargaining agreement. We consider our relations with the represented employees to be satisfactory.

Environmental, Health and Safety Matters

Refinery and pipeline operations are subject to federal, state and local laws regulating the discharge of matter into the environment or otherwise relating to human health and safety or the protection of the environment. These laws regulate among other things, the generation, storage, handling, use and transportation of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, remediation of contaminated sites, characteristics and composition of gasoline and diesel and other matters otherwise relating to the protection of the environment. Permits are also required under these laws for the operation of our refineries, pipelines and related operations and these permits are subject to revocation, modification and renewal. Compliance with applicable environmental laws, regulations and permits will continue to have an impact on our operations, results of operations and capital requirements. We believe that our current operations are in substantial compliance with existing environmental laws, regulations and permits.

Our operations and many of the products we manufacture are subject to certain specific requirements of the CAA, and related state and local regulations. The CAA contains provisions that require capital expenditures for the installation of certain air pollution control devices at our refineries. Subsequent rule making authorized by the CAA or similar laws or new agency interpretations of existing rules, may necessitate additional expenditures in future years.

Additionally, as of January 1, 2011 we are required to meet an EPA regulation limiting the average sulfur content in gasoline to 30 PPM. The EPA has also announced that it plans to propose new “Tier 3” motor vehicle emission and fuel standards. It has been reported that these new Tier 3 regulations may, among other things, lower the maximum average sulfur content of gasoline from 30 PPM to 10 PPM. If the Tier 3 regulations are eventually implemented and lower the maximum allowable content of sulfur or other constituents in fuels that we produce, we may at some point in the future be required to make significant capital expenditures and/or incur materially increased operating costs to comply with the new standards. As of January 1, 2011, we are required to comply with the EPA’s new Control of Hazardous Air Pollutants From Mobile Sources, or MSAT2, regulations on gasoline that impose reductions in the benzene content of our produced gasoline. We purchase benzene credits to meet these requirements. Our planned capital projects will reduce the amount of benzene credits that we need to purchase and we could implement additional benzene reduction projects to completely eliminate our benzene credit purchase requirements if we can justify such a project from a cost benefit standpoint. In addition, the renewable fuel standards will mandate the blending of prescribed percentages of renewable fuels (e.g., ethanol and biofuels) into our produced gasoline and diesel. These new requirements, other requirements of the CAA and other presently existing or future environmental regulations may cause us to make substantial capital expenditures as well as the purchase of credits at significant cost, to enable our refineries to produce products that meet applicable requirements.

Our operations are also subject to the federal Clean Water Act, or the CWA, the federal Safe Drinking Water Act, or the SDWA, and comparable state and local requirements. The CWA, the SDWA and analogous laws prohibit any discharge into surface waters, ground waters, injection wells and publicly-owned treatment works except in strict conformance with permits, such as pre-treatment permits and discharge permits, issued by federal, state and local governmental agencies. Federal waste-water discharge permits and analogous state waste-water discharge permits are valid for a maximum of five years and must be renewed.

We generate wastes that may be subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state and local requirements. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as “Superfund,” imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for investigation and the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. As discussed more fully below, certain of our sites are subject to these laws and we may be held liable for investigation and remediation costs or claims for natural resource damages. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Analogous state laws impose similar responsibilities and liabilities on responsible parties. In our current normal operations, we have generated waste, some of which falls within the statutory definition of a “hazardous substance” and some of which may have been disposed of at sites that may require cleanup under Superfund.

As is the case with all companies engaged in industries similar to ours, we face potential exposure to future claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances which we manufactured, handled, used, released or disposed of.

Current and future environmental regulations are expected to require additional expenditures, including expenditures for investigation and remediation, which may be significant, at our refineries and at pipeline transportation facilities. To the extent that future expenditures for these purposes are material and can be reasonably determined, these costs are disclosed and accrued.

Our operations are also subject to various laws and regulations relating to occupational health and safety. We maintain safety, training and maintenance programs as part of our ongoing efforts to ensure compliance with applicable laws and regulations. Compliance with applicable health and safety laws and regulations has required and continues to require substantial expenditures.

In connection with each of our acquisitions, we assumed certain environmental remediation obligations. In the case of Paulsboro, a trust fund established to meet state financial assurance requirements, in the amount of approximately $12.1 million, the current estimated cost of the remediation obligations assumed based on investigation undertaken to date, was acquired as part of the acquisition. The short term portion of the trust fund and corresponding liability are recorded as restricted cash and accrued expenses, the long term portion is recorded in other assets and other long-term liabilities. In connection with the acquisition of Delaware City, the prior owners remain responsible subject to certain limitations, for certain environmental obligations including ongoing remediation of soil and groundwater contamination at the site. Further, in connection with the Delaware City and Paulsboro acquisitions, we purchased two individual ten-year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each refinery. In connection with the acquisition of Toledo, the seller, subject to certain limitations, initially retains remediation obligations which will transition to us over a 20-year period. However, there can be no assurance that any available indemnity, trust fund or insurance will be sufficient to cover any ultimate environmental liabilities we may incur with respect to our refineries which could be significant.

We cannot predict what additional health and environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Compliance with more stringent laws or regulations or adverse changes in the interpretation of existing requirements or discovery of new information such as unknown contamination could have an adverse effect on the financial position and the results of our operations and could require substantial expenditures for the installation and operation of systems and equipment that we do not currently possess.

Legal Proceedings

We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows. Our subsidiary, Paulsboro Refining, formerly known as Valero Refining Company—New Jersey, is party to certain legal proceedings that arose prior to our acquisition of the entity, for which we are indemnified by Valero.

MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers. Each director and executive officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position

Thomas D. O’Malley	71	Executive Chairman

Thomas J. Nimbley	61	Chief Executive Officer and Director

Michael D. Gayda	58	President and Director

Donald F. Lucey	59	Executive Vice President, Chief Commercial Officer and Director

Matthew C. Lucey	39	Senior Vice President, Chief Financial Officer and Director

Jeffrey Dill	51	Senior Vice President, General Counsel and Director

Messrs. Nimbley, Gayda, D. Lucey, M. Lucey and Dill serve as the sole directors of PBF Holding and PBF Finance. We believe that each of Messrs. Nimbley’s, Gayda’s, M. Lucey’s and Dill’s experience as executives of PBF Holding make them qualified to serve as its directors. Mr. O’Malley is an executive officer (but not a director) of the Company.

Thomas D. O’Malley has served as Executive Chairman of the Board of Directors of PBF Energy Inc. since its formation in November 2011, as Executive Chairman of PBF Holding since October 2012, and as Executive Chairman of the Board of Directors of PBF LLC and its predecessors since March 2008 and was Chief Executive Officer from inception until June 2010. Mr. O’Malley has more than 30 years experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G., listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board and Chief Executive Officer of Premcor, a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until its sale to Valero in August 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation. This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States, with annualized revenues of approximately $25.0 billion when it was sold to Philips Petroleum Company in September 2001.

Thomas J. Nimbley has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from March 2010 through June 2010, and has served as a director of PBF Holding since October 2012. Prior thereto, he served as a Principal for Nimbley Consultants LLC from June 2005 to April 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips Petroleum Company and subsequently Senior Vice President and head of Refining for ConocoPhillips domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco Corporation and its subsidiaries starting in April 1993.

Michael D. Gayda joined us as our Executive Vice President, General Counsel and Secretary in April 2010 and has served as our President since June 2010, served as a director of PBF LLC from inception until October 2009, and has served as a director of PBF Holding since October 2012. Prior thereto, from May 2006 until January 2010 Mr. Gayda served as Executive Vice President, General Counsel and Secretary of Petroplus, for whom Mr. Gayda is currently obligated to perform limited consulting services. Prior to Petroplus, he served as an executive officer of Premcor until its sale to Valero in August 2005 and as General Counsel—Refining for Phillips 66 Company, a division of Phillips Petroleum Company, following Phillips Petroleum’s acquisition of Tosco in September 2001. Mr. Gayda previously served as a Vice President of certain of Tosco’s subsidiaries.

Donald F. Lucey joined us as our Senior Vice President, Commercial Operations in April 2008 and has served as our Executive Vice President, Chief Commercial Officer since April 2010 and has served as a director of PBF Holding since October 2012. From 2005 until April 2008, Mr. Lucey provided consulting services to a variety of energy companies. Prior thereto, Mr. Lucey served as Senior Vice President, Commercial for Premcor from April 2002 until August 2005. Prior to that, Mr. Lucey worked at both Tosco and Phillips Petroleum Company, where he managed Atlantic Basin fuel oil activities. Before joining Tosco, Mr. Lucey worked with Phibro Energy in its fuel oil products and solid fuels departments throughout the United States and abroad.

Matthew C. Lucey joined us as our Vice President, Finance in April 2008 and has served as our Senior Vice President, Chief Financial Officer since April 2010 and has served as a director of PBF Holding since October 2012. Prior thereto, Mr. Lucey served as a Managing Director of M.E. Zukerman & Co., a New York-based private equity firm specializing in several sectors of the broader energy industry, from 2001 to 2008. While at M.E. Zukerman & Co., Mr. Lucey participated in all aspects of the firm’s energy investment activities and served on the Management Committee of Penreco, a manufacturer of specialty petroleum products; Cortez Pipeline Company, a 500 mile CO2 pipeline; and Venture Coke Company, a merchant petroleum coke calciner. Before joining M.E. Zukerman & Co., Mr. Lucey spent six years in the banking industry.

Jeffrey Dill has served as our Senior Vice President, General Counsel and Secretary since May 2010 and from March 2008 until September 2009 and has served as a director of PBF Holding since October 2012. Mr. Dill served as Senior Vice President, General Counsel and Secretary for Maxum Petroleum, Inc., a national marketer and logistics company for petroleum products, from September 2009 to May 2010 and as Consulting General Counsel and Secretary for NTR Acquisition Co., a special purpose acquisition company focused on downstream energy opportunities, from April 2007 to February 2008. Previously he served as Vice President, General Counsel and Secretary at Neurogen Corporation, a drug discovery and development company, from March 2006 to December 2007. Mr. Dill has over 15 years experience providing legal support to refining, transportation and marketing organizations in the petroleum industry, including positions at Premcor, ConocoPhillips, Tosco and Unocal.

Mr. O’Malley, by marriage, is the uncle of Mr. M. Lucey and the first cousin of Mr. D. Lucey.

Board of Directors Composition

Our board of directors serves at the behest of PBF Energy Inc.’s board of directors, which currently has eight members, two of whom were nominated by Blackstone, two of whom were nominated by First Reserve, one of whom is Mr. O’Malley and three of whom are independent directors nominated by the other five directors.

PBF Energy Inc. is party to a stockholders agreement with Blackstone and First Reserve pursuant to which its board will be comprised of nine members, three of whom shall be designees of Blackstone and three of whom shall be designees of First Reserve. Blackstone and First Reserve will retain the right to designate nominees to PBF Energy Inc.’s board of directors subject to the maintenance of certain ownership requirements in the Company. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Members of the board of directors of PBF Energy Inc. will be elected at PBF Energy Inc.’s annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. Each election of directors will be by plurality vote of the stockholders.

Corporate Governance Principles and Board Matters

PBF Energy Inc., our indirect parent, is a “controlled company” under the NYSE corporate governance rules for so long as Blackstone and First Reserve continue to own more than 50% of the combined voting power of our Class A and Class B common stock after the completion of this offering. As a result, it is eligible for exemptions from provisions of the NYSE corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that it have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement that there be an annual performance evaluation of the corporate governance and compensation committees.

As a result, PBF Energy Inc. is not required to have a majority of independent directors nor is its nominating and corporate governance and compensation committees required to consist entirely of independent directors. In addition, although it has adopted charters for its audit, nominating and corporate governance and compensation committees and intends to conduct annual performance evaluations for these committees, none of these committees are currently required to be composed entirely of independent directors. In the event that PBF Energy Inc. is not, or ceases to be, a controlled company within the meaning of these rules, it will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2012 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Background and Overview

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. Our named executive officers for 2012 were Thomas D. O’Malley, Executive Chairman, Thomas J. Nimbley, Chief Executive Officer, Matthew C. Lucey, Senior Vice President, Chief Financial Officer, Donald F. Lucey, Executive Vice President, Chief Commercial Officer, and Michael D. Gayda, President.

All of our named executive officers have employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF Holding, which currently pays the salaries of, and provides benefits to, these employees.

Our Compensation Committee

The board of directors of PBF Energy Inc., our indirect parent, approved each of the employment agreements with our named executive officers, including incentive compensation arrangements and eligibility for long-term equity compensation. The board of directors of PBF Energy Inc. has also approved our equity incentive plans and individual grants of equity to members of PBF Energy Inc.’s board of directors, our named executive officers and other employees. The compensation policies and objectives are established by the compensation committee of PBF Energy Inc., or the compensation committee.

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the compensation committee in the compensation-setting process. Specifically, management will recommend to the compensation committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels. However, in the future, all decisions regarding executive compensation will be made by the compensation committee.

In 2012, the compensation committee engaged Frederic W. Cook & Co. as its independent compensation consultant to assist it in evaluating our executive compensation program and to make recommendations with respect to appropriate levels and forms of compensation and benefits, including the following:

•	an assessment of the components of our executive compensation program and our executives’ equity compensation levels relative to peers;

•	a review of market and “best” practice with respect to executive severance/change-of-control arrangements;

•	assistance with a review of our equity compensation strategy, including the development of award guidelines and an aggregate spending budget;

•	a review of considerations and market practices related to short-term cash incentive plans; and

•	a review of board of director compensation market practices.

The objective of this evaluation is to ensure that PBF Energy Inc. and its subsidiaries remain competitive as a newly public company and that it develop and maintain a compensation framework that is appropriate for a public company. Frederic W. Cook & Co. has not yet finalized its findings and the compensation committee has not approved, or recommended for approval, any material changes to our executive compensation program. Frederic W. Cook & Co. does not provide any other services to PBF Energy Inc. or to management.

The compensation committee determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustainable success. This linkage encourages the commonality of interest between our executives and our stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

•	our ability to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	linking executive compensation to the creation and maintenance of long-term equity value;

•	the maintenance of a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	promoting equity ownership by executives to align their interests with the interests of our equity holders; and

•	ensuring that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the board of directors.

Compensation Elements and Mix

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2012, the principal elements of our compensation for our named executive officers were:

•	Base salaries;

•	Annual cash incentive plan;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

Annual Base Salary

In general, base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, past experience and market comparisons and are intended to provide our named executive officers with a stable income. The base salaries are designed to compensate the named executive officer for daily duties provided to us. Salaries are reviewed from time to time by the board of directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the board of directors and following the initial public offering of PBF Energy Inc. will be reviewed and approved by the compensation committee. The base salary for each named executive officer for 2012 is reported in the Summary Compensation Table below.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan on the same basis as our other members of management. The cash incentive compensation plan and any amounts thereunder to be paid to a named executive officer are determined in the discretion of our compensation committee.

In 2012, the cash incentive plan was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2012 financial goals. Awards under the 2012 cash incentive plan are based on earnings thresholds determined by our compensation committee, based on recommendations provided by the Executive Chairman and the Chief Executive Officer. For 2012, the cash incentive plan was established using minimum earnings thresholds with graduated increments and a total dollar limit on the amount available for awards. The earnings thresholds are designed to be realistic and attainable though slightly aggressive, requiring strong performance and execution that in our view provides an incentive firmly aligned with stockholder interests.

We retain the discretion to amend or discontinue the cash incentive plan and/or any award granted under the plan in the future, subject to the terms of the existing awards and the requirements of applicable law.

Equity Compensation

Our executive officer compensation has a substantial equity component as we believe superior equity investors’ returns are achieved through a culture that focuses on long-term performance by our named executive officers and other key employees. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. In addition, because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of our stock over time.

As discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” since PBF LLC’s formation in 2008, our named executive officers, one of our directors and certain other employees were provided the opportunity to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. In addition, certain of our officers, including our named executive officers, were issued PBF LLC Series B Units, which are profits interests in PBF LLC.

Since March 2011, PBF LLC has maintained the PBF Energy Company LLC 2011 Equity Incentive Plan, pursuant to which options to purchase Series A Units of PBF LLC have been granted to one of our named executive officers and certain of our employees. The options to purchase Series A Units vest in equal annual installments over three years, subject to accelerated vesting upon certain events. The options cannot be exercised more than 10 years after the date of grant. In making equity grants to our named executive officers, we considered a number of factors, including the position the executive has or is taking with us, individual performance of the executive, the present equity ownership levels of the executive, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other refiners and energy companies. Following the initial public offering of PBF Energy Inc., PBF LLC does not intend to grant any additional equity awards under its 2011 Equity Incentive Plan. At the time of the initial public offering, the board of directors of PBF Energy Inc. adopted, and its stockholders approved, the PBF Energy Inc. 2012 Equity Incentive Plan, which is the source of new equity-based and cash-based awards. See “—2012 Equity Incentive Plan.”

We do not have a formal policy requiring stock ownership by our executives. Notwithstanding the absence of a requirement, our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $10,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

If required by applicable law or stock exchange listing requirements, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, any company policy, and any relevant provisions in the applicable award agreement.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-union employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment and an employee’s interest in their plan account vests after one year of employment, with the exception of certain circumstances. An employee’s pension restoration account vests immediately and is non-forfeitable upon the attainment of age 65.

Summary of PBF LLC Series B Units

Certain of our officers currently hold PBF LLC Series B Units, which are profits interests. Profits interests have no taxable value at the date of issuance, and are designed to be an interest in the profits of PBF LLC after the date of issuance.

Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the financial sponsors receive a full return of their capital contributions with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our financial sponsors will then be shared by our financial sponsors with the holders of PBF LLC Series B Units in accordance with the sharing percentages described below. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by our financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy Inc. (the holder of our PBF LLC Series C Units), the holders of Class A common stock or any other holder of PBF LLC Series A Units. However, PBF Holding’s consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units.

As of the date of this prospectus, there are 1,000,000 PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%); Donald Lucey—160,000 (16%); Michael Gayda—160,000 (16%); and other officers—110,000 (11%). All distributions to the holders of PBF LLC Series B Units will be made pro rata, subject to vesting.

The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units will receive any distributions made by PBF LLC (other than certain tax distributions) until each of our financial sponsors holding PBF LLC Series A Units receives the aggregate amount invested for such PBF LLC Series A Units. Following the return to each of our financial sponsors of the aggregate amount invested for such holder’s PBF LLC Series A Units, the PBF LLC Series B Units will be entitled to share in all distributions (including prior distributions other than return of amounts invested) made to such holder of PBF LLC Series A Units in amounts ranging on a sliding scale basis from 0% up to 10% based on the aggregate amount of distributions made to such holder of PBF LLC Series A Units. For example, if the aggregate amounts distributed to such holder of PBF LLC Series A Units is one and one-half times the aggregate amount invested for such PBF LLC Series A Units, the holders of PBF LLC Series B Units will be entitled to receive 2% of all distributions (including prior distributions other than return of amounts invested) made to such holder of PBF LLC Series A Units, and if the aggregate amount increases to two times, the sharing percentage will be 6%, and at two and one-half times, the sharing percentage will be 7%, at three times, the sharing percentage will be 8% and at four times and thereafter, the sharing percentage will be 10%.

If any amounts (other than tax distributions) are to be distributed in respect of any unvested PBF LLC Series B Units, such amounts shall be set aside for distribution to such holder at the time that such units vest. If such unvested PBF LLC Series B Units shall be forfeited by or repurchased from a holder without having vested, such amounts shall revert to certain holders of PBF LLC Series A Units. All amounts received, directly or indirectly, by our financial sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A common stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by the financial sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units or PBF LLC Series B Units, as applicable, are treated as being distributed, and treated as a distribution, for purposes of the amounts payable to the holders of PBF LLC Class B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our financial sponsors shall be made in cash. Payments made to any of our financial sponsors pursuant to the tax receivable agreement shall be taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units shall be entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders shall be entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received as tax distributions made by PBF LLC shall be treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

One quarter of the PBF LLC Series B Units vested at the time of grant in June 2010 and the remaining three-quarters vest in equal annual installments on the first, second and third anniversary of grant, subject to accelerated vesting upon certain events described below. Any unvested PBF LLC Series B Units of a holder automatically vest upon a change of control or upon such holder’s death or disability, and all vested and unvested PBF LLC Series B Units of a holder are automatically forfeited upon such holder’s termination for cause. In addition, if a holder’s employment is terminated by us without cause or by the holder for good reason, PBF Energy Inc., in consultation with the Executive Chairman, may accelerate the vesting of all or a portion of such holder’s unvested PBF LLC Series B Units. See “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” for further information.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our financial sponsors will have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) will have the right to sell to our financial sponsors, and our financial sponsors will be required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

2012 Equity Incentive Plan

PBF Energy Inc. adopted and obtained stockholder approval of the PBF Energy Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, prior to its initial public offering. The following description of the 2012 Equity Incentive Plan is a summary of the material features of the plan, and this summary is not complete and is qualified by reference to the 2012 Equity Incentive Plan. The 2012 Equity Incentive Plan will be the source of new equity-based and cash-based awards permitting us to grant to our key employees, directors and consultants incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of PBF Energy Inc.’s Class A common stock and performance based awards denominated in shares or cash.

Administration. The compensation committee will administer the 2012 Equity Incentive Plan. The compensation committee may delegate its authority under the 2012 Equity Incentive Plan in whole or in part as it determines to a subcommittee consisting solely of at least two non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, “independent directors” within the meaning of the NYSE listed company rules and “outside directors” within the meaning of Section 162(m) of the Code, to the extent any such provisions or rules are applicable to us and the 2012 Equity Incentive Plan. The compensation committee will determine who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan. The compensation committee will have full authority to interpret and administer the 2012 Equity Incentive Plan, which determinations will be final and binding on all parties concerned.

Shares Subject to the 2012 Equity Incentive Plan. The total number of shares of Class A common stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. PBF Energy Inc. will make available the number of shares of Class A common stock necessary to satisfy the maximum number of shares that may be issued under the 2012 Equity Incentive Plan. The shares of Class A common stock underlying any award granted under the 2012 Equity Incentive Plan that expire unexercised, terminate or are forfeited or cancelled without the delivery of shares, or are tendered to satisfy the exercise price of any award granted under the 2012 Equity Incentive Plan, in each case, will again become available for awards under the 2012 Equity Incentive Plan. Notwithstanding the foregoing, but subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan, no more than 5,000,000 shares that can be delivered under the 2012 Equity Incentive Plan may be deliverable pursuant to the exercise of incentive stock options, and, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan, the maximum number of shares with respect to which options or stock appreciation rights may be granted to an individual grantee in any fiscal year of the Company shall be 1,500,000. No award may be granted under the 2012 Equity Incentive Plan after the tenth anniversary of the effective date of the plan, but awards granted prior to such date may extend beyond such tenth anniversary.

Stock Options and Stock Appreciation Rights. The compensation committee may award non-qualified or incentive stock options under the 2012 Equity Incentive Plan. Stock options granted under the 2012 Equity Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the compensation committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted.

Except with respect to substitute awards, the exercise price per share for any stock option awarded will not be less than the fair market value of a share of PBF Energy Inc.’s Class A common stock on the day the stock option is granted. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full at the time of exercise at the election of the grantee in cash or its equivalent (e.g., by check), under certain circumstances by transferring shares of Class A common stock, through cashless exercise, net exercise, or such other method as our compensation committee may determine. Repricing of options and stock appreciation rights is prohibited without prior approval of the stockholders.

The compensation committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of Class A common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option.

Other Awards. The compensation committee, in its sole discretion, may grant or sell shares of PBF Energy Inc.’s Class A common stock, restricted stock, restricted stock units and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of Class A common stock as well as make awards of cash. Any of these other awards may be in such form, and dependent on such conditions, as the compensation committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The compensation committee may in its discretion determine whether other awards will be payable in cash, shares of Class A common stock, or a combination of both cash and shares.

Performance Based Awards. The compensation committee, in its sole discretion, may grant certain awards (other than, and in addition to, grants of stock options and stock appreciation rights) that are denominated in shares or cash, that are designed to be deductible by us under Section 162(m) of the Code. Such awards, “performance-based awards,” will be subject to the terms and conditions established by the compensation committee and will be based upon one or more of the following objective performance criteria: (1) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (2) EBITDA; (3) Adjusted EBITDA; (4) operating income; (5) net income; (6) net income and/or earnings per share; (7) book value per share; (8) return on capital and/or equity; (9) expense management; (10) return on investment; (11) improvements in capital structure; (12) profitability of an identifiable business unit or product; (13) maintenance or improvement of profit margins; (14) stock price; (15) market share; (16) revenue or sales; (17) costs; (18) cash flow; (19) working capital; (20) multiple of invested capital; (21) total return; (22) environmental, health and safety; (23) operating performance; (24) commercial optimization; or (25) except for awards granted to any “covered employee” that are intended by PBF Energy Inc. to be deductible by PBF Energy Inc. under Section 162(m) of the Code, such other objective performance criteria as determined by the compensation committee in its sole discretion. The criteria may relate to PBF Energy Inc., one or more of its subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the compensation committee shall determine. The compensation committee will determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, during any period when Section 162(m) of the Code is applicable to PBF Energy Inc., will so certify and ascertain the amount of the applicable performance-based award. During any period when Section 162(m) of the Code is applicable to PBF Energy Inc., no performance-based awards will be paid to any participant for a given period of service until the compensation committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the compensation committee. The amount of the performance-based award determined by the compensation committee for a performance period will be paid to the participant at such time as determined by the compensation committee in its sole discretion after the end of such performance period. The maximum amount of performance-based awards that may be granted during a fiscal year to any participant will be, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan, (i) with respect to performance-based awards that are denominated in shares, 750,000 shares, and (ii) with respect to performance-based awards or other awards that are denominated in cash, $10.0 million.

Adjustments upon Certain Events. In the event of any equity split, spin off, equity distribution or dividend (other than regular cash dividends or distributions), equity combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, consolidation or similar event that our compensation committee determines in its sole discretion affects our capitalization, the compensation committee shall adjust appropriately (1) the number and kind of shares (or other securities) subject to the 2012 Equity Incentive Plan and available for or covered by awards, (2) share prices related to outstanding awards, and (3) make such other revisions or substitutions to outstanding awards, in each case, as it deems are equitably required.

Upon a Change in Control. Unless provided otherwise in an award agreement or otherwise determined at any time by the compensation committee in its sole discretion, upon a termination of a participant’s employment by the participant for good reason (as defined in the 2012 Equity Incentive Plan) or by the Company without cause (as defined in the 2012 Equity Incentive Plan), in each case, within 24 months of the occurrence of a change in control of us (as defined in the 2012 Equity Incentive Plan), the 2012 Equity Incentive Plan provides that (1) if determined by the compensation committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (2) the compensation committee shall take one or more of the following actions: (a) cancel the awards for fair consideration (as determined by the compensation committee), (b) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2012 Equity Incentive Plan, including without limitation, any applicable vesting conditions, or (c) provide that, with respect to any awards that are stock options or stock appreciation rights, the awards will be exercisable for a period of at least 15 days prior to the change in control.

Forfeiture and Clawback. The compensation committee may, in its sole discretion, specify in an award that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct. Awards shall also be subject to clawback, reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

Transferability. Unless otherwise determined by the compensation committee, no award granted under the 2012 Equity Incentive Plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Amendment and Termination. The board of directors of PBF Energy Inc. may amend, suspend or terminate the 2012 Equity Incentive Plan except that no such action, other than certain adjustments and related actions specified in the 2012 Equity Incentive Plan, may be taken which would, without stockholder approval to the extent required by law, or to the extent necessary to comply with the performance-based compensation section under Section 162(m) of the Code, increase the aggregate number of shares available for awards under the 2012 Equity Incentive Plan, decrease the price of outstanding awards, change the requirements relating to the compensation committee as set forth in the 2012 Equity Incentive Plan, or extend the term of the 2012 Equity Incentive Plan. The compensation committee may also amend outstanding awards, consistent with the plan, provided that no modifications will be made that are adverse to the participant in any material respect without the consent of the participant, unless such modification is otherwise provided for under the terms of the 2012 Equity Incentive Plan or the award.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and have not been designed to achieve any particular accounting treatment. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) provision for newly public companies, compensation paid pursuant to a compensation plan or arrangement in existence before the effective date of this initial public offering, provided the arrangement is adequately described in this prospectus, will not be subject to the $1,000,000 limitation during a reliance period that ends on the earliest of: (1) the expiration of the compensation plan, (2) a material modification of the compensation plan (as determined under Section 162(m)), (3) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. With respect to stock-based compensation, this provision applies to stock options, stock appreciation rights and the substantial vesting of restricted property granted before the end of the reliance period, even if not paid until after the end of the reliance period. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent. They provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business rather than personal financial concerns.

Thomas D. O’Malley

Upon completion of PBF Energy Inc.’s initial public offering in December 2012, we entered into an amended and restated employment agreement with Thomas D. O’Malley, pursuant to which Mr. O’Malley serves as the Executive Chairman of the Board of Directors of PBF Energy Inc. and as one of our executive officers. This amended and restated agreement supersedes our prior employment agreement with Mr. O’Malley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. O’Malley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. O’Malley is entitled to receive an annual base salary of $1,500,000. Mr. O’Malley is entitled to increases in his annual base salary at the sole discretion of our board. Mr. O’Malley is also eligible to participate in our annual cash incentive plan and earn an annual bonus award. Mr. O’Malley also participates in our incentive programs and is also entitled to grants of equity based compensation, as discussed above. Mr. O’Malley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions—Private Aircraft.”

The termination provisions in Mr. O’Malley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. O’Malley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Thomas J. Nimbley

Upon completion of PBF Energy Inc.’s initial public offering in December 2012, we entered into an amended and restated employment agreement with Thomas J. Nimbley, pursuant to which Mr. Nimbley serves as our Chief Executive Officer. This amended and restated agreement supersedes our prior employment agreement with Mr. Nimbley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Nimbley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Nimbley is entitled to receive an annual base salary of $750,000. Mr. Nimbley is entitled to increases in his annual base salary at the sole discretion of our board. Mr. Nimbley is also eligible to participate in our annual cash incentive plan. Mr. Nimbley also participates in our incentive programs and is also entitled to grants of equity based compensation, as discussed above. Mr. Nimbley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Nimbley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Nimbley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Matthew C. Lucey

Upon completion of PBF Energy Inc.’s initial public offering in December 2012, we entered into an amended and restated employment agreement with Matthew C. Lucey, pursuant to which Mr. Lucey serves as our Senior Vice President, Chief Financial Officer. This amended and restated agreement supersedes our prior employment agreement with Mr. Lucey. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Lucey provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Lucey is entitled to receive an annual base salary of $450,000. Mr. Lucey is entitled to increases in his annual base salary at the sole discretion of our board. Mr. Lucey is also eligible to participate in our annual cash incentive plan. Mr. Lucey also participates in our incentive programs and is also entitled to grants of equity based compensation, as discussed above. Mr. Lucey is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Lucey’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Lucey is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Donald F. Lucey

Upon completion of PBF Energy Inc.’s initial public offering in December 2012, we entered into an amended and restated employment agreement with Donald F. Lucey, pursuant to which Mr. Lucey serves as our Executive Vice President, Chief Commercial Officer. This amended and restated agreement supersedes our prior employment agreement with Mr. Lucey. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Lucey provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Lucey is entitled to receive an annual base salary of $625,000. Mr. Lucey is entitled to increases in his annual base salary at the sole discretion of our board. Mr. Lucey is also eligible to participate in our annual cash incentive plan. Mr. Lucey also participates in our incentive programs and is also entitled to grants of equity based compensation, as discussed above. Mr. Lucey is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Lucey’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Lucey is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Michael D. Gayda

Upon completion of PBF Energy Inc.’s initial public offering in December 2012, we entered into an amended and restated employment agreement with Michael D. Gayda, pursuant to which Mr. Gayda, commencing on June 2, 2010, serves as our President. This amended and restated agreement supersedes our prior employment agreement with Mr. Gayda. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Gayda provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Gayda is entitled to receive an annual base salary of $675,000. Mr. Gayda is entitled to increases in his annual base salary at the sole discretion of our board. Mr. Gayda is also eligible to participate in our annual cash incentive plan. Mr. Gayda also participates in our incentive programs and is also entitled to grants of equity based compensation, as discussed above. Mr. Gayda is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Gayda’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement modifies the definition of Change in Control, provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Gayda is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

2012 Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas D. O’Malley	2012	1,500,000	4,665,600	—	—	608,430	3,007,080	9,781,110
Executive Chairman	2011	1,500,000	6,097,500	—	543,000	220,711	10,950	8,372,161

Thomas J. Nimbley	2012	750,000	2,332,800	—	463,500	292,570	615,000	4,453,870
Chief Executive Officer	2011	700,000	2,845,500	51,100	108,600	77,504	14,700	3,797,404

Matthew C. Lucey	2012	450,000	1,400,400	—	370,800	142,067	168,517	2,531,784
Senior Vice President,	2011	425,000	1,727,625	51,100	59,150	46,717	14,700	2,342,292
Chief Financial Officer

Donald F. Lucey	2012	625,000	1,944,000	—	370,800	231,208	215,000	3,386,008
Executive Vice President,	2011	600,000	2,439,000	51,100	36,200	80,314	14,700	3,221,314
Chief Commercial Officer

Michael D. Gayda	2012	675,000	2,099,700	—	370,800	248,606	215,000	3,609,106
President	2011	650,000	2,642,250	51,100	36,200	77,186	14,700	3,471,436

(1)	The amounts set forth in this column for 2012 include approximately ninety percent of the named executive officer’s estimated annual 2012 bonus that was paid in December 2012. The unpaid amount of the annual 2012 bonus will be finalized and paid in 2013.
(2)	The amounts set forth in this column represent the grant date fair value of PBF LLC Series B Units allocated in 2011 as calculated pursuant to FASB ASC Topic 718. The amounts have been determined based on the assumptions set forth in Note 12 to the PBF Holding Consolidated financial statements for the year ended December 31, 2011.
(3)	The amounts set forth in this column for 2012 represent the grant date fair value of options for the purchase of PBF Energy Inc. Class A common stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on an expected life of 6.25 years; expected volatility of 50%; dividend yield of 3.1%; risk free rate of return of 0.89%; and an exercise price of $26.00. The amounts set forth in this column for 2011 represent the grant date fair value of options for the purchase of PBF LLC Series A Units granted to Mr. M. Lucey and compensatory warrants for the purchase of PBF LLC Series A Units granted to the named executive officers in connection with their purchase of PBF LLC Series A Units. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 12 to the PBF Holding Consolidated financial statements for the year ended December 31, 2011.
(4)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.
(5)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan and for 2012 bonuses paid in connection with the initial public offering of PBF Energy Inc. in the amount of $2,992,080 to Mr. O’Malley, $600,000 to Mr. Nimbley, $153,517 to Mr. M. Lucey, $200,000 to Mr. D. Lucey, and $200,000 to Mr. Gayda.

Grants of Plan-Based Awards in 2012

The following table provides information regarding the grants of plan-based awards to each of our named executive officers for the fiscal year ended December 31, 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)

Thomas J. Nimbley	December 12, 2012	50,000	26.00	463,500

Matthew C. Lucey	December 12, 2012	40,000	26.00	370,800

Donald F. Lucey	December 12, 2012	40,000	26.00	370,800

Michael D. Gayda	December 12, 2012	40,000	26.00	370,800

(1)	The amounts set forth in this column represent the total grant date fair value of options to purchase PBF Energy Inc. Class A common stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Narrative Disclosure to 2012 Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants were fully vested at the time of grant and expire after ten years. 25% of the Series A Compensatory Warrants became exercisable at the grant date and the remaining 75% are exercisable over equal annual installments on each of the first three anniversaries of the grant date, subject to acceleration upon the closing of this initial public offering or under certain other circumstances. In 2011, options to purchase PBF LLC Series A Units were also granted to Mr. M. Lucey and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2012, compensatory warrants and options to purchase 1,184,725 PBF LLC Series A Units were outstanding.

PBF LLC Series B Units

In 2011, our named executive officers and certain other officers were allocated equity incentive awards by PBF LLC in the form of PBF LLC Series B Units, which are profits interests in PBF LLC. One-quarter of the PBF LLC Series B Units vested at the time of grant in June 2010 and the remaining three-quarters vest in equal annual installments on the first, second and third anniversary of grant, subject to accelerated vesting upon certain events. As of December 31, 2012, there were 1,000,000 PBF LLC Series B Units allocated (of which 750,000 units were vested). Any unvested PBF LLC Series B Units of a holder automatically vest upon a change of control or upon such holder’s death or disability, and all vested and unvested PBF LLC Series B Units of a holder are automatically forfeited upon such holder’s termination for cause. In addition, if a holder’s employment is terminated by us without cause or by the holder for good reason, PBF Energy, in consultation with the Executive Chairman, may accelerate the vesting of all or a portion of such holder’s unvested PBF LLC Series B Units.

IPO Date Stock Option Awards and Cash Bonus to Employees

At the time of the PBF Energy Inc. initial public offering, we granted awards of non-qualified stock options to purchase an aggregate of 682,500 shares of Class A common stock pursuant to the 2012 Equity Incentive Plan to certain of our employees. The foregoing number of shares subject to such option awards includes 50,000 to

Mr. Nimbley, 40,000 to Mr. M. Lucey, 40,000 to Mr. D. Lucey and 40,000 to Mr. Gayda. Each stock option to purchase Class A common stock has an exercise price equal to the initial public offering price of $26.00 per share. Subject to the option holder’s continued employment, the options vest in equal annual installments over a four year period, subject to acceleration under certain circumstances set forth in the applicable award agreement. Holders of stock options will not have any rights as a stockholder with respect to the shares underlying stock options until such options are exercised and shares of Class A common stock underlying the stock options are actually delivered.

In addition, in 2012 we paid cash bonuses in an aggregate amount of approximately $8.2 million to certain of our employees in connection with PBF Energy Inc.’s initial public offering. The foregoing amount includes $2,992,080 to Mr. O’Malley, $600,000 to Mr. Nimbley, $153,517 to Mr. M. Lucey, $200,000 to Mr. D. Lucey and $200,000 to Mr. Gayda.

Outstanding Equity Awards At 2012 Fiscal Year-End

The following table provides information regarding outstanding equity awards of PBF LLC and PBF Energy Inc. interests made to our named executive officers as of December 31, 2012.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	—	—		—	—	87,500	11,428,375

Thomas J. Nimbley	45,000	—		10.00	06/01/20	40,000	5,224,400
	45,000	—		10.00	12/17/20	—	—
	60,000	—		10.00	03/01/21	—	—
	—	50,000	(3)	26.00	12/12/22	—	—

Matthew C. Lucey	3,900	—		10.00	06/01/20	15,000	1,959,150
	1,800	—		10.00	12/17/20	—	—
	2,679	—		10.00	03/01/21	—	—
	10,000	20,000	(4)	10.00	03/04/21	—	—
	—	40,000	(3)	26.00	12/12/22	—	—

Donald F. Lucey	15,000	—		10.00	06/01/20	40,000	5,224,400
	15,000	—		10.00	12/17/20	—	—
	20,000	—		10.00	03/01/21	—	—
	—	40,000	(3)	26.00	12/12/22	—	—

Michael D. Gayda	15,000	—		10.00	06/01/20	40,000	5,224,400
	15,000	—		10.00	12/17/20	—	—
	20,000	—		10.00	03/01/21	—	—
	—	40,000	(3)	26.00	12/12/22	—	—

(1)	The awards described in this table represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase PBF Energy Inc. Class A common stock, as described in the narrative above.
(2)

The awards described in this table represent PBF LLC Series B Units, as described in the narrative above. The PBF LLC Series B Units are profits interests in PBF LLC and derived from the value of the PBF LLC Series A Units. The amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by our financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy (the holder of our PBF LLC

Series C Units), the holders of PBF Energy Inc’s Class A common stock or any other holder of PBF LLC Series A Units. However, our statement of operations and comprehensive income (loss) reflects non-cash charges for compensation related to the profits interests.
(3)	Represent options to purchase PBF LLC Series A Units, which vest in three equal annual installments beginning on the first anniversary of the grant date, March 4, 2012.
(4)	Represent options to purchase PBF Energy Inc. Class A common stock, which vest in four equal annual installments beginning on the first anniversary of the grant date, December 12, 2013.

Option Exercises and Stock Vested in 2012

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2012. All of the awards described in this table were for equity interests in PBF LLC.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Thomas D. O’Malley	778,020	12,448,320	87,500	11,428,375
Thomas J. Nimbley	—	—	40,000	5,224,400
Matthew C. Lucey	—	—	15,000	1,959,150
Donald F. Lucey	—	—	40,000	5,224,400
Michael D. Gayda	—	—	40,000	5,224,400

(1)	The value realized on the exercise of PBF LLC equity interests is the excess of the fair value of PBF Energy Inc. Class A common stock on the date of exercise and the exercise price of the PBF LLC warrants multiplied by the number of warrants exercised.
(2)	The awards described in this table represent PBF LLC Series B Units, as described in the narrative above. The PBF LLC Series B Units are profits interests in PBF LLC. The amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by our financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy Inc. (the holder of our PBF LLC Series C Units), the holders of PBF Energy Inc.’s Class A common stock or any other holder of PBF LLC Series A Units. However, PBF Holding’s statement of operations and comprehensive income (loss) reflects non-cash charges for compensation related to the profits interests. Value calculated based on the closing price of $29.05 per share of PBF Energy Inc. Class A common stock on December 31, 2012.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	33,600 574,830	— —

Thomas J. Nimbley	PBF Energy Pension Plan PBF Energy Restoration Plan	2 2	34,223 258,347	— —

Matthew C. Lucey	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	25,151 116,916	— —

Donald F. Lucey	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	30,758 200,450	— —

Michael D. Gayda	PBF Energy Pension Plan PBF Energy Restoration Plan	2 2	29,305 219,301	— —

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for highly compensated employees. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 11% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2012, the interest crediting rate was 3.45%. Normal retirement age under the plans is attained at age 65.

Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2012 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2012 and in accordance with our plans and arrangements in effect on December 31, 2012. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event.

Under the terms of each named executive officer’s employment agreement, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

	Termination (a) for Cause, (b) without Good Reason or (c) due to non-renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non-renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	4,665,600
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	—	11,428,375	11,428,375

Thomas J. Nimbley
Cash severance payment	—	1,125,000	2,242,500	375,000
Cash bonus (5)	—	—	—	2,332,800
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	152,500	5,376,797	5,376,797

Matthew C. Lucey
Cash severance payment	—	675,000	1,345,500	225,000
Cash bonus (5)	—	—	—	1,400,400
Continuation of health benefits (8)	—	28,434	55,288	—
Accelerated equity (7)	—	503,000	2,462,111	2,462,111

Donald F. Lucey
Cash severance payment	—	937,500	1,868,750	312,500
Cash bonus (5)	—	—	—	1,944,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	122,000	5,346,297	5,346,297

Michael D. Gayda
Cash severance payment	—	1,012,500	2,018,250	337,500
Cash bonus (5)	—	—	—	2,099,700
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	122,000	5,346,297	5,346,297

(1)	Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options in accordance with the terms of the long term incentive plan, or collectively, the Accrued Rights.

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason;” provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)	Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.

(3)	Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plan, warrants and PBF LLC Series B Units; and (4) the continuation of certain health benefits for two years and 11 months.

A “Change In Control” as defined in the employment agreements means:

•

any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of PBF Energy Inc.’s then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of PBF Energy Inc. and its subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•

a merger, consolidation or reorganization of PBF Energy Inc. (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which the stockholders of PBF Energy Inc., immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	the complete liquidation or dissolution of PBF Energy Inc.; or

•

other than as expressly provided for in the stockholders agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of PBF Energy Inc. (together with any new directors whose election by such board or whose nomination for election by the stockholders of PBF

Energy Inc. was approved by a vote of a majority of the directors of PBF Energy Inc. then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the board of directors of PBF Energy Inc. then in office; provided that, any director appointed or elected to the board of directors of PBF Energy Inc. to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) PBF Energy Inc. and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by PBF Energy Inc.; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)	Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2012. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to the named executive officer’s cash bonus award for 2012, excluding the bonus paid in connection with the initial public offering of PBF Energy Inc. The actual pro rata portion of an executive’s cash bonus for the year in which death or disability occurs is likely to be different.

(6)	Messrs. O’Malley, Nimbley, D. Lucey and Gayda would not have been eligible to receive any continued medical benefits from us as of December 31, 2012, as they were covered by previous employer’s medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.

(7)	These amounts reflect for all of the named executive officers the value of the accelerated vesting and exercisability of the options to purchase PBF Energy Inc. Class A common stock and the accelerated vesting of the PBF LLC Series B Units as of December 31, 2012. In addition, these amounts reflect for Mr. M. Lucey the value of the accelerated vesting of options to purchase PBF LLC Series A Units as of December 31, 2011. Value calculated based on the closing price of $29.05 per share of PBF Energy Inc. Class A common stock on December 31, 2011.

(8)	The continued health benefits cost for Mr. M. Lucey is based on our cost for his benefits as of December 31, 2012.

Compensation of Directors

Directors of PBF Holding receive no separate compensation for service on the board of directors or committees thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Our Relationship with Blackstone and First Reserve

Since our formation, each of Blackstone and First Reserve purchased an aggregate of 44,861,169 PBF LLC Series A Units at a purchase price of $10.00 per unit, or an aggregate purchase price of approximately $448.6 million each. Blackstone and First Reserve control ownership interests in a broad range of companies. We have entered into commercial transactions on arm’s length terms in the ordinary course of business with certain of these companies, including for the purchase of goods and services.

PBF Energy Inc.’s Initial Public Offering

On December 18, 2012 PBF Energy Inc., our indirect parent, completed its initial public offering by issuing 23,567,686 shares of its Class A common stock at a price to the public of $26.00 per share. In connection with the offering, PBF Energy Inc.’s shares of Class A common stock began trading on the New York Stock Exchange under the symbol “PBF”. The proceeds to PBF Energy Inc. from the offering, before deducting underwriting discounts, were approximately $612.8 million of which PBF Energy Inc. used approximately $571.2 million to purchase 10,983,843 PBF LLC Series A Units from each of Blackstone and First Reserve, as described in PBF Energy Inc.’s Prospectus, dated December 12, 2012, filed pursuant to Rule 424(b) of the Securities Act. PBF Energy Inc. used all of the remaining proceeds from the offering, or approximately $41.6 million, to purchase newly-issued PBF LLC Series C Units from PBF LLC, which in turn used these proceeds to pay the expenses of the offering, including aggregate underwriting discounts of $33.7 million and other offering expenses of approximately $7.8 million.

Stockholders Agreement

In connection with its initial public offering, PBF Energy Inc. entered into a stockholders agreement with Blackstone and First Reserve, which provides that its board of directors will have nine directors, of whom three will be designees of Blackstone and three will be designees of First Reserve. Under the stockholders agreement, each of Blackstone and First Reserve has the right to nominate three directors to its board of directors so long as it owns 25% or more of the voting power of all shares of PBF Energy Inc.’s capital stock entitled to vote generally in the election of directors, two directors for so long as it owns 15% or more, but less than 25% of the voting power of all shares of PBF Energy Inc.’s capital stock entitled to vote generally in the election of directors, and one director so long as it owns 7.5% or more, but less than 15% of the voting power of all shares of its capital stock entitled to vote generally in the election of directors. Each of Blackstone and First Reserve will lose its right to nominate any directors to PBF Energy Inc.’s board of directors once it owns less than 7.5% of the voting power of all shares of PBF Energy Inc.’s capital stock entitled to vote generally in the election of directors. Blackstone and First Reserve have agreed to vote their shares in favor of the other’s nominees to PBF Energy Inc.’s board of directors and to otherwise take actions to maintain board structure consistent with the stockholders agreement. In addition, in the event that a director designated by either Blackstone and First Reserve serves simultaneously on the board of directors (or similar governing body) of any other company engaged in the crude oil refining business in North America, unless PBF Energy Inc.’s board otherwise requests or the designee resigns from the board of directors of such competitor, such designee shall resign from PBF Energy Inc.’s board or otherwise be removed. In addition, the stockholders agreement grants to each of Blackstone and First Reserve, so long as it owns at least 7.5% of the voting power of all shares of PBF Energy Inc.’s capital stock entitled to vote generally in the election of directors and maintains a designee on its board of directors, certain customary rights to receive information upon request, subject to their agreement to keep such information confidential and not to use it for any purpose other than in connection with their investment in PBF Energy Inc., and requires PBF Energy Inc. to undertake certain actions in order to allow Blackstone and/or First Reserve to qualify as “venture capital operating companies” under ERISA if so required.

PBF LLC Limited Liability Company Agreement

PBF Energy Inc. holds 23,571,221 PBF LLC Series C Units and is the sole managing member of PBF LLC. Accordingly, PBF Energy Inc. controls all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2012, Blackstone and First Reserve each owned 33,877,327 PBF LLC Series A Units, the remaining pre-IPO owners of PBF LLC, including Mr. O’Malley, owned 5,193,574 PBF LLC Series A Units, and our independent directors held 23,904 restricted PBF LLC Series A Units. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2012, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 1,253,144 PBF LLC Series A Units at a weighted average exercise price of $10.42 per unit, of which 673,237 were vested and exercisable.

The limited liability company agreement of PBF LLC provides that PBF Energy Inc. is the sole managing member of PBF LLC and establishes the PBF LLC Series C Units which are held solely by PBF Energy Inc. The PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees). The PBF LLC Series C Units rank on a parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. PBF Energy Inc. has the right to determine the timing and amount of any distributions (other than tax distributions) to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units. Profits and losses of PBF LLC will be allocated, and all distributions generally will be made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, the amended and restated limited liability company agreement of PBF LLC provides that any PBF LLC Series A Units acquired by PBF Energy Inc. from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, will automatically, and without any further action, be reclassified as PBF LLC Series C Units in connection with such acquisition.

The PBF LLC Series B Units are profits interests held by certain of our officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our financial sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the financial sponsors receive a full return of their capital contributions with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our financial sponsors then will be shared by our financial sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by our financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy Inc. (the holder of PBF LLC Series C Units), the holders of PBF Energy Inc.’s Class A common stock or any other holder of PBF LLC Series A Units. For a further discussion of the PBF LLC Series B Units, please see “Executive Compensation—Compensation Discussion and Analysis—Summary of PBF LLC Series B Units.”

The holders of limited liability company interests in PBF LLC, including PBF Energy Inc., will generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally will be allocated to the holders of units (including PBF Energy Inc.) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. The amended and restated limited liability company agreement of PBF LLC provides for tax distributions to the members of PBF LLC, including PBF Energy Inc., subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses).

The limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to PBF Energy Inc. and its management of PBF LLC, but not including obligations incurred under the tax receivable agreement by PBF Energy Inc., income tax expenses of PBF Energy Inc. and payments on indebtedness incurred by PBF Energy Inc., will be borne by PBF LLC.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange its PBF LLC Series A Units for shares of Class A common stock of PBF Energy Inc. on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our financial sponsors upon the sale of the shares of Class A common stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders will not have the right to cause PBF LLC to exchange PBF LLC Series A Units if PBF Energy Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements to which PBF Energy Inc. may be subject, and that PBF Energy Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, PBF Energy Inc.’s interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, PBF Energy Inc. has granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require PBF Energy Inc. to register under the Securities Act shares of Class A common stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. Under the registration rights agreement, PBF Energy Inc. agreed, beginning after the 180-day lock-up period agreed to with the underwriters in connection with the initial public offering, to make available a shelf registration statement to register the exchange by the pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of Class A common stock and the resale by them of shares of Class A common stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by PBF Energy Inc. Finally, the pre-IPO owners of PBF LLC have the right to require PBF Energy Inc. to cooperate with them in disposing of their shares of Class A common stock in an underwritten public offering if the gross proceeds from such offering is reasonably anticipated to be at least $25 million, provided that PBF Energy Inc. shall not have to undertake an underwritten public offering more than twice in any 365-day period or sooner than 120 days from the closing of any other underwritten public offering for which the pre-IPO owners of PBF LLC had piggyback registration rights, and each of Blackstone and First Reserve shall be entitled to request no more than four underwritten public offerings in the aggregate.

Tax Receivable Agreement

The pre-IPO owners of PBF LLC may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of Class A common stock of PBF Energy Inc. on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of Class A common stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A common stock are expected to result with respect to PBF Energy Inc. in increases in the tax basis of the assets of PBF LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that PBF Energy Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

PBF Energy Inc. entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF Energy Inc. to such persons of 85% of the amount of the benefits, if any, that PBF Energy Inc. is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to PBF Energy Inc. entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF Energy Inc. and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF Energy Inc. generally will be computed by comparing the actual income tax liability of PBF Energy Inc. (calculated with certain assumptions) to the amount of such taxes that PBF Energy Inc. would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF Energy Inc. not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF Energy Inc. exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF Energy Inc. breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF Energy Inc. had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•

the price of shares of Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of Class A common stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•

the amount and timing of PBF Energy Inc.’s income—PBF Energy Inc. generally will be required to pay 85% of the deemed benefits as and when deemed realized. If PBF Energy Inc. does not have taxable income, PBF Energy Inc. generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

PBF Energy Inc. expects that the payments that it may make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, and that PBF Energy Inc. earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, PBF Energy Inc. expects that future payments under the tax receivable agreement relating to the purchase by PBF Energy Inc. of PBF LLC Series A Units in connection with the initial public offering to aggregate $143.6 million and to range over the next 15 years from approximately $5.7 million to $23.7 million per year and decline thereafter. Future payments under the agreement by PBF Energy Inc. in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on PBF Energy Inc.’s liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits PBF Energy Inc. realizes in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to PBF Energy Inc. by PBF LLC are not sufficient to permit PBF Energy Inc. to make payments under the tax receivable agreement after it has paid its taxes and other obligations. In this regard, the tax receivable agreement will give PBF Energy Inc. some flexibility to defer certain payment obligations that are in excess of its then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of PBF Energy Inc.

In certain instances (as described in the following two paragraphs), payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF Energy Inc. elects an early termination of the tax receivable agreement, its (or its successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (a) it would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (b) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF Energy Inc. would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits it realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A common stock were to be equal to the initial public offering price per share of Class A common stock in the initial public offering and that LIBOR were to be 1.85%, PBF Energy Inc. estimates that the aggregate amount of these change of control payments would be approximately $603.3 million if triggered immediately after the initial public offering. In these situations, PBF Energy Inc.’s obligations under the tax receivable agreement could have a substantial negative impact on its liquidity and there is no assurance that it will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on the tax reporting positions that PBF Energy Inc. determines in accordance with the tax receivable agreement. PBF Energy Inc. will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF Energy Inc. actually realizes in respect of (a) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (b) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running PBF Energy Inc.’s business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that PBF Energy Inc. is required to make under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of PBF Energy Inc.’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return, however it may defer payments under the tax receivable agreement to the extent PBF Energy Inc. does not have available cash to satisfy its payment obligations under the tax receivable agreement. The period of any such deferral may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points.

PBF Energy Inc.’s payment obligations under the tax receivable agreement are PBF Energy Inc.’s obligations and not obligations of the PBF Holding, co-issuer, or any of PBF Holding’s other subsidiaries. However, because PBF Energy Inc. is a holding company with no operations of its own, its ability to make payments under the income tax receivable agreement is dependent on our ability to make future distributions. Specific provisions in the indenture governing the notes are expected to permit us to make distributions in amounts sufficient to allow PBF Energy Inc. to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as we offer to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). See “Risk Factors—Risks Relating to Our Business and Industry—Under a tax receivable agreement, PBF Energy Inc. is required to pay the holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits it may claim arising in connection with its initial public offering and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy Inc. to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial.” If PBF Energy Inc.’s share of the distributions it receives under these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, PBF Energy Inc. may cause us to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. In any case, based on our estimates of PBF Energy Inc.’s obligations under the tax receivable agreement as described above, the amount of our distributions on account of PBF Energy Inc.’s obligations under the tax receivable agreement are expected to be substantial.

Investments in PBF LLC

Each of our executive officers, one of the directors of PBF Energy Inc. and certain other employees have been provided with the opportunity to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefor directly or indirectly by our named executive officers and one of the directors of PBF Energy Inc. since the beginning of fiscal 2008.

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units(1)(2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380	(3)
Executive Chairman

Thomas J. Nimbley	2,250,000	225,000	300,000	(4)
Chief Executive Officer

Matthew C. Lucey	135,000	13,500	17,319	(5)
Senior Vice President, Chief Financial Officer

Donald F. Lucey	766,271	76,627	100,000	(6)
Executive Vice President, Chief Commercial Officer

Michael D. Gayda	750,000	75,000	100,000	(7)
President

Jefferson F. Allen	750,000	75,000	70,000	(8)
Director of PBF Energy Inc.

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.
(2)	In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of PBF LLC Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2012 Fiscal Year-End.”
(3)	In connection with the initial public offering of PBF Energy Inc., Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.
(4)	In connection with the initial public offering of PBF Energy Inc., Mr. Nimbley exercised all of his non-compensatory warrants for cash at the $10.00 exercise price and purchased an additional 300,000 PBF LLC Series A Units for an aggregate purchase price of $3,000,000.
(5)	In connection with the initial public offering of PBF Energy Inc., Mr. M. Lucey exercised all of his non-compensatory warrants for cash at the $10.00 exercise price and purchased an additional 17,319 PBF LLC Series A Units for an aggregate purchase price of $173,190.
(6)	In connection with the initial public offering of PBF Energy Inc., Mr. D. Lucey exercised all of his non-compensatory warrants on a cashless basis for an additional 61,538 PBF LLC Series A Units.
(7)	In connection with the initial public offering of PBF Energy Inc., Mr. Gayda exercised all of his non-compensatory warrants on a cashless basis for an additional 61,538 PBF LLC Series A Units,
(8)	In connection with the initial public offering of PBF Energy Inc., Mr. Allen exercised all of his non-compensatory warrants for cash at the $10.00 exercise price and purchased an additional 70,000 PBF LLC Series A Units for an aggregate purchase price of $700,000.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, provided us with monthly consulting services relating to our petroleum coke and commercial operations. The initial term of the agreement was effective from February 8, 2010 through May 1, 2010, after which time it became an evergreen contract. The agreement is automatically renewed for additional 30-day periods unless terminated by either party upon ten days notice prior to the expiration of any renewal term. For the years ended December 31, 2012, 2011 and 2010 we paid $939,533, $487,925 and $276,302, respectively, to Fuel Strategies under this agreement.

Private Aircraft

We have an agreement with Thomas D. O’Malley for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. Our audit committee reviews such usage of the airplane annually. For the years ended December 31, 2012, 2011 and 2010, we incurred charges of $1,030,388, $820,524 and $393,288, respectively, related to use of this plane.

Private Placement Notes

On February 9, 2012, we sold in a private placement $25.5 million aggregate principal amount of private placement notes to Thomas D. O’Malley and certain of his affiliates and family members, and certain of our other executives at a purchase price of 98.565% thereof. These notes are identical to the $650.0 million aggregate principal amount of old notes offered and sold by us (but are not expected to trade, and are not fungible, with the old notes or the new notes) and were sold without registration under the securities laws. Because these purchasers may be deemed to be our “affiliates,” based on interpretations by the staff of the SEC in no action letters issued to third parties not related to us, these purchasers are not eligible to participate in the exchange offer with respect to the private placement notes. These purchasers have registration rights pursuant to which we will file and use commercially reasonable efforts to keep effective a shelf registration statement covering resales of these notes.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by PBF Energy Inc.’s board of directors, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that our audit committee will be responsible for the review and approval or ratification of all related-person transactions.

PBF Energy Inc.’s audit committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any director of PBF Energy Inc. from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

PBF Energy Inc.’s related person transactions policy does not apply to: (1) employment of executive officers if our compensation is disclosed in the proxy statement or approved by the compensation committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

OUR PRINCIPAL MEMBERS

The direct and indirect ownership of PBF Holding Company LLC as of December 31, 2012 is as follows:

•	all of the membership interests in PBF Holding Company LLC are held by PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”);

•

the pre-IPO owners of PBF LLC beneficially own 75.6% of the total economic interest of PBF LLC through their ownership of 72,972,131 PBF LLC Series A Units, of which Blackstone and First Reserve each own 33,877,327 PBF LLC Series A Units;

•	PBF Energy Inc. owns 24.4% of the total economic interest of PBF LLC through its ownership of 23,571,221 PBF LLC Series C Units; and

•

PBF Energy Inc.’s issued and outstanding shares of Class A common stock represents 24.4% of the voting power in PBF Energy Inc. The pre-IPO owners of PBF LLC, through their holdings of Class B common stock of PBF Energy Inc., have 75.6% of the voting power in PBF Energy Inc. The shares of Class B common stock of PBF Energy Inc. have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PBF Energy Inc. that is equal to the aggregate number of PBF LLC Series A Units held by such holder.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

The following is a summary of the material provisions of other our outstanding material indebtedness. This summary may not contain all of the information which may be important to you and is subject to, and qualified in its entirety by reference to, the actual text of the underlying documents.

ABL Revolving Credit Facility

On May 31, 2011, we amended our ABL Revolving Credit Facility with UBS AG, Stamford Branch, as administrative agent and co-collateral agent and certain other lenders to increase its size to $500.0 million by including certain inventory and accounts receivable of the Toledo refinery in the borrowing base. A portion of the proceeds of the ABL Revolving Credit Facility was used on the closing date thereof to repay in full all amounts then outstanding under and to terminate the Products and Intermediates Inventory Promissory Note, dated as of March 1, 2011, in an aggregate principal amount equal to $299.6 million, issued by Toledo Refining in favor of Sunoco. In March, August, and September 2012, we amended the ABL Revolving Credit Facility again to increase the aggregate size to $965.0 million. The ABL Revolving Credit Facility was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017, and amend the borrowing base to include non-U.S. inventory and was further amended on December 28, 2012 to increase the maximum availability to $1.575 billion. The amended and restated ABL Revolving Credit facility includes an accordion feature which allows for commitments of up to $1.8 billion. On an ongoing basis, the ABL Revolving Credit Facility is available to PBF Holding Company LLC and its subsidiaries for working capital and other general corporate purposes.

The ABL Revolving Credit Facility contains customary covenants and restrictions on the activities of PBF Holding, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the senior secured notes facility documents; and sale and leaseback transactions. As of September 30, 2012, we were in compliance with these covenants.

As of September 30, 2012, the ABL Revolving Credit Facility provided for revolving loans of up to an aggregate of $965.0 million, a portion of which was available in the form of letters of credit. The amount available for borrowings and letters of credit under the ABL Revolving Credit Facility is calculated according to a “borrowing base” formula based on (1) 90% of the book value of eligible accounts receivable with respect to investment grade obligors plus (2) 85% of the book value of eligible accounts receivable with respect to non-investment grade obligors plus (3) 80% of the cost of eligible hydrocarbon inventory plus (4) 100% of cash and cash equivalents in deposit accounts subject to a control agreement. The borrowing base is subject to customary reserves and eligibility criteria and in any event cannot exceed $965.0 million. As of September 30, 2012, there were no outstanding borrowings under the ABL Revolving Credit Facility. Additionally, we had $36.0 million in standby letters of credit issued and outstanding as of that date.

All obligations under the ABL Revolving Credit Facility are guaranteed (solely on a limited recourse basis) to the extent required to support the lien described in clause (y) below by PBF LLC, PBF Finance Corporation, and each of our domestic operating subsidiaries and secured by a lien on (y) PBF LLC’s equity interests in PBF Holding and (z) substantially all of the assets of the borrowers and the subsidiary guarantors (subject to certain exceptions). The lien of the ABL Revolving Credit Facility lenders ranks first in priority with respect to the following: all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral); all accounts receivables; all hydrocarbon inventory (other than the Saudi crude oil pledged under the letter of credit facility); to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing, collectively, the Revolving Loan Priority Collateral. As a result of the payment in full of the Term Loan Facility, the Paulsboro Promissory Note and the Toledo Promissory Note with the net cash proceeds of the senior secured notes offering in February 2012, the ABL Revolving Credit Facility is now secured solely by the Revolving Loan Priority Collateral and the lien on the other assets previously part of the ABL Revolving Credit Facility collateral was released.

Delaware Economic Development Authority Loan

In June 2010, in connection with our acquisition of Delaware City, the Delaware Economic Development Authority granted us a $20.0 million loan to assist with operating costs and the cost of re-starting the refinery. The loan is represented by a zero interest rate note and the entire unpaid principal amount is payable in full on March 1, 2017, unless the loan is converted to a grant. The loan is secured by the property, plant and equipment at Delaware City.

The loan converts to a grant in tranches of up to $4.0 million annually, starting at the one year anniversary of the “certified restart date” as defined in the agreement and certified by the Delaware Economic Development Authority. In order for the loan to be converted to a grant, we are required to utilize at least 600,000 man hours of labor in connection with the reconstruction and re-starting of the Delaware City refinery, expend at least $100.0 million in qualified capital expenditures, commence refinery operations and maintain certain employment levels. We record the loan as a long-term liability until it is determined that we have met the requirements to convert the loan to a grant. We believe that we are on-track to meet these requirements.

Catalyst Leases

We have entered into agreements at each of our refineries whereby we sell our catalyst precious metals and lease them back. We are required to repurchase the catalyst at market value at lease termination. We treat the transactions as financing arrangements with the lease fees recorded as interest expense over the lease term. We record a non-cash gain or loss based on the change in the fair value of the precious metals at each period end.

Delaware City Catalyst Lease—The Delaware City catalyst lease was entered into in October 2010 and has a three year term. Proceeds from the lease were $17.4 million, net of $266,000 in facility fees. The lease fee for the first and second one year periods was $1.1 million and $0.9 million, respectively. The lease fee is payable quarterly and resets annually based on current market conditions. The lease fee for the third one year period beginning in October 2012 is $1.0 million.

Toledo Catalyst Lease—The Toledo catalyst lease was entered into effective July 1, 2011 and has a three year term. Proceeds from the lease of $18.3 million, net of a facility fee of $279,000, were used to repay a portion of the Toledo Promissory Note. The lease fee for the first one year period was $1.0 million. The lease fee is payable quarterly and resets annually based on current market conditions. The lease fee for the second one year period is $1.0 million.

Paulsboro Catalyst Lease—The Paulsboro catalyst lease was entered into effective January 6, 2012 and has a one year term. Proceeds from the lease of $9.5 million were used to repay a portion of the Paulsboro Promissory Note. The lease was renewed in December 2012 through November 2013. The lease fee is $0.3 million for the renewal period.

Private Placement Notes

Concurrently with the offering of the old notes we sold in a private placement $25.5 million aggregate principal amount of private placement notes to Thomas D. O’Malley and certain of his affiliates and family members and certain of our other executives. These notes are identical to the $650.0 million aggregate principal amount of old notes offered and sold by us (but are not expected to trade, and are not fungible, with the old notes) and were sold without registration under the securities laws. Because these purchasers may be deemed to be our “affiliates,” based on interpretations by the staff of the SEC in no action letters issued to third parties not related to us, these purchasers are not eligible to participate in the exchange offer with respect to the private placement notes. These purchasers have registration rights pursuant to which we will file and use commercially reasonable efforts to keep effective a shelf registration statement covering resales of these notes.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, (i) the terms “Company,” “we,” “our” or “us” refer only to PBF Holding Company LLC and not to any of its Subsidiaries, (ii) the term “Finance Co.” refers only to PBF Finance Corporation, and its successors in interest, and (iii) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries.

The Issuers issued $675.5 million in aggregate principal amount of 8.25% senior secured notes due February 15, 2020 (the “Notes”) pursuant to an indenture (the “Indenture”) dated February 9, 2012 between the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas as paying agent (the “Paying Agent”), registrar (the “Registrar”), transfer agent (the “Transfer Agent”) and collateral agent (the “Notes Collateral Agent”). $650.0 million in aggregate principal amount of the Notes were issued in the offering and $25.5 million aggregate principal amount were issued in the concurrent private placement. All of the Notes (including old notes and new notes) are the same class and the old notes were issued in private transactions that were not subject to the registration requirements of the Securities Act.

The terms of the Notes include those stated in the Indenture as it relates to the Notes and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture, the Notes, the Guarantees and the other Security Documents. It does not purport to be complete and is qualified in its entirety by reference to the provisions of those documents, including the definitions therein of certain terms used below. We urge you to read each of these documents because they, and not this description, define your rights as holders of the Notes.

Each of our Subsidiaries is a Restricted Subsidiary; however, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

The Notes

The Notes are:

•	general senior obligations of the Issuers;

•

pari passu in right of payment to all of the Issuers’ existing and future Senior Indebtedness (including the Senior Credit Facilities, any Additional First Lien Obligations and the Letter of Credit Facilities);

•

secured on a first-priority basis, equally and ratably with any future obligations of the Issuers under any future First Lien Obligations, by substantially all of the assets of the Issuers (other than ABL Collateral and other Excluded Collateral), subject to Permitted Liens;

•

effectively senior to all existing and future Indebtedness of the Issuers that is not secured by the Collateral (including the Senior Credit Facilities), to the extent of the value of the Collateral owned by the Issuers (subject to Permitted Liens on such Collateral);

•

effectively subordinated to any existing or future Indebtedness of the Issuers that is secured by Liens on assets owned by the Issuers that do not constitute a part of the Collateral to the extent of the value of such assets (including the Senior Credit Facilities to the extent of the value of the ABL Collateral);

•	structurally subordinated to all Indebtedness and other liabilities of the Issuers’ Subsidiaries that do not guarantee the Notes;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers; and

•	guaranteed on a senior secured basis by the Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, guarantee, jointly and severally irrevocably and unconditionally, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture, the Security Documents and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture.

Each of the Restricted Subsidiaries guarantee the Notes. Each of the Guarantees of the Notes are a general senior secured obligation of each Guarantor and ranks pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, and to the extent of the value of the Collateral owned by such entity, are effectively senior to all of such entity’s existing and future Indebtedness that is not secured by the Collateral. Such obligations of each Guarantor under the Guarantees are secured on a first-priority basis, equally and ratably with any future obligations of such Guarantor under any Additional First Lien Obligations, by substantially all of the assets of such Guarantor (other than ABL Collateral and other Excluded Collateral), subject to Permitted Liens. The Guarantees rank senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuers that do not guarantee the Notes. The Guarantees are effectively subordinated to any existing or future Indebtedness of the Guarantors that is secured by Liens on assets owned by the Guarantors that do not constitute a part of the Collateral to the extent of the value of such assets (including the Senior Credit Facilities to the extent of the value of the ABL Collateral).

It is possible in the future that not all of the Company’s Subsidiaries will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the Notes.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	[reserved];

(c)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d)	the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any release of a Guarantor from its Guarantee, such Guarantor shall be automatically and unconditionally released from its obligations under the Security Documents.

Holding Company Structure

The Company is a holding company for its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that was created to be a co-issuer of the Notes. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on, the Notes and the payment of any Guarantee rank pari passu in right of payment to all existing and future Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities, any Additional First Lien Obligations and the Letter of Credit Facilities. The Notes and Guarantees are effectively senior to all existing and future Indebtedness of the Issuers and each Guarantor that is not secured by the Collateral, including the Senior Credit Facilities, to the extent of the value of the Collateral (subject to Permitted Liens on such Collateral). However, the Notes and the Guarantees are effectively subordinated to any existing or future Indebtedness of the Issuers and any Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets, including the Senior Credit Facilities to the extent of the value of the ABL Collateral.

As of September 30, 2012, we have total long-term debt, including current maturities and the DEDA Loan and Security Agreement, of $733.0 million, all of which is secured, and we could have incurred an additional $495.1 million of Senior Indebtedness under Senior Credit Facilities. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers maintain one or more paying agents for the Notes. The initial paying agent for the Notes is Deutsche Bank Trust Company Americas.

We also maintain a registrar and a transfer agent. The initial registrar and transfer agent for the Notes is Deutsche Bank Trust Company Americas. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and the transfer agent makes payments on and facilitates transfers of Notes.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. We or any of our Subsidiaries may act as a paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase with a Change of Control Offer, an Asset Sale Offer or a Collateral Asset Sale Offer. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

Principal, Maturity and Interest

The Issuers issued $650.0 million aggregate principal amount of Notes in the offering and $25.5 million in separate private transactions, all of which will mature on February 15, 2020. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens,” the Issuers may issue additional Notes under the Indenture from time to time (“Additional Notes”). The Notes offered by the Issuers and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Interest on the Notes accrues at the rate of 8.25% per annum. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2012. The Issuers will make each interest payment to the Holders of record of the Notes on the immediately preceding February 1 and August 1.

Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on, the Notes is payable at the Paying Agent’s office maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee is made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Security

General

The obligations of the Issuers with respect to the Notes, the obligations of the Guarantors under the Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the Indenture are secured equally and ratably with the obligations of the Issuer and the Guarantors under any First Lien Obligations by a security interest (subject only to Permitted Liens) in the following assets of the Issuers and the Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Collateral) (the “Collateral”):

(a)	all owned real property, fixtures and equipment comprising each refinery owned by the Company, including all buildings, terminals, storage tanks, refining and other facilities, spare parts, precious metal catalysts, pipelines, pipeline rights, loading racks, rail spurs and loading facilities now owned or hereafter acquired by the Company and the Guarantors which are now or hereafter affixed to or situated on each refinery property;

(b)	the Capital Stock owned by us or by any U.S. Guarantor in each of their respective subsidiaries (limited, in the case of Capital Stock of foreign subsidiaries, to 65% of the Voting Stock of Foreign Subsidiaries);

(c)	all equipment, goods (excluding all inventory) and fixtures;

(d)	all commercial tort claims;

(e)	all general intangibles to the extent pertaining to the foregoing;

(f)	all intellectual property and intellectual property licenses of the Issuers or any Guarantor (including without limitation patents, trademarks and copyrights);

(g)	all other tangible and intangible assets of the Issuers or any Guarantor to the extent pertaining to the foregoing (but specifically excluding all inventory and accounts receivable);

(h)	all books and records pertaining to the foregoing; and

(i)	to the extent not otherwise included, all supporting obligations and proceeds related to any of the foregoing.

The Issuers and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including any Additional First Lien Obligation and Obligations secured by Permitted Liens. The amount of such additional Obligations is and will be limited by the covenant described under “Certain Covenants—Liens” and the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of any such additional Obligations could be significant.

The Security Documents also provide that if any of the Issuers or any Guarantor incurs Hedging Obligations (whether as a primary or secondary obligor thereof, including under the Guarantee) of the type permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, such Hedging Obligations (the “Specified Secured Hedging Obligations”) may be equally and ratably secured by all or any portion of the Collateral pursuant to the provisions of such Security Documents so long as the counterparty (each such counterparty, a “Specified Secured Hedging Counterparty”) to the Hedge Agreement (a “Specified Secured Hedge Agreement”) related to such Hedging Obligations takes certain actions set forth in the relevant Security Documents; provided, that the rights and remedies of each such Specified Secured Hedging Counterparty under the Security Documents will be limited as set forth in the immediately succeeding paragraph.

The Security Documents provide that in no event shall any Specified Secured Hedging Counterparty be entitled to (x) foreclose on or initiate remedies or otherwise take any action with respect to the Collateral or under the Security Documents or (y) exercise any voting or consent right with respect to the Collateral or under the Security Documents, including with respect to requests for releases of Liens, sales, transfers or other dispositions of Collateral or amendments to the Security Documents, in each case, unless holders of Notes Obligations have initiated foreclosure remedies or other actions against the Collateral; provided that (i) the foregoing limitations shall not apply after the earliest of (a) the payment in full of the Notes Obligations, (b) the occurrence of an Investment Grade Rating Event and (c) a legal defeasance or covenant defeasance under the Indenture as described under “Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “Satisfaction and Discharge”, and (ii) the consent of each Specified Secured Hedging Counterparty shall be required at all times with respect to (a) changes in the priority of such Specified Secured Hedging Counterparty’s Lien or the right of such Specified Secured Hedging Counterparty to receive its pro rata distribution of any Collateral or the proceeds of enforcement of or realization on any Collateral, (b) any amendment or supplement to or waiver of the provisions of the Security Documents that require that the Liens be released other than as set forth in the provisions described under the caption “—Release of Collateral,” (c) any release of a Guarantor under its Guarantee other than as set forth under the provisions described under the caption “—Guarantees” (other than pursuant to clause (d) thereof), (d) the release of all or substantially all of the Collateral, or (e) other changes or actions under the Security Documents or the Guarantees as to which such Specified Secured Hedging Counterparty is disproportionately impacted relative to other holders of First Lien Obligations.

The entry by any of the Issuers or any Guarantor into a Specified Secured Hedge Agreement and the incurrence of Specified Secured Hedging Obligations thereunder may limit the recovery from any realization of the value of such Collateral available to satisfy the Notes Obligations. See “Risk Factors—Risks Related to the Notes—It may be difficult to realize the value of the collateral securing the notes” and “Risk Factors—Risks Related to the Notes—The proceeds from the sale of collateral securing the notes may not be sufficient to satisfy our obligations under the notes.”

The Notes Collateral Agent, on behalf of the Holders of the Notes, agreed in the Security Documents to subordinate its Lien on equipment and related assets at Delaware City in favor of DEDA to secure the $20,000,000 aggregate principal amount of Indebtedness under the DEDA Loan and Security Agreement. In addition, the Holders of the Notes authorized the Notes Collateral Agent to enter into one or more customary collateral access agreements in favor of the collateral agent under the Senior Credit Facilities.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if the Issuers or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations other than the Notes Obligations on a first-priority basis (subject to Permitted Liens), it must concurrently grant a first-priority security interest (subject to Permitted Liens) upon such property as security for the Notes Obligations, except to the extent set forth below under “—Certain Limitations on the Collateral.”

Promptly following the acquisition by the Issuer or any Guarantor of any assets or property (other than Excluded Assets) after the Issue Date, including any property or assets acquired by the Issuer or a Guarantor from another Guarantor, which in each case constitutes Collateral (“After-Acquired Collateral”), the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, title insurance policies, surveys and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Collateral and to have such After-Acquired Collateral added to the Collateral, in each case to the extent required under the Indenture and the Security Documents, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Collateral to the same extent and with the same force and effect.

Security Documents and Liens with Respect to the Collateral

The Issuers, the Guarantors and the Notes Collateral Agent entered into Security Documents that define the terms of the security interests that secure the Notes and the Guarantees with respect to the Collateral. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees, any Additional First Lien Obligations and the Security Documents, as provided in the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Additional First Lien Obligation, the Notes Collateral Agent will be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents only at the direction of (i) the Trustee so long as the Notes Obligations are outstanding and (ii) thereafter, holders representing a majority of the outstanding Additional First Lien Obligations, in each case, subject to the rights of the Specified Secured Hedging Counterparties described under the caption “Security—General.”

Although certain of the security interests in the Collateral (including the mortgages), title insurance policies and surveys on all of our properties intended to constitute Collateral for the Notes and Guarantees were not in place at the time of issuance of the Notes, the Issuers and the Guarantors used their commercially reasonable efforts to complete all filings and other necessary actions to perfect the mortgage liens on such properties within 90 days of the Issue Date. There was no independent assurance prior to issuance of the Notes, therefore, that all properties contemplated to be mortgaged as security for the Notes were mortgaged, or that we held the real property interests we represented we held or that we may have mortgaged such interests, or that there is no Lien encumbering such real property interests other than those permitted by the Indenture. Delivery of mortgages or security interests in other Collateral after the Issue Date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy. See “Risk Factors—Risks Related to the Notes—Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.”

To the extent that Liens, rights or easements granted to third parties encumber any real property intended to constitute Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Notes Collateral Agent to realize or foreclose on the Collateral.

Release of Collateral

The Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1)	to enable us to consummate the sale, transfer or other disposition of such property or assets (including a disposition resulting from eminent domain, condemnation or similar circumstances) to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; provided that, except in the case of a disposition resulting from eminent domain, condemnation or similar circumstances, the Issuers deliver to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in the Indenture relating to such transaction have been complied with, and an opinion of counsel to the extent required by the Indenture;

(2)	upon the release of a Guarantor from its Guarantee with respect to the Notes pursuant to the terms of the Indenture, the release of the property and assets of such Guarantor;

(3)	with the consent of the Holders of at least 66 2/3% of the aggregate principal amount of the Notes then outstanding and affected thereby;

(4)	as described under “—Amendment, Supplement and Waiver” below;

(5)	in accordance with the applicable provisions of the Security Documents; or

(6)	upon the occurrence of an Investment Grade Rating Event (as defined below); provided, however, that the Collateral shall continue to secure any outstanding Specified Secured Hedging Obligations.

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any Subsidiary of the Company will not be included in the Collateral with respect to the Notes (as described under “—Certain Limitations on the Collateral”) and will not be subject to the Liens securing the Notes and the Notes Obligations. See “Risk Factors—Risks related to the Notes—The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”

The Liens on the Collateral securing the Notes and the Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “Satisfaction and Discharge.”

Certain Limitations on the Collateral

The Collateral securing the Notes and the Guarantees does not include any of the following assets, whether now owned or hereinafter acquired (collectively, the “Excluded Assets”):

(a)	any assets of the type required to be pledged to the secured parties under and pursuant to the terms of: (i) that certain ABL Security Agreement dated December 17, 2010, among the Company, the guarantors party thereto and UBS AG, Stamford Branch, as agent; and (ii) that certain Security Agreement, dated May 31, 2011, among Toledo Refining and UBS AG, Stamford Branch as agent, in the case of each of clauses (i) and (ii) above, as amended, restated, supplemented or otherwise modified through and including the Issue Date and as in effect as of the Issue Date but without giving effect to any subsequent amendments thereto (such assets, the “ABL Collateral”);

(b)	assets owned by the Issuers or any Guarantor on the date of the Indenture or after acquired that are subject to a Lien of the type described in clause (6) of the definition of “Permitted Liens” (but solely with reference to clause (4) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) if and to the extent that the contract or other agreement pursuant to which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such asset;

(c)	any assets or properties that are acquired pursuant to a Permitted Investment or Restricted Payment, so long as such assets or properties are subject to a Lien permitted by clauses (8) or (9) of the definition of Permitted Liens and solely to the extent that the terms of the agreements relating to such Lien prohibit the security interest under the Security Documents from attaching to such assets or properties, which secured Indebtedness is incurred or assumed in connection with such Permitted Investment or Restricted Payment;

(d)	any permit or license issued by a governmental authority to any Issuer or Guarantor or any agreement to which any Issuer or Guarantor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Issuer or Guarantor of a Lien on such permit, license or agreement in favor of the Notes Collateral Agent (after giving effect to Section 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(e)	(i) with respect to any trademarks, applications in the United States Patent and Trademark office to register trademarks on the basis of any Issuer’s or Guarantor’s “intent to use” such trademarks will not be deemed to be Collateral unless and until a “statement of use” or “amendment to allege use” has been filed and accepted in the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, and (ii) with respect to any other trademark or any patents or copyrights, such trademarks, patents or copyrights will not be deemed to be Collateral if the creation of a security interest therein will constitute or result in the abandonment, impairment, invalidation or unenforceability thereof any assets to the extent and for so long as the pledge of such assets is prohibited by law and such prohibition is not overridden by the Uniform Commercial Code or other applicable law;

(f)

any specifically identified asset with respect to which the Notes Collateral Agent (acting at the written direction of Holders of the Notes representing a majority in principal amount of the outstanding Notes except as otherwise provided under the Security Documents) has confirmed in writing to the Company its determination (to be made in consultation with the Company) that the burden or costs of providing a security interest in such asset or perfection thereof is excessive in view of the benefits to be obtained by the First Lien Secured Parties;

(g)	any leasehold interest in real property where Issuers or the Subsidiaries are a tenant;

(h)	any assets or property, the granting or perfection of a Lien which is prohibited by any requirement of law;

(i)	assets securing the Letter of Credit Facilities; and

(j)	crude oil, Intermediate Products and refined products under any crude oil or other feedstock supply agreements and assets under natural gas supply agreements, hydrogen supply agreements, offtake agreements or similar agreements or arrangements of the type described in clause (25) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

The Excluded Assets described in clause (a) above include (i) deposit accounts as well as funds on deposit therein and securities accounts as well as all property on deposit therein or credited thereto (other than proceeds of the Collateral), (ii) accounts receivable, (iii) all inventory, including all hydrocarbon inventory, (iv) all related instruments, letters of credit, letter of credit rights, credit support, insurance, chattel paper, documents, supporting obligations, related payment intangibles, cash, cash equivalents, other related rights, claims, causes of action, books and records, accounting systems and other similar personal property related to the foregoing (other than proceeds of the Collateral) and (v) any proceeds or products of any of the foregoing.

Furthermore, the Collateral securing the Notes and the Guarantees consisting of Equity Interests and debt securities does not include any of the following (collectively, the “Excluded Securities,” and together with the Excluded Assets, the “Excluded Collateral”):

(a)	more than 65% of the issued and outstanding Voting Stock, and more than 65% of all other outstanding Equity Interests, of any Foreign Subsidiary of the Issuers that is a direct Subsidiary of the Issuers or a Guarantor;

(b)	Equity Interests (i) of any Subsidiary of a Foreign Subsidiary, (ii) of a Person that is not direct or indirect wholly owned Subsidiary of an Issuer or Guarantor to the extent prohibited by the terms of such Subsidiary’s organizational documents and by applicable law, or (iii) which are held by a Foreign Subsidiary or Domestic Subsidiary, to the extent such Foreign Subsidiary or Domestic Subsidiary’s only assets are the Equity Interests of a Foreign Subsidiary; and

(c)

any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; provided that neither the Issuers nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (c). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder of such Notes, to the extent necessary to release the security interests in favor of the Notes Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Notes; and

(d)	any specifically identified Equity Interests with respect to which the Notes Collateral Agent (acting at the written direction of Holders of the Notes representing a majority in principal amount of the outstanding Notes except as otherwise provided under the Security Documents) has confirmed in writing to the Company its determination (to be made in consultation with the Company) that the burden or costs of providing a pledge of such Equity Interests is excessive in view of the benefits to be obtained by the First Lien Secured Parties.

In addition, under the Security Documents the Liens securing the Notes and the Guarantees are not required to be perfected with respect to several categories of assets that technically constitute Collateral, including without limitation (i) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims and (ii) assets specifically requiring perfection through control agreements (e.g., cash, deposit accounts or other bank and securities accounts, etc.).

Sufficiency of Collateral

There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy the Obligations. No appraisal of the value of the Collateral was made in connection with the issuance of the Notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that the Issuers will, and will cause each of the Guarantors to, subject to certain exceptions, (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (iii) keep its insurable property insured at all times by financially sound and reputable insurers, in each case, to the extent set forth therein.

Further Assurances

The Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request (including without limitation, the delivery of Officer’s Certificates and Opinions of Counsel), in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents. In addition, from time to time, the Issuers will reasonably promptly secure the Obligations under the Indenture, the Notes and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests in and liens on the Collateral, in each case, to the extent required under the Indenture and/or the Security Documents. Such security interests and liens will be created under the Security Documents and other security agreements, mortgages and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

Certain Bankruptcy Limitations

The right of the Notes Collateral Agent to foreclose upon and dispose of the Collateral upon the occurrence and during the continuation of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Guarantor prior to the Notes Collateral Agent’s having foreclosed upon and disposed of the Collateral. For example, upon the commencement of a case for relief under the United States Bankruptcy Code, a secured creditor such as the Notes Collateral Agent is prohibited from foreclosing upon its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court or other applicable bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case or insolvency proceeding, whether or when the Trustee could foreclose upon or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. For example, the United States Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the Obligations secured by the Collateral.

Furthermore, in the event a domestic bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, for example, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Mandatory Redemption

The Notes are not subject to mandatory redemption or sinking fund payments. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.”

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to February 15, 2016.

At any time prior to February 15, 2016, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2016, the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 in the years indicated below:

Year	Redemption Price
2016	104.125%
2017	102.063%
2018 and thereafter	100.000%

The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

In addition, until February 15, 2015, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 108.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption. Any such redemption will be required to occur on or prior to 120 days after our receipt of the net cash proceeds of such Equity Offering and upon not less than 30 nor more than 60 days’ notice mailed to each Holder of Notes to be redeemed at such Holder’s address appearing in our security register, in principal amounts of $2,000 or an integral multiple of $1,000.

Any notice of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

The Trustee or the Registrar shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs resulting in a Ratings Decline, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the outstanding Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee and the Registrar, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7)	that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8)	if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	such other instructions, as determined by the Issuers, as are consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate to the Registrar stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future Credit Facilities or other agreements relating to Senior Indebtedness to which the Issuers become a party may provide, that certain change of control events (without requiring a Ratings Decline) with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities or any such future Indebtedness, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities or such future Indebtedness. In the event we do not obtain such a waiver or refinance the

Senior Credit Facilities or such future Indebtedness, such default could result in amounts outstanding under our Senior Credit Facilities or such future Indebtedness being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature was a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness and liens on assets are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligations to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company as of the date of contractually agreeing to such Asset Sale, including as to the value of all non-cash consideration) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of (A) cash or Cash Equivalents or (B) properties and capital assets to be used by the Company or any Restricted Subsidiary in the business, or Capital Stock of a Person engaged in a Similar Business which becomes a Restricted Subsidiary of the Company, or any combination thereof; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company, that are assumed by the transferee of any such assets and for which the Company or such Restricted Subsidiary has been validly released from further liability,

(b)	any securities, notes or other similar obligations, other than as set forth above in subclause (B) of this paragraph (2), received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value determined by the Company, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days (540 days in the case of an Event of Loss) after the receipt of any Net Proceeds of any Asset Sale of Collateral, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to repay:

(a)	Obligations constituting First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that if the Company or any Restricted Subsidiary shall so reduce First Lien Obligations other than the Notes, the Company will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of Notes so purchased); or

(b)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)

to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties,

(c)	capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or to replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Collateral Excess Proceeds.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale of non-Collateral, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)	to repay:

(a)	Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto to the extent required under the Senior Credit Facilities; or

(b)	Obligations under Senior Indebtedness that are secured by a Lien on such non-Collateral, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; or

(c)	Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that to the extent the Issuers reduce Obligations under Senior Indebtedness other than the Notes, the Issuers shall reduce their Obligations under the Notes on a pro rata basis as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or offer to purchase Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)	to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or to replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of an Acceptable Commitment and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from Asset Sales of Collateral that are not invested or applied as provided and within the time periods set forth in the first sentence of the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $30.0 million or at such earlier date if the Issuers so elect, the Issuers will be required to make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations to the holders of such First Lien Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Lien Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten Business Days after the date that Collateral Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Paying Agent. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days or with respect to Collateral Excess Proceeds of $30.0 million or less.

Any Net Proceeds from Asset Sales of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuers will be required to make an offer to all Holders of the Notes and, if required or permitted by the terms of any other Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Paying Agent. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds of $30.0 million or less.

To the extent that the aggregate principal amount of Notes and such other First Lien Obligations tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuers may use any remaining Collateral Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. To the extent that the aggregate principal amount of Notes and such other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other First Lien Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Trustee or the Registrar shall select the Notes to be purchased and the representatives for the holders of such other First Lien Obligations shall select such other First Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes and such other First Lien Obligations tendered. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee or the Registrar shall select the Notes to be purchased and the representatives for the holders of such other Senior Indebtedness shall select such other Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes and such Senior Indebtedness tendered. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero.

Pending the final application of any Net Proceeds from non-Collateral pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers redeem less than all of the Notes issued by them at any time, the Trustee or the Registrar will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee or the Registrar shall deem fair and appropriate, or (c) by lot or such other similar method in accordance with the procedures of the DTC. No Notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

Set forth below are summaries of certain covenants contained in the Indenture. If on any date (the “Suspension Date”) following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as an “Investment Grade Rating Event”) the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus are not applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”; and

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Holders of Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of an Investment Grade Rating Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect during the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Covenant Termination and Release of Collateral when Notes Rated Investment Grade

Immediately upon the first date following the Issue Date on which an Investment Grade Rating Event has occurred:

(A)	all Collateral securing the Notes and Guarantees (solely with respect to the Note Obligations) shall be released in accordance with the terms set forth in the Indenture and the Security Documents;

(B)	the Issuers and the Restricted Subsidiaries will not be subject to the covenant described under “—Liens” but shall instead be subject to the covenant set forth below under the caption “—Investment Grade Lien Covenant”; and

(C)	The provisions under “Repurchase at the Option of Holders—Asset Sales” pertaining to Asset Sales of Collateral shall cease to apply and the provisions relating to non-Collateral shall apply to all Asset Sales.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Investment Grade Lien Covenant

From and after the first date following the Issue Date on which an Investment Grade Rating Event has occurred, the Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Guarantees are equally and ratably secured;

except that the foregoing shall not apply to (a) Liens under the Security Documents, (b) Liens on the assets securing the Credit Facilities (on the Issue Date after giving effect to the issuance of the Notes and use of proceeds therefrom), securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including, during any Suspension Period, Indebtedness of the type and in the amounts specified under such clause) and (c) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.0 to 1.0.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a)	dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto contained in clauses (1) through (4)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9), (14) (to the extent not deducted in calculating Consolidated Net Income), (17), (18) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such aggregate Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of the Company (including Treasury Capital Stock (as defined below)), excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x)	Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)	Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Issuers or any Restricted Subsidiary by means of:

(i)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii)	the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) after the Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends or distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends or distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)

the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $20.0 million (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent entity of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $60.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b)	the declaration and payment of dividends or distributions to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends or distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c)	the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Beginning on the date that is one year after the Issue Date, Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $20.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends or distributions on the Company’s common stock (or the payment of dividends or distributions to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the common stock of the Company or any of its direct or indirect parent companies registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of $100.0 million and 1.0% of Total Assets at the time made; provided that Restricted Payments made pursuant to this clause (11) may not be made with funds constituting (x) proceeds of the incurrence of Secured Indebtedness by the Company or any Restricted Subsidiary or (y) proceeds of Asset Sales;

(12)	distributions or payments of Receivables Fees;

(13)	any Restricted Payment made in respect of fees and expenses owed to Affiliates (including dividends or distributions to any direct or indirect parent of the Company to fund such payment), in each case to the extent permitted by (or, in the case of a dividend or distributions to fund such payment, to the extent such payment, if made by the Company, would be permitted by) clause (3) of the covenant described under “Transactions with Affiliates”;

(14)

the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of

Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends or distributions by the Company or any of its Subsidiaries to, or the making of loans to, any direct or indirect parent entity, in amounts sufficient for any direct or indirect parent entity, in each case without duplication,

(a)	to pay franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	to make Tax Distributions;

(c)	to make Public Parent Distributions;

(d)	to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(e)	to pay general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(f)	to pay fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity;

(16)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17)	other Restricted Payments in an aggregate amount not to exceed $200.0 million solely to the extent that (a) the Consolidated Total Debt Ratio on the last day of each of the two consecutive most recently completed fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is no greater than 2.0 to 1.0 and (b) after giving pro forma effect to such Restricted Payment the Consolidated Total Debt Ratio for the most recently completed fiscal quarter for which internal financial statements are available would be no greater than 2.0 to 1.0; provided that Restricted Payments made pursuant to this clause (17) may not be made with funds constituting (x) proceeds of the incurrence of Secured Indebtedness by the Company or any Restricted Subsidiary or (y) proceeds of Asset Sales;

(18)	after the Qualified IPO Date, and so long as the common stock of the Company or any of its parents remains listed on a national securities exchange or quoted on the Nasdaq Stock Market, other Restricted Payments not to exceed in any calendar year $50.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $100.0 million in any calendar year); and

(19)	after the Qualified IPO Date, payments in respect of Tax Receivable Agreement Payments.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16), (17), (18) and (19) no Default shall have occurred and be continuing or would occur as a consequence thereof.

All of the Company’s Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to the greater of (a) $500.0 million and (b) the Borrowing Base;

(2)	the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) or Exchange Notes (other than any Additional Notes);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (23), (27), (29) and (30) after giving effect to the use of proceeds set forth in the offering circular);

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, in each case, for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, as at the date of such incurrence (including all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and/or Preferred Stock incurred pursuant to this clause (4)) not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time incurred; provided, however, that such Indebtedness exists at the date of such purchase or other transaction or is incurred within 270 days thereafter;

(5)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)	Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness owing to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes, in the case of Finance Co., or the Guarantee of the Notes, in the case of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)	shares of Preferred Stock of the Company or a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)	Hedging Obligations (i) other than Hedging Obligations covered by clause (ii) below, in each case to the extent that they are intended to be economically appropriate to the reduction of risks in the conduct and management of the Company’s and its Restricted Subsidiaries’ business and (ii) related to interest rates so long as the notional principal amount of such Hedging Obligations at the time incurred does not exceed the aggregate principal amount of the Indebtedness to which such Hedging Obligations relate at such time, and unrealized losses or charges in respect of any such Hedging Obligations permitted under this clause (10);

(11)	obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid, appeal and surety bonds and completion guarantees or other similar bonds or obligations incurred or provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)

(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 100% of (i) the net cash proceeds received by the Company since immediately after the Issue Date from (x) the issue or sale of Equity Interests of the Company or (y) cash contributed to the capital of the Company or (ii) in the case of issuances of Equity Interests of the Company as consideration for the acquisition of assets or other property, the fair market value of such assets or other property so acquired by the Company since immediately after the Issue Date (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined, in the case of clause (i) above, in accordance with clauses (3)(b) and

(3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to such clauses or pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and, in the case of clause (ii) above, as determined by the Company in its reasonable judgment, and

(b)	Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding including any Refinancing Indebtedness in respect thereof exceed the greater of $100.0 million and 4.0% of Total Assets at the time incurred or issued (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)	Refinancing Indebtedness incurred in respect of any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19)

Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20)	Indebtedness of Foreign Subsidiaries of the Company incurred in an amount, not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (20) the sum of (1) 90% of the book value of accounts of the Foreign Subsidiaries with respect to investment grade obligors plus (2) 85% of the book value of accounts of the Foreign Subsidiaries with respect to non-investment grade obligors; (3) 80% of the cost of hydrocarbon inventory of the Foreign Subsidiaries plus (4) 100% of cash and Cash Equivalents in deposit accounts of the Foreign Subsidiaries subject to a control agreement (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20);

(21)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22)	Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23)	the DEDA Loan and any Refinancing Indebtedness in respect thereof;

(24)	Limited Recourse Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof;

(25)	to the extent constituting Indebtedness, obligations under any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, any off-take agreements relating to Intermediate Products or refined products, including the Statoil Oil Supply Agreements, the Morgan Stanley Off-Take Agreements and the Toledo Morgan Stanley Oil Supply Agreements or any similar type of supply or offtake agreement on (i) the then prevailing market terms or (ii) terms substantially similar to such agreements or not materially more disadvantageous to the Holders, taken as a whole, compared to the terms of such agreements in effect on the Issue Date, taken as a whole, and including Refinancing Indebtedness in respect thereof;

(26)	Indebtedness incurred in connection with Environmental and Necessary Capex in an amount not to exceed $40,000,000 at any time outstanding in the aggregate;

(27)	Indebtedness in respect of letters of credit issued pursuant to the Letter of Credit Facilities in an aggregate principal amount at any one time outstanding, and including Refinancing Indebtedness in respect thereof, not to exceed $350,000,000 in connection with the purchase of Saudi Oil;

(28)	Indebtedness in respect of letters of credit issued in connection with the purchase of crude oil or feedstock (including for the purchase of Saudi Oil) in the ordinary course of business (in addition to amounts described in clause (27) above);

(29)	Indebtedness incurred by (i) Delaware City under the Delaware City Catalyst Sale/Leaseback Transaction, (ii) Toledo Refining under the Toledo Sale/Leaseback Transaction and (iii) Paulsboro under the Paulsboro Sale/Leaseback Transaction, and in each case any Refinancing Indebtedness in respect thereof; and

(30)	Indebtedness incurred pursuant to the Savage Financing Agreement, in an aggregate principal amount at any one time outstanding, and including Refinancing Indebtedness in respect thereof, not to exceed $20,000,000.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (30) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2)	at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends or distributions, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends or distributions in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is expressly subordinated or junior in right of payment to any Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless, in the case of Subject Liens on any other asset or property not constituting Collateral, the Notes and related Guarantees are equally and ratably secured by a Lien (or on a senior basis if such Subject Lien secures Subordinated Indebtedness) on such property, assets or proceeds with such Liens.

The foregoing shall not apply to (a) Liens under the Security Documents, (b) Liens on ABL Collateral securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including, during any Suspension Period, Indebtedness of the type and in the amounts specified under such clause) and (c) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” having an aggregate principal amount, taken together with all other Indebtedness secured by Liens pursuant to this subclause (c), not to exceed the greater of (x) $450.0 million and (y) an amount such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 1.75 to 1.0; provided that, with respect to Liens on assets constituting Collateral securing Obligations permitted under this subclause (c), the Notes and the related Guarantees are secured by Liens on the assets subject to such Liens to the extent, with the priority, in each case no less favorable to the Holders of the Notes than those described under “—Security” above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to supplemental indentures, in the form attached to the Indenture;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents;

(6)	the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien for the benefit of the Holders of the Notes and the other First Lien Obligations, and (c) not be subject to any Lien other than Liens not prohibited under the Indenture;

(7)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes, the Registration Rights Agreement and the Security Documents; and

(8)	the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee and the Registrar an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2)	the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of incorporating or reincorporating the Company in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or in the form attached to the Indenture;

(c)	immediately after such transaction, no Default exists;

(d)	the Company shall have delivered to the Trustee and the Registrar an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(e)	to the extent any assets of the Guarantor which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(f)	the Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien for the benefit of the Holders of the Notes, and (iii) not be subject to any Lien other than Liens not prohibited under the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of incorporating or reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuers and its Restricted Subsidiaries is not increased thereby, or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Notes, pursuant to supplemental indentures in the form attached to the Indenture; or

(b)	after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3)	Finance Co. shall have delivered to the Trustee and the Registrar an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Company delivers to the Trustee and the Registrar with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors or any of their Affiliates pursuant to agreements in effect on the Issue Date in an aggregate amount not to exceed 1% of EBITDA in any fiscal year (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to such agreements, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of the Company to the Holders when, taken as a whole, compared to such agreements in effect on the Issue Date;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee and the Registrar a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)	(A) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, trusts, investment funds, investment vehicles or immediate family members) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, or (B) any contribution to the equity capital of the Company;

(10)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11)	payments by the Company or any of its Restricted Subsidiaries to any of the Investors or any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(12)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person;

(13)	corporate sharing arrangements with MLP Subsidiaries with respect to general overhead and other administrative matters;

(14)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; provided that such transaction was not entered into in contemplation of such acquisition, merger or consolidation;

(15)	payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, equity incentive plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith; and

(16)	investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions (in each case) will not apply to encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities, the Letter of Credit Facilities and the related documentation, any Hedge Agreements, the DEDA Loan and Security Agreement, and any related documentation;

(b)	the Indenture and the Notes and the Guarantees;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness or any Permitted Liens otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k)	customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(l)	any crude oil or other feedstock supply agreements, natural gas supply agreements, any offtake agreements relating to Intermediate Products or refined products or any similar agreements or arrangements, including the Statoil Oil Supply Agreements, the Morgan Stanley Off-Take Agreements and the Toledo Morgan Stanley Oil Supply Agreements, in each case, that impose restrictions of the nature described in clause (3) above on the property so acquired or disposed;

(m)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility; and

(n)

any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, Finance Co. or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor:

(a)	if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	such Restricted Subsidiary within 30 days executes and delivers joinders or supplements to the Security Documents providing for a pledge of its assets as Collateral for the Notes Obligations and the other First Lien Obligations to the same extent as set forth in the Indenture and the Security Documents; and

(3)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitations on Activities of Finance Co.

Finance Co. may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Company or any Wholly-Owned Restricted Subsidiary of the Company, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be incurred by the Company under the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the net proceeds of such Indebtedness are not retained by Finance Co, and (3) activities incidental thereto. Accordingly, you should not expect Finance Co. to participate in servicing the principal and interest obligations on the Notes. Neither the Company nor any Restricted Subsidiary shall engage in any transactions with Finance Co. in violation of the first sentence of this paragraph. At any time when the Company or a Successor Company is a corporation, Finance Co. may consolidate or merge with or into the Company or any Restricted Subsidiary.

Reports and Other Information

The Indenture provides that for so long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and otherwise complies with such reporting requirements, the Company must provide without cost in electronic format to the Trustee and the Holders:

(1)	within 45 days (75 days in the case of each of the first three fiscal quarters of the fiscal year ended December 31, 2012) of the end of any fiscal quarter (other than any fiscal quarter end that coincides with the end of a fiscal year), all quarterly and, within 90 days (135 days in the case of the fiscal year ended December 31, 2011) of the end of any fiscal year, annual financial statements (including footnote disclosure) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as applicable, if the Company were required to file these Forms (other than separate financial statements of any Subsidiary of the Company that would be due solely to the fact that such Subsidiary’s securities secure the Notes as required by Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation)), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided that within 90 days of the fiscal year ended December 31, 2011, the Company will provide to the Trustee and the Holders summary financial information for the fiscal quarter ended December 31, 2011 substantially similar in form and substance to the information presented under the caption “Offering Circular Summary—Recent Developments” in the offering circular solely to the extent it is materially different from the information provided in the offering circular; and

(2)	within 15 Business Days (or such longer time if permitted under form 8-K) after the occurrence of an event required to be therein reported, all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports to the extent such reports relate to the occurrence of any event which would require an 8-K to be filed (except to the extent the Company reasonably and in good faith determines that such an event is not material in any respect to the Holders of the Notes) pursuant to the following Items set forth in the instruction to Form 8-K: (i) Item. 1.01 Entry into a Material Definitive Agreement; (ii) Item 1.02 Termination of a Material Definitive Agreement; (iii) Item 1.03 Bankruptcy or Receivership, (iv) Item 2.01 Completion of Acquisition or Disposition, (v) Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement, (vi) Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement, (vii) Item 2.05 Costs Associated with Exit or Disposal Activities, (viii) Item 2.06 Material Impairment, (ix) Item 4.01 Change in Certifying Accountant, (x) Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, (xi) Item 5.01 Change in Control, (xii) Item 5.02 (a), (b), (c)(1) and (d)(1)-(3) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers (it being understood that executive compensation matters need not be disclosed) and (xiii) Item 9.01 (a) and (b) Financial Statements and Exhibits (it being understood that exhibits need not otherwise be disclosed or provided);

provided, however, that (A) reports provided pursuant to clauses (1) and (2) shall not be required to comply with (i) Sections 302 (Corporate Responsibility for Financial Reports) or 404 (Management Assessment of Internal Controls) of the Sarbanes-Oxley Act of 2002, and Items 307 (Disclosure Controls and Procedures), 308 (Internal Control Over Financial Reporting) and 402 (Executive Compensation) of Regulation S-K; or (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-U.S. GAAP financial measures contained therein, (B) reports and information provided pursuant to clauses (1) and (2) shall not be required to be accompanied by any exhibits other than financial statements of businesses acquired or credit agreements, notes or other material debt instruments, and (C) the contents of any reports provided pursuant to clauses (1) and (2) shall be limited in scope to the type of disclosure set forth in the offering circular.

The Company will deliver with each report referred to in clause (1) above, a schedule eliminating Unrestricted Subsidiaries and reconciling the same to the financial statements in such report.

The Company and the Guarantors also agree that, for so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and upon their request, to prospective investors and securities analysts, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will:

(1)	hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of the first paragraph of this covenant (the “Financial Reports”) not later than ten business days from the time the Company furnishes such reports to the Trustee;

(2)	no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution (“Securities Analysts”) to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

(3)	(A) (x) maintain a private website to which beneficial owners of, and prospective investors in, the Notes and Securities Analysts are given access promptly after the request of the Company and to which the reports required by this covenant are posted along with, as applicable, details on the time and date of the conference call required by clause (1) of this paragraph and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default

The Indenture provides that each of the following is an “Event of Default”:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)	failure by either Issuer or any Restricted Subsidiary for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of outstanding Notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales”;

(4)	failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) through (3) above) contained in the Indenture, the Notes or the Security Documents;

(5)

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted

Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(6)	failure by any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million (other than any judgments covered by indemnities from indemnitors with corporate Investment Grade Ratings or covered, directly or indirectly, by insurance policies issued by reputable and creditworthy insurance companies as determined in good faith by the Company, in each case so long as such indemnitor or insurance company has been provided notice of the judgment and has not in writing disputed responsibility therefor or disclaimed coverage) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary);

(8)	the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(9)	with respect to any Collateral having a fair market value in excess of $50.0 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture and the Security Documents or (b) the Issuers or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If an Event of Default (other than of a type specified in clause (7) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% of the principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Paying Agent) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee (with a copy to the Paying Agent) notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, unless such Default has been cured before the end of such five Business Day period.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of the Issuers’ directors, officers, employees, incorporators or stockholders or any of our Restricted Subsidiaries, as such, will have any liability for any of the Issuers’ obligations under the Notes, the Guarantees, the Indenture, or of any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture, the Notes and the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuers and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith;

(4)	the Legal Defeasance provisions of the Indenture; and

(5)	the optional redemption provisions of the Indenture to the extent that Legal Defeasance is to be effected together with a redemption.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuers must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, any of the Issuers or any Guarantor is a party or by which any of the Issuers or any Guarantor is bound (other than that resulting, with respect to any Indebtedness being defeased, from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Issuers under the applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(8)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, have been delivered to the Registrar for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee and the Paying Agent for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)

no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture and not provided for by the deposit required by clause 2(b) above; and

(d)	the Issuers have delivered irrevocable instructions to the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee (with a copy to the Paying Agent) stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Security Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change to or modify the ranking or Lien priority on Collateral of the Notes that would adversely affect the Holders; or

(10)	except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

In addition, without the consent of at least 66 2/3% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys under the Security Documents, or otherwise release any Collateral, in any manner materially adverse to the Holders other than in accordance with the Indenture and the Security Documents.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee (upon the Trustee’s receipt of an Officer’s Certificate and an Opinion of Counsel acceptable to it) may amend or supplement the Indenture, any Security Documents and any Guarantee or Notes without the consent of any Holder:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency; provided such cure does not adversely affect any Note Holder;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to add a Guarantor under the Indenture or the Security Documents;

(10)	to add Additional First Lien Secured Parties to any Security Documents and to secure any Additional First Lien Obligations;

(11)	to mortgage, pledge, hypothecate or grant any other Lien for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted pursuant to the Indenture, any of the Security Documents or otherwise;

(12)	to release a Guarantor or Collateral from the Lien for the benefit of the Holders of the Notes when permitted or required by the Security Documents or the Indenture;

(13)	to conform the text of the Indenture, the Security Documents, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or Notes; or

(14)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

The Trustee

The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of any Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict within 90 days, or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

Governing Law

The Indenture, the Notes, the Security Agreement and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Collateral” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Collateral Agent” means any collateral agent with respect to any Additional First Lien Obligations.

“Additional First Lien Obligations” means any Obligations that are, and are permitted under the Indenture to be, issued or incurred after the date of the Indenture and secured by the Collateral on a pari passu basis with the Notes Obligations, including any Specified Secured Hedging Obligations.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any Additional First Lien Collateral Agent or authorized representative with respect thereto, including any Specified Secured Hedging Counterparties.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For the avoidance of doubt, members of the Company’s board of directors or management shall be deemed Affiliates of the Company.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 15, 2016 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Aramco” means Saudi Arabian Oil Company, a company with limited liability (organized under the laws of the Kingdom of Saudi Arabia).

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment in the ordinary course of business or otherwise unsuitable or unnecessary for use in the Company’s or its Subsidiaries’ business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business, or any disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	Events of Loss, but solely with respect to the requirements under clauses (1) and (2) of the first paragraph described under “Repurchase at the Option of Holders—Asset Sales”, or the granting of Liens not prohibited by the Indenture;

(j)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations permitted by the Indenture;

(m)	(i) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis, or (ii) the abandonment of intellectual property rights in the ordinary course of business, which are no longer useful to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, as determined in good faith by the Company;

(n)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o)	(i) any sale of hydrocarbons or other products (including crude oil, Intermediate Products and refined products) by the Company or its Restricted Subsidiaries, in each case in the ordinary course of business, and (ii) any trade or exchange by the Company or any Restricted Subsidiary of any hydrocarbons or other products (including crude oil, Intermediate Products and refined products) for similar products owned or held by another Person in the ordinary course of business; provided that the fair market value of the properties traded or exchanged by the Company or any Restricted Subsidiary is reasonably equivalent, in the aggregate for any transaction or series of related transactions, to the fair market value of the properties to be received by the Company or Restricted Subsidiary (as determined in good faith by the Company or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(p)	sales of precious metal owned by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in connection with any financing transaction in the form of a Sale and Leaseback Transaction;

(q)	unwinding of any Hedging Obligations of the type permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(r)	disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s)	Permitted MLP Dispositions; and

(t)	the sale and transfer of certain assets of Delaware City constituting the gasifier unit and related assets.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Borrowing Base” means (1) 90% of the book value of accounts of the Issuers and its Restricted Subsidiaries with respect to investment grade obligors plus (2) 85% of the book value of accounts of the Issuers and its Restricted Subsidiaries with respect to non-investment grade obligors plus (3) 80% of the cost of hydrocarbon inventory plus (4) 100% of cash and Cash Equivalents in deposit accounts subject to a control agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is an authorized insurer under the laws of its jurisdiction of organization.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a

Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition thereof;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition thereof;

(11)	Investments with average maturities of 24 months or less from the date of acquisition thereof in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(12)	securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Company or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition thereof; and

(13)	investments of the type and maturity described above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Certain Hydrocarbon Assets” means crude oil, feedstock, indigenous feedstock and other hydrocarbon inventory of the same type sold to the Company or any of its Subsidiaries by Statoil and/or its Affiliates and all proceeds of such crude oil, feedstock, indigenous feedstock or other hydrocarbon inventory of the same type (it being understood and agreed that immediately upon any payment in cash to the Company or any of its Subsidiaries in respect of such crude oil, feedstock or other hydrocarbon inventory of the same type, such proceeds shall cease to be “Certain Hydrocarbon Assets”). For the avoidance of doubt, Certain Hydrocarbon Assets shall not include Intermediate Products.

“Certain MSCG Receivables” means accounts originated by the sale of finished gasoline, lube oil, specialty grades, slurry, diesel fuel, heating oil, jet fuel and other finished refined products of the same type sold by the Company or any of its Subsidiaries to MSCG and/or its Affiliates under the Morgan Stanley Off-Take Agreements (it being understood and agreed that upon collection of such accounts by virtue of payment in cash in respect thereof to any Loan Party, the proceeds of such accounts will cease to be “Certain MSCG Receivables”). For the avoidance of doubt, “Certain MSCG Receivables” shall include accounts originating from specialty grades and lube oil but shall exclude accounts originating from Intermediate Products, components of gasoline, heating oil, diesel or jet fuel and all other products other than those specifically listed above in this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Persons other than one or more Permitted Holders; or

(2)	the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company, immediately following the consummation of such transaction and (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

“CIS Dispositions” means any sale, lease, conveyance or other disposition of properties or assets by the Company or any of its Restricted Subsidiaries to any Captive Insurance Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to such term under “Security—General.”

“Collateral Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions and fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes,

(v) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (w) any expensing of bridge, commitment and other financing fees, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (y) any accretion or accrued interest of discounted liabilities and (z) the interest component of hydrogen supply agreements at Delaware City; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to acquisitions to the extent incurred on or prior to the Issue Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the cumulative effect of a change in accounting principles or as a result of the adoption or modification of accounting principles during such period shall be excluded,

(3)	any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)

effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of any acquisitions consummated prior to the Issue Date in accordance with GAAP shall be excluded, and

(13)	the amount of Tax Distributions and Public Parent Distributions dividended or distributed shall reduce Consolidated Net Income to the extent not already reducing such Net Income.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less any Indebtedness incurred and outstanding under the Senior Credit Facilities and the Letter of Credit Facilities to (2) the Company’s EBITDA

for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (but excluding, (i) for the avoidance of doubt, all obligations relating to Receivables Facilities and (ii) payment obligations relating to hydrogen supply agreements at Delaware City) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Debt Ratio” means as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, factoring programs, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“DEDA” means The Delaware Economic Development Authority, a body corporate and politic constituted as an instrumentality of the State of Delaware.

“DEDA Loan and Security Agreement” means that certain Loan and Security Agreement entered into as of June 1, 2010 by and among Delaware City, as borrower and DEDA, as lender, under which DEDA agreed to make a loan to Paulsboro in the amount of $20,000,000, which loan is evidenced by a promissory note dated June 1, 2010 and has a maturity date of March 1, 2017.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Delaware City” means Delaware City Refining Company LLC, a Delaware limited liability company.

“Delaware City Catalyst Sale/Leaseback Transaction” means that certain Sale and Lease Back Transaction with respect to certain Palladium and Platinum catalyst at Delaware City pursuant to that certain Master Agreement, dated October 14, 2010, between Delaware City and DB Energy Trading LLC.

“Delaware City Morgan Stanley Off-Take Agreement” means the Products Off-Take Agreement entered into by and between MSCG and Delaware City, as such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Delaware City Statoil Oil Supply Agreement” means the Crude Oil/Feedstock Supply/Delivery and Services Agreement entered into by and between Statoil and Delaware City, as such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by the following:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (y) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof or an amendment, modification or waiver thereto) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges (including any write-offs or write downs, any non-cash change in market value of inventory or inventory repurchase obligations or any non-cash deferral of gross profit on finished product sales) reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” (and similar fees paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)	the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been or are taken no later than 24 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $20.0 million (prior to giving effect to such addbacks) for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j)	the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility to the extent deducted (and not added back) in such period in computing Consolidated Net Income; plus

(k)	any net loss from disposed or discontinued operations to the extent deducted (and not added back) in such period in computing Consolidated Net Income; plus

(l)	the amount of expenses, charges or losses with respect to liability or casualty events to the extent deducted (and not added back) in such period in computing Consolidated Net Income and to the extent (i) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (ii) so long as a determination has been made in good faith by the Company that a reasonable basis exists that such amount shall in fact be reimbursed by an insurer that has a rating of at least “A” or higher by S&P or “A2” or higher by Moody’s to the extent it is (x) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (y) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); plus

(m)	any costs or expenses incurred by the Company or a Restricted Subsidiary to the extent deducted (and not added back) in such period in computing Consolidated Net Income pursuant to any management equity plan or equity incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;

(2)	decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3)	increased or decreased by (without duplication):

(a)	any unrealized net loss or gain included in Consolidated Net Income resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable, and

(b)	any net loss or gain resulting in such period from currency translation losses or gains related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances);

(4)	increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of Financial Accounting Standards Codification No. 460—Guarantees; and

(5)	increased or decreased by (without duplication) any change in fair value of any catalyst lease obligations.

Notwithstanding anything to the contrary, EBITDA shall not include any period prior to January 1, 2011. As a result, any references to “the most recently ended four full fiscal quarters for which internal financial statements are available” shall mean the most recent three full fiscal quarters for which internal financial statements are available, as the case may be, until internal financial statements are available for the year ending December 31, 2011.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental and Necessary Capex” means capital expenditures to the extent deemed reasonably necessary, as determined by the Company, in good faith and pursuant to prudent judgment, that are required by applicable law (including to comply with environmental laws or permits) or are undertaken for environmental, health and safety reasons.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock (or equivalent equity interests) or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Company; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An “Event of Loss” shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Excluded Collateral” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Excluded Securities” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any management equity plan or stock incentive plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case after the Issue Date and designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“First Lien Obligations” means, collectively, (a) the Notes Obligations, (b) the Specified Secured Hedging Obligations and (c) any series of Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the Notes Secured Parties, (b) the Specified Secured Hedging Counterparties and (c) any Additional First Lien Secured Parties.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include (1) any adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) any adjustments calculated to give effect to any Pro Forma Cost Savings and/or (3) any adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 under the caption “Offering Circular Summary—Summary Unaudited Pro Forma Information” in the offering circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by each Guarantor of the Issuers’ Obligations under the Indenture and the other First Lien Obligations.

“Guarantor” means each Restricted Subsidiary that guarantees the Notes in accordance with the terms of the Indenture and its successors and assigns, until released from its obligations under its Guarantee in accordance with the terms of the Indenture.

“Hedge Agreements” means:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies;

(3)	commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies;

(4)	any swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, ethanol, biofuels or electricity any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5)	any other hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline, other refined products or natural gas or any adverse change in the creditworthiness of any counterparty.

“Hedging Obligations” means any and all Indebtedness, debts, liabilities and other obligations, howsoever arising, of the Company and/or any Guarantor to the counterparties under the Hedge Agreements of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedge Agreements and all other obligations owed by the Company and the Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid 30 days after becoming due and payable; or

(d)	representing the net amount due under any Hedging Obligations;

in each case in this clause (1), if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, but only to the extent of the lesser of (x) the fair market value of the assets subject to such Lien and (y) the amount of such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, Citigroup Global Markets Inc., BNP Paribas Securities Corp. and Natixis Securities Americas LLC.

“Intermediate Products” means hydrocarbons intermediate products and blendstocks. For the avoidance of doubt, Intermediate Products shall not include Certain Hydrocarbon Assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers or suppliers, endorsements of negotiable instruments and documents, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business, and any Hedging Obligations), purchases or other acquisitions for consideration of Indebtedness, Equity

Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means each of First Reserve Corporation and The Blackstone Group and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means February 9, 2012, the date of original issuance of the Notes under the Indenture.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Letter of Credit Facilities” means the Amended and Restated Letter of Credit Facility Agreement, dated April 26, 2011, by and between the Company, Paulsboro and BNP Paribas (Suisse) SA, as such agreement may be replaced, superseded, amended, modified or supplemented from time to time, and any other letter of credit facility entered into in connection with the purchase of crude oil or other feedstock.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Recourse Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) of the Company or any of our Restricted Subsidiaries (a) that is incurred to finance the purchase, construction, design, engineering procurement or management, or capital improvement of any capital assets prior to or no later than 90 days of such purchase or commencement of construction or capital improvement, (b) that has an aggregate principal amount not in excess of 100% of the purchase, construction or capital improvement cost, (c) where the lenders or holders of such Indebtedness have no recourse to the Company or any of the Restricted Subsidiaries except to the capital assets, construction or capital improvement (provided that the

Company may provide unsecured guarantees at any time outstanding of up to $100 million aggregate principal amount of such Indebtedness of the Restricted Subsidiaries), and (d) that is not used to purchase a Person or assets in connection with the purchase of a Person.

“MLP” means a master limited partnership.

“MLP GP” means (i) the general partner of a MLP and (ii) any direct or indirect Subsidiary of the Company that controls or otherwise owns an interest in the general partner of an MLP.

“MLP Subsidiary” means a Subsidiary of the Company that (i) is a MLP or a MLP GP, and (ii) each Subsidiary of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Morgan Stanley Off-Take Agreements” means collectively (i) the Delaware City Morgan Stanley Off-Take Agreement, and (ii) the Paulsboro Morgan Stanley Off-Take Agreement.

“MSCG” means Morgan Stanley Capital Group Inc. or any successor or assign thereof (including as a result of a changed counterparty).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture or the Security Documents, in respect of the Notes or Indenture including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Notes Secured Parties” means the Notes Collateral Agent, the Trustee and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, including all Hedging Obligations payable under the documentation governing any Indebtedness, including any Hedge Agreements.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and the Registrar. The counsel may be an employee of or counsel to the Issuers or the Trustee or the Registrar.

“Paulsboro” means Paulsboro Refining Company LLC (f/k/a Valero Refining Company—New Jersey, a Delaware corporation), a Delaware limited liability company.

“Paulsboro Morgan Stanley Off-Take Agreement” means that certain Products Off-Take Agreement, dated as of December 14, 2010, between MSCG and Paulsboro, as such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Paulsboro Statoil Oil Supply Agreement” means that certain Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of December 16, 2010, between Statoil and Paulsboro, as such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Paulsboro Sale/Leaseback Transaction” means that certain Sale and Leaseback Transaction with respect to palladium and platinum catalyst at Paulsboro pursuant to that certain Fee Consignment and/or Purchase of Platinum and/or Palladium Agreement, dated December 30, 2011, between Paulsboro and The Bank of Nova Scotia.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted CIS Dispositions” means any CIS Disposition so long as the aggregate fair market value of all such assets that are the subject of CIS Dispositions does not exceed $20.0 million.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent companies) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuers of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(10)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (8) of such paragraph);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15)	advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(17)	advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(18)	any Investment in a Captive Insurance Subsidiary; provided that any such Investment results from a Permitted CIS Disposition; and

(19)	any Investment in a MLP Subsidiary; provided that any such Investment results from a Permitted MLP Disposition.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	inchoate Liens and Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmens’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of Issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, environmental regulation, entitlement or other land use, or other restrictions or limitations as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12)(b), (20), (23), (24), (27), (28) and (30) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries and (b) Liens securing Indebtedness permitted to be incurred pursuant to clauses (24), (27), (28) and (30) extend only to the assets so financed or purchased (and customary ancillary assets);

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9)	Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business, consignment of goods or the Morgan Stanley Off-Take Agreements, the Statoil Supply Agreements or the Toledo Morgan Stanley Oil Supply Agreements;

(15)	Liens in favor of any Issuer or any Guarantor;

(16)	Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (27), (28), (29), (31) and (32) of this definition; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (27), (28), (29), (31) and (32) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	Liens arising out of judgments, attachments or awards for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(27)	Liens on crude oil, Intermediate Products and refined products under any crude oil or other feedstock supply agreements, and assets under natural gas supply agreements, offtake agreements or similar agreements or arrangements of the type described in clause (25) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” including Liens (a) on Intermediate Products in favor of MSCG, (b) on the Morgan Stanley Off-Take Agreements pursuant to the Statoil Oil Supply Agreements, (c) on Certain Hydrocarbon Assets (including Certain Hydrocarbon Assets in the possession Statoil or its Affiliates) in favor of Statoil, its Affiliates and/or an agent of any of the foregoing, (d) in favor of MSCG pursuant to the Toledo Morgan Stanley Oil Supply Agreements and (e) on Certain MSCG Receivables in favor of Statoil, its Affiliates and/or any agent of any of the foregoing;

(28)	Liens on assets constituting Environmental and Necessary Capex securing Indebtedness permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above;

(29)	Liens to secure Indebtedness having an aggregate principal amount which, when added together with all other Indebtedness secured by Liens incurred pursuant to this clause (29) and then outstanding, does not exceed $40.0 million;

(30)	[Reserved];

(31)	Liens to secure obligations incurred under clause (29) of the second paragraph under “Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” limited to precious metals; and

(32)	Liens securing 50% of the Indebtedness permitted to be incurred pursuant to clause (12)(a) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance

of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (32), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.0 to 1.0.

For purposes of this definition and subclauses (b) and (c) under “Certain Covenants—Liens,” the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted MLP Dispositions” means any sale, lease, conveyance or other disposition of any properties or assets by the Company or any of its Restricted Subsidiaries, or the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of the Equity Interests in any of its Restricted Subsidiaries, on the one hand, to a MLP Subsidiary, on the other hand, in exchange for cash (with the items described in clauses 2(a) and (b) under “Repurchase at the Option of Holders- Asset Sales” to be cash), Cash Equivalents or Equity Interests in such MLP (including general partner units necessary to maintain the general partner’s interest), or any combination thereof, provided at the time of such disposition, and after giving effect to such disposition and the receipt of consideration therefore, the Consolidated Total Debt Ratio is less than 2.75 to 1.0.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or distributions or upon liquidation, dissolution, or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officer’s Certificate delivered to the Trustee (with a copy to the Registrar) that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Public Parent” means the direct or indirect parent or managing member of the Company whose common Capital Stock is sold to the public on the Qualified IPO Date.

“Public Parent Distributions” means, with respect to any period following the Qualified IPO Date, an amount equal to the portion of the actual income (or similar) tax liability of the parent entity (referred to in the definition of Qualified IPO Date) for such period that is attributable to such parent entity’s allocable share of the taxable income of the Company and, without duplication, its Subsidiaries that are partnerships or disregarded entities for U.S. federal income tax purposes, reduced by (and without duplication of ) such parent entity’s allocable share of any Tax Distributions for such period.

“Qualified IPO Date” shall mean the date on which common stock (or equivalent equity interests) of the Company or the Public Parent is sold in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), that results in its common Capital Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market and involves gross cash proceeds of at least $100 million.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuers in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline” means the occurrence of the following on, or within 60 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by us or any third party to effect a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 60 days): (1) in the event that the Notes have an Investment Grade Rating by both Ratings Agencies, the Notes cease to have an Investment Grade Rating by one Rating Agency, (2) in the event that the Notes have an Investment Grade Rating by one Ratings Agency, the Notes cease to have an Investment Grade Rating by such Rating Agency, or (3) in the event that the Notes do not have an Investment Grade Rating, the rating of the Notes by at least one of the two Ratings Agencies (or, if there are less than three Rating Agencies rating the Notes, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or Preferred Stock that is incurred to refund or refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, replaced, renewed, extended or defeased,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified

Stock or Preferred Stock of the Company, Finance Co. or of a Guarantor; and (ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (a) will not apply to any refunding or refinancing of any Secured Indebtedness.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Saudi Oil” means the crude oil purchased by the Company or any of its Subsidiaries from Aramco and/or its Affiliates pursuant to the Saudi Oil Sales Agreements.

“Saudi Oil Sales Agreement” means that certain Crude Oil Sales Agreement, effective as of January 1, 2011, by and among the Company, Aramco and Statoil, and any other crude oil sales agreements by and among the Company, Aramco and Statoil that may be entered into for “spot” cargoes, as each such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Savage Financing Agreement” means that certain Financing Agreement, dated October 29, 2010, by and among Delaware City and Savage Companies, as such agreement may be replaced, superseded, amended, modified or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of February 9, 2012, by and among the Issuers, the Guarantors party thereto and the Notes Collateral Agent, as the same may be further amended, restated or modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) and any other agreement, document or instrument pursuant to which a Lien is granted by any of the Issuers and the Guarantors to secure the Notes Obligations, the Specified Secured Hedging Obligations and the other Additional First Lien Obligations and/or under which rights or remedies with respect to any such Lien are governed, including, without limitation, any collateral agency agreement or other similar agreement, in each case, as in effect on the Issue Date and as the same may be amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Credit Facilities” means the Credit Facility under the Revolving Credit Agreement dated as of December 17, 2010, among the Company, Delaware City and Paulsboro, the lenders party thereto in their capacities as lenders thereunder, UBS AG, Stamford Branch, as Administrative Agent and Co-Collateral Agent, and Deutsche Bank Trust Company Americas, as Co-Collateral Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Letter of Credit Facilities and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	all Specified Secured Hedging Obligations;

(4)	all Additional First Lien Obligations;

(5)	any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(6)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any of their Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Secured Hedging Counterparty” has the meaning ascribed to such term under “Security—General.”

“Specified Secured Hedge Agreement” has the meaning ascribed to such term under the caption “Security—General.”

“Specified Secured Hedging Obligations” has the meaning ascribed to such term under the caption “Security—General.”

“Statoil” means Statoil Marketing & Trading (US) Inc. or any successor or assign thereof or any of its or their Affiliates.

“Statoil Oil Supply Agreements” means collectively (i) the Paulsboro Statoil Oil Supply Agreement and (ii) the Delaware City Statoil Oil Supply Agreement.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee by such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means (i) for any taxable period for which the Company is a disregarded entity (other than a disregarded entity wholly-owned directly or indirectly by a corporation and described in clause (ii)) or a partnership for U.S. federal income tax purposes, distributions (which may be paid in installments to satisfy estimated tax liabilities) equal to the product of (a) the taxable income of the Company and (without duplication) its Subsidiaries that are disregarded entities or partnerships for such taxable period (calculated solely for such purposes as if the Company were a partnership for U.S. federal income tax purposes), reduced by the cumulative net taxable loss of the Company and (without duplication) its Subsidiaries that are disregarded entities or partnerships for all prior periods ending after the Issue Date (determined as if all such prior taxable periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current taxable period’s income (such taxable income and/or loss determined, for the avoidance of doubt, without taking into account any adjustments that would have been made under Sections 734 or 743 of the Code if the Company were a partnership for U.S. federal income tax purposes), and (b) the highest combined federal, state and local income tax rate applicable to any direct or indirect equity owner of the Company in respect of the Company’s or (without duplication) Subsidiary’s taxable income for such taxable period (taking into account the type of income involved (i.e. capital gain, qualifying dividend income, etc.)); and (ii) with respect to any taxable period for which the Company or any of its Subsidiaries is a member of a consolidated, combined or similar income, franchise or other tax group (for federal income tax purposes or for purposes of any state or local income, franchise or other tax) of which PBF Energy Company LLC or its direct or indirect parent is the common parent (a “Tax Group”), or for which the Company is a partnership or disregarded entity that is wholly owned (directly or indirectly) by a corporate parent (a “Corporate Parent”), distributions (which may be paid in installments to satisfy estimated tax liabilities) to pay the portion of the Tax Group’s or Corporate Parent’s consolidated, combined or similar income, franchise or other tax liability attributable to the Company and/or its Subsidiaries, in an amount not to exceed the income, or any state or local franchise or other, tax liability, as applicable, that would have been payable by the Company and/or such Subsidiaries if such entities were taxable on a stand-alone basis (reduced by any such income or state and/or local franchise or other taxes paid or to be paid directly by the Company or its Subsidiaries). The distribution amount permitted under clause (ii) shall be increased (or decreased) to the extent necessary to cause the distributions pursuant to clause (ii) to be consistent with the provision in clause (i) that there should not be taken into account any adjustments that would have been made under Sections 734 or 743 of the Code if the Company were a partnership for U.S. federal income tax purposes.

“Tax Receivable Agreement” means a customary tax receivable agreement entered into by the Public Parent with the Investors on or after the Qualified IPO Date pursuant to which the Public Parent will agree to make payments to the Investors in respect of certain incremental income tax savings realized (or deemed realized) by the Public Parent as a result of implementing its initial public offering through the use of an “Up-C” structure.

“Tax Receivable Agreement Payments” means upon the consummation of any change of control, if the Issuers have offered to purchase all Notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase (either pursuant to the covenant described under “Repurchase at the Option of Holders—Change of Control” or otherwise so long as conducted in a manner consistent therewith), a customary “acceleration” payment constituting the present value of future payments (based on customary assumptions) that would have been permitted pursuant to the Tax Receivable Agreement.

“Toledo Morgan Stanley Oil Supply Agreements” means, collectively, (i) that certain Crude Oil Acquisition Agreement, dated as of May 31, 2011, between MSCG and Toledo Refining, and (ii) that certain Crude Oil Inventory Sale Agreement, dated as of May 31, 2011, between MSCG and Toledo Refining, as each such agreement may be replaced, suspended, amended, modified or supplemented from time to time.

“Toledo Sale/Leaseback Transaction” means that certain Sale and Leaseback Transaction pursuant to that certain Master Agreement relating to Catalyst at Toledo Refining, dated June 30, 2011, between Toledo Refining and DB Energy Trading LLC.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the

Redemption Date to February 15, 2016; provided, however, that if the period from the Redemption Date to February 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1)	each MLP Subsidiary;

(2)	each Captive Insurance Subsidiary;

(3)	any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(4)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2)	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry; Delivery and Form

Global Notes

In exchange for the old notes that were issued in book-entry form and are represented by global certificates held for the account of DTC, new notes will be issued in the form of one or more fully registered notes in global form, without interest coupons. Each global note will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the Trustee is responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any), and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. Some holders (including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, persons whose functional currency is not the United States dollar, or persons who hold the notes as part of a hedge, “straddle,” integrated transaction or similar transaction) may be subject to special rules not discussed below. We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

Subject to the limitations, qualifications and assumptions set forth in this registration statement (including Exhibit 8.1 hereto), it is the opinion of Stroock & Stroock & Lavan LLP that the exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss for United States federal income tax purposes upon receipt of a new note pursuant to the exchange offer, the holder’s holding period in the new note will include the holding period of the old note exchanged therefor, and the holder’s basis in the new note will be the same as its basis in the corresponding old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2013, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the new notes and the related guarantees offered in this exchange offer will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

The consolidated financial statements of PBF Holding Company LLC and subsidiaries (combined and consolidated with PBF Investments LLC and affiliates) as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Paulsboro Refining Business as of December 16, 2010 and for the period from January 1, 2010 through December 16, 2010 and for the year ended December 31, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of assets acquired and liabilities assumed of the Toledo Refinery as of December 31, 2010 and the related statements of revenues and direct expenses for each of the two years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary guarantors have filed with the SEC a registration statement on Form S-4 with respect to the new notes. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits and schedules which are part of the registration statement. For further information about us and the new notes, you should refer to the registration statement and to its exhibits and schedules.

You may read and copy any document we file at the SEC’s public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov, and at our website at http://www.pbfenergy.com. Information on our website does not constitute a part of this prospectus.

Upon the SEC’s declaring the exchange offer registration statement effective, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC’s public reference rooms and the website of the SEC referred to above.

If for any reason we are not required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended, we are still required under the terms of the indenture, so long as any notes are outstanding, to furnish to the trustee and the holders of notes, subject to certain specified exceptions, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) certain current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and sole member of

PBF Holding Company LLC and subsidiaries:

We have audited the accompanying combined and consolidated balance sheets of PBF Holding Company LLC and subsidiaries (combined and consolidated with PBF Investments LLC and affiliates which are both under common ownership and common management) (the “Company”) as of December 31, 2011 and 2010, and the related combined and consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of PBF Holding Company LLC and subsidiaries (combined and consolidated with PBF Investments LLC and affiliates) as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

April 20, 2012

(January 14, 2013 as to Note 20)

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$50,166	$155,457
Accounts receivable, net	316,252	36,937
Inventories	1,516,727	376,629
Prepaid expenses and other current assets	63,359	11,106

Total current assets	1,946,504	580,129
Property, plant and equipment, net	1,513,947	639,565
Deferred charges and other assets, net	160,658	54,699

Total assets	$3,621,109	$1,274,393

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$286,067	$36,302
Accrued expenses	1,180,812	366,515
Current portion of long-term debt	4,014	1,250
Deferred revenue	189,234	66,339

Total current liabilities	1,660,127	470,406

Economic Development Authority loan	20,000	20,000
Long-term debt	780,851	303,814
Other long-term liabilities	49,213	21,512

Total liabilities	2,510,191	815,732

Commitments and contingencies

EQUITY
Member’s equity	927,144	516,231
Retained earnings (accumulated deficit)	186,150	(56,521)
Accumulated other comprehensive loss	(2,376)	(1,049)

Total equity	1,110,918	458,661

Total liabilities and equity	$3,621,109	$1,274,393

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS)

	Years Ended December 31,
	2011	2010	2009
Revenues	$14,960,338	$210,671	$228
Costs and expenses
Cost of sales, excluding depreciation	13,855,163	203,971	—
Operating expenses, excluding depreciation	658,831	25,140	—
General and administrative expenses	86,183	15,859	6,294
Acquisition related expenses	728	6,051	—
Depreciation and amortization expense	53,743	1,402	44

	14,654,648	252,423	6,338

Income (loss) from operations	305,690	(41,752)	(6,110)
Other income (expense)
Change in fair value of catalyst leases	7,316	(1,217)	—
Change in fair value of contingent consideration	(5,215)	—	—
Interest (expense) income, net	(65,120)	(1,388)	10

Net income (loss)	$242,671	$(44,357)	$(6,100)

Consolidated statements of comprehensive income (loss)
Net income (loss)	$242,671	$(44,357)	$(6,100)
Unrealized gain (loss) on available for sale securities	5	3	(13)
Defined benefit plans unrecognized net gain (loss)	(1,332)	(1,034)	5

Comprehensive income (loss)	$241,344	$(45,388)	$(6,108)

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(IN THOUSANDS)

	PBF Holding Company LLC
	Member’s Equity	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Non Controlling Interest	Total
Balance December 31, 2008	$10,384	$(10)	$(6,229)	$20,665	$24,810
Member distributions	(8)	—	—	—	(8)
Net loss	—	—	(6,100)	—	(6,100)
Unrealized loss on marketable securities	—	(13)	—	—	(13)
Defined benefit plan unrecognized net gain	—	5	—	—	5

Balance at December 31, 2009	10,376	(18)	(12,329)	20,665	18,694
PBF equity reorganization	20,500	—	165	(20,665)	—
Member contributions	483,055	—	—	—	483,055
Stock based compensation	2,300	—	—	—	2,300
Net loss	—	—	(44,357)	—	(44,357)
Unrealized gain on marketable securities	—	3	—	—	3
Defined benefit plan unrecognized net loss	—	(1,034)	—	—	(1,034)

Balance at December 31, 2010	516,231	(1,049)	(56,521)	$—	458,661
Member contributions	408,397	—	—	—	408,397
Stock based compensation	2,516	—	—	—	2,516
Net income	—	—	242,671	—	242,671
Unrealized gain on marketable securities	—	5	—	—	5
Defined benefit plan unrecognized net loss	—	(1,332)	—	—	(1,332)

Balance at December 31, 2011	$927,144	$(2,376)	$186,150	$—	$1,110,918

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net income (loss)	$242,671	$(44,357)	$(6,100)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	56,919	1,530	43
Stock based compensation	2,516	2,300	—
Change in fair value of catalyst leases	(7,316)	1,217	—
Change in fair value of contingent consideration	5,215	—	—
Non-cash change in inventory repurchase obligations	25,329	2,043	—
Pension and other post retirement benefit costs	9,768	372	376
Loss on disposition of property, plant and equipment	—	56	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(279,315)	(36,438)	67
Inventories	(512,054)	14,126	—
Other current assets	(56,953)	(8,649)	(74)
Accounts payable	249,765	23,294	22
Accrued expenses	395,093	40,474	—
Deferred revenue	122,895	3,000	—
Other assets and liabilities	(5,251)	(176)	(167)

Net cash from operating activities	249,282	(1,208)	(5,833)

Cash flows from investing activities
Acquisition of Toledo refinery, net of cash received for sale of assets	(168,156)	—	—
Acquisition of Paulsboro refinery and pipeline	—	(204,911)	—
Acquisition of Delaware City refinery	—	(224,275)	—
Expenditures for property, plant and equipment	(488,721)	(72,118)	(70)
Expenditures for deferred turnaround costs	(62,823)	—	—
Expenditures for other assets	(23,339)
Proceeds from sale of assets	4,700	—	—
Other	(854)	(8)	(8)

Net cash used in investing activities	(739,193)	(501,312)	(78)

Cash flows from financing activities
Proceeds from member contributions	408,397	483,055	—
Proceeds from long-term debt	488,894	125,000	—
Proceeds from catalyst lease	18,624	17,740	—
Proceeds from Economic Development Authority loan	—	20,000	—
Repayment of seller note for inventory	(299,645)	—	—
Repayments of long-term debt	(220,401)	—	—
Deferred financing costs and other	(11,249)	(6,589)	(8)

Net cash provided by (used in) financing activities	384,620	639,206	(8)

Net increase (decrease) in cash and cash equivalents	(105,291)	136,686	(5,919)
Cash and cash equivalents, beginning of period	155,457	18,771	24,690

Cash and cash equivalents, end of period	$50,166	$155,457	$18,771

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(IN THOUSANDS)

	Years Ended December 31,
	2011	2010	2009
Supplemental cash flow disclosures
Non-cash activities:
Promissory note issued for Toledo refinery acquisition	$200,000	$—	$—
Senior secured seller note issued for Paulsboro refinery acquisition	—	160,000	—
Seller note issued for acquisition of inventory	299,645	—	—
Fair value of Toledo refinery contingent consideration	117,017	—	—
Accrued construction in progress	5,909	40,429	—
Non-cash impact of inventory supply and offtake agreements on inventory and accrued expenses	322,399	292,353	—
Cash paid during the period for:
Interest (including capitalized interest of $13,027 in 2011)	67,020	—	—

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

PBF Holding Company LLC, a Delaware limited liability company (the “Company” or “Holdings”), together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. The Company is a wholly-owned subsidiary of PBF Energy Company LLC (PBF), a Delaware limited liability company. Delaware City Refining Company LLC, Delaware Pipeline Company LLC, PBF Power Marketing LLC, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC and Toledo Refining Company LLC are all wholly-owned and principal operating subsidiaries of Holdings.

All of the Company’s operations are in the United States. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and have been aggregated to form one reportable segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

Reorganization

PBF Investments LLC (“PBFI”) was formed effective March 1, 2008 and served as the sole member of PBF GP LLC (the “General Partner”) and owner of Class B Units in PBF Energy Partners LP (the “Partnership”). The members of PBFI also owned Class A units of the Partnership, which was presented as a noncontrolling interest by PBFI. The entities were formed to pursue acquisitions of crude oil refineries in North America. During 2010, the entities were reorganized. In March 2010, Holdings was formed as a subsidiary of the Partnership. Effective June 1, 2010, the Partnership was converted to a limited liability company and renamed PBF Energy Company LLC. Also on June 1, 2010, the Partnership Class B Units owned by the members of PBFI were contributed to PBF and the Partnership Class B Units were cancelled. The Partnership Class A Units were also cancelled and the members of PBFI received Series A Units in PBF equal to the value of their original Class A and B Units in the Partnership. PBFI was then contributed by PBF to Holdings and PBFI became a subsidiary of Holdings. The reorganization represents a series of transactions among entities under common control of the members. Accordingly, the historical operations of PBFI are combined with Holdings for all periods presented and the transactions that affected the reorganization were reported at historical cost.

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The accompanying consolidated financial statements include the accounts of PBFI, the General Partner, and the Partnership until June 1, 2010, the date of the reorganization and the accounts of Holdings and its wholly-owned subsidiaries subsequent to the reorganization. All intercompany accounts and transactions have been eliminated in consolidation. For the period from March 1, 2008 to December 16, 2010, the Company was considered to be in the development stage. With the acquisition of the Paulsboro refinery and commencement of refining operations on December 17, 2010, it ceased to be a development stage company.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Actual results could differ from those estimates.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of the cash equivalents approximates fair value due to the short-term maturity of those instruments.

Concentrations of Credit Risk

For the year ended December 31, 2011, Morgan Stanley Capital Group Inc. (“MSCG”) and Sunoco, Inc. (R&M) (“Sunoco”) accounted for 52% and 12% of the Company’s revenues, respectively. As of December 31, 2011, Sunoco and Statoil Marketing and Trading (US) Inc. (“Statoil”) accounted for 19% and 11% of accounts receivables, respectively.

MSCG accounted for 90% of total sales for the year ended December 31, 2010 and 36% of total trade accounts receivable as of December 31, 2010.

Revenue, Deferred Revenue and Accounts Receivable

The Company sells various refined products primarily through its refinery subsidiaries and recognizes revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided. The Company’s Toledo refinery has a products offtake agreement with Sunoco under which Sunoco purchases approximately one-third of the refinery’s daily gasoline production. The Toledo refinery also sells its products through short-term contracts or on the spot market.

The Company’s Paulsboro and Delaware City refineries sell light finished products, certain intermediates and lube base oils to MSCG under products offtake agreements with each refinery (the “Offtake Agreements”). On a daily basis, MSCG purchases and pays for the refineries’ production of light finished products as they are produced, delivered to the refineries’ storage tanks, and legal title passes to MSCG. Revenue on these product sales is deferred until they are shipped out of the storage facility by MSCG.

Under the Offtake Agreements, the Company’s Paulsboro and Delaware City refineries also enter into purchase and sale transactions of certain intermediates and lube base oils whereby MSCG purchases and pays for the refineries’ production of certain intermediates and lube products as they are produced and legal title passes to MSCG. The intermediate products are held in the refineries’ storage tanks until they are needed for further use in the refining process. The intermediates may also be sold to third parties. The refineries have the right to repurchase lube products and do so to supply other third parties with that product. When the refineries need intermediates or repurchase lube products, the products are drawn out of the storage tanks, title passes back to the refineries and MSCG is paid for those products. These transactions occur at the daily market price for the related products. These transactions are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refineries to MSCG. Inventory remains at cost and the net cash receipts result in a liability that is recorded at market price for the volumes held in storage with any change in the market price being recorded in costs of sales. The liability represents the amount the Company expects to pay to repurchase the volumes held in storage. The Company recorded a $22,082 non-cash charge related to this liability in 2011.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue, Deferred Revenue and Accounts Receivable (Continued)

While MSCG has legal title, it has the right to encumber and/or sell these products and any such sales by MSCG result in sales being recognized by the refineries when products are shipped out of the storage facility. As the exclusive vendor of intermediate products to the refineries, MSCG has the obligation to provide the intermediate products to the refineries as they are needed. Accordingly, sales by MSCG to others have been limited and are only made with the Company’s or its subsidiaries’ approval.

The Company’s Paulsboro and Delaware City refineries sell and purchase feedstocks under a supply agreement with Statoil (the “Crude Supply Agreements”). Statoil purchases the refineries’ production of certain feedstocks or purchases feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks is held by Statoil and the feedstocks are held in the refineries’ storage tanks until they are needed for further use in the refining process. At that time, the products are drawn out of the storage tanks and purchased by the refineries. These purchases and sales are settled monthly at the daily market prices related to those products. These transactions are considered to be made in contemplation of each other and, accordingly, do not result in the recognition of a sale when title passes from the refineries to Statoil. Inventory remains at cost and the net cash receipts result in a liability which is discussed further in the Inventory note below.

Accounts receivable are carried at invoiced amounts. An allowance for doubtful accounts is established, if required, to report such amounts at their estimated net realizable value. In estimating probable losses, management reviews accounts that are past due and determines if there are any known disputes. There was no allowance for doubtful accounts at December 31, 2011 and 2010.

Excise taxes on sales of refined products that are collected from customers and remitted to various governmental agencies are reported on a net basis.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products are determined under the last-in first-out (“LIFO”) method using the dollar value LIFO method with any increments valued based on average purchase prices during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

The Company’s Paulsboro and Delaware City refineries acquire substantially all of their crude oil from Statoil under the Crude Supply Agreements whereby the Company takes title to the crude oil as it is delivered to the processing units, however, the Company is obligated to purchase all the crude oil held by Statoil on the Company’s behalf upon termination of the agreement at the then market price. The Company is also obligated to purchase a fixed volume of feedstocks from Statoil on the later of December 31, 2012 or when the arrangement is terminated based on a forward market price of West Texas Intermediate crude oil. As a result of the purchase obligations, the Company records the inventory of crude oil and feedstocks in the refineries’ storage facilities. The Company has deemed the purchase obligations to be contracts that contain derivatives that change in value based on changes in commodity prices. Such changes in the fair value of these derivatives are included in cost of sales.

The Company’s Toledo refinery acquires substantially all of its crude oil from MSCG under a crude oil supply agreement (the “Toledo Crude Oil Supply Agreement”). For the period from March 1, 2011 to May 31,

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory (Continued)

2011, the Company took title to the crude oil as it was delivered to the refinery processing units. The Company had custody and risk of loss for MSCG’s crude oil stored on the refinery premises. As a result, the Company recorded the crude oil in the Toledo refinery’s storage facilities as inventory with a corresponding accrued liability. The Toledo Crude Oil Supply Agreement was replaced effective June 1, 2011. Under the new agreement, the Company takes title to crude oil at various pipeline locations for delivery to the refinery or sale to third parties. The Company records the crude oil inventory when it receives title. Payment for the crude oil is due to MSCG under the Toledo Crude Oil Supply Agreement three days after the crude oil is delivered to the Toledo refinery processing units or upon sale to a third party.

Property, Plant, and Equipment

Property, plant and equipment additions are recorded at cost. The Company capitalizes costs associated with the preliminary, pre-acquisition and development/construction stages of a major construction project. The Company capitalizes the interest cost associated with major construction projects based on the effective interest rate of total borrowings. The Company also capitalizes costs incurred in the acquisition and development of software for internal use, including the costs of software, materials, consultants and payroll-related costs for employees incurred in the application development stage.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Process units and equipment	5-25 years
Pipeline and equipment	5-20 years
Buildings	25-40 years
Computers, furniture and fixtures	3-15 years
Leasehold improvements	20 years

Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

Deferred Charges and Other Assets, Net

Deferred charges and other assets include refinery turnaround costs, catalyst, precious metals catalyst, linefill, deferred financing costs and intangible assets.

Refinery turnaround costs, which are incurred in connection with planned major maintenance activities, are capitalized when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years).

Precious metals catalyst and linefill are considered indefinite-lived assets as they are not expected to deteriorate in their prescribed functions. Such assets are assessed for impairment in connection with the Company’s review of its long-lived assets as indicators of impairment develop.

Deferred financing costs are capitalized when incurred and amortized over the life of the loan (1 to 5 years).

Intangible assets with finite lives primarily consist of catalyst, emission credits and permits and are amortized over their estimated useful lives of 3 to 10 years.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets and Definite-Lived Intangibles

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value. There have been no impairment indicators and therefore, no impairment reviews were performed in the year ended December 31, 2011.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Asset Retirement Obligations

The Company records an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time the Company incurs that liability, which is generally when the asset is purchased, constructed, or leased. The Company records the liability when it has a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, the Company will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of the Company’s asset retirement obligations are based on its legal obligation to perform remedial activity at its refinery sites when it permanently ceases operations of the long-lived assets. The Company therefore considers the settlement date of these obligations to be indeterminable. Accordingly, the Company cannot calculate an associated asset retirement liability for these obligations at this time. The Company will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as the Company’s own internal environmental policies. The measurement of environmental remediation liabilities may be discounted to reflect the time value of money if the aggregate amount and timing of cash payments of the liabilities are fixed or reliably determinable. The actual settlement of the Company’s liability for environmental matters could materially differ from its estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Stock-Based Compensation

Stock-based compensation includes the accounting effect of Series A warrants issued by PBF to employees in connection with their acquisition of PBF Series A units, options to acquire Series A units of PBF granted by

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

PBF to certain employees, and Series B units of PBF that were granted to certain members of management. Although the grants of warrants, options, and units are settled in PBF equity, the related stock-based compensation expense is recognized by the Company as the employees receiving the equity grants are employees of a subsidiary of the Company. The estimated fair value of the PBF Series A warrants and options is based on the Black-Scholes option pricing model and the fair value of the PBF Series B units is estimated based on a Monte Carlo simulation model. The estimated fair value is amortized as stock-based compensation expense on a straight-line method over the vesting period and included in general and administration expense.

Income Taxes

As a limited liability company, the members of PBF are required to include their proportionate share of the Company’s taxable income or loss on their respective income tax returns. Accordingly, there is no benefit or provision for Federal or State income tax in the accompanying financial statements.

The Federal and state tax returns for all years since inception (March 1, 2008) are subject to examination by the respective tax authorities.

Pension and Other Post-Retirement Benefits

The Company recognizes an asset for the overfunded status or a liability for the underfunded status of its pension and post-retirement benefit plans. The funded status is recorded within other long-term liabilities. Changes in the plans’ funded status are recognized in other comprehensive income in the period the change occurs.

Fair Value Measurement

A fair value hierarchy (Level 1, Level 2, or Level 3) is used to categorize fair value amounts based on the quality of inputs used to measure fair value. Accordingly, fair values derived from Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values derived from Level 2 inputs are based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are either directly or indirectly observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company uses appropriate valuation techniques based on the available inputs to measure the fair values of its applicable assets and liabilities. When available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. In some valuations, the inputs may fall into different levels in the hierarchy. In these cases, the asset or liability level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurements.

Financial Instruments

The estimated fair value of financial instruments has been determined based on the Company’s assessment of available market information and appropriate valuation methodologies. The Company’s non-derivative financial instruments that are included in current assets and current liabilities are recorded at cost in the consolidated balance sheets. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature. Derivative instruments are recorded at fair value in the consolidated balance sheets.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments (Continued)

The Company’s catalyst lease obligation and derivatives related to the Company’s crude oil and feedstocks purchase obligations are measured and recorded at fair value using Level 2 inputs on a recurring basis, based on observable market prices.

At December 31, 2011, the fair values of the Company’s term loan, revolving loan, and promissory notes approximate their carrying value, as these borrowings bear interest based upon short-term floating market interest rates.

Derivative Instruments

The Company is exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks used in the refining process as well as the prices of the refined products sold. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative. Non-derivative contracts are recorded at the time of delivery.

All derivative instruments, not designated as normal purchases or sales, are recorded in the balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized currently in earnings. Contracts qualifying for the normal purchase and sales exemption are accounted for upon settlement. Cash flows related to derivative instruments that are not designated or do not qualify for hedge accounting treatment are included in operating activities.

The Company designates certain derivative instruments as fair value hedges of a particular risk associated with a recognized asset or liability. At the inception of the hedge transaction, the Company documents the relationship between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking various hedge transactions. Derivative gains and losses related to these fair value hedges, including hedge ineffectiveness, are recorded in cost of sales along with the change in fair value of the hedged asset or liability attributable to the hedged risk. Cash flows related to derivative instruments that are designated as fair value hedges are included in operating activities.

Economic hedges are hedges not designated as fair value or cash flow hedges for accounting purposes that are used to (i) manage price volatility in certain refinery feedstock and refined product inventories, and (ii) manage price volatility in certain forecasted refinery feedstock, refined product, and refined product sales. These instruments are recorded at fair value and changes in the fair value of the derivative instruments are recognized currently in cost of sales.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, documentation of hedge relationships, assessment and measurement of hedge ineffectiveness and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on the Company’s earnings.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

3—ACQUISITIONS

Toledo Acquisition

On March 1, 2011, a subsidiary of the Company completed the acquisition of the Toledo refinery in Ohio from Sunoco, Inc. (R&M). The Toledo refinery has a crude oil throughput capacity of 170,000 barrels per day. The purchase price for the refinery was $400,000, subject to certain adjustments, and was comprised of $200,000 in cash and a $200,000 promissory note provided by Sunoco. The note bears interest at the lower of LIBOR plus 8%, or 10% (8.5% at December 31, 2011) and is due in March 2013. The terms also include participation payments beginning in the year ending December 31, 2011 through the year ending December 31, 2016 not to exceed $125,000 in the aggregate. Participation payments are based on 25% of the purchased assets’ earnings before interest, taxes, depreciation and amortization, as defined in the agreement (“EBITDA”) in excess of an annual threshold EBITDA of $125,000 (prorated for 2011 and 2016). Each participation payment is due no later than one hundred and twenty days after the close of the respective calendar year end for the years 2011 through 2016.

The Company purchased certain finished and intermediate products for approximately $299,645 with the proceeds from a note provided by Sunoco (the “Toledo Inventory Note Payable”). The note had an interest rate at the lower of LIBOR plus 5.5%, or 7.5% and was repaid on May 31, 2011. The Company also purchased crude oil inventory for $338,395, which it concurrently sold to MSCG for its market value of $369,999. The net cash received from this transaction was recorded as a reduction in the total purchase price.

The Toledo acquisition was accounted for as a business combination. The estimated purchase price of $784,818 includes the estimated fair value of future participation payments (contingent consideration). The fair value of the contingent consideration was estimated using a discounted cash flow analysis, a Level 3 measurement, as more fully described at Note 16. The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date.

The total purchase price and the estimated fair values of the assets and liabilities at the acquisition date were as follows:

Purchase Price
Net cash	$168,156
Seller promissory note	200,000
Seller note for inventory	299,645
Estimated fair value of contingent consideration	117,017

$784,818

Fair Value Allocation
Current assets	$305,645
Land	8,065
Property, plant and equipment	452,084
Other assets	24,640
Current liabilities	(5,616)

$784,818

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

3—ACQUISITIONS (Continued)

Toledo Acquisition (Continued)

The Company’s consolidated financial statements for the year ended December 31, 2011 include the results of operations of the Toledo refinery since March 1, 2011. The actual results for the Toledo refinery for the period from March 1, 2011 to December 31, 2011, are shown below. The revenues and net income of the Company assuming the acquisition had occurred on January 1, 2010, are shown below on a pro forma basis. The pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2010, or is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense related to the acquisition and interest expense associated with the Toledo acquisition financing.

	Revenues	Net Income
Actual results for March 1, 2011 to December 31, 2011	$6,113,055	$489,243
Supplemental pro forma for January 1, 2011 to December 31, 2011	$15,961,529	$328,142
Supplemental pro forma for January 1, 2010 to December 31, 2010	$10,251,394	$(53,199)

Paulsboro Refinery Acquisition

In September 2010, subsidiaries of the Company entered into two stock purchase agreements with subsidiaries of Valero Energy Corporation (“Valero”) to acquire its Paulsboro, New Jersey refining business. The purchase price of $364,911 included $357,657 for the refinery, which has a crude oil throughput capacity of 180,000 barrels per day, and an associated natural gas pipeline and $7,254 in net working capital. The acquisition was completed on December 17, 2010 and financed with $204,911 in cash, and the issuance of a $160,000 promissory note with Valero. The note bears interest at LIBOR + 7% (8.3% at December 31, 2011) and was scheduled to mature in December 2011. The Company exercised its unilateral option to extend the note for six months at LIBOR + 9%.

The acquisition was accounted for as a business combination. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The following summarizes the estimated fair values of the assets and liabilities at the acquisition date:

Allocation
Restricted cash	$12,122
Current assets	27,990
Land	25,185
Property, plant and equipment	256,100
Construction in progress	62,298
Other assets	14,074
Current liabilities	(12,932)
Environmental liabilities	(12,653)
Post retirement benefit obligation	(7,273)

Purchase price, excluding inventory	$364,911

In connection with the Paulsboro refinery acquisition, $130,344 of crude oil and feedstocks and $165,093 of certain light finished products, intermediates, and lube base oils were purchased by Statoil and MSCG on the

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

3—ACQUISITIONS (Continued)

Paulsboro Refinery Acquisition (Continued)

Company’s behalf in connection with the Crude Supply Agreement and the Offtake Agreement, respectively. As of the acquisition date, the Company recorded the inventory subject to these transactions and a corresponding liability for crude oil, feedstocks, intermediates, and lube base oils and deferred revenue for light finished products. No gain or loss was recognized on these transactions, nor did they result in the recognition of revenue. Although these transactions were entered into in contemplation of the acquisition of the Paulsboro refinery, they have been excluded from the table above as the Company did not consider them to be part of the acquisition itself.

Delaware City Acquisition

In April 2010, subsidiaries of the Company entered into an asset purchase agreement with subsidiaries of Valero to acquire refining and pipeline assets of Valero’s Delaware City refinery. The acquired assets included the idled refinery, which has a crude oil throughput capacity of 190,000 barrels per day, associated terminal and pipeline, and a power plant complex. The acquisition was completed on June 1, 2010 for $220,000 in cash plus $4,275 in acquisition-related costs.

The acquisition of the Delaware City refining and pipeline assets was accounted for as an acquisition of assets. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated relative fair value. The refinery and pipeline assets were idle at the time of the acquisition. The results of operations, which include certain minor terminal operations and substantial capital improvement activities to prepare the refinery and power plant for restart, have been included in the Company’s consolidated financial statements since June 1, 2010. The Company commenced restarting the refinery in June 2011 and the refinery became fully operational in October 2011.

The following summarizes the purchase price allocation:

Allocation
Current assets	$13,015
Assets held for sale	4,700
Land	28,600
Property, plant and equipment	156,006
Other assets	21,954

Total purchase price	$224,275

The financial results of the Delaware City assets and the Paulsboro refinery have been included in the Company’s consolidated financial statements since June 1, 2010 and December 17, 2010, respectively. As a result, the consolidated results of operations for the year ended December 31, 2011 include the results of both refineries for the entire period. The revenues and net loss associated with Paulsboro for the year ended December 31, 2010, and the consolidated pro forma revenue and net loss of the combined entity assuming the Paulsboro acquisition had occurred on January 1, 2009, are shown in the table below. The pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2009, nor is the financial information indicative of the results of future operations. This unaudited pro forma financial information includes depreciation and amortization expense related to the acquisition and interest

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

3—ACQUISITIONS (Continued)

Delaware City Acquisition (Continued)

expense associated with the Paulsboro acquisition financing. In addition, the 2010 unaudited supplementary pro forma loss was adjusted to exclude an $895,642 nonrecurring charge related to the impairment of refinery assets recorded in conjunction with the sale of Paulsboro to the Company.

	Revenues	Net Loss
Actual results for December 17, 2010 to December 31, 2010	$205,997	$(10,606)
Supplemental pro forma for January 1, 2010 to December 31, 2010	$4,919,660	$(128,890)
Supplemental pro forma for January 1, 2009 to December 31, 2009	$3,549,745	$(189,279)

Acquisition Expenses

The Company incurred $728, $6,051 and $0 during 2011, 2010 and 2009 respectively for consulting and legal expenses related to acquisitions and non-consummated acquisitions.

4—INVENTORIES

Inventories consisted of the following:

	December 31, 2011
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$369,377	$317,652	$687,029
Refined products and blendstocks	384,902	419,613	804,515
Warehouse stock and other	25,183	—	25,183

	$779,462	$737,265	$1,516,727

	December 31, 2010
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$—	$167,271	$167,271
Refined products and blendstocks	13,196	180,284	193,480
Warehouse stock and other	15,878	—	15,878

	$29,074	$347,555	$376,629

Inventory under inventory supply and offtake arrangements includes crude oil stored at the Company’s Paulsboro and Delaware City refineries’ storage facilities that the Company will purchase as it is consumed in connection with the Crude Supply Agreements; feedstocks and blendstocks sold to counterparties that the Company will repurchase for further blending into finished products; lube products sold to a counterparty that the Company will repurchase; and light finished products sold to a counterparty in connection with the Offtake Agreement and stored in the Paulsboro and Delaware City refineries’ storage facilities pending shipment by the counterparty.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

4—INVENTORIES (Continued)

At December 31, 2011 and 2010, the replacement value of inventories exceeded the LIFO carrying value by approximately $115,624 and $6,800, respectively.

5—PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31, 2011	December 31, 2010
Land	$61,850	$53,785
Process units, pipelines and equipment	1,353,487	408,505
Buildings and leasehold improvements	2,836	2,628
Computers, furniture and fixtures	14,098	4,444
Construction in progress	122,904	171,463

	1,555,175	640,825
Less—Accumulated depreciation	(41,228)	(1,260)

	$1,513,947	$639,565

At December 31, 2010, the Delaware City refinery and pipeline were not yet in service and, accordingly, depreciation relating to those assets, with the exception of assets relating to terminal had not commenced. The Company commenced the restart of the Delaware City refinery during June 2011 and began depreciating the assets placed in service effective July 1, 2011. Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $39,968, $1,259 and $44, respectively. The Company capitalized $13,027, $0 and $0 in interest during 2011, 2010 and 2009, respectively, in connection with construction in progress.

6—DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	December 31, 2011	December 31, 2010
Catalyst	$68,201	$29,659
Deferred turnaround costs, net	56,338	554
Deferred financing costs, net	13,980	5,905
Restricted cash	12,104	12,122
Linefill	8,042	3,140
Intangible assets, net	1,703	3,072
Other	290	247

	$160,658	$54,699

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

6—DEFERRED CHARGES AND OTHER ASSETS, NET (Continued)

The Company recorded amortization expense related to deferred turnaround costs and catalyst of $11,922, $61 and $0 for the years ended December 31, 2011, 2010 and 2009, respectively.

Intangible assets, net consisted of the following as of December 31, 2011:

	Gross Amount	Accumulated Amortization	Net Amount
Permits	$3,585	$(1,998)	$1,587
Emission credits	116	—	116

	$3,701	$(1,998)	$1,703

Intangible assets, net consisted of the following as of December 31, 2010:

	Gross Amount	Accumulated Amortization	Net Amount
Permits	$3,100	$(144)	$2,956
Emission credits	116	—	116

	$3,216	$(144)	$3,072

7—ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2011	December 31, 2010
Inventory supply and offtake arrangements	$641,588	$294,396
Inventory-related accruals	203,636	19,324
Current portion of fair value of contingent consideration for refinery acquisition	100,380	—
Customer deposits	59,017	—
Accrued salaries and benefits	48,300	—
Excise and sales tax payable	36,635	—
Accrued utilities	17,615	—
Accrued transportation costs	18,110	—
Renewable energy credit obligation	7,092	—
Accrued construction in progress	5,909	40,429
Accrued interest	1,894	1,313
Other	40,636	11,053

	$1,180,812	$366,515

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

8—DELAWARE ECONOMIC DEVELOPMENT AUTHORITY LOAN

In June 2010, in connection with the Delaware City acquisition, the Delaware Economic Development Authority (the “Authority”) granted a subsidiary of the Company a $20,000 loan to assist with operating costs and the cost of restarting the refinery. The loan is represented by a zero interest rate note and the entire unpaid principal amount is payable in full on March 1, 2017, unless the loan is converted to a grant.

The loan converts to a grant in tranches of up to $4,000 annually over a five year period, starting at the one year anniversary of the “certified restart date” as defined in the agreement and certified by the Authority. In order for the loan to be converted to a grant, the Company is required to utilize at least 600,000 man hours of labor in connection with the reconstruction and restarting of the Delaware City refinery, expend at least $125,000 in qualified capital expenditures, commence refinery operations, and maintain certain employment levels, all as defined in the agreement. As of December 31, 2011, the Company believes it has satisfied the conditions for the loan to convert to a grant pending confirmation by the Authority.

The Company recorded the loan as a long-term liability pending approval from the Authority that it has met the requirements to convert the loan to a grant.

9—CREDIT FACILITY AND LONG-TERM DEBT

Letter of Credit Facility

Subsidiaries of the Company maintain a short-term letter of credit facility under which the Company can obtain letters of credit of up to $480,000 consisting of a committed amount of $350,000 and an uncommitted amount of $130,000 to support certain of the Company’s crude oil purchases. The uncommitted portion of the letter of credit facility was temporarily increased from $130,000 to $370,000 for the period from July 29, 2011 to December 31, 2011. The facility matures on April 24, 2012. The Company is charged letter of credit issuance fees on each letter of credit, plus a fee on the aggregate unused portion of the committed letter of credit facility. At December 31, 2011, the Company had $241,500 of letters of credit issued under the letter of credit facility.

In addition, the Company had $3,037 of letters of credit issued with a financial institution not party to the letter of credit facility to support certain purchases in the ordinary course of business.

Paulsboro Refinery Acquisition Financing

In connection with the acquisition of the Paulsboro refinery, subsidiaries of the Company issued a senior secured note (“Paulsboro Promissory Note”) to Valero in the amount of $160,000 which is secured by the refinery assets. The note was scheduled to mature in December 2011 and bears interest at LIBOR plus 7% (8.3% at December 31, 2011) and can be prepaid at any time without penalty. In December 2011, the Company exercised its unilateral option to extend the note until June 2012 at an interest rate of LIBOR plus 9%. The Paulsboro Promissory Note was included in Long-term debt at December 31, 2011 as the promissory note was repaid in connection with the issuance of long-term notes in February 2012.

Term Loan

In December 2010, subsidiaries of the Company entered into a term loan agreement (“Term Loan”) in the amount of $125,000 with a syndicate of lenders and with UBS Securities, LLC acting as agent. The Term Loan matures in December 2014 and is payable in quarterly installments of $313, followed by a final payment of $121,250 payable at maturity. The Term Loan can be prepaid at any time without penalty.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

9—CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Term Loan (Continued)

Interest on the Term Loan is payable quarterly in arrears, at the option of the Company, at either the Alternate Base Rate plus 6%, or the Adjusted LIBOR Rate plus 7% (as both terms are defined in the agreement). The Adjusted LIBOR Rate is subject to a minimum of 2%. The interest rate at December 31, 2011 was 9%.

Revolving Loan

In December 2010, subsidiaries of the Company entered an asset based revolving credit agreement (“Revolving Loan”) for a maximum amount of $100,000 with a syndicate of lenders and with UBS Securities, LLC acting as agent. The Revolving Loan was amended on May 31, 2011 to increase the maximum availability to $500,000. The Revolving Loan matures on May 31, 2016. Advances under the Revolving Loan cannot exceed the lesser of $500,000 or the borrowing base, as defined in the agreement. The Revolving Loan can be prepaid, without penalty, at any time.

Interest on the Revolving Loan is payable quarterly in arrears, at the option of the Company, either at the Alternate Base Rate plus the Applicable Margin, or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. The Applicable Margin ranges from 1.00% to 1.50% for Alternate Base Rate Loans and from 2.00% to 2.50% for Adjusted LIBOR Rate Loans, depending on the Average Daily Excess Availability. In addition, the Company is required to pay a Commitment Fee which ranges from 0.375% to 0.5% depending on the unused amount of the commitment. The Company is also required to pay an LC Participation Fee on each outstanding letter of credit issued under the Revolving Loan equal to the Applicable Margin applied to Adjusted LIBOR Rate Loans, plus a Fronting Fee equal to 0.125%. The interest rate at December 31, 2011 was 4.3%.

The Revolving Loan has a financial covenant which requires that at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 17.5% of the lesser of the then Borrowing Base and the then current aggregate Revolving Commitments of the Lenders, or (ii) $35,000, the Company will not permit the Consolidated Fixed Charge Coverage Ratio, determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0.

At December 31, 2011, the Company had outstanding loans of $270,000 and $39,832 of standby letters of credit issued under the Revolving Loan. There were no Alternate Base Rate Loans or Adjusted LIBOR Rate Loans outstanding under the Revolving Loan at December 31, 2010.

Delaware City Construction Financing

In October 2010, the Company entered into a project management and financing agreement for a capital project at the Delaware City refinery. On August 5, 2011 the Delaware City construction advances in the amount of $20,000 were converted to a term financing payable in equal monthly installments of $530 over a period of sixty months beginning September 1, 2011 (“Construction Financing”). The amortization schedule is structured to provide the lender with a 12% per annum after-tax internal rate of return. As of December 31, 2011, the estimated fair value of the Construction Financing was $24,424. The estimated fair value, categorized as a Level 2 measurement, was calculated based on the present value of future expected payments utilizing market interest rates for similar classes of debt.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

9—CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Toledo Promissory Note

In March 2011, the Company entered into a $200,000 promissory note, which is secured by certain refinery assets, with the seller of the Toledo refinery (“Toledo Promissory Note”) to finance the acquisition of the Toledo refinery. The Toledo Promissory Note bears interest at the lower of LIBOR plus 8%, or 10% (8.5% at December 31, 2011) and matures in full in March 2013. The Toledo Promissory Note can be prepaid without penalty at any time.

Catalyst Leases

In October 2010, a subsidiary of the Company entered into an agreement pursuant to which the precious metals catalyst located at the Company’s Delaware City refinery with a book value of $16,100 was sold for $17,474, net of $266 in facility fees. The catalyst will be leased back for three one-year periods. The lease fee for the first one year period was $1,076, payable quarterly. The lease fee is reset annually based on current market conditions. The Company is required to repurchase the catalyst at its market value at lease termination. The Company treated the transaction as a financing arrangement, and the lease fees are recorded as interest expense over the lease term. The lease fee for the second one year period beginning in October 2011 is $946, payable quarterly.

Effective July 1, 2011, a subsidiary of the Company entered into an agreement pursuant to which the precious metals catalyst located at the Company’s Toledo refinery was sold for $18,345, net of a facility fee of $279. The catalyst will be leased back for three one-year periods. The lease fee for the first one year period is $997, payable quarterly. The lease fee is reset annually based on current market conditions. The Company is required to repurchase the catalyst at its market value at lease termination. The Company treated the transaction as a financing arrangement, and the lease fees are recorded as interest expense over the lease term. On July 1, 2011, the Company used $18,345 in net proceeds from the Toledo catalyst lease to repay a portion of the Toledo Promissory Note.

The Company has elected the fair value option for accounting for its catalyst repurchase obligations as the Company’s liability is directly impacted by the change in value of the underlying catalyst. The fair value of these repurchase obligations as reflected in the table below is measured using Level 2 inputs.

Long-term debt outstanding consisted of the following:

	December 31, 2011	December 31, 2010
Paulsboro Promissory Note	$160,000	$160,000
Revolving Loan	270,000	—
Term Loan	123,750	125,000
Toledo Promissory Note	181,655	—
Catalyst leases	30,266	18,958
Construction Financing	19,194	1,106

	784,865	305,064
Less—Current maturities	(4,014)	(1,250)

Long-term debt	$780,851	$303,814

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

9—CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Debt maturing in the next five years and thereafter is as follows:

Year Ending December 31,
2012	$164,014
2013	201,340
2014	140,560
2015	5,012
2016	273,939
Thereafter	—

$784,865

10—OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	December 31,
	2011	2010
Noncurrent portion of fair value of contingent consideration for refinery acquisition	$21,852	$—
Environmental liabilities	10,398	12,122
Post retiree medical plan	8,912	7,253
Defined benefit pension plan liabilities	6,651	1,611
Asset retirement obligation	400	526
Other	1,000	—

	$49,213	$21,512

11—MEMBER’S EQUITY

At December 31, 2011 and 2010, PBF was the sole member of the Company. Prior to the reorganization described in Note 1—Organization and Description of Business, the members’ equity presented is that of PBFI.

12—STOCK-BASED COMPENSATION

Stock-based compensation expense included in general and administrative expenses consisted of the following:

	Years Ended December 31,
	2011	2010	2009
PBF Series A compensatory warrants and options	$1,135	$378	$—
PBF Series B units	1,381	1,922	—

	$2,516	$2,300	$—

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

12—STOCK-BASED COMPENSATION (Continued)

PBF granted compensatory warrants to employees of the Company in connection with their purchase of Series A units in PBF. The warrants grant the holder the right to purchase Series A units in PBF or member interest in a PBF subsidiary whose shares, units or membership interests are contemplated to be subject to an initial public offering. One-quarter of the PBF Series A compensatory warrants were exercisable at the date of grant and the remaining three-quarters become exercisable over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. They are exercisable for ten years from the date of grant.

A total of 620,000 options to purchase Series A units in PBF were granted to certain employees, management and directors in 2011. Options granted to a director in the amount of 25,000 vested immediately and the remainder vest over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. The options are exercisable for ten years from the date of grant.

The estimated fair value of compensatory warrants and options granted during the year ended December 31, 2011 and 2010 was determined using the Black-Scholes pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2011	2010
Expected life (in years)	5.75	5.75
Expected volatility	40.00%	42.30%
Dividend yield	1.06%	1.84%
Risk-free rate of return	2.43%	2.25%
Exercise price	$10.00	$10.00

The total estimated fair value of PBF Series A compensatory warrants and options granted in 2011 and 2010 was $2,116 and $1,179, respectively, and the weighted average per unit value was $1.81 and $1.71, respectively. Unrecognized compensation expense related to PBF Series A compensatory warrants and options at December 31, 2011 was $1,824, which will be recognized ratably over the next three years.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

12—STOCK-BASED COMPENSATION (Continued)

The following table summarizes activity for PBF Series A compensatory warrants and options for the year ended December 31, 2011 and 2010. There were no stock-based awards granted in 2009.

	Number of PBF Series A Compensatory Warrants and Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock-based awards, outstanding January 1, 2010	—	$—	—

Granted	691,320	10.00	10.00
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2010	691,320	$10.00	9.74

Granted	1,171,759	10.00	10.00
Exercised	(25,000)	10.00	—
Forfeited	(2,500)	10.00	—

Outstanding at December 31, 2011	1,835,579	$10.00	8.99

Exercisable and vested at December 31, 2011	508,600	$10.00	8.85
Exercisable and vested at December 31, 2010	172,830	$10.00	9.74
Expected to vest at December 31, 2011	1,835,579	$10.00	8.99

At December 31, 2011 and 2010, members of management of the Company had also purchased an aggregate of 2,740,718 and 1,613,080 non-compensatory Series A warrants in PBF, respectively, with an exercise price of $10.00 per unit, all of which were exercisable.

PBF Series B units are issuable by the Board of Directors to persons who are employed by or providing services to the Company or its subsidiaries. The maximum number of PBF Series B units authorized to be issued is 1,000,000. PBF Series B units are intended to be “profit interests” within the meaning of Revenue Procedures 93-27 and 2001-43 of the Internal Revenue Service and have a stated value of zero at the time of issuance. Series B unit holders are not entitled to vote and are only entitled to distributions after the Series A unit holders receive back all of their amounts invested in accordance with the Limited Liability Company Agreement of PBF Energy Company, LLC, as amended.

One-quarter of the PBF Series B Units vested at the time of grant and the remaining three-quarters vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon certain events. Unrecognized compensation expense related to PBF Series B units at December 31, 2011 was $1,807, which will be recognized ratably over the next three years.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

12—STOCK-BASED COMPENSATION (Continued)

The following table summarizes activity for PBF Series B units for the year ended December 31, 2011 and 2010:

	Number of PBF Series B units	Weighted Average Grant Date Fair Value
Non-vested units at January 1, 2010	—	$—

Allocated	950,000	5.11
Vested	(237,500)	5.11
Forfeited	—	—

Non-vested units at December 31, 2010	712,500	$5.11

Allocated	50,000	5.11
Vested	(262,500)	5.11
Forfeited	—	—

Non-vested units at December 31, 2011	500,000	$5.11

13—RELATED PARTY TRANSACTIONS

The Company engaged Fuel Strategies International, Inc, the principal of which is the brother of the Executive Chairman of the Board of Directors of the Company, to provide consulting services relating to petroleum coke and commercial operations. For the years ended December 31, 2011, 2010 and 2009, the Company incurred charges of $462, $303, and $0 respectively, under this agreement.

The Company has an agreement with a company, which is owned by the Executive Chairman of the Board of Directors, for the use of an airplane. The Company pays a charter rate that is the lowest rate this aircraft is chartered to third-parties. For the years ended December 31, 2011, 2010 and 2009, the Company incurred charges of $821, $393, and $0, respectively, related to use of this plane.

14—COMMITMENTS AND CONTINGENCIES

Lease and Other Commitments

The Company leases office space, office equipment, refinery facilities and equipment, and tank cars under non-cancelable operating leases. Total rent expense was $29,233, $1,078, and $225 for the years ended December 31, 2011, 2010, and 2009, respectively. The Company is party to agreements which provide for the treatment of wastewater and the supply of hydrogen and steam for the Paulsboro and Toledo refineries. The Company made purchases of $30,773, $0 and $0 under these supply agreements for the years ended December 31, 2011, 2010 and 2009, respectively.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

14—COMMITMENTS AND CONTINGENCIES (Continued)

Lease and Other Commitments (Continued)

The fixed and determinable amounts of the obligations under these agreements and total minimum future annual rentals, exclusive of related costs, are approximately:

Year Ending December 31,
2012	$39,395
2013	33,436
2014	29,683
2015	28,967
2016	27,582
Thereafter	70,629

$229,692

Employment Agreements

During 2010, PBFI entered into one-year employment agreements with members of executive management and certain other key personnel that include automatic annual renewals, unless canceled. Under some of the agreements, certain of the executives would receive a lump sum payment of between one and a half to 2.99 times of their base salary and continuation of certain employee benefits for the same period upon termination by the Company Without Cause, or by the employee For Good Reason, or upon a Change in Control, as defined in the agreements. Upon death or disability, certain of the Company’s executives, or their estates, would receive a lump sum payment of one half of their base salary.

Remediation Liabilities

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $12,086 recorded as of December 31, 2011 ($12,122 as of December 31, 2010) represents the present value of expected future costs discounted at a rate of 8%. At December 31, 2011, the undiscounted liability is $18,202 and the Company expects to make aggregate payments for this liability of $7,914 over the next five years. A trust fund for this liability in the amount of $12,104, acquired in the Paulsboro acquisition, is recorded as restricted cash in deferred charges and other assets, net as of December 31, 2011 and 2010.

In connection with the acquisition of the Delaware City assets, Valero remains responsible for certain pre-acquisition environmental obligations up to $20,000 and the predecessor to Valero in ownership of the refinery retains other historical obligations.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

14—COMMITMENTS AND CONTINGENCIES (Continued)

Remediation Liabilities (Continued)

In connection with the Delaware City assets and Paulsboro refinery acquisitions, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011.

15—EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company’s defined contribution plan covers all employees. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. The Company matches participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. The Company’s contribution to the qualified defined contribution plans was $7,204, $196 and $119 for the years ended December 31, 2011, 2010 and 2009, respectively.

Defined Benefit and Post Retiree Medical Plans

The Company sponsors a noncontributory defined benefit pension plan (the “Qualified Plan”) with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Federal income tax laws. In addition, the Company sponsors a supplemental pension plan covering certain employees, which provides incremental payments that would have been payable from the Company’s principal pension plan, were it not for limitations imposed by income tax regulations. The funded status is measured as the difference between plan assets at fair value and the projected benefit obligation which is to be recognized in the balance sheet. The plan assets and benefit obligations are measured as of the balance sheet date.

The non-union Delaware City employees and all Paulsboro employees became eligible to participate in the Company’s defined benefit plans as of the respective acquisition dates. The union Delaware City employees became eligible to participate in the Company’s defined benefit plans upon commencement of normal operations. The Company did not assume any of the employees’ pension liability accrued prior to the respective acquisitions.

The Company formed the Post Retirement Medical Plan on December 31, 2010 to provide health care coverage continuation from date of retirement to age 65 for qualifying employees associated with the Paulsboro acquisition. The Company credited the qualifying employees with their prior service under Valero which resulted in the recognition of a liability for the projected benefit obligation.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

15—EMPLOYEE BENEFIT PLANS (Continued)

Defined Benefit and Post Retiree Medical Plans (Continued)

The changes in the benefit obligation, the changes in fair value of plan assets, and the funded status of the Company’s Pension and Post Retirement Medical Plans as of and for the years ended December 31, 2011 and 2010 were as follows:

	Pension Plans		Post Retirement Medical Plan
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$2,052	$703	$7,273	$—
Service cost	8,678	347	540	—
Interest cost	140	40	381	—
Plan amendments	—	125	—	—
Direct benefit payments	—	(71)	—	—
Actuarial loss (gain)	539	908	718	—
Acquisition	—	—	—	7,273

Projected benefit obligation at end of year	$11,409	$2,052	$8,912	$7,273

Change in plan assets:
Fair value of plan assets at beginning of year	$441	$324	$—	$—
Actual return on plan assets	(83)	13	—	—
Benefits paid	—	(71)	—	—
Employer contributions	4,400	175	—	—

Fair value of plan assets at end of year	$4,758	$441	$—	$—

Reconciliation of funded status:
Fair value of plan assets at end of year	$4,758	$441	$—	$—
Less benefit obligations at end of year	11,409	2,052	8,912	7,723

Funded status at end of year	$(6,651)	$(1,611)	$(8,912)	$(7,273)

The accumulated benefit obligations for the Company’s Pension Plans exceed the fair value of the assets of those plans at December 31, 2011 and 2010. The accumulated benefit obligation for the defined benefit plans approximated $8,979 and $1,551 at December 31, 2011 and 2010, respectively.

Benefit payments, which reflect expected future services, that the Company expects to pay are as follows for the years ended December 31:

	Pension Benefits	Post Retirement Medical Plan
2012	$277	$61
2013	2,195	140
2014	1,578	241
2015	2,853	389
2016	3,582	496
Years 2017-2021	35,786	5,422

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

15—EMPLOYEE BENEFIT PLANS (Continued)

Defined Benefit and Post Retiree Medical Plans (Continued)

The Company’s funding policy for its defined benefit plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that may be appropriate considering the funded status of the plans, tax consequences, the cash flow generated by the Company and other factors. The Company plans to contribute approximately $5,200 to the Company’s Pension Plans during 2012.

The components of net periodic benefit cost were as follows for the years ended December 31, 2011, 2010 and 2009:

	Pension Benefits			Post Retirement Medical Plan
	2011	2010	2009	2011	2010	2009
Components of net period benefit cost:
Service cost	$8,678	$347	$369	$540	$—	$—
Interest cost	140	40	14	381	—	—
Expected return on plan assets	(38)	(15)	(8)	—	—	—
Amortization of prior service cost	11	—	1	—	—	—
Amortization of actuarial loss	56	—	—	—	—	—

Net periodic benefit cost	$8,847	$372	$376	$921	$—	$—

The pre-tax amounts recognized in other comprehensive income (loss) for the years ended December 31, 2011 and 2010 were as follows:

	Pension Benefits		Post Retirement Medical Plan
	2011	2010	2011	2010
Prior service costs	$—	$(125)	$—	$—
Net actuarial loss (gain)	(661)	(909)	(738)	—
Amortization of losses	67	—	—	—

Total changes in other comprehensive loss	$(594)	$(1,034)	$(738)	$—

The pre-tax amounts in accumulated other comprehensive loss as of December 31, 2011 and 2010 that have not yet been recognized as components of net periodic costs were as follows:

	Pension Benefits		Post Retirement Medical Plan
	2011	2010	2011	2010
Prior service costs	$(114)	$(125)	$—	$—
Net actuarial loss	(1,519)	(914)	(738)	—

Total	$(1,633)	$(1,039)	$(738)	$—

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

15—EMPLOYEE BENEFIT PLANS (Continued)

Defined Benefit and Post Retiree Medical Plans (Continued)

The following pre-tax amounts included in accumulated other comprehensive loss as of December 31, 2011 are expected to be recognized as components of net period benefit cost during the year ended December 31, 2012:

	Pension Benefits	Post Retirement Medical Plan
Amortization of prior service costs	$11	$—
Amortization of net actuarial loss	30	—

Total	$41	$—

The weighted average assumptions used to determine the benefit obligations as of December 31, 2011 and 2010 were as follows:

	Pension Benefits		Post Retirement Medical Plan
	2011	2010	2011	2010
Discount rate	4.45%	5.25%	4.45%	5.25%
Rate of compensation increase	4%	4%	—	—

The discount rate assumptions used to determine the defined benefit and Post Retirement Medical plans obligations as of December 31, 2011 and 2010 were based on the Mercer Yield Curve. The Mercer Yield Curve is developed from a portfolio of high-quality investment grade bonds. To determine the discount rate, each year’s projected cash flow for the defined benefit and Post Retirement Medical plans is discounted at a spot (zero-coupon) rate appropriate for that maturity; the discount rate is the single equivalent rate that produces the same discounted present value.

The weighted average assumptions used to determine the net periodic benefit costs for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Pension Benefits			Post Retirement Medical Plan
	2011	2010	2009	2011	2010	2009
Discount rate	5.25%	6%	6%	5.25%	—	—
Expected long-term rate of return on plan assets	4.25%	4%	4%	—	—	—
Rate of compensation increase	4%	4%	4%	—	—	—

The assumed health care cost trend rates as of December 31, 2011 and 2010 were as follows:

	Post Retirement Medical Plan
	2011	2010
Health care cost trend rate assumed for next year	7%	7%
Rate to which the cost trend rate was assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reached the ultimate trend rate	2024	2024

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

15—EMPLOYEE BENEFIT PLANS (Continued)

Defined Benefit and Post Retiree Medical Plans (Continued)

Assumed health care costs trend rates have a significant effect on the amounts reported for retiree health care plans. A one percentage-point change in assumed health care costs trend rates would have the following effects on the medical postretirement benefits:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$172	$(146)
Effect on accumulated postretirement benefit obligation	978	(865)

The tables below present the fair values of the assets of the Company’s Qualified Plan as of December 31, 2011 and 2010 by level of fair value hierarchy. Assets categorized in Level 1 of the hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds. As noted above, the Company’s post retirement medical plan is funded on a pay-as-you-go basis and has no assets.

	Fair Value Measurements Using Quoted Prices in Active Markets (Level 1)
	December 31,
	2011	2010
Government securities:
Vanguard Intermediate-Term Treasury Fund	$4,758	$440
Cash and cash equivalents	—	1

Total	$4,758	$441

The Company’s investment strategy for its Qualified Plan is to achieve a reasonable return on assets that supports the plan’s interest credit rating, subject to a moderate level of portfolio risk that provides liquidity. Consistent with these financial objectives as of December 31, 2011, the plan assets were 100% intermediate fixed income investments. The overall expected long-term rate of return on plan assets for the Qualified Plan is based on the Company’s view of long-term expectations and asset mix.

16—FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of December 31, 2011 and 2010.

	As of December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$666	$—	$—	$666
Commodity contracts	72	—	—	72
Liabilities:
Catalyst lease obligations	—	30,266	—	30,266
Derivatives included with inventory supply arrangement obligations	—	3,070	—	3,070
Contingent consideration for refinery acquisition	—	—	122,232	122,232

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

16—FAIR VALUE MEASUREMENTS (Continued)

	As of December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$140,007	$—	$—	$140,007
Liabilities:
Derivatives included with inventory supply arrangement obligations	—	2,043	—	2,043
Catalyst lease obligation	—	18,958	—	18,958

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within cash and cash equivalents.

•	The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market.

•

The derivatives included with inventory supply arrangement obligations and the catalyst lease liabilities are categorized in Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•

The contingent consideration for refinery acquisition incurred at December 31, 2011, is categorized in Level 3 of the fair value hierarchy and is estimated using a discounted cash flow model based on management’s estimate of the future cash flows of the Toledo refinery; a risk free rate of return of 0.16%; credit rate spread of 4.38%; and a discount rate of 4.54%.

The table below summarizes the changes in fair value measurements categorized in Level 3 of the fair value hierarchy:

Year ended December 31, 2011
Balance at beginning of period	$—
Purchases	(117,017)
Unrealized loss included in earnings	(5,215)
Transfers into Level 3	—
Transfers out of Level 3	—

Balance at end of period	$(122,232)

There were no transfers between levels during the year ended December 31, 2011.

17—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. The Company’s Agreements contain purchase obligations for certain volumes of crude oil and other feedstocks. The Company is also party to an agreement that contains purchase obligations for certain volumes of stored intermediates inventory. The purchase obligations related to crude oil and feedstocks are derivative instruments

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

17—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory beginning July 1, 2011. The purchase obligations related to stored intermediates inventory are derivative instruments that have not been designated as hedges. The fair value of these purchase obligation derivatives is based on market prices of crude oil and intermediates in the future. The level of activity for these derivatives is based on the level of operating inventories. As of December 31, 2011, there were approximately 3,101 barrels of crude oil and feedstocks (approximately 1,845 barrels at December 31, 2010) outstanding under these derivative instruments designated as fair value hedges and approximately 118 barrels of intermediates inventory (0 barrels at December 31, 2010) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative instruments that are not designated as fair value hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of December 31, 2011, there were approximately 7 and 349 barrels of crude oil and refined products, respectively, outstanding under short and long term future commodity derivative instruments not designated as fair value hedges, representing the notional value of the contracts.

The following tables provide information about the fair values of these derivative instruments as of December 31, 2011 and 2010 and the line items in the consolidated balance sheet in which the fair values are reflected. See Note 16 for additional information related to the fair values of derivative instruments.

Description	Balance Sheet Location	Fair Value Asset/(Liability)
Derivatives designated as hedging instruments:
December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(1,465)
December 31, 2010:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$—

Derivatives not designated as hedging instruments:
December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(1,605)
Commodity contracts	Accounts receivable	$72
December 31, 2010:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(2,043)
Commodity contracts	Accounts receivable	$—

The Company’s policy is to net the fair value of the derivatives included with inventory supply arrangement obligations against the liability related to inventory supply arrangements with the same counterparty as the legal right of offset exists.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

17—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

The following tables provide information about the gain or loss recognized in income on these derivative instruments and the line items in the consolidated financial statements in which such gains and losses are reflected. There was no gain or loss recognized on derivative instruments in 2009.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the year ended December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(6,076)
For the year ended December 31, 2010:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$—

Derivatives not designated as hedging instruments:
For the year ended December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$2,829
Commodity contracts	Cost of sales	$5,604
For the year ended December 31, 2010:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(2,043)
Commodity contracts	Cost of sales	$—

Hedged items designated in fair value hedges:
For the year ended December 31, 2011:
Crude oil and feedstock inventory	Cost of sales	$6,558
For the year ended December 31, 2010:
Crude oil and feedstock inventory	Cost of sales	$—

Ineffectiveness related to the Company’s fair value hedges for the year ended December 31, 2011 resulted in a gain of $482, which was excluded from the assessment of hedge effectiveness. The Company did not apply hedge accounting to any of its derivative instruments prior to July 1, 2011.

18—REVENUES

The following table provides information relating to the Company’s revenues from external customers for each product or group of similar products for the years ended:

	December 31, 2011	December 31, 2010
Gasoline and distillates	$13,182,234	$175,083
Lubricants	525,095	13,718
Asphalt and residual oils	441,638	8,739
Liquefied petroleum gases	430,435	5,739
Chemicals	344,311	—
Other	36,625	7,392

	$14,960,338	$210,671

Total revenues for the year ended December 31, 2009 were not material as the Company was a development stage company.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

19—SUBSEQUENT EVENTS

These financial statements were approved by management and available for issuance on April 20, 2012. Management has evaluated subsequent events through this date and through the reissuance on January 14, 2013 (as to Note 20).

Paulsboro Catalyst Lease

Effective January 6, 2012, a subsidiary of the Company entered into a one year agreement under which the catalyst precious metals located at the Company’s Paulsboro refinery was sold for $9,453. The catalyst will be consigned back to the Company through December 2012 for an aggregate fee of $267, payable upon termination of the agreement. The Company is required to repurchase the catalyst at market value at lease termination or physically deliver the consigned volume of catalyst to the counterparty. The Company treated the transaction as a financing arrangement, and the fees are recorded as interest expense over the consignment term. The Company used $9,453 in proceeds from the Paulsboro Catalyst lease to repay a portion of the Paulsboro Promissory Note.

Notes Offering

On February 9, 2012, the Company completed the offering of $675,500 aggregate principal amount of new 8.25% Senior Secured Notes due 2020. The net proceeds, after deducting original issue discount, the initial purchasers’ discounts and commissions and the fees and expenses of the offering, were used to repay all of the outstanding indebtedness plus accrued interest owed under the Toledo Promissory Note, the Paulsboro Promissory Note, and the Term Loan, as well as to reduce the outstanding balance of our Revolving Loan. The Senior Secured Notes are secured on a first-priority basis by substantially all of the present and future assets of Holdings and its subsidiaries (other than assets securing the Revolving Loan). The Company’s Executive Chairman of the Board of Directors, and certain of his affiliates and family members, and certain of our other executives, purchased $25,500 aggregate principal amount of these Senior Secured Notes.

Revolving Loan Amendment

On March 13, 2012, the Revolving Loan was amended to increase the maximum availability to $750,000 and the swingline sub-limit to $75,000.

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION

All of the 100% owned subsidiaries of the Company serve as guarantors of the obligations under Senior Secured Notes. These guarantees are full and unconditional and joint and several. For purposes of the following footnote, Holdings is referred to as “Issuer.” The indenture dated February 9, 2012 among the Company, the guarantors party thereto and Wilmington Trust, National Association, governs subsidiaries designated as “Guarantor Subsidiaries.” There are no consolidated subsidiaries of the Company that are not guarantors of the Senior Secured Notes.

The Senior Secured Notes were co-issued by PBF Finance Corporation. For purposes of the following footnote, PBF Finance Corporation is referred to as “Co-Issuer”. The notes are fully and unconditionally guaranteed jointly and severally by the Co-Issuer. The Co-Issuer has no independent assets or operations.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT UNIT AND WARRANT AND OPTION DATA)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

The following supplemental combining and consolidating financial information reflects the Issuer’s separate accounts, the combined accounts of the Guarantor Subsidiaries, the combining and consolidating adjustments and eliminations and the Issuer’s consolidated accounts for the dates and periods indicated. For purposes of the following combining and consolidated information, the Issuer’s investments in its subsidiaries and the Guarantor Subsidiaries’ investments in its subsidiaries are accounted for under the equity method of accounting.

Prior to the reorganization described in Note 1, PBFI was the parent company of the PBF group of companies. Effective on the date of the reorganization, Holdings was formed and became the parent company. The financial information which follows is presented as though Holdings were the parent of the PBF group of companies for all periods presented.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING BALANCE SHEET

	December 31, 2011
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
ASSETS
Current assets
Cash and cash equivalents	$3,124	$47,042	$—	$50,166
Accounts receivable, net	—	316,252	—	316,252
Inventories	—	1,516,727	—	1,516,727
Other current assets	8,913	54,446	—	63,359
Due from related parties	3,886,044	4,039,680	(7,925,724)	—

Total current assets	3,898,081	5,974,147	(7,925,724)	1,946,504
Property, plant and equipment, net	19,705	1,494,242	—	1,513,947
Investment in subsidiaries	932,218	—	(932,218)	—
Deferred charges and other assets, net	13,727	146,931	—	160,658

Total assets	$4,863,731	$7,615,320	(8,857,942)	$3,621,109

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,473	$281,594	—	$286,067
Accrued expenses	47,443	1,133,369	—	1,180,812
Current portion of long-term debt	1,250	2,764	—	4,014
Deferred revenue	—	189,234	—	189,234
Due to related parties	3,304,278	4,620,236	(7,925,514)	—

Total current liabilities	3,357,444	6,227,197	(7,924,514)	1,660,127

Economic Development Authority loan	—	20,000	—	20,000
Long-term debt	392,500	388,351	—	780,851
Other long-term liabilities	1,659	47,554	—	49,213

Total liabilities	3,751,603	6,683,102	(7,924,514)	2,510,191

Commitments and contingencies

EQUITY
Member’s equity	927,310	661,076	(661,242)	927,144
Retained earnings (accumulated deficit)	186,150	272,186	(272,186)	186,150
Accumulated other comprehensive loss	(1,332)	(1,044)	—	(2,376)

Total equity	1,112,128	932,218	(933,428)	1,110,918

Total liabilities and equity	$4,863,731	$7,615,320	$(8,857,942)	$3,621,109

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING BALANCE SHEET

	December 31, 2010
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
ASSETS
Current assets
Cash and cash equivalents	$140,672	$14,785	$—	$155,457
Accounts receivable, net	—	36,937	—	36,937
Inventories	—	376,629	—	376,629
Other current assets	17	11,089	—	11,106
Due from related parties	10,689	178,551	(189,240)	—

Total current assets	151,378	617,991	(189,240)	580,129

Property, plant and equipment, net	—	639,565	—	639,565
Investments in subsidiaries	603,527	—	(603,527)	—
Deferred charges and other assets, net	5,706	48,993	—	54,699

Total assets	$760,611	$1,306,549	$(792,767)	$1,274,393

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$17	$36,285	$—	$36,302
Accrued expenses	719	365,796	—	366,515
Current portion of long-term debt	1,250	—	—	1,250
Deferred revenue	—	66,339	—	66,339
Due to related parties	175,000	13,026	(188,026)	—

Total current liabilities	176,986	481,446	(188,026)	470,406

Economic Development Authority loan	—	20,000	—	20,000
Long-term debt	123,750	180,064	—	303,814
Other long-term liabilities	—	21,512	—	21,512

Total liabilities	300,736	703,022	(188,026)	815,732

Commitments and contingencies

EQUITY
Member’s equity	516,396	658,561	(658,726)	516,231
Retained earnings (accumulated deficit)	(56,521)	(53,985)	53,985	(56,521)
Accumulated other comprehensive loss	—	(1,049)	—	(1,049)

Total equity	459,875	603,527	(604,741)	458,661

Total liabilities and equity	$760,611	$1,306,549	$(792,767)	$1,274,393

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2011
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Revenues	$—	$14,960,338	$—	$14,960,338
Costs and expenses
Cost of sales, excluding depreciation	—	13,855,163	—	13,855,163
Operating expenses, excluding depreciation	—	658,831	—	658,831
General and administrative expenses	72,667	13,516	—	86,183
Acquisition related expenses	517	211	—	728
Depreciation and amortization expense	2,047	51,696	—	53,743

	75,231	14,579,417	—	14,654,648

Income (loss) from operations	(75,231)	380,921	—	305,690
Other income (expenses)
Equity in earnings (loss) of subsidiaries	326,175	—	(326,175)	—
Change in fair value of catalyst lease	—	7,316	—	7,316
Change in fair value of contingent consideration	—	(5,215)	—	(5,215)
Interest (expense) income, net	(8,268)	(56,852)	—	(65,120)

Net income (loss)	$242,676	$326,170	$(326,175)	$242,671

Consolidated statements of comprehensive income (loss)
Net income (loss)	$242,676	$326,170	$(326,175)	$242,671
Other comprehensive income:
Unrealized gain on available for sale securities	—	5	—	5
Defined benefit plans unrecognized net gain (loss)	(1,332)	—	—	(1,332)

Total other comprehensive income:	(1,332)	5	—	(1,327)

Comprehensive income (loss)	$241,344	$326,175	$(326,175)	$241,344

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2010
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Revenues	$—	$210,671	$—	$210,671
Costs and expenses
Cost of sales, excluding depreciation	—	203,971	—	203,971
Operating expenses, excluding depreciation	—	25,140	—	25,140
General and administrative expenses	661	15,198	—	15,859
Acquisition related expenses	1,354	4,697	—	6,051
Depreciation and amortization expense	—	1,402	—	1,402

	2,015	250,408	—	252,423

Income (loss) from operations	(2,015)	(39,737)	—	(41,752)
Other income (expenses)
Equity in earnings (loss) of subsidiaries	(42,852)	—	42,852	—
Change in fair value of catalyst lease	—	(1,217)	—	(1,217)
Interest (expense) income, net	(521)	(867)	—	(1,388)

Net income (loss)	$(45,388)	$(41,821)	$42,852	$(44,357)

Consolidated statements of comprehensive income (loss)
Net income (loss)	$(45,388)	$(41,821)	$42,852	$(44,357)
Other comprehensive income:
Unrealized gain on available for sale securities	—	3	—	3
Defined benefit plans unrecognized net gain (loss)	—	(1,034)	—	(1,034)

Total other comprehensive income	—	(1,031)	—	(1,031)

Comprehensive income (loss)	$(45,388)	$(42,852)	$42,852	$(45,388)

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2009
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Revenues	$—	$228	$—	$228
Equity in earnings (loss) of subsidiaries
Costs and expenses
Cost of sales, excluding depreciation	—	—	—	—
Operating expenses, excluding depreciation	—	—	—	—
General and administrative expenses	—	6,294	—	6,294
Acquisition related expenses	—	—	—	—
Depreciation and amortization expense	—	44	—	44

	—	6,338	—	6,338

Income (loss) from operations	—	(6,110)	—	(6,110)
Other income (expenses)
Equity in earnings (loss) of subsidiaries	—	—	—	—
Change in fair value of catalyst leases	—	—	—	—
Interest (expense) income, net	—	10	—	10

Net income (loss)	$—	$(6,100)	$—	$(6,100)

Consolidated statements of comprehensive income (loss)
Net income (loss)	$—	$(6,100)	$—	$(6,100)
Other comprehensive income:
Unrealized gain on available for sale securities	—	(13)	—	(13)
Defined benefit plans unrecognized net gain (loss)	—	5	—	5

Total other comprehensive income	—	(8)	—	(8)

Comprehensive income (loss)	$—	$(6,108)	$—	$(6,108)

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2011
	Issuer	Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total

Cash flows from operating activities
Net income (loss)	$242,676	$326,170	$(326,175)	$242,671
Adjustments to reconcile net income to net cash from operating activities:			—	—
Depreciation and amortization	4,877	52,042	—	56,919
Stock-based compensation	—	2,516	—	2,516
Change in fair value of catalyst lease obligations	—	(7,316)	—	(7,316)
Change in fair value of contingent consideration	—	5,215	—	5,215
Non-cash change in inventory repurchase obligations	—	25,329	—	25,329
Pension and other post retirement benefit costs	1,241	8,527	—	9,768
Equity in earnings of subsidiaries	(326,175)	—	326,175	—
Changes in operating assets and liabilities, net of effects of acquisitions			—	—
Accounts receivable	—	(279,315)	—	(279,315)
Inventories	—	(512,054)	—	(512,054)
Other current assets	(8,896)	(48,057)	—	(56,953)
Accounts payable	4,456	245,309	—	249,765
Accrued expenses	46,724	348,369	—	395,093
Deferred revenue	—	122,895	—	122,895
Other assets and liabilities	(1,029)	(4,222)	—	(5,251)

Net cash provided from operations	(36,126)	285,408	—	249,282

Cash flows from investing activities:
Acquisition of the Toledo Refinery, net of cash received for sale of assets	—	(168,156)	—	(168,156)
Expenditures for property, plant and equipment	(17,202)	(471,519)	—	(488,721)
Expenditures for deferred turnarounds costs	—	(62,823)	—	(62,823)
Expenditures for other assets	—	(23,339)	—	(23,339)
Proceeds from sale of assets	—	4,700	—	4,700
Amounts due to/from related parties	(750,630)	—	750,630	—
Other	—	(854)	—	(854)

Net cash used in investing activities	(767,832)	(721,991)	750,630	(739,193)

Cash flows from financing activities:
Proceeds from member contributions	408,397	—	—	408,397
Proceeds from long-term debt	470,000	18,894	—	488,894
Proceeds from catalyst lease	—	18,624	—	18,624
Repayment of long-term debt	(201,250)	(19,151)	—	(220,401)
Repayment of seller note for inventory	—	(299,645)	—	(299,645)
Amounts due to/from related parties	—	750,630	(750,630)	—
Deferred financing costs and other	(10,737)	(512)	—	(11,249)

Net cash provided by (used in) financing activities	666,410	468,840	(750,630)	384,620

Net increase (decrease) in cash and cash equivalents	(137,548)	32,257	—	(105,291)
Cash and equivalents, beginning of period	140,672	14,785	—	155,457

Cash and equivalents, end of period	$3,124	$47,042	$—	$50,166

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2010
	Issuer	Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$(45,338)	$(41,821)	$42,852	$(44,357)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	127	1,403	—	1,530
Stock-based compensation	—	2,300	—	2,300
Change in fair value of catalyst lease obligation	—	1,217	—	1,217
Loss on sale of assets	—	56	—	56
Pension and other post retirement benefit costs	—	196	—	196
Non-cash change in inventory repurchase obligations	—	2,043	—	2,043
Equity in earnings of subsidiaries	42,852	—	(42,852)	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	—	(36,438)	—	(36,438)
Inventories	—	14,126	—	14,126
Other current assets	(17)	(8,632)	—	(8,649)
Accounts payable	17	23,277	—	23,294
Accrued expenses	719	39,755	—	40,474
Deferred revenue	—	3,000	—	3,000
Other assets and liabilities	—	—	—	—

Net cash provided by (used in) operations	(1,690)	482	—	(1,208)

Cash flows from investing activities:
Acquisition of Paulsboro refinery and pipeline	—	(204,911)	—	(204,911)
Acquisition of Delaware City refinery	—	(224,275)	—	(224,275)
Expenditures for property, plant and equipment	—	(72,118)	—	(72,118)
Amounts due to/from related parties	—	(170,562)	170,562	—
Other	—	(8)	—	(8)

Net cash (used in) provided by investing activities	—	(671,874)	170,562	(501,312)

Cash flows from financing activities:
Proceeds from members contributions	483,055	—	—	483,055
Proceeds from long-term debt	125,000	—	—	125,000
Proceeds from Economic Development Authority Loan	—	20,000	—	20,000
Proceeds from catalyst lease	—	17,740	—	17,740
Investment in Subsidiary	(630,485)			(630,485)
Contributions from Parent		630,485	—	630,485
Amounts due to/from related parties	170,562	—	(170,562)	—
Deferred financing costs	(5,770)	(819)	—	(6,589)

Net cash (used in) provided by financing activities	142,362	667,406	(170,562)	639,206

Net (decrease) increase in cash and cash equivalents	140,672	(3,986)	—	136,686
Cash and equivalents, beginning of period	—	18,771	—	18,771

Cash and equivalents, end of period	$140,672	$14,785	$—	$155,457

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

(COMBINED AND CONSOLIDATED WITH PBF INVESTMENTS LLC AND AFFILIATES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

20—SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2009
	Issuer	Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities
Net income (loss)	$—	$(6,100)	$—	$(6,100)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	—	43	—	43
Stock based compensation	—	—	—	—
Change in fair value of catalyst lease obligation	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—
Non-cash change in inventory repurchase obligations	—	—	—	—
Write off of unamortized deferred financing fees	—		—	—
Gain on sale of assets	—	—	—	—
Pension and other post retirement benefit costs	—	209	—	209
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	—	67	—	67
Inventories	—	—	—	—
Other current assets	—	(74)	—	(74)
Accounts payable	—	22	—	22
Accrued expenses	—	—	—	—
Deferred revenue	—	—	—	—
Amounts due to/from related parties	—	—	—	—
Other assets and liabilities	—	—	—	—

Net cash used in operating activities	—	(5,833)	—	(5,833)

Cash flows from investing activities
Expenditures for property, plant and equipment	—	(70)	—	(70)
Expenditures for refinery turnarounds costs	—	—	—	—
Expenditures for other assets	—	(8)	—	(8)
Proceeds from sale of assets	—	—	—	—

Net cash used in investing activities	—	(78)	—	(78)

Cash flows from financing activities
Proceeds from member contributions	—	—	—	—
Proceeds from senior secured notes	—	—	—	—
Proceeds from long-term debt	—	—	—	—
Proceeds from catalyst lease		—	—	—
Distribution to members	—	(8)	—	(8)
Repayments of long-term debt	—	—	—	—
Payment of contingent consideration related to acquisition of Toledo refinery	—	—	—	—
Deferred financing costs and other	—	—	—	—

Net cash (used in) provided by financing activities	—	(8)	—	(8)

Net (decrease) increase in cash and cash equivalents	—	(5,919)	—	(5,919)
Cash and equivalents, beginning of period	—	24,690	—	24,690

Cash and equivalents, end of period	$—	$18,771	$—	$18,771

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of PBF Holding Company LLC:

We have audited the accompanying balance sheet of the Paulsboro Refining Business as of December 16, 2010, and the related statements of income, changes in net parent investment, and cash flows for the period from January 1 through December 16, 2010 and for the year ended December 31, 2009. These financial statements are the responsibility of the management of the Paulsboro Refining Business. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Paulsboro Refining Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Paulsboro Refining Business as of December 16, 2010, and the results of its operations and its cash flows for the period from January 1 through December 16, 2010 and for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

San Antonio, Texas

June 23, 2011

PAULSBORO REFINING BUSINESS

BALANCE SHEET

(In thousands)

December 16, 2010
ASSETS
Current assets:
Restricted cash	12,122
Accounts receivable, net	686
Inventories	155,332
Prepaid expenses	829

Total current assets	168,969

Property, plant and equipment, at cost	341,236
Accumulated depreciation	—

Property, plant and equipment, net	341,236

Total assets	$510,205

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Current portion of capital lease obligation	$27
Accounts payable	12,950
Accrued expenses	6,046
Taxes other than income taxes	162

Total current liabilities	19,185

Capital lease obligation, less current portion	107

Other long-term liabilities	23,290

Commitments and contingencies

Net parent investment	467,623

Total liabilities and net parent investment	$510,205

See accompanying notes to the financial statements.

PAULSBORO REFINING BUSINESS

STATEMENTS OF INCOME

(In thousands)

	Period from January 1, 2010 through December 16, 2010	Year Ended December 31,
		2009
Operating revenues	$4,708,989	$3,549,517

Costs and expenses:
Cost of sales	4,487,825	3,419,460
Operating expenses	259,768	266,319
General and administrative expenses	14,606	15,594
Asset impairment loss	895,642	8,478
Depreciation and amortization expense	66,361	65,103

Total costs and expenses	5,724,202	3,774,954

Operating income (loss)	(1,015,213)	(225,437)
Interest and other income and expense, net	500	1,249

Income (loss) before income tax expense (benefit)	(1,014,713)	(224,188)
Income tax expense (benefit)	(322,962)	(86,586)

Net income (loss)	$(691,751)	$(137,602)

See accompanying notes to the financial statements.

PAULSBORO REFINING BUSINESS

STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(In thousands)

Balance as of December 31, 2008	1,042,881
Net loss	(137,602)
Net cash advances from parent	177,989

Balance as of December 31, 2009	1,083,268
Net loss	(691,751)
Net cash advances from parent	76,106

Balance as of December 16, 2010	$467,623

See accompanying notes to the financial statements.

PAULSBORO REFINING BUSINESS

STATEMENTS OF CASH FLOWS

(In thousands)

	Period from January 1, 2010 Through December 16, 2010	Year Ended December 31, 2009

Cash flows from operating activities:
Net income (loss)	$(691,751)	$(137,602)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	66,361	65,103
Asset impairment loss	895,642	8,478
Deferred income tax expense (benefit)	(283,470)	13,808
Changes in current assets and current liabilities	(8,663)	(4,906)
Other, net	(11,840)	(6,814)

Net cash provided by (used in) operating activities	(33,721)	(61,933)

Cash flows from investing activities:
Capital expenditures	(20,122)	(96,754)
Deferred turnaround and catalyst costs	(17,011)	(19,260)
Other investing activities, net	(5,229)	(19)

Net cash used in investing activities	(42,362)	(116,033)

Cash flows from financing activities:
Capital lease payments	(25)	(25)
Net cash advances from (repayments to) parent	76,106	177,989

Net cash provided by (used in) financing activities	76,081	177,964

Net decrease in cash	(2)	(2)
Cash at beginning of period	2	4

Cash at end of period	$—	$2

See accompanying notes to the financial statements.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

The Paulsboro Refining Business (the Business) includes the operations of the Paulsboro Refinery and related assets. The Paulsboro Refinery is located on 950 acres in Paulsboro, New Jersey, approximately 15 miles south of Philadelphia on the Delaware River. The refinery has a total throughput capacity, including crude oil and other feedstocks, of approximately 185,000 barrels per day. The refinery’s main processing facilities include a crude unit, a coker, a propane deasphalting unit, a fluid catalytic cracking unit, a continuous catalytic desulfurization unit, and a sulfur recovery unit. The refinery processed primarily sour crude oils into a wide slate of products including gasolines, distillates, lube oil basestocks and lube extracts, asphalt, fuel oil, petroleum coke, propane and sulfur. Feedstocks and refined products were typically transported by tanker and barge via refinery-owned dock facilities along the Delaware River, Buckeye Pipeline Company’s product distribution system into western Pennsylvania and Ohio, a local truck rack owned by NuStar Energy L.P., railcars, and the Colonial pipeline, which allowed products to be sold into the New York Harbor market.

The Paulsboro Refinery was acquired by a subsidiary of Valero Energy Corporation (Valero) from Mobil Oil Corporation (Mobil) on September 16, 1998. References to Valero or Parent herein may refer to Valero Energy Corporation or one or more of its direct or indirect subsidiaries that were not included in the financial statements of the Business, as the context requires.

As described in Note 3, the Business was sold to PBF Holding Company LLC (PBF Holding) on December 17, 2010. These financial statements include the operations of the Business through December 16, 2010.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with applicable United States generally accepted accounting principles (GAAP). The financial statements reflect Valero’s historical cost basis in the Business.

The financial statements include allocations and estimates of general and administrative costs of Valero that were attributable to the operations of the Business. The Business purchased its crude oil and other feedstocks from and sold its refined products to Valero. Purchases of feedstock by the Business from Valero were recorded at the cost paid to third parties by Valero, and sales of refined products from the Business to Valero were recorded at intercompany transfer prices, which were market prices adjusted by quality, location, and other differentials on the date of the sale. Management believes that the assumptions, estimates, and allocations used to prepare these financial statements are reasonable. However, the amounts reflected in these financial statements may not necessarily be indicative of the revenues, costs, and expenses that would have resulted if the Business had been operated as a separate entity.

The Business’ results of operations may have been affected by seasonal factors, such as the demand for petroleum products, which vary during the year, or industry factors that may be specific to a particular period, such as industry supply capacity and refinery turnarounds. In addition, the Business’ results of operations were dependent on Valero’s feedstock acquisition and refined product marketing activities.

Management has evaluated subsequent events that occurred after December 16, 2010 through June 23, 2011, the date these financial statements were issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviewed its estimates based on currently available information. Changes in facts and circumstances could result in revised estimates.

Inventories

Inventories represent inventories located at the refinery and consisted of refinery feedstocks purchased for processing, refined products, and materials and supplies. Inventories were carried at the lower of cost or market. The cost of refinery feedstocks purchased for processing and refined products were determined under the last-in, first-out (LIFO) method using the dollar-value LIFO method, with any increments valued based on purchase prices at the end of the year. The cost of materials and supplies was determined under the weighted-average cost method.

Property, Plant and Equipment

Property, plant and equipment were stated at cost. Additions to property, plant and equipment, including capitalized interest and certain costs allocable to construction and property purchases, were recorded at cost.

The costs of minor property units (or components of property units), net of salvage value, retired or abandoned were charged or credited to accumulated depreciation under the composite method of depreciation. Gains or losses on sales or other dispositions of major units of property were recorded in income and were reported in depreciation and amortization expense.

Depreciation of property, plant and equipment was recorded on a straight-line basis over the estimated useful lives of the related facilities primarily using the composite method of depreciation. Leasehold improvements and assets acquired under capital leases were amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset. The Business recorded additional accumulated depreciation of $354,829 in recognition of the asset impairment discussed below and in Note 3.

Deferred Charges and Other Assets

Deferred charges and other assets included the following:

•

refinery turnaround costs, which were incurred in connection with planned major maintenance activities at the Paulsboro Refinery and which were deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs;

•

fixed-bed catalyst costs, representing the cost of catalyst that was changed out at periodic intervals when the quality of the catalyst has deteriorated beyond its prescribed function, which were deferred when incurred and amortized on a straight-line basis over the estimated useful life of the specific catalyst; and

•	process royalty costs, which were deferred when incurred and amortized over the life of the specific royalty.

Impairment and Disposal of Long-Lived Assets

Long-lived assets were tested for recoverability whenever events or changes in circumstances indicated that the carrying amount might not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

long-lived asset is not recoverable, an impairment loss is recognized in an amount by which its carrying amount exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods. On December 16, 2010, the Business recorded an asset impairment charge of $896 million as a result of Valero’s sale of the Business to PBF Holding on December 17, 2010.

Environmental Matters

Liabilities for future remediation costs were recorded when environmental assessments and/or remedial efforts were probable and the costs could be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally were based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities were based on best estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as the Business’ own internal environmental policies. Amounts recorded for environmental liabilities were not reduced by possible recoveries from third parties.

Asset Retirement Obligations

The Business had asset retirement obligations with respect to certain of its refinery assets due to various legal obligations to clean and/or dispose of various component parts at the time they were retired. As of December 31, 2010, the Business had recorded asset retirement obligations related to certain pond closures and a landfill closure.

In addition to these recorded asset retirement obligations, the Business had asset retirement obligations with respect to certain other component parts of its refinery assets. However, those component parts could be used for extended and indeterminate periods of time as long as they were properly maintained and/or upgraded. It was management’s practice and current intent to maintain those refinery assets and continue making improvements to those assets based on technological advances. As a result, management believed that those refinery assets had an indeterminate life for purposes of estimating asset retirement obligations because dates or ranges of dates upon which such refinery assets would be retired cannot be reasonably estimated at this time. When a date or range of dates can be reasonably estimated for the retirement of any component part of those refinery assets, an estimate of the cost of performing the retirement activities will be determined and a liability will be recorded for the fair value of that cost using established present value techniques.

Net Parent Investment

The net parent investment represents a net amount consisting of the Parent’s initial investment in the Business and subsequent adjustments resulting from the operations of the Business and various transactions between the Business and Valero. The Business participated in the Parent’s centralized cash management program under which all of the Business’ cash receipts were remitted to and all cash disbursements were funded by the Parent. Other transactions affecting the net parent investment include general and administrative expenses incurred by Valero and allocated to the Business. There were no terms of settlement or interest charges associated with the net parent investment.

Revenue Recognition

Revenues were recorded by the Business upon delivery of the refined products to the Parent, which was the point at which title to the products was transferred.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cost of Sales

Cost of sales included the cost of feedstock acquired for processing by the Business, including transportation costs to deliver the feedstock to the refinery.

Operating Expenses

Operating expenses consisted primarily of labor costs of refinery personnel, maintenance, fuel and power costs, chemical and catalyst costs, and third-party services. Such expenses were recognized as incurred.

Stock-Based Compensation

Employees of the Business participate in various employee benefit plans of the Parent, including certain stock-based compensation plans as discussed in Note 9. Compensation expense for awards under the stock-based compensation plans was based on the fair value of the awards granted and was recognized in the statements of income on a straight-line basis over the requisite service period of each award. For new grants that had retirement-eligibility provisions, the Business used the substantive vesting period approach, under which compensation cost was recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility was achieved if that date was expected to occur before the nominal vesting periods of the awards was fulfilled.

Income Taxes

Income taxes were accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts were measured using enacted tax rates expected to apply to taxable income in the year those temporary differences were expected to be recovered or settled.

The Business paid the Parent the amount of its current federal income tax liability as determined under a tax-sharing arrangement with the Parent; the accrual and payment of the current federal income tax liability was recorded in net parent investment in the financial statements in the year incurred. The current state income tax liability of the Business was reflected in income taxes payable.

Historically, the Business’ results of operations were included in the consolidated federal income tax return filed by Valero and were included in state income tax returns of subsidiaries of Valero. The income tax provision represented the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of the current and deferred income tax provision necessarily require certain assumptions, allocations, and estimates that management believed were reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

The Business elected to classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.

Segment Disclosures

The Business operated in only one segment, the refining segment of the oil and gas industry.

Financial Instruments

The Business’ financial instruments included cash, receivables, and payables. The estimated fair values of these financial instruments approximated their carrying amounts.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

3. SALE OF BUSINESS

On December 17, 2010, the Business was sold to PBF Holding for $661 million of proceeds, of which $160 million consisted of a short-term note. Working capital, consisting primarily of inventory, was included as part of this transaction. On December 16, 2010, the Business recorded an impairment charge of $896 million to reflect the reduction in the carrying value of its assets.

4. INVENTORIES

Inventories consisted of the following (in thousands):

December 16, 2010
Refinery feedstocks	$50,604
Refined products and blendstocks	92,664
Materials and supplies	12,064

Inventories	$155,332

A reduction in inventory volumes during the period from January 1, 2010 through December 16, 2010 and for the year ended December 31, 2009 resulted in a liquidation of LIFO inventory layers that were established in prior years. The effect of these liquidations was to decrease cost of sales by $20.8 million and $33.6 million for the period from January 1, 2010 through December 16, 2010 and for the year ended December 31, 2009, respectively.

As of December 16, 2010, the replacement cost (market value) of LIFO inventories exceeded their LIFO carrying amounts by approximately $171.3 million.

5. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment consisted of the following (in thousands):

	Estimated Useful Lives	December 16, 2010
Land		$7,564
Crude oil processing facilities	25 years	1,410,361
Buildings	40 – 42 years	3,005
Precious metals		5,231
Other	5 – 20 years	51,518
Construction in progress		63,664
Asset impairment		(1,200,107)

Property, plant and equipment, at cost		341,236
Accumulated depreciation		—

Property, plant and equipment, net		$341,236

The Business leased an oxygen facility under a capital lease that is discussed further in Note 8. The capital lease, which is included above in “other,” had a net book value of $0.2 million, net of accumulated amortization of $0.1 million, as of December 16, 2010.

Depreciation expense for the period from January 1, 2010 through December 16, 2010 and for the year ended December 31, 2009 was $52.1 million and $52.1 million, respectively.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Management continually evaluated all of the refinery’s capital projects in progress during their construction, which at times resulted in the cancellation of certain of such projects. The cancellation of various capital projects became more significant in 2009, as the economic slowdown that began in 2008 continued throughout 2009, thereby impacting demand for refined products and putting significant pressure on refined product margins. For the year ended December 31, 2009, project costs totaling $8.5 million were written off.

In addition to capital projects that were written off, construction activity on various other projects were suspended until market conditions and cash flows improved. As of December 16, 2010, various projects with a total cost of approximately $56 million had been temporarily suspended. These costs were written off and included in the asset impairment charge discussed in Note 3.

6. ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities as of December 16, 2010 consisted of the following (in thousands):

	Accrued Expenses	Other Long-Term Liabilities
	2010	2010
Asset retirement obligations	$3,500	$7,867
Environmental liabilities	1,405	11,459
Legal and regulatory liabilities	625	1,983
Uncertain income tax position liabilities	—	1,981
Employee wage and benefit costs	501	—
Other	15	—

Total	$6,046	$23,290

Environmental Liabilities

In connection with the acquisition of the Paulsboro Refinery in 1998, Valero assumed certain environmental liabilities including, but not limited to, certain remediation obligations related primarily to clean-up costs associated with groundwater contamination, landfill closure and post-closure monitoring costs, and tank farm spill prevention costs.

The table below reflects the changes in the environmental liabilities of the Business (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Balance as of beginning of period	$15,008	$16,516
Additions to liability	700	—
Payments, net of third-party recoveries	(2,844)	(1,508)

Balance as of end of period	$12,864	$15,008

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Asset Retirement Obligations

The table below reflects the changes in asset retirement obligations of the Business (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Balance as of beginning of period	$11,807	$12,361
Settlements	(440)	(554)

Balance as of end of period	$11,367	$11,807

7. COMMITMENTS AND CONTINGENCIES

Leases

The Business had long-term operating lease commitments for office facilities and office equipment. In most cases, the Business expects that in the normal course of business, its leases will be renewed or replaced by other leases.

The Business leased an oxygen facility under an agreement accounted for as a capital lease. The lease expires in May 2015.

As of December 16, 2010, future minimum rentals for leases having initial or remaining noncancelable lease terms in excess of one year were as follows (in thousands):

	Operating Leases	Capital Lease
2011	$1,574	$34
2012	1,587	34
2013	1,610	34
2014	1,634	34
2015	1,657	14
Remainder	1,965	—

Total minimum rental payments	$10,027	150

Less interest expense		(16)

Capital lease obligation		$134

Rental expense for all operating leases was $12.0 million and $14.5 million for the period ended December 16, 2010 and for the year ended December 31, 2009, respectively.

Litigation Matters

MTBE Litigation

As of June 23, 2011, Valero and several of its subsidiaries are named in numerous cases involving claims related to MTBE contamination in groundwater based on the manufacture, marketing and supply of gasoline containing MTBE. With respect to the historic operations at the Paulsboro Refinery, ten of these cases may

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

involve allegations of liability for gasoline containing MTBE manufactured at the Paulsboro Refinery. The Valero subsidiary that previously owned the Paulsboro Refinery has been named in four of the cases along with Valero and other Valero subsidiaries and has potential liability in the other six cases. In connection with the sale of the Business, Valero retained the liability for these matters. The plaintiffs are generally water providers, governmental authorities, and private water companies alleging that refiners and marketers of MTBE and gasoline containing MTBE are liable for manufacturing or distributing a defective product. Valero has been named in these lawsuits together with many other refining industry companies. Valero is being sued primarily as a refiner and distributor of MTBE and gasoline containing MTBE. Valero does not own or operate gasoline station facilities in most of the geographic locations in which damage is alleged to have occurred. The lawsuits generally seek individual, unquantified compensatory and punitive damages, injunctive relief, and attorneys’ fees. All but one of the cases are pending in federal court and most are consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York (Multi-District Litigation Docket No. 1358, In re: Methyl-Tertiary Butyl Ether Products Liability Litigation). Discovery is open in all cases. Valero believes that it has strong defenses to all claims and is vigorously defending the lawsuits. Although Valero has recorded a loss contingency liability with respect to the MTBE litigation portfolio, the Business had not recorded a liability for this litigation.

Other Litigation

The Business was also a party to other claims and legal proceedings arising in the ordinary course of business. Management believed that there was only a remote likelihood that future costs related to known contingent liabilities related to these legal proceedings would have a material adverse impact on the results of operations or financial position of the Business.

8. EMPLOYEE BENEFIT PLANS

Employees who work for the Business were included in the various employee benefit plans of the Parent. These plans included qualified, non-contributory defined benefit retirement plans, defined contribution plans, employee and retiree medical, dental, and life insurance plans, incentive plans (i.e., stock options, restricted stock, and bonuses), and other such benefits. For the incentive plans, the Business was charged with the bonus, stock option, and restricted stock expense directly attributable to its employees. For the purposes of these financial statements, the Business was considered to be participating in multi-employer benefit plans of the Parent.

The Business’ allocated share of the Parent’s employee benefit plan expenses were as follows (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Defined benefit plans excluding incentive plans	$13,361	$21,529
Incentive plans	6,305	4,298

Employee benefit plan expenses incurred by the Business were included in operating expenses with the related payroll costs.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

9. INCOME TAXES

The amounts presented below relate only to the Business and were calculated as if the Business filed separate federal and state income tax returns.

Components of income tax expense (benefit) were as follows (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Current:
Federal	$(39,492)	$(100,394)
State	—	—

Total current	(39,492)	(100,394)

Deferred:
Federal	(247,514)	33,353
State	(35,955)	(19,545)

Total deferred	(283,470)	13,808

Income tax expense (benefit)	$(322,962)	$(86,586)

The following is a reconciliation of total income tax expense (benefit) to income taxes computed by applying the U.S. statutory federal income tax rate (35% for all periods presented) to income (loss) before income tax expense (benefit) (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Federal income tax expense (benefit) at the U.S. statutory rate	$(355,150)	$(78,466)
U.S. state income tax expense (benefit), net of U.S. federal income tax effect	(23,371)	(12,704)
U.S. manufacturing deduction	2,540	4,200
Change in valuation allowance	52,644	—
Other, net	375	384

Income tax expense (benefit)	$(322,962)	$(86,586)

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows (in thousands):

December 16, 2010
Deferred income tax assets:
Tax credit carryforwards	$1,300
Net operating losses (NOL)	22,795
Environmental liabilities	5,255
Compensation and employee benefit liabilities	4,481
Property, plant and equipment	70,007
Other assets	3,664

Total deferred income tax assets	107,502
Less: Valuation allowance	(88,444)

Net deferred tax asset	19,058

Deferred income tax liabilities:
Inventories	(19,016)
Other	(42)

Total deferred income tax liabilities	(19,058)

Net deferred income tax liabilities	$—

The Business had the following income tax credit and loss carryforwards as of December 16, 2010 (in thousands):

	Amount	Expiration
U.S. state NOL (gross amount)	$389,651	2029 through 2030
U.S. state credits	2,000	2016 through 2017

The Business recorded a valuation allowance as of December 16, 2010 due to uncertainties related to its ability to utilize some of its deferred income taxes, primarily consisting of certain state NOLs, state credits, and federal deferred tax assets. The valuation allowance was based on estimates of taxable income in the various jurisdictions in which the Business operated and the period over which deferred income taxes would be recoverable. The realization of net deferred income tax assets recorded as of December 16, 2010 was primarily dependent upon the ability of the Business to generate future taxable income in certain states. Because the Business was sold on December 17, 2010 and no gain was recognized from the sale, no future taxable income will be generated, and therefore the Business recorded a valuation allowance.

The following is a reconciliation of the change in unrecognized tax benefits, excluding the effect of related penalties and interest and the federal tax effect of state unrecognized tax benefits (in millions):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Balance as of beginning of period	$1,668	$2,234
Reductions for tax positions related to prior years	(510)	(566)

Balance as of end of period	$1,158	$1,668

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

10. SUPPLEMENTAL CASH FLOW INFORMATION

In order to determine net cash provided by (used in) operating activities, net income (loss) was adjusted by, among other things, changes in current assets and current liabilities as follows (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Decrease (increase) in current assets:
Restricted cash	$(12,122)	$—
Accounts receivable	(110)	(218)
Inventories	21,230	32,933
Prepaid expenses	412	(214)
Increase (decrease) in current liabilities:
Accounts payable	(11,885)	(30,982)
Accrued expenses	(6,140)	8,026
Taxes other than income taxes	(48)	(123)
Income taxes payable	—	(14,328)

Changes in current assets and current liabilities	$(8,663)	$(4,906)

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	the amounts shown above exclude changes in cash, deferred income taxes, and current portion of capital lease obligation, and

•	amounts accrued for capital expenditures and deferred turnaround and catalyst costs were reflected in investing activities when such amounts were paid.

Cash flows related to income taxes and interest were as follows (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Income taxes paid, net of tax refunds received	$(39,492)	$(86,066)
Interest paid (net of amount capitalized)	7	9

11. RELATED-PARTY TRANSACTIONS

Related-party transactions of the Business included the purchase of feedstocks by the Business from Valero, operating revenues received by the Business from its sales of refined products to Valero, and the allocation of insurance and security costs and certain general and administrative costs from Valero to the Business. Purchases of feedstock by the Business from Valero were recorded at the cost paid to third parties by Valero. Sales of refined products from the Business to Valero were recorded at intercompany transfer prices, which were market prices adjusted by quality, location, and other differentials on the date of the sale. General and administrative costs were charged by Valero to the Business based on management’s determination of such costs attributable to the operations of the Business. However, such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between the Business and Valero were included as a component of the net parent investment.

PAULSBORO REFINING BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Business participated in the Parent’s centralized cash management program under which cash receipts and cash disbursements were processed through the Parent’s cash accounts with a corresponding credit or charge to an intercompany account. This intercompany account was included in the net parent investment.

As discussed above, Valero provided the Business with certain general and administrative services, including the centralized corporate functions of legal, accounting, treasury, environmental, engineering, information technology, and human resources. For these services, Valero charged the Business a portion of its total general and administrative expenses incurred in the U.S. The general and administrative expenses represented the amount of such costs allocated to the Business for the periods presented, with this allocation based on investments in property, operating revenues, and payroll expenses. Management believed that the amount of general and administrative expenses allocated to the Business was a reasonable approximation of the costs related to the Business.

The following table summarizes the related-party transactions of the Business (in thousands):

	Period from January 1 through December 16, 2010	Year Ended December 31, 2009

Revenues.	$4,708,989	$3,549,517
Cost of sales	4,485,451	3,412,896
Operating expenses	3,071	3,542
General and administrative expenses	14,606	15,594

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

Sunoco, Inc.

We have audited the accompanying statement of assets acquired and liabilities assumed of the Toledo Refinery (the Toledo, Ohio manufacturing complex of Sunoco, Inc. (R&M) as described in Note 1) as of December 31, 2010 and the related statements of revenues and direct expenses for each of the two years in the period ended December 31, 2010. These statements are the responsibility of Sunoco, Inc. (R&M)’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. We were not engaged to perform an audit of the Toledo Refinery’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Toledo Refinery’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompanying statements reflect the assets acquired and liabilities assumed pursuant to the sales agreement between Sunoco, Inc. (R&M) and Toledo Refining Company LLC dated December 1, 2010 and the revenues and direct expenses of the Toledo Refinery, and are not intended to be a complete presentation of the Toledo Refinery’s financial position or results of operations.

In our opinion, the statements referred to above present fairly, in all material respects, the statement of assets acquired and liabilities assumed of the Toledo Refinery at December 31, 2010 and the statements of revenues and direct expenses for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

September 12, 2011

Toledo Refinery

Statements of Revenues and Direct Expenses

(Thousands of Dollars)

	For the Years Ended December 31,
	2010	2009
Revenues
Sales and other operating revenue
(including consumer excise taxes):
Unaffiliated customers	$3,594,463	$2,784,251
Affiliated customers	2,067,599	1,560,220
Other losses, net	(690)	(3,980)

	5,661,372	4,340,491
Direct Expenses
Cost of products sold	4,992,219	3,759,672
Operating expenses	198,963	217,687
Consumer excise taxes	330,328	342,422
Selling, general and administrative expenses	29,836	28,204
Depreciation and amortization	60,446	45,364
Provision for asset write-downs and other matters	3,578	17,864

	5,615,370	4,411,213

Revenues in excess of (less than) direct expenses	$46,002	$(70,722)

(See Accompanying Notes)

Toledo Refinery

Statement of Assets Acquired and Liabilities Assumed

(Thousands of Dollars)

At December 31,
2010
Assets Acquired:
Inventories	$60,890
Property, plant, and equipment, net	866,628
Deferred charges and other assets	4,091

Total Assets Acquired	$931,609

Liabilities Assumed:
Liabilities associated with vacation accrual	$3,013
Asset retirement obligations	4,374

Total Liabilities Assumed	$7,387

(See Accompanying Notes)

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES

1. Summary of Significant Accounting Policies

Description of Business

The accompanying statement of assets acquired and liabilities assumed and the related statements of revenues and direct expenses consist of the accounts of and related-party allocations to the Toledo Refinery (the “Refinery”), a 170 thousand barrel per day refining and manufacturing complex located in Toledo, Ohio. On March 1, 2011, Sunoco, Inc. (R&M), a wholly owned subsidiary of Sunoco, Inc. (collectively, “Sunoco”) completed the sale of the Refinery to Toledo Refining Company LLC (“TRC”) a wholly owned subsidiary of PBF Holding Company LLC. Sunoco received net proceeds of $1,037,224 thousand consisting of $545,766 thousand in cash at closing, a $200,000 thousand two-year note receivable, and a $285,199 thousand note receivable and $6,259 thousand in cash related to working capital adjustments subsequent to closing which were both paid in May 2011. In addition, the sale also includes a participation payment of up to $125,000 thousand based on the future profitability of the Refinery. Sunoco has not recorded any amount related to the contingent consideration in accordance with its accounting policy election on such amounts. The sale consisted primarily of property, plant, and equipment and related crude and refined product inventories. The $200,000 thousand two-year note receivable is secured by the long-lived Refinery assets included in the sale.

In its current configuration, the Refinery processes sweet crude oils to manufacture petroleum and chemical products which are generally sold to wholesale and industrial customers.

Basis of Presentation

The accompanying statement of assets acquired and liabilities assumed and the related statements of revenues and direct expenses reflect historical cost-basis amounts of the Refinery and include charges from Sunoco for direct costs and allocations of corporate overhead. The Refinery utilized certain shared resources of Sunoco prior to the sale to TRC. As such, for the purposes of preparing these statements, Sunoco made certain allocations to the Refinery. While the basis of these allocations was considered reasonable by Sunoco, actual amounts incurred by the Refinery could differ significantly if the Refinery were operated on a stand-alone basis and/or by another party. The financial information included herein may not necessarily reflect what the assets acquired and liabilities assumed of the Refinery would have been if the Refinery had been a separate stand-alone entity during the periods presented.

The statements of revenues and direct expenses reflect revenue and related direct expenses specifically identified to the Refinery and therefore exclude certain other items such as interest income, interest expense and income taxes which are not directly related to the Refinery. The statement of assets acquired and liabilities assumed includes only items which are being acquired or assumed by TRC pursuant to the sales agreement between Sunoco, Inc. (R&M) and TRC dated December 1, 2010. As such, it excludes certain assets and liabilities associated with the Refinery such as accounts receivable, accounts payable, accrued liabilities, retirement liabilities and deferred taxes. In addition, as this financial information is not intended to represent the Refinery’s complete financial position and results of operations for the periods presented, it does not include statements of cash flows or changes in equity or all disclosures required by generally accepted accounting principles.

Use of Estimates

The statement of assets acquired and liabilities assumed and the related statements of revenues and direct expenses were derived from the accounts of Sunoco. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these statements. Actual amounts and results could differ from these estimates.

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

Revenue Recognition

The Refinery sells various refined products (including gasoline, middle distillates and petrochemicals) and unfinished product streams.

Revenues related to the sale of these items are recognized when title passes. Title passage generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. In addition, revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured.

Consumer excise taxes on sales of refined products are included in both revenues and direct expenses, with no effect on revenues in excess of (less than) direct expenses.

Shipping and Handling Costs

Shipping and handling costs charged to customers are included in sales and other operating revenue in the statements of revenues and direct expenses. Shipping and handling costs incurred by the Refinery are included in cost of products sold in the statements of revenues and direct expenses.

Inventories

Inventories are valued at the lower of cost or market. Crude oil and refined product inventories reflect an allocation to the Refinery of the Refinery’s share of Sunoco’s crude oil and refined product inventories, the cost of which has been determined using the last-in, first-out method (“LIFO”). Under this allocation methodology, cost of products sold includes the actual crude oil and refined product acquisition costs of the Refinery. Such costs are adjusted to reflect actual increases or decreases in crude oil and refined product inventory quantities of the Refinery, which are valued based on the changes in Sunoco’s LIFO inventory layers during the respective year. The cost of materials, supplies and other inventories is determined using principally the average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. These amounts exclude interest costs that were capitalized by Sunoco as all such financing was carried out on a Sunoco consolidated basis. Additions to property, plant and equipment, including replacements and improvements, are recorded at cost. Normal repair and maintenance expenditures are charged to expense as incurred. Refinery assets are generally depreciated using the straight-line method based on the estimated useful lives of the related assets. While the useful lives of all depreciable assets range from 3 to 25 years, the useful lives of production assets are principally 25 years. The Refinery, including all assets acquired and liabilities assumed by TRC with the sale, was classified as an asset held for sale in Sunoco’s consolidated financial statements as of December 1, 2010. In connection therewith, depreciation and amortization expense of $5,641 thousand was not recognized in December 2010 in accordance with accounting guidance related to assets held for sale.

Impairment of Long-Lived Assets

Long-lived assets, other than those held for sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair value of the impaired asset.

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

A decision to dispose of an asset may necessitate an impairment review. If the criteria of assets held for sale are met, an impairment would be recognized for any excess of the aggregate carrying amount of assets and liabilities included in the disposal group over their fair value less cost to sell. The Refinery, including long-lived assets, crude oil, refined product and materials and supplies inventories and goodwill, were classified as held for sale in Sunoco’s consolidated financial statements effective December 1, 2010. The aggregate fair value less cost to sell exceeded the related carrying amount of the disposal group and, as a result, no impairment was recognized.

Environmental Remediation

The Refinery accrues environmental remediation costs for work where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists, the minimum of the range is accrued unless some other point in the range is more likely in which case the most likely amount in the range is accrued.

Maintenance Shutdowns

Maintenance and repair costs in excess of $500 thousand incurred in connection with major maintenance shutdowns are capitalized when incurred and amortized over the period benefited by the maintenance activities.

Asset Retirement Obligations

The Refinery establishes accruals for the fair value of conditional asset retirement obligations (i.e., legal obligations to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity) if the fair value can be reasonably estimated. The Refinery has additional legal asset retirement obligations for which it is not possible to estimate when such obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time.

2. Related Party Transactions

Cash Management

The Refinery is part of Sunoco’s centralized cash management system whereby all cash receipts are transferred to, and all cash disbursements are funded by, Sunoco through the net parent investment account. There are no interest charges or other fees attributable to this activity.

Sales to Related Parties

The Refinery sells finished refined products and unfinished product streams to affiliated refineries and the marketing business of Sunoco. The Refinery also sells chemical products to Sun Petrochemicals Company, an unconsolidated marketing joint venture between Sunoco, Inc. (R&M) and Suncor, Inc.

Crude Oil and Refined Product Purchases

The Refinery purchases all of its crude oil and refined products (purchased for sale or use as feedstocks) from Sunoco. Crude oil purchases for the years 2010 and 2009 amounted to $4,220,687 and $2,696,754

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

thousand, respectively. Refined product purchases for the years 2010 and 2009, including purchases of product refined by Sunoco, amounted to $524,322 and $814,552 thousand, respectively. These expenses are included in cost of products sold in the statements of revenues and direct expenses. Crude oil and refined product acquisition costs are adjusted to reflect actual increases or decreases in crude oil and refined product inventory quantities for the Refinery, which are valued based on the changes in Sunoco’s LIFO inventory layers during each respective year.

Transportation and Terminalling Expenses

In 2002, Sunoco entered into a pipelines and terminals storage and throughput agreement and various other agreements with Sunoco Logistics Partners L.P., a master limited partnership (“Sunoco Logistics”). Sunoco had a 31% interest, including a 2% interest as the sole general partner, at December 31, 2010. Under these agreements, Sunoco Logistics charges fees for services provided that, in Sunoco management’s opinion, are comparable to those charged in arm’s-length, third-party transactions.

All crude oil is received into the Refinery via pipelines owned and operated by Sunoco Logistics. Crude oil transportation expenses are included in the total crude oil costs in the amounts paid to Sunoco as described above. Charges to the Refinery for services provided by Sunoco Logistics related to terminalling services for 2010 and 2009 amounted to $5,803 and $6,358 thousand, respectively. These expenses are included in cost of products sold in the statements of revenues and direct expenses.

Employee Costs and Other Allocated Expenses

Employees who either work at the Refinery or work primarily to support the Refinery participate in certain Sunoco incentive compensation and employee benefit plans. These include performance-based compensation plans, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans and other such benefits. The Refinery’s share of allocated Sunoco incentive compensation and employee benefit plan expenses for these employees amounted to $11,644 and $17,119 thousand in 2010 and 2009, respectively. Such expenses are primarily allocated by payroll costs. These expenses are reflected in cost of products sold in the statements of revenues and direct expenses.

Costs and expenses in the statements of revenues and direct expenses include costs allocated by Sunoco to the Refinery for the years 2010 and 2009 totaling $33,734 and $30,880 thousand, respectively. These expenses include costs of centralized refining functions including crude acquisition, product distribution and optimization, as well as corporate functions used to support Sunoco’s refining operations, including legal, accounting, treasury, engineering, information technology, insurance and other corporate services. Such charges by Sunoco, if not separately determinable, are primarily allocated to each of Sunoco’s refineries based on the proportional crude run capacity at each refinery.

3. Provision for Asset Write-Downs and Other Matters

In 2009, Sunoco management implemented a business improvement initiative to reduce costs and improve business processes. In connection therewith, the Refinery recorded a $7,197 thousand provision for pension and postretirement settlement and curtailment losses, employee terminations and other related costs. In 2010, the Refinery recorded an additional $3,578 thousand provision primarily for pension settlement losses.

During 2009, the Refinery also recorded a $10,667 thousand provision in connection with Sunoco’s decision to discontinue certain capital projects.

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

4. Inventories

The components of inventories were as follows (in thousands of dollars):

December 31,
2010
Crude oil	$37,051
Petroleum products	12,061
Materials, supplies and other	11,778

$60,890

The current replacement cost of all inventories valued at LIFO exceeded their carrying value by $650,549 thousand at December 31, 2010. Average crude oil acquisition costs were $81 and $63 per barrel for the years ended December 31, 2010 and 2009, respectively. The increase (decrease) in crude oil inventory quantities were 433 and (811) thousand barrels for the years ended December 31, 2010 and 2009, which were valued at the cost of Sunoco’s consolidated LIFO crude oil inventory change of $34 per barrel for each of 2010 and 2009. If the cost of the crude oil inventory change had been equal to the average crude oil acquisition costs for the years ended December 31, 2010 and 2009, cost of products sold would have increased (decreased) by ($20,351) and $23,519 thousand, respectively. Average third party refined products acquisition costs were $89 and $71 per barrel for the years ended December 31, 2010 and 2009, respectively. The increase (decrease) in refined products inventory quantities were (59) and 66 thousand barrels for the years ended December 31, 2010 and 2009, which were valued at the cost of Sunoco’s consolidated LIFO refined products inventory change of $5 and $39 per barrel for the respective years. If the cost of the refined products inventory change had been equal to the average third party refined products acquisition costs for the years ended December 31, 2010 and 2009, cost of products sold would have increased (decreased) by $4,956 and ($2,112) thousand, respectively.

5. Property, Plant and Equipment

The components of property, plant and equipment were as follows (in thousands of dollars):

	December 31,
	2010
Land and land improvements	$2,268
Plant, equipment and other	1,249,569
Construction-in-progress	12,252

	1,264,089
Less: Accumulated depreciation and amortization	(397,461)

	$866,628	*

*	Includes unamortized capital maintenance shutdown costs of $56,690 thousand at December 31, 2010.

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

6. Commitments and Contingent Liabilities

Leases and Other Commitments

The Refinery, as lessee, has noncancelable operating leases for a variety of machinery and equipment. Total rental expense for 2010 and 2009 amounted to $971 and $1,817 thousand, respectively.

Sunoco is a party under an agreement which provides for future payments to secure wastewater treatment services at the Refinery.

The fixed and determinable amounts of the obligation under this agreement are as follows (in thousands of dollars):

Year ending December 31:
2011	$4,069
2012	4,069
2013	4,069
2014	4,069
2015	4,069
2016 through 2018	10,172

Total	30,517
Less: Amount representing interest	(6,696)

$23,821

Payments under these agreements, including variable components, totaled $11,512 and $11,710 thousand for the years 2010 and 2009, respectively.

Environmental Remediation Activities

The Refinery is subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and compositions of fuels. As with the industry generally, compliance with existing and anticipated laws and regulations increases the overall cost of operating the Refinery, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

Charges for environmental remediation totaled $268 and $404 thousand in 2010 and 2009, respectively and are included in operating expenses in the statements of revenues and direct expenses.

The Refinery’s expenses for environmental remediation activities reflect management’s estimates of the most likely costs that will be incurred over an extended period to remediate identified conditions for which the costs are both probable and reasonably estimable. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated expenses for environmental remediation activities. Losses attributable to unasserted claims are also reflected in the expenses to the extent they are probable of occurrence and reasonably estimable.

Total future costs for environmental remediation activities identified above will depend upon, among other things, the determination of the extent of the contamination at the Refinery, the timing and nature of required

TOLEDO REFINERY

NOTES TO THE STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND

THE RELATED STATEMENTS OF REVENUES AND DIRECT EXPENSES—(Continued)

remedial actions, the technology available and needed to meet the various existing legal requirements, the availability of insurance coverage, the nature and extent of future environmental laws and regulations and inflation rates. Management believes it is reasonably possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2010, the aggregate of the estimated additional reasonably possible losses totaled approximately $3,100 thousand. Furthermore, the recognition of additional losses, if and when they were to occur, would likely extend over many years and, therefore, likely would not have a material impact on the Refinery’s financial position.

Under various environmental laws, including the Resource Conservation and Recovery Act (“RCRA”) (which relates to solid and hazardous waste treatment, storage and disposal), the Refinery has initiated corrective remedial action. The Refinery has consistently assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation expenses reflect that strategy. Expenses include amounts to prevent off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the Refinery. Activities include closure of RCRA solid waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention of off-site migration.

Conclusion

The Refinery is a party to certain pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of them could be resolved unfavorably. Management believes that these matters could have a significant impact on results of operations for any future quarter or year. However, management does not believe that any expenses which may arise pertaining to such matters would be material in relation to the financial position of the Refinery at December 31, 2010.

7. Subsequent Events

Subsequent events have been evaluated through September 12, 2011, the date the statements were available to be issued.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$170,048	$50,166
Accounts receivable, net	496,241	316,252
Inventories	1,479,728	1,516,727
Prepaid expenses and other current assets	26,388	63,359

Total current assets	2,172,405	1,946,504
Property, plant and equipment, net	1,574,712	1,513,947
Deferred charges and other assets, net	185,390	160,658

Total assets	$3,932,507	$3,621,109

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$246,914	$286,067
Accrued expenses	1,082,143	1,180,812
Current portion of long-term debt	—	4,014
Deferred revenue	202,953	189,234

Total current liabilities	1,532,010	1,660,127

Economic Development Authority loan	20,000	20,000
Long-term debt	712,961	780,851
Other long-term liabilities	29,949	49,213

Total liabilities	2,294,920	2,510,191

Commitments and contingencies
EQUITY
Member’s equity	929,101	927,144
Retained earnings	710,843	186,150
Accumulated other comprehensive loss	(2,357)	(2,376)

Total equity	1,637,587	1,110,918

Total liabilities and equity	$3,932,507	$3,621,109

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(UNAUDITED, IN THOUSANDS)

	Nine Months Ended September 30,
	2012	2011
Revenues	$15,188,327	$10,183,897
Costs and expenses
Cost of sales, excluding depreciation	13,871,884	9,147,063
Operating expenses, excluding depreciation	537,880	457,722
General and administrative expenses	78,042	71,533
Loss (gain) on sale of asset	(2,430)	—
Acquisition related expenses	—	684
Depreciation and amortization expense	67,419	35,636

	14,552,795	9,712,638

Income from operations	635,532	471,259
Other income (expense)
Change in fair value of catalyst lease	(6,929)	4,848
Change in fair value of contingent consideration	(2,076)	(4,829)
Interest (expense) income, net	(86,753)	(44,127)

Net income	$539,774	$427,151

Consolidated statements of comprehensive income
Net income	$539,774	$427,151
Other comprehensive income:
Unrealized gain on available for sale securities	2	11
Amortization of defined benefit plans unrecognized net gain	17	—

Total other comprehensive income	19	11

Comprehensive income	$539,793	$427,162

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(UNAUDITED, IN THOUSANDS)

	Member’s Equity	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total
Balance December 31, 2010	$516,231	$(1,049)	$(56,521)	$458,661
Member contributions	408,397	—	—	408,397
Stock based compensation	1,911	—	—	1,911
Net income	—	—	427,151	427,151
Unrealized gain on marketable securities	—	11	—	11

Balance at September 30, 2011	$926,539	$(1,038)	$370,630	$1,296,131

Balance at December 31, 2011	$927,144	$(2,376)	$186,150	$1,110,918
Member contributions	250	—	—	250
Member tax distributions	—	—	(15,081)	(15,081)
Stock based compensation	1,707	—	—	1,707
Net income	—	—	539,774	539,774
Unrealized gain on marketable securities	—	2	—	2
Defined benefit plan unrecognized net gain	—	17	—	17

Balance at September 30, 2012	$929,101	$(2,357)	$710,843	$1,637,587

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, IN THOUSANDS)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$539,774	$427,151
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	71,144	37,822
Stock based compensation	1,707	1,911
Change in fair value of catalyst leases	6,929	(4,848)
Change in fair value of contingent consideration	2,076	4,829
Non-cash change in inventory repurchase obligations	5,126	(4,932)
Write-off of unamortized deferred financing fees	4,391	—
Gain on sale of assets	(2,430)	—
Pension and other post retirement benefit costs	9,513	7,156
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(179,989)	(257,381)
Inventories	85,179	(647,174)
Other current assets	36,971	(14,316)
Accounts payable	(39,153)	410,334
Accrued expenses	(56,404)	397,775
Deferred revenue	13,719	109,307
Other assets and liabilities	(29,731)	—

Net cash from operating activities	468,822	467,634

Cash flows from investing activities
Acquisition of Toledo refinery, net of cash received for sale of assets	—	(168,156)
Expenditures for property, plant, and equipment	(102,004)	(447,063)
Expenditures for refinery turnaround costs	(27,501)	(56,971)
Expenditures for other assets	(7,731)	(23,256)
Proceeds from sale of assets	3,381	4,700

Net cash used in investing activities	(133,855)	(690,746)

Cash flows from financing activities
Proceeds from member contributions	250	408,397
Proceeds from senior secured notes	665,806	—
Proceeds from long-term debt	430,000	343,697
Proceeds from catalyst lease	9,452	18,624
Distribution to members	(15,081)	—
Repayment of seller note for inventory	—	(299,645)
Repayments of long-term debt	(1,184,597)	(169,282)
Payment of contingent consideration related to acquisition of Toledo refinery	(103,642)	—
Deferred financing costs and other	(17,273)	(9,529)

Net cash provided by (used in) financing activities	(215,085)	292,262

Net increase in cash and cash equivalents	119,882	69,150
Cash and cash equivalents, beginning of period	50,166	155,457

Cash and cash equivalents, end of period	$170,048	$224,607

(Continued)

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, IN THOUSANDS)

(Continued)

	Nine Months Ended September 30,
	2012	2011
Supplemental cash flow disclosures
Non-cash activities:
Promissory note issued for Toledo refinery acquisition	$—	$200,000
Seller note issued for acquisition of inventory	—	299,645
Fair value of Toledo refinery contingent consideration	—	117,017
Accrued construction in progress	11,710	6,090
Non-cash impact of inventory supply and offtake agreements on inventory and accrued expenses	48,180	359,746

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

PBF Holding Company LLC, a Delaware limited liability company (the “Company” or “Holdings”), together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. The Company is a wholly-owned subsidiary of PBF Energy Company LLC (PBF), a Delaware limited liability company. Delaware City Refining Company LLC, Delaware Pipeline Company LLC, PBF Power Marketing LLC, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC and Toledo Refining Company LLC are all wholly-owned and principal operating subsidiaries of Holdings.

All of the Company’s operations are in the United States. The Company’s three oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and have been aggregated to form one reportable segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

The accompanying unaudited condensed consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented have been included. These interim condensed consolidated financial statements should be read in conjunction with the audited combined and consolidated financial statements and notes thereto for the year ended December 31, 2011. The results of operations for the nine months ended September 30, 2012 are not indicative of the results to be expected for the full year.

2—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04 to clarify guidance relating to fair value measurements. The amended guidance also expands the disclosure requirements for entities’ fair value measurements, particularly those relating to measurements based upon significant unobservable inputs. The Company adopted the amended fair value measurement guidance on January 1, 2012 resulting in additional disclosures.

In June 2011, the FASB issued ASU No. 2011-05, which changes the required presentation of other comprehensive income. Under the new guidelines, entities are required to present net income and other comprehensive income, along with the components of net income and other comprehensive income, in either one continuous statement of comprehensive income or in two separate but consecutive statements of net income and comprehensive income. The accounting standards update eliminates the option of presenting the components of other comprehensive income within the statement of changes in stockholders’ equity. For the nine month period ended September 30 2012, the Company presented the components of net income and total comprehensive income in its condensed consolidated statements of operations and comprehensive income.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

3—ACQUISITIONS

Toledo Acquisition

On March 1, 2011, a subsidiary of the Company completed the acquisition of the Toledo refinery in Ohio from Sunoco, Inc. (R&M) (“Sunoco”). The Toledo refinery has a crude oil throughput capacity of 170,000 barrels per day. The purchase price for the refinery was $400,000, subject to certain adjustments, and was comprised of $200,000 in cash and a $200,000 promissory note provided by Sunoco. The note was repaid in full in February 2012. The terms of the transaction also include participation payments beginning in the year ending December 31, 2011 through the year ending December 31, 2016 not to exceed $125,000 in the aggregate. Participation payments are based on 25% of the purchased assets’ earnings before interest, taxes, depreciation and amortization, as defined in the agreement (“EBITDA”) in excess of an annual threshold EBITDA of $125,000 (prorated for 2011 and 2016). Each participation payment is due no later than one hundred and twenty days after the close of the respective calendar year end for the years 2011 through 2016. The Company paid $103,643 to Sunoco in April 2012 related to the amount of contingent consideration earned in 2011.

The Company purchased certain finished and intermediate products for approximately $299,645 with the proceeds from a note provided by Sunoco (the “Toledo Inventory Note Payable”). The note had an interest rate at the lower of LIBOR plus 5.5%, or 7.5% and was repaid on May 31, 2011. The Company also purchased crude oil inventory for $338,395, which it concurrently sold to Morgan Stanley Capital Group Inc. (“MSCG”) for its market value of $369,999. The net cash received from this transaction was recorded as a reduction in the total purchase price.

The Toledo acquisition was accounted for as a business combination. The estimated purchase price of $784,818 includes the estimated fair value of future participation payments (contingent consideration). The fair value of the contingent consideration was estimated using a discounted cash flow analysis, a Level 3 measurement, as more fully described at Note 11. The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date.

The total purchase price and the estimated fair values of the assets and liabilities at the acquisition date were as follows:

Purchase Price
Net cash	$168,156
Seller promissory note	200,000
Seller note for inventory	299,645
Estimated fair value of contingent consideration	117,017

$784,818

Fair Value Allocation
Current assets	$305,645
Land	8,065
Property, plant and equipment	452,084
Other assets	24,640
Current liabilities	(5,616)

$784,818

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

3—ACQUISITIONS (Continued)

Toledo Acquisition (Continued)

The Company’s condensed consolidated financial statements for the nine months ended September 30, 2011 include the results of operations of the Toledo refinery since March 1, 2011. The actual results for the Toledo refinery for the period from March 1, 2011 to September 30, 2011, are shown below. The revenues and net income of the Company assuming the acquisition had occurred on January 1, 2011, are shown below on a pro forma basis. The pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2011, nor is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense related to the acquisition and interest expense associated with the Toledo acquisition financing.

	Revenues	Net Income
Actual results for March 1, 2011 to September 30, 2011	$4,402,186	$461,886
Supplemental pro forma for January 1, 2011 to September 30, 2011	$11,185,088	$512,622

4—INVENTORIES

Inventories consisted of the following:

	September 30, 2012
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$288,282	$363,715	$651,997
Refined products and blendstocks	399,411	397,439	796,850
Warehouse stock and other	30,881	—	30,881

	$718,574	$761,154	$1,479,728

	December 31, 2011
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$369,377	$317,652	$687,029
Refined products and blendstocks	384,902	419,613	804,515
Warehouse stock and other	25,183	—	25,183

	$779,462	$737,265	$1,516,727

Inventory under inventory supply and offtake arrangements includes crude oil stored at the Company’s Paulsboro and Delaware City refineries’ storage facilities that the Company will purchase as it is consumed in connection with its crude supply agreements; feedstocks and blendstocks sold to counterparties that the Company will repurchase for further blending into finished products; lube products sold to a counterparty that the Company will repurchase; and light finished products sold to a counterparty in connection with the offtake agreement and

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

4—INVENTORIES (Continued)

stored in the Paulsboro and Delaware City refineries’ storage facilities pending shipment by the counterparty. On September 17, 2012, the Company gave notice to Statoil Marketing and Trading (US) Inc. (“Statoil”), the counterparty to its crude supply agreements for its Paulsboro and Delaware City refineries, that it would terminate the crude supply agreement for its Paulsboro refinery effective March 31, 2013.

At September 30, 2012 and December 31, 2011, the replacement value of inventories exceeded the LIFO carrying value by approximately $158,757 and $115,624, respectively.

5—DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	September 30, 2012	December 31, 2011
Deferred turnaround costs, net	$72,224	$56,338
Catalyst	67,585	68,201
Deferred financing costs, net	23,668	13,980
Restricted cash	12,113	12,104
Linefill	8,042	8,042
Intangible assets, net	1,297	1,703
Other	461	290

	$185,390	$160,658

6—ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30, 2012	December 31, 2011
Inventory supply and offtake arrangements	$685,038	$641,588
Inventory-related accruals	205,439	203,636
Accrued salaries and benefits	35,997	48,300
Excise and sales tax payable	26,371	36,635
Customer deposits	26,276	59,017
Accrued transportation costs	21,356	18,110
Fair value of contingent consideration for refinery acquisition	20,665	100,380
Accrued utilities	13,360	17,615
Accrued construction in progress	11,710	5,909
Accrued interest	9,030	1,894
Renewable energy credit obligation	3,528	7,092
Other	23,373	40,636

	$1,082,143	$1,180,812

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

6—ACCRUED EXPENSES (Continued)

The Company has the obligation to repurchase certain intermediates and lube products under the products offtake agreements with MSCG that are held in the Company’s refinery storage tanks. A liability included in Inventory supply and offtake arrangements is recorded at market price for the volumes held in storage consistent with the terms of the offtake agreements with any change in the market price being recorded in costs of sales. The liability represents the amount the Company expects to pay to repurchase the volumes held in storage. The Company recorded non-cash charges of $17,309 and $4,672 related to this liability in the nine months ended September 30, 2012 and 2011, respectively.

7—CREDIT FACILITY AND LONG-TERM DEBT

Letter of Credit Facility

The Company and certain of its subsidiaries maintain a short-term letter of credit facility, which was renewed and expanded in April 2012, under which the Company can obtain letters of credit of up to $750,000 consisting of a committed amount of $500,000 and an uncommitted amount of $250,000 to support certain of the Company’s crude oil purchases. The Company is charged letter of credit issuance fees on each letter of credit, plus a fee on the aggregate unused portion of the committed letter of credit facility. At September 30, 2012 and December 31, 2011, the Company had $248,200 and $241,500 of letters of credit issued under the letter of credit facility, respectively.

Senior Secured Notes

On February 9, 2012, the Company completed the offering of $675,500 aggregate principal amount of 8.25% Senior Secured Notes due 2020. The net proceeds, after deducting the original issue discount, the initial purchasers’ discounts and commissions, and the fees and expenses of the offering, were used to repay all of the outstanding indebtedness plus accrued interest owed under the Toledo Promissory Note, the Paulsboro Promissory Note, and the Term Loan, as well as to reduce the outstanding balance of our Revolving Loan. The Company’s Executive Chairman of the Board of Directors, and certain of his affiliates and family members, and certain of our other executives, purchased $25,500 aggregate principal amount of these Senior Secured Notes. At September 30, 2012, the fair value of the Senior Secured Notes, categorized as a level 2 measurement, approximates $719,488.

The Senior Secured Notes are secured on a first-priority basis by substantially all of the present and future assets of Holdings and its subsidiaries (other than assets securing the Revolving Loan). As of September 30, 2012, payment of the Senior Secured Notes is jointly and severally guaranteed by all of the Company’s subsidiaries. The Company has optional redemption rights to repurchase all or a portion of the Senior Secured Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the Senior Secured Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indenture agreement. In addition, the Senior Secured Notes contain covenant restrictions limiting certain types of additional debt, equity issuances, and payments. The Company is in compliance with the covenants as of September 30, 2012.

Revolving Loan

In September 2012, the Company amended its asset based revolving credit agreement (“Revolving Loan”) to a maximum availability of $965,000. The Revolving Loan matures on May 31, 2016. Advances under the Revolving Loan cannot exceed the lesser of $965,000 or the Borrowing Base, as defined in the agreement. The

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

7—CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Revolving Loan (Continued)

Revolving Loan can be prepaid, without penalty, at any time. Interest on the Revolving Loan is payable quarterly in arrears, at the option of the Company, either at the Alternate Base Rate plus the Applicable Margin, or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. The Applicable Margin ranges from 1.00% to 1.50% for Alternate Base Rate Loans and from 2.00% to 2.50% for Adjusted LIBOR Rate Loans, depending on the Average Daily Excess Availability. In addition, the Company is required to pay a Commitment Fee which ranges from 0.375% to 0.5% depending on the unused amount of the commitment. The Company is required to pay a LC Participation Fee on each outstanding letter of credit issued under the Revolving Loan equal to the Applicable Margin applied to Adjusted LIBOR Rate Loans, plus a Fronting Fee equal to 0.125%.

The Revolving Loan has a financial covenant which requires that at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 17.5% of the lesser of the Borrowing Base and the aggregate Revolving Commitments of the Lenders, or (ii) $35,000, the Company will not permit the Consolidated Fixed Charge Coverage Ratio, determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0. The Company was in compliance with this covenant as of September 30, 2012.

At September 30, 2012, the Company had no outstanding loans and standby letters of credit of $35,952 issued under the Revolving Loan. At December 31, 2011, the Company had outstanding loans of $270,000 and standby letters of credit of $39,832 issued under the Revolving Loan.

Delaware City Construction Financing

In October 2010, the Company entered into a project management and financing agreement for a capital project at the Delaware City refinery. On August 5, 2011 the Delaware City construction advances in the amount of $20,000 were converted to a term financing payable in equal monthly installments of $530 over a period of sixty months beginning September 1, 2011 (“Construction Financing”). On August 31, 2012, the Company repaid all outstanding indebtness plus accrued interest owed on the Construction Financing. The Company recorded a loss of $2,797 in interest expense for the early retirement of debt for the nine months ended September 30, 2012.

Catalyst Leases

The Company has entered into agreements at each of its refineries whereby the Company sold certain of its catalyst precious metals to large financial institutions and then leased them back. The catalyst is required to be repurchased by the Company at market value at lease termination. The Company treated these transactions as financing arrangements, and the lease payments are recorded as interest expense over the agreements’ terms. The Company has elected the fair value option for accounting for its catalyst repurchase obligations as the Company’s liability is directly impacted by the change in value of the underlying catalyst. The fair value of these repurchase obligations as reflected in the table below is measured using Level 2 inputs.

The Paulsboro catalyst lease was entered into effective January 6, 2012 and has a one year term. Proceeds from the lease of $9,453 were used to repay a portion of the Paulsboro Promissory Note. The annual lease fee is $267, payable at maturity. The Paulsboro catalyst lease is included in Long-term debt as of September 30, 2012 as the Company has the ability and intent to refinance this debt through proceeds from a long-term obligation if the catalyst lease is not renewed at maturity.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

7—CREDIT FACILITY AND LONG-TERM DEBT (Continued)

Catalyst Leases (Continued)

The Toledo catalyst lease was entered into effective July 1, 2011 and has a three year term. Proceeds from the lease of $18,345, net of a facility fee of $279, were used to repay a portion of the Toledo Promissory Note. The lease fee for the first one year period was $997. The lease fee is payable quarterly and will be reset annually based on current market conditions. The lease fee for the second one year period is $967.

The Delaware City catalyst lease was entered into in October 2010 and has a three year term. Proceeds from the lease were $17,474, net of $266 in facility fees. The lease fee for the first one year period was $1,076. The lease fee is payable quarterly and resets annually based on current market conditions. The lease fee for the second one year period beginning in October 2011 is $946.

Long-term debt outstanding consisted of the following:

	September 30, 2012	December 31, 2011
Senior Secured Notes	$666,314	$—
Revolving Loan	—	270,000
Toledo Promissory Note	—	181,655
Paulsboro Promissory Note	—	160,000
Term Loan	—	123,750
Catalyst leases	46,647	30,266
Construction Financing	—	19,194

	712,961	784,865
Less—Current maturities	—	(4,014)

Long-term debt	$712,961	$780,851

8—OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	September 30, 2012	December 31, 2011
Noncurrent portion of fair value of contingent consideration for refinery acquisition	$—	$21,852
Environmental liabilities	7,725	10,398
Post retiree medical plan	9,683	8,912
Defined benefit pension plan liabilities	11,276	6,651
Asset retirement obligation	265	400
Other	1,000	1,000

	$29,949	$49,213

The fair value of contingent consideration for refinery acquisition was reclassified to current liabilities as the obligation is expected to be settled within the next twelve months.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

9—COMMITMENTS AND CONTINGENCIES

Remediation Liabilities

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $10,090 recorded as of September 30, 2012 ($12,086 as of December 31, 2011) represents the present value of expected future costs discounted at a rate of 8%. The current portion of the environmental liability is recorded in accrued expenses and the non-current portion is recorded in other long-term liabilities. A trust fund related to this liability in the amount of $12,113 and $12,104, acquired in the Paulsboro acquisition, is recorded as restricted cash in deferred charges and other assets, net as of September 30, 2012 and December 31, 2011, respectively.

In connection with the acquisition of the Delaware City assets, Valero remains responsible for certain pre-acquisition environmental obligations up to $20,000 and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the Delaware City assets and Paulsboro refinery acquisitions, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that beginning July 1, 2012 requires all heating oil sold in New York State to contain no more than 15 PPM sulfur. Not all of the heating oil we produce meets this specification. In addition, on June 1, 2012, the Environmental Protection Agency issued final amendments to the New Source Performance Standards (“NSPS”) for petroleum refineries, including standards for emissions of nitrogen oxides from process heaters and work practice standards and monitoring requirements for flares. The Company is evaluating the impact of the regulation and amended standards on its refinery operations. The Company cannot currently estimate the cost that may be incurred, if any, to comply by July 1, 2015 with the amended NSPS.

The Company is also currently subject to certain other existing claims and proceedings. The Company believes that there is only a remote probability that future costs related to any of these known contingent liability exposures would have a material impact on its financial position or results of operations.

10—EMPLOYEE BENEFIT PLANS

The Company sponsors a noncontributory defined benefit pension plan (the “Qualified Plan”) with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Federal income tax laws. In addition, the Company sponsors a supplemental pension plan covering certain employees, which provides incremental payments that would have been payable from the Company’s principal pension plan, were it not for limitations imposed by income tax regulations.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

10—EMPLOYEE BENEFIT PLANS (Continued)

The non-union Delaware City employees and all Paulsboro employees became eligible to participate in the Company’s defined benefit plans as of the respective acquisition dates. The union Delaware City employees became eligible to participate in the Company’s defined benefit plans upon commencement of normal operations. The Company did not assume any of the employees’ pension liability accrued prior to the respective acquisitions.

The Company formed the Post Retirement Medical Plan on December 31, 2010 to provide health care coverage continuation from date of retirement to age 65 for qualifying employees associated with the Paulsboro acquisition. The Company credited the qualifying employees with their prior service under Valero which resulted in the recognition of a liability for the projected benefit obligation.

The components of net periodic benefit cost related to the Company’s defined benefit plans consisted of the following:

	Nine Months Ended September 30,
	2012	2011
Pension Benefits
Components of net period benefit cost:
Service cost	$8,578	$6,344
Interest cost	376	103
Expected return on plan assets	(243)	(32)
Amortization of prior service costs	8	8
Amortization of loss	23	43

Net periodic benefit cost	$8,742	$6,466

	Nine Months Ended September 30,
	2012	2011
Post Retirement Medical Plan
Components of net period benefit cost:
Service cost	$475	$405
Interest cost	296	285

Net periodic benefit cost	$771	$690

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

11—FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of September 30, 2012 and December 31, 2011.

	As of September 30, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$65,689	$—	$—	$65,689
Derivatives included with inventory supply arrangement obligations	—	10,727	—	10,727
Liabilities:
Commodity contracts	—	477	—	477
Catalyst lease obligations	—	46,647	—	46,647
Contingent consideration for refinery acquisition	—	—	20,665	20,665

	As of December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$666	$—	$—	$666
Commodity contracts	72	—	—	72
Liabilities:
Catalyst lease obligations	—	30,266	—	30,266
Derivatives included with inventory supply arrangement obligations	—	3,070	—	3,070
Contingent consideration for refinery acquisition	—	—	122,232	122,232

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within cash and cash equivalents.

•

The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market. The commodity contracts categorized in Level 2 of the fair value hierarchy are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•

The derivatives included with inventory supply arrangement obligations and the catalyst lease liabilities are categorized in Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•

The contingent consideration for refinery acquisition obligation at September 30, 2012 is categorized in Level 3 of the fair value hierarchy and is estimated using a discounted cash flow model based on management’s estimate of the future cash flows of the Toledo refinery; a risk free rate of return of 0.16%; credit rate spread of 4.38%; and a discount rate of 4.54%. The change in fair value of the obligation during the nine months ended September 30, 2012 was impacted primarily by the change in the time value of money discount as the obligation is expected to be paid in full by April 2013. A significant decrease in the estimated future cash flows used in the cash flow model would result in a decrease in the fair value for this liability.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

11—FAIR VALUE MEASUREMENTS (Continued)

The table below summarizes the changes in fair value measurements categorized in Level 3 of the fair value hierarchy:

	Nine Months Ended September 30,
	2012	2011
Balance at beginning of period	$122,232	$—
Purchases	—	117,017
Settlements	(103,643)	—
Unrealized loss included in earnings	2,076	4,829
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance at end of period	$20,665	$121,846

There were no transfers between levels during the nine months ended September 30, 2012 and 2011, respectively.

12—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. The Company’s crude supply agreements contain purchase obligations for certain volumes of crude oil and other feedstocks. The Company was also party to an agreement that contained purchase obligations for certain volumes of stored intermediates inventory during the nine months ended September 30, 2012 and 2011, which was terminated during the first quarter of 2012. The purchase obligations related to crude oil and feedstocks are derivative instruments that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory beginning July 1, 2011. The fair value of these purchase obligation derivatives is based on market prices of crude oil and intermediates in the future. The level of activity for these derivatives is based on the level of operating inventories. As of September 30, 2012, there were 3,557,464 barrels of crude oil and feedstocks (3,101,333 barrels at December 31, 2011) outstanding under these derivative instruments designated as fair value hedges and no barrels (117,848 barrels at December 31, 2011) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative contracts that are not designated as hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of September 30, 2012, there were 371,000 barrels of crude oil and 3,835,000 barrels of refined products (7,000 and 349,000, respectively, as of December 31, 2011), outstanding under short and long term future commodity derivative contracts not designated as hedges representing the notional value of the contracts.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

12—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

The following tables provide information about the fair values of these derivative instruments as of September 30, 2012 and December 31, 2011 and the line items in the consolidated balance sheet in which the fair values are reflected. See Note 11 for additional information related to the fair values of derivative instruments.

Description	Balance Sheet Location	Fair Value Asset/(Liability)
Derivatives designated as hedging instruments:
September 30, 2012:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$10,727
December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(1,465)

Derivatives not designated as hedging instruments:
September 30, 2012:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$—
Commodity contracts	Accrued expenses	$(477)
December 31, 2011:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$(1,605)
Commodity contracts	Accounts receivable	$72

The Company’s policy is to net the fair value of the derivatives included with inventory supply arrangement obligations against the liability related to inventory supply arrangements with the same counterparty as the legal right of offset exists.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

12—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

The following tables provide information about the gain or loss recognized in income on these derivative instruments and the line items in the consolidated financial statements in which such gains and losses are reflected.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the nine months ended September 30, 2012:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$12,192
For the nine months ended September 30, 2011:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$18,125

Derivatives not designated as hedging instruments:
For the nine months ended September 30, 2012:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(8)
Commodity contracts	Cost of sales	$30,636
For the nine months ended September 30, 2011:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$6,654
Commodity contracts	Cost of sales	$3,030

Hedged items designated in fair value hedges:
For the nine months ended September 30, 2012:
Crude oil and feedstock inventory	Cost of sales	$(4,590)
For the nine months ended September 30, 2011:
Crude oil and feedstock inventory	Cost of sales	$(12,195)

Ineffectiveness related to the Company’s fair value hedges resulted in a loss of $7,602 and $5,930 for the nine months ended September 30, 2012 and 2011, respectively. The gains and losses due to ineffectiveness were excluded from the assessment of hedge effectiveness. The Company did not apply hedge accounting to any of its derivative instruments prior to July 1, 2011.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

13—REVENUES

The following table provides information relating to the Company’s revenues from external customers for each product or group of similar products for the periods:

	Nine Months Ended September 30,
	2012	2011
Gasoline and distillates	$13,474,599	$8,894,941
Lubricants	420,519	405,787
Asphalt and residual oils	305,786	315,716
Liquefied petroleum gases	260,967	309,597
Chemicals	499,292	238,692
Clarified slurry oil	217,908	15,016
Other	9,256	4,148

	$15,188,327	$10,183,897

14—SUBSEQUENT EVENTS

These financial statements were approved by management and available for issuance on November 6, 2012. Management has evaluated subsequent events through this date and through the reissuance on February 12, 2013 (as to Note 15).

Revolving Loan Amendment

On October 26, 2012, the Revolving Loan was amended and restated to increase the maximum availability to $1,375,000 and extend the maturity date to October 26, 2017. In addition, the Applicable Margin, as defined in the agreement, was amended to a range of 0.75% to 1.50% for Alternative Base Rate Loans and 1.75% to 2.50% for Adjusted LIBOR Rate Loans, and the Commitment Fee, as defined in the agreement, was amended to a range of 0.375% to 0.5%, all depending on the Company’s debt rating.

On December 28, 2012, the Revolving Loan was further amended to increase the maximum availability from $1,375,000 to $1,575,000.

Crude Supply Agreement

On October 29, 2012, the term of the Company’s crude supply agreement with Statoil for its Delaware City refinery (the “Delaware City crude supply agreement”) was extended to December 31, 2015. On October 31, 2012, the Delaware City crude supply agreement was amended and modified to among other things, allow the Company to directly purchase U.S. and Canadian onshore origin crude oil and feedstock that is delivered to the Delaware City refinery via rail independent of Statoil.

PBF Energy Inc. Initial Public Offering Transaction

On December 18, 2012 PBF Energy Inc., the Company’s indirect parent, completed an initial public offering of its Class A common stock. PBF Energy Inc. used the net proceeds of the offering to acquire membership units in PBF. In connection with PBF Energy Inc.’s initial public offering and related transactions, PBF Energy Inc. became the sole managing member of PBF, which is the sole managing member of the Company. As a result, PBF Energy Inc. controls all of the business and affairs of the Company.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT BARREL, UNIT, WARRANT AND

OPTION DATA)

14—SUBSEQUENT EVENTS (Continued)

Products Offtake Agreements

On December 27, 2012, the Company gave notice that it was terminating the Second Amended and Restated Products Offtake Agreement Dated July 30, 2012 and the Amended and Restated Products Offtake Agreement Dated August 30, 2012 with MSCG and certain of its subsidiaries (collectively the “Offtake Agreements”), effective as of June 30, 2013. Under the terms of the Offtake Agreements, the Company’s Delaware City and Paulsboro refineries sell their daily production of finished products, certain intermediates, and lube base oils to MSCG. No early termination penalties will be incurred by the Company as a result of the termination.

Letter of Credit Facility Agreement

On December 27, 2012, the Company terminated its letter of credit facility with BNP Paribas (Suisse) SA. The Company had no borrowings under the letter of credit facility at the time of its termination and no early termination penalties were incurred.

Toledo Refinery Fire

On January 30, 2013, there was a brief fire within the fluid catalytic cracking complex (“FCC”) at the Toledo refinery. The FCC was the only unit involved and it has been temporarily shut down. The Toledo refinery’s other processing units are currently running at reduced rates or on standby. There were no injuries or known offsite impacts. The impact of this incident is temporary and we expect normal operations to resume prior to the end of February, but the exact timing is still uncertain and subject to timely completion of repairs and startup procedures.

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

All of the 100% owned subsidiaries of the Company serve as guarantors of the obligations under Senior Secured Notes. These guarantees are full and unconditional and joint and several. For purposes of the following footnote, Holdings is referred to as “Issuer.” The indenture dated February 9, 2012 among the Company, the guarantors party thereto and Wilmington Trust, National Association, governs subsidiaries designated as “Guarantor Subsidiaries.” There are no consolidated subsidiaries of the Company that are not guarantors of the Senior Secured Notes.

The Senior Secured Notes were co-issued by PBF Finance Corporation. For purposes of the following footnote, PBF Finance Corporation is referred to as “Co-Issuer.” The notes are fully and unconditionally guaranteed jointly and severally by the Co-Issuer. The Co-Issuer has no independent assets or operations.

The following supplemental combining and consolidating financial information reflects the Issuer’s separate accounts, the combined accounts of the Guarantor Subsidiaries, the combining and consolidating adjustments and eliminations and the Issuer’s consolidated accounts for the dates and periods indicated. For purposes of the following combining and consolidating information, the Issuer’s Investments in its subsidiaries and the Guarantor Subsidiaries’ investments in its subsidiaries are accounted for under the equity method of accounting.

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	September 30, 2012
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
ASSETS
Current assets
Cash and cash equivalents	$189,737	$6,122	$(25,811)	$170,048
Accounts receivable, net	410,412	85,829	—	496,241
Inventories	540,547	931,181	—	1,479,728
Other current assets	17,414	8,974	—	26,388
Due from related parties	5,843,305	6,852,289	(12,695,594)	—

Total current assets	7,001,415	7,892,395	(12,721,405)	2,172,405
Property, plant and equipment, net	28,279	1,546,433	—	1,574,712
Investment in subsidiaries	835,695	—	(835,695)	—
Deferred charges and other assets, net	23,593	161,797	—	185,390

Total assets	$7,888,982	$9,600,625	$(13,557,100)	$3,932,507

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$68,252	$204,473	$(25,811)	$246,914
Accrued expenses	291,591	790,552	—	1,082,143
Current portion of long-term debt	—	—	—	—
Deferred revenue	3,912	199,041	—	202,953
Due to related parties	5,219,564	7,474,998	(12,694,562)	—

Total current liabilities	5,583,319	8,669,064	(12,720,373)	1,532,010

Economic Development Authority loan	—	20,000	—	20,000
Long-term debt	666,313	46,648	—	712,961
Other long-term liabilities	731	34,348	—	29,949

Total liabilities	6,250,363	8,764,930	(12,720,373)	2,294,920

Commitments and contingencies

EQUITY
Member’s equity	929,101	662,949	(662,949)	929,101
Retained earnings (accumulated deficit)	710,843	173,778	(173,778)	710,843
Accumulated other comprehensive loss	(1,325)	(1,032)	—	(2,357)

Total equity	1,638,619	835,695	(836,727)	1,637,587

Total liabilities and equity	$7,888,982	$9,600,625	$(13,557,100)	$3,932,507

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING BALANCE SHEET

	December 31, 2011
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
ASSETS
Current assets
Cash and cash equivalents	$3,124	$47,042	$—	$50,166
Accounts receivable, net	—	316,252	—	316,252
Inventories	—	1,516,727	—	1,516,727
Other current assets	8,913	54,446	—	63,359
Due from related parties	3,886,044	4,039,680	(7,925,724)	—

Total current assets	3,898,081	5,974,147	(7,925,724)	1,946,504

Property, plant and equipment, net	19,705	1,494,242	—	1,513,947
Investment in subsidiaries	932,218	—	(932,218)	—
Deferred charges and other assets, net	13,727	146,931		160,658

Total assets	$4,863,731	$7,615,320	(8,857,942)	$3,621,109

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,473	$281,594	—	$286,067
Accrued expenses	47,443	1,133,369	—	1,180,812
Current portion of long-term debt	1,250	2,764	—	4,014
Deferred revenue	—	189,234	—	189,234
Due to related parties	3,304,278	4,620,236	(7,924,514)	—

Total current liabilities	3,357,444	6,227,197	(7,924,514)	1,660,127

Economic Development Authority loan	—	20,000	—	20,000
Long-term debt	392,500	388,351	—	780,851
Other long-term liabilities	1,659	47,554		49,213

Total liabilities	3,751,603	6,683,102	(7,924,514)	2,510,191

Commitments and contingencies

EQUITY
Member’s equity	927,310	661,076	(661,242)	927,144
Retained earnings (accumulated deficit)	186,150	272,186	(272,186)	186,150
Accumulated other comprehensive loss	(1,332)	(1,044)	—	(2,376)

Total equity	1,112,128	932,218	(933,428)	1,110,918

Total liabilities and equity	$4,863,731	$7,615,320	$(8,857,942)	$3,621,109

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30, 2012
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Revenues	$5,036,947	$11,014,732	$(863,352)	$15,188,327
Costs and expenses
Cost of sales, excluding depreciation	4,257,946	10,477,290	(863,352)	13,871,884
Operating expenses, excluding depreciation	0	537,880	—	537,880
General and administrative expenses	72,706	5,336	—	78,042
Loss (gain) on sale of asset	—	(2,430)	—	(2,430)
Depreciation and amortization expense	5,123	62,296	—	67,419

	4,335,775	11,080,372	(863,352)	14,552,795

Income (loss) from operations	701,172	(65,640)	—	635,532
Other income (expenses)
Equity in earnings (loss) of subsidiaries	(98,215)	—	98,215	—
Change in fair value of catalyst lease	—	(6,929)	—	(6,929)
Change in fair value of contingent consideration	—	(2,076)	—	(2,076)
Interest (expense) income, net	(63,164)	(23,589)	—	(86,753)

Net income (loss)	$539,793	$(98,234)	98,215	$539,774

Consolidated statements of comprehensive income (loss)
Net income (loss)	$539,793	$(98,234)	$98,215	$539,774
Other comprehensive income:
Unrealized gain on available for sale securities	—	2	—	2
Defined benefit plans unrecognized net gain (loss)	—	17	—	17

Total other comprehensive income:	$—	$19	$—	$19

Comprehensive income (loss)	$539,793	$(98,215)	$98,215	$539,793

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30, 2011
	Issuer	Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Revenues	$—	$10,183,897	$—	$10,183,897
Costs and expenses
Cost of sales, excluding depreciation	—	9,147,063	—	9,147,063
Operating expenses, excluding depreciation	—	457,722	—	457,722
General and administrative expenses	60,588	10,945	—	71,533
Acquisition related expenses	473	211	—	684
Depreciation and amortization expense	1,206	34,430	—	35,636

	62,267	9,650,371	—	9,712,638

Income (loss) from operations	(62,267)	533,526	—	471,259
Other income (expenses)
Equity in earnings (loss) of subsidiaries	494,260	—	(494,260)	—
Change in fair value of catalyst lease	—	4,848	—	4,848
Change in fair value of contingent consideration	—	(4,829)	—	(4,829)
Interest (expense) income, net	(4,831)	(39,296)	—	(44,127)

Net income (loss)	$427,162	$494,249	(494,260)	$427,151

Consolidated statements of comprehensive income (loss)
Net income (loss)	427,162	$494,249	$(494,260)	$427,151
Other comprehensive income:
Unrealized gain on available for sale securities	—	11	—	11
Defined benefit plans unrecognized net gain (loss)	—	—	—	—

Total other comprehensive income	—	11	—	11

Comprehensive income (loss)	$427,162	$494,260	$(494,260)	$427,162

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Nine Months Ended September 30, 2012
	Issuer	Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities
Net income (loss)	$539,793	$(98,234)	$98,215	$539,774
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	8,847	62,297	—	71,144
Stock based compensation	—	1,707	—	1,707
Change in fair value of catalyst lease obligation	—	6,929	—	6,929
Change in fair value of contingent consideration	—	2,076	—	2,076
Non-cash change in inventory repurchase obligations	—	5,126	—	5,126
Write off of unamortized deferred financing fees	4,391	—	—	4,391
Gain on sale of assets	—	(2,430)	—	(2,430)
Pension and other post retirement benefit costs	1,594	7,919	—	9,513
Equity in earnings of subsidiaries	98,215	—	(98,215)	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(410,412)	230,423	—	(179,989)
Inventories	(540,547)	625,726	—	85,179
Other current assets	(8,501)	45,472	—	36,971
Accounts payable	63,779	(77,121)	(25,811)	(39,153)
Accrued expenses	347,790	(404,194)	—	(56,404)
Deferred revenue	3,912	9,807	—	13,719
Other assets and liabilities	(2,723)	(27,008)	—	(29,731)

Net cash from operating activities	106,138	388,495	(25,811)	468,822

Cash flows from investing activities
Expenditures for property, plant and equipment	(13,859)	(88,145)	—	(102,004)
Expenditures for refinery turnarounds costs	—	(27,501)	—	(27,501)
Expenditures for other assets	—	(7,731)	—	(7,731)
Proceeds from sale of assets	—	3,381	—	3,381
Amounts due to/from related parties	(41,977)	—	41,977	—

Net cash used in investing activities	(55,836)	(119,996)	41,977	(133,855)

Cash flows from financing activities
Proceeds from member contributions	250	—	—	250
Proceeds from senior secured notes	665,806	—	—	665,806
Proceeds from long-term debt	430,000	—	—	430,000
Proceeds from catalyst lease	—	9,452	—	9,452
Distribution to members	(15,081)	—	—	(15,081)
Repayments of long-term debt	(823,749)	(360,848)	—	(1,184,597)
Payment of contingent consideration related to acquisition of Toledo refinery	(103,642)	—	—	(103,642)
Amounts due to/from related parties	—	41,977	(41,977)	—
Deferred financing costs and other	(17,273)	—	—	(17,273)

Net cash (used in) provided by financing activities	136,311	(309,419)	(41,977)	(215,085)

Net (decrease) increase in cash and cash equivalents	186,613	(40,920)	(25,811)	119,882
Cash and equivalents, beginning of period	3,124	47,042	—	50,166

Cash and equivalents, end of period	$189,737	$6,122	$(25,811)	$170,048

PBF HOLDING COMPANY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, AMOUNTS IN THOUSANDS)

15—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30, 2011
	Issuer	Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities
Net income (loss)	$427,162	$494,249	$(494,260)	$427,151
Adjustments to reconcile net income to net cash from operating activities:			— —	— —
Depreciation and amortization	3,121	34,701	—	37,822
Stock-based compensation	—	1,911	—	1,911
Change in fair value of catalyst lease obligations	—	(4,848)	—	(4,848)
Change in fair value of contingent consideration	—	4,829	—	4,829
Non-cash change in inventory repurchase obligations	—	(4,932)	—	(4,932)
Pension and other post retirement benefit costs	918	6,238	—	7,156
Equity in earnings of subsidiaries	(494,260)	—	494,260	—
Changes in operating assets and liabilities, net of effects of acquisitions				—
Accounts receivable	—	(257,381)	—	(257,381)
Inventories	—	(647,174)	—	(647,174)
Other current assets	(10,440)	(3,876)	—	(14,316)
Accounts payable	1,678	408,656	—	410,334
Accrued expenses	43,974	353,801	—	397,775
Deferred revenue	—	109,307	—	109,307
Other assets and liabilities	—	—	—	—

Net cash provided from operations	(27,847)	495,481	—	467,634

				—
Cash flows from investing activities:				—
Acquisition of the Toledo Refinery, net of cash received for sale of assets	—	(168,156)	—	(168,156)
Expenditures for property, plant and equipment	(10,224)	(436,839)	—	(447,063)
Expenditures for deferred turnarounds costs	—	(56,971)	—	(56,971)
Expenditures for other assets	—	(23,256)	—	(23,256)
Proceeds from sale of assets	—	4,700	—	4,700
Amounts due to/from related parties	(564,454)	—	564,454	—
Other	—	—	—	—

Net cash used in investing activities	(574,678)	(680,522)	564,454	(690,746)

Cash flows from financing activities:
Proceeds from member contributions	408,397	—	—	408,397
Proceeds from long-term debt	325,000	18,697	—	343,697
Proceeds from catalyst lease	—	18,624	—	18,624
Repayment of long-term debt	(150,937)	(18,345)	—	(169,282)
Repayment of seller note for inventory	—	(299,645)	—	(299,645)
Deferred financing costs and other	(9,257)	(33)	—	(9,290)
Amounts due to/from related parties	—	564,454	(564,454)	—
Other	—	(239)	—	(239)

Net cash provided by (used in) financing activities	573,203	283,513	(564,454)	292,262

Net increase (decrease) in cash and cash equivalents	(29,322)	98,472	—	69,150
Cash and equivalents, beginning of period	140,672	14,785	—	155,457

Cash and equivalents, end of period	$111,350	$113,257	$—	$224,607

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

Offer to Exchange

Up To $650,000,000 of

8.25% Senior Secured Notes due 2020

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $650,000,000 of

8.25% Senior Secured Notes due 2020

That Have Been Registered Under

The Securities Act of 1933

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Limited Liability Company Registrants

PBF Holding Company LLC and the co-registrant subsidiary guarantors are limited liability companies organized under the laws of the State of Delaware.

The Delaware Limited Liability Company Act, or the DLLCA, provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, the DLLCA prohibits such agreement from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The Limited Liability Company Agreements of PBF Holding Company LLC, PBF Power Marketing LLC, Paulsboro Natural Gas Pipeline Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC, Delaware City Refining Company LLC, Delaware Pipeline Company LLC and PBF Investments LLC provide that each company shall indemnify the directors or officers of each such company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the directors or officers of each such company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the directors or officers in connection with each such company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the directors or officers of each such company.

The Limited Liability Company Agreement of PBF Services Company LLC does not contain any provisions with respect to indemnification.

Delaware Corporation Registrant

PBF Finance Corporation is incorporated under the laws of the State of Delaware.

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

PBF Finance Corporation’s certificate of incorporation and bylaws contains provisions that provide for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL.

As permitted by Section 102(b)(7) of the DGCL, PBF Finance Corporation’s certificate of incorporation contains a provision eliminating the personal liability of a director to PBF Finance Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this Registration Statement.

Number	Description

3.1**	Certificate of Formation of PBF Holding Company LLC

3.2**	Limited Liability Company Agreement of PBF Holding Company LLC

3.3**	Certificate of Incorporation of PBF Finance Corporation

3.4**	Bylaws of PBF Finance Corporation

3.5**	Certificate of Formation of PBF Services Company LLC

3.6**	Limited Liability Company Agreement of PBF Services Company LLC

3.7**	Certificate of Formation of PBF Power Marketing LLC

3.8**	Limited Liability Company Agreement of PBF Power Marketing LLC

3.9**	Certificate of Formation of Paulsboro Natural Gas Pipeline Company LLC; Certificate of Conversion into Paulsboro Natural Gas Pipeline Company LLC

3.10**	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Natural Gas Pipeline Company LLC

3.11**	Certificate of Formation of Paulsboro Refining Company LLC; Certificate of Conversion into Paulsboro Refining Company LLC

3.12**	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Refining Company LLC

3.13**	Certificate of Formation of Toledo Refining Company LLC

3.14**	Limited Liability Company Agreement of Toledo Refining Company LLC

3.15**	Certificate of Formation of Delaware City Refining Company LLC

Number	Description
3.16**	Limited Liability Company Agreement of Delaware City Refining Company LLC
3.17**	Certificate of Formation of Delaware Pipeline Company LLC
3.18**	Limited Liability Company Agreement of Delaware Pipeline Company LLC
3.19**

Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLF Investments LLC, changing the name to PBF Investments LLC

3.20**	Second Amended and Restated Limited Liability Company Agreement of PBF Investments LLC
4.1	Amended and Restated Registration Rights Agreement of PBF Energy Inc. dated as of December 12, 2012 (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))
4.2	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))
4.3**	Registration Rights Agreement, dated as of February 9, 2012, by and among PBF Holding Company LLC, PBF Finance Corporation, the guarantors and the other parties thereto
5.1**	Opinion of Stroock & Stroock & Lavan LLP
8.1*	Opinion of Stroock & Stroock & Lavan LLP
10.1†	Asset Purchase Agreement, dated as of April 7, 2010, by and among The Premcor Refining Group Inc., The Premcor Pipeline Co., Delaware City Refining Company LLC and Delaware Pipeline Company LLC, as amended (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.2†	Stock Purchase Agreement, dated as of September 24, 2010, by and between Valero Refining and Marketing Company and PBF Holding Company LLC, as amended as of November 29, 2010 and December 17, 2010 (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.3†	Asset Sale and Purchase Agreement, dated as of December 2, 2010, by and between Toledo Refining Company, LLC and Sunoco, Inc. (R&M), as amended as of January 18, 2011, February 15, 2011 and February 28, 2011 (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.4†	Offtake Agreement, dated as of March 1, 2011, by and between Toledo Refining Company LLC and Sunoco, Inc. (R&M) (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.4.1	Assignment and Assumption Agreement, dated as of March 1, 2012, by and between Toledo Refining Company LLC, PBF Holding Company LLC, and Sunoco, Inc. (R&M) (Incorporated by reference to Exhibit 10.4.1 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.5†	Amended and Restated Products Offtake Agreement, dated as of August 30, 2012, between Morgan Stanley Capital Group Inc., PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.25 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))
10.5.1	First Amendment to Amended and Restated Products Offtake Agreement, dated as of October 11, 2012, between Morgan Stanley Capital Group Inc., PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.25.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

Number	Description

10.6†	Second Amended and Restated Products Offtake Agreement, dated as of July 30, 2012, between Morgan Stanley Capital Group Inc., Transmontaigne Product Services Inc., Delaware City Refining Company LLC and PBF Holding Company LLC, amended as of September 1, 2012 (Incorporated by reference to Exhibit 10.24 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.6.1	Second Amendment to Second Amended and Restated Products Offtake Agreement, dated as of October 11, 2012, between Morgan Stanley Capital Group Inc., Transmontaigne Product Services Inc., Delaware City Refining Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.24.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7†	Amended and Restated Crude Oil Acquisition Agreement, dated as of March 1, 2012, by and between Morgan Stanley Capital Group Inc. and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.23 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7.1	First Amendment to Amended and Restated Crude Oil Acquisition Agreement, dated as of June 28, 2012, by and between PBF Holding Company LLC and Morgan Stanley Capital Group Inc. (Incorporated by reference to Exhibit 10.23.1 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7.2	Second Amendment to Amended and Restated Crude Oil Acquisition Agreement, dated as of October 11, 2012, by and between PBF Holding Company LLC and Morgan Stanley Capital Group Inc. (Incorporated by reference to Exhibit 10.23.2 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.8†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of April 7, 2011, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC, as amended as of July 29, 2011 (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.8.1	Agreement on Modification to the DCR Crude Supply Agreement, effective as of October 31, 2012, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC (Incorporated by reference to Exhibit 10.8.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.9†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of December 16, 2010, by and between Statoil Marketing & Trading (US) Inc. and PBF Holding Company LLC, as amended as of January 7, 2011, April 26, 2011 and July 28, 2011 (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.9.1†	Fourth Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, entered into as of August 2, 2012, by and among Statoil Marketing & Trading (US) Inc., Paulsboro Refining Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.9.1 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.10	Second Amended and Restated Revolving Credit Agreement dated as of October 26, 2012, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC and Toledo Refining Company LLC, the lenders party thereto in their capacities as lenders thereunder, UBS AG, Stamford Branch, as Administrative Agent and Co-Collateral Agent, and Bank of America, N.A. and Wells Fargo Bank, N.A., as Co-Collateral Agents (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

Number	Description

10.10.1**	Amendment No. 1 and Increase Joinder Agreement to Second Amended and Restated Revolving Credit Agreement, dated as of December 28, 2012, entered into by and among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC and Toledo Refining Company LLC, each other loan party thereto, the lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent

10.11	Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.12	Exchange Agreement, dated as of December 12, 2012 (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.13	Tax Receivable Agreement, dated as of December 12, 2012 (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.14	Stockholders’ Agreement of PBF Energy Inc. (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.15	Second Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas D. O’Malley (Incorporated by reference to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.16	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.17	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.18	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Donald F. Lucey (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.19	Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Michael D. Gayda (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.20	Restated Warrant and Purchase Agreement between PBF Energy Company LLC and the officers party thereto, as amended (Incorporated by reference to Exhibit 10.17 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.21	Form of Indemnification Agreement, dated December 12, 2012, between PBF Energy Inc. and each of the executive officers and directors of PBF Energy Inc. (Incorporated by reference to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.22	PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.23	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933))

12.1**	Calculation of Ratios of Earnings to Fixed Charges

21.1**	Subsidiaries of PBF Holding Company LLC

Number	Description
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of KPMG LLP
23.4**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)
23.5*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page)
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 8.25% Senior Secured Notes due 2020
99.1**	Form of Letter of Transmittal for Holders of Global Notes
99.2**	Form of Letter of Transmittal for Holders of Definitive Notes
99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4**	Form of Letter to Clients
99.5**	Form of Notice of Guaranteed Delivery

*	Filed herewith.
**	Previously filed.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PBF HOLDING COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PBF FINANCE CORPORATION

By:	/s/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PBF SERVICES COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PBF POWER MARKETING LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PAULSBORO REFINING COMPANY LLC

By:	/s/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

TOLEDO REFINING COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

DELAWARE CITY REFINING COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

DELAWARE PIPELINE COMPANY LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on February 12, 2013.

PBF INVESTMENTS LLC

By:	/S/ JEFFREY DILL
Name:	Jeffrey Dill
Title:	Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated, on February 12, 2013.

Signature	Title

* Thomas J. Nimbley	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

* Matthew C. Lucey	Senior Vice President, Chief Financial Officer, Director (Principal Financial Officer)

* Karen B. Davis	Chief Accounting Officer (Principal Accounting Officer)

* Michael D. Gayda	Director

* Donald Lucey	Director

/s/ JEFFREY DILL Jeffrey Dill	Director

*By:

/S/ JEFFREY DILL	Attorney-in-fact for the persons indicated
Jeffrey Dill

EXHIBIT INDEX

Number	Description

3.1**	Certificate of Formation of PBF Holding Company LLC

3.2**	Limited Liability Company Agreement of PBF Holding Company LLC

3.3**	Certificate of Incorporation of PBF Finance Corporation

3.4**	Bylaws of PBF Finance Corporation

3.5**	Certificate of Formation of PBF Services Company LLC

3.6**	Limited Liability Company Agreement of PBF Services Company LLC

3.7**	Certificate of Formation of PBF Power Marketing LLC

3.8**	Limited Liability Company Agreement of PBF Power Marketing LLC

3.9**	Certificate of Formation of Paulsboro Natural Gas Pipeline Company LLC; Certificate of Conversion into Paulsboro Natural Gas Pipeline Company LLC

3.10**	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Natural Gas Pipeline Company LLC

3.11**	Certificate of Formation of Paulsboro Refining Company LLC; Certificate of Conversion into Paulsboro Refining Company LLC

3.12**	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Refining Company LLC

3.13**	Certificate of Formation of Toledo Refining Company LLC

3.14**	Limited Liability Company Agreement of Toledo Refining Company LLC

3.15**	Certificate of Formation of Delaware City Refining Company LLC

3.16**	Limited Liability Company Agreement of Delaware City Refining Company LLC

3.17**	Certificate of Formation of Delaware Pipeline Company LLC

3.18**	Limited Liability Company Agreement of Delaware Pipeline Company LLC

3.19**

Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLF Investments LLC, changing the name to PBF Investments LLC

3.20**	Second Amended and Restated Limited Liability Company Agreement of PBF Investments LLC

4.1	Amended and Restated Registration Rights Agreement of PBF Energy Inc. dated as of December 12, 2012 (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

4.2	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

4.3**	Registration Rights Agreement, dated as of February 9, 2012, by and among PBF Holding Company LLC, PBF Finance Corporation, the guarantors and the other parties thereto

5.1**	Opinion of Stroock & Stroock & Lavan LLP

8.1*	Opinion of Stroock & Stroock & Lavan LLP

10.1†	Asset Purchase Agreement, dated as of April 7, 2010, by and among The Premcor Refining Group Inc., The Premcor Pipeline Co., Delaware City Refining Company LLC and Delaware Pipeline Company LLC, as amended (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))

Number	Description

10.2†	Stock Purchase Agreement, dated as of September 24, 2010, by and between Valero Refining and Marketing Company and PBF Holding Company LLC, as amended as of November 29, 2010 and December 17, 2010 (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.3†	Asset Sale and Purchase Agreement, dated as of December 2, 2010, by and between Toledo Refining Company, LLC and Sunoco, Inc. (R&M), as amended as of January 18, 2011, February 15, 2011 and February 28, 2011 (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.4†	Offtake Agreement, dated as of March 1, 2011, by and between Toledo Refining Company LLC and Sunoco, Inc. (R&M) (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.4.1	Assignment and Assumption Agreement, dated as of March 1, 2012, by and between Toledo Refining Company LLC, PBF Holding Company LLC, and Sunoco, Inc. (R&M) (Incorporated by reference to Exhibit 10.4.1 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.5†	Amended and Restated Products Offtake Agreement, dated as of August 30, 2012, between Morgan Stanley Capital Group Inc., PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.25 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.5.1	First Amendment to Amended and Restated Products Offtake Agreement, dated as of October 11, 2012, between Morgan Stanley Capital Group Inc., PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.25.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.6†	Second Amended and Restated Products Offtake Agreement, dated as of July 30, 2012, between Morgan Stanley Capital Group Inc., Transmontaigne Product Services Inc., Delaware City Refining Company LLC and PBF Holding Company LLC, amended as of September 1, 2012 (Incorporated by reference to Exhibit 10.24 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.6.1	Second Amendment to Second Amended and Restated Products Offtake Agreement, dated as of October 11, 2012, between Morgan Stanley Capital Group Inc., Transmontaigne Product Services Inc., Delaware City Refining Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.24.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7†	Amended and Restated Crude Oil Acquisition Agreement, dated as of March 1, 2012, by and between Morgan Stanley Capital Group Inc. and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.23 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7.1	First Amendment to Amended and Restated Crude Oil Acquisition Agreement, dated as of June 28, 2012, by and between PBF Holding Company LLC and Morgan Stanley Capital Group Inc. (Incorporated by reference to Exhibit 10.23.1 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.7.2	Second Amendment to Amended and Restated Crude Oil Acquisition Agreement, dated as of October 11, 2012, by and between PBF Holding Company LLC and Morgan Stanley Capital Group Inc. (Incorporated by reference to Exhibit 10.23.2 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

Number	Description

10.8†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of April 7, 2011, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC, as amended as of July 29, 2011 (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.8.1	Agreement on Modification to the DCR Crude Supply Agreement, effective as of October 31, 2012, by and between Statoil Marketing & Trading (US) Inc. and Delaware City Refining Company LLC (Incorporated by reference to Exhibit 10.8.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.9†	Crude Oil/Feedstock Supply/Delivery and Services Agreement, effective as of December 16, 2010, by and between Statoil Marketing & Trading (US) Inc. and PBF Holding Company LLC, as amended as of January 7, 2011, April 26, 2011 and July 28, 2011 (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.9.1†	Fourth Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, entered into as of August 2, 2012, by and among Statoil Marketing & Trading (US) Inc., Paulsboro Refining Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.9.1 filed with PBF Energy Inc.’s Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.10	Second Amended and Restated Revolving Credit Agreement dated as of October 26, 2012, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC and Toledo Refining Company LLC, the lenders party thereto in their capacities as lenders thereunder, UBS AG, Stamford Branch, as Administrative Agent and Co-Collateral Agent, and Bank of America, N.A. and Wells Fargo Bank, N.A., as Co-Collateral Agents (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.10.1**	Amendment No. 1 and Increase Joinder Agreement to Second Amended and Restated Revolving Credit Agreement, dated as of December 28, 2012, entered into by and among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC and Toledo Refining Company LLC, each other loan party thereto, the lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent

10.11	Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.12	Exchange Agreement, dated as of December 12, 2012 (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.13	Tax Receivable Agreement, dated as of December 12, 2012 (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.14	Stockholders’ Agreement of PBF Energy Inc. (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.15	Second Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas D. O’Malley (Incorporated by reference to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.16	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

Number	Description

10.17	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.18	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Donald F. Lucey (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.19	Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Michael D. Gayda (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.20	Restated Warrant and Purchase Agreement between PBF Energy Company LLC and the officers party thereto, as amended (Incorporated by reference to Exhibit 10.17 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.21	Form of Indemnification Agreement, dated December 12, 2012, between PBF Energy Inc. and each of the executive officers and directors of PBF Energy Inc. (Incorporated by reference to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.22	PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.23	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933))

12.1**	Calculation of Ratios of Earnings to Fixed Charges

21.1**	Subsidiaries of PBF Holding Company LLC

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of KPMG LLP

23.4**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)

23.5*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included on signature page)

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 8.25% Senior Secured Notes due 2020

99.1**	Form of Letter of Transmittal for Holders of Global Notes

99.2**	Form of Letter of Transmittal for Holders of Definitive Notes

99.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4**	Form of Letter to Clients
99.5**	Form of Notice of Guaranteed Delivery

*	Filed herewith.
**	Previously filed.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.